UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________________

SCHEDULE 14A
(Rule 14a-101)

______________________________________

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12.

ALLIED ESPORTS ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIED ESPORTS ENTERTAINMENT, INC.

17877 Von Karman Avenue, Suite 300

Irvine, California 92614

NOTICE OF CONSENT SOLICITATION

Allied Esports Entertainment, Inc., or the “Company,” is soliciting your consent to approve the sale of 100% of the outstanding capital stock of Club Services, Inc., or “CSI,” to Element Partners, LLC, or “Buyer.” CSI is an indirect wholly-owned subsidiary of the Company that directly or indirectly owns 100% of the outstanding capital stock of each of the legal entities that collectively operate or engage in the Company’s poker-related business and assets.

On January 19, 2021, we entered into a Stock Purchase Agreement with Buyer. After careful consideration, our Board of Directors has unanimously approved the Stock Purchase Agreement and the transactions contemplated thereby, which we refer to as the “Sale Transaction,” and determined that the Sale Transaction is in the best interests of the Company and its stockholders. The Sale Transaction may constitute the sale of substantially all of our assets under Delaware law and, accordingly, it cannot be completed unless it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock.

This item of business is more fully described in the Consent Solicitation Statement which accompanies this Notice of Consent Solicitation. You may also obtain additional information about the Company from documents filed with the Securities and Exchange Commission.

We have decided to seek the written consent of our stockholders through a consent solicitation process rather than a special meeting of stockholders, in order to eliminate the costs, in dollars and management’s time, of holding a special meeting.

Our Board of Directors has fixed the close of business on January 28, 2021 as the record date for the Consent Solicitation. Only stockholders of record of our common stock at the close of business on that date are entitled to notice of and to consent to the Sale Transaction.

Your vote is important. Our Board of Directors recommends that all stockholders consent to the Sale Transaction by marking the box entitled “FOR” and submitting to the Company the consent card, which is attached as Annex C to the Consent Solicitation Statement. To be counted, your properly completed consent card must be received by the Company on or before 5:00 p.m. Eastern Time on April 9, 2021, or the “Expiration Date”, subject to early termination or extension of the Expiration Date at the Company’s discretion. The accompanying Consent Solicitation Statement explains the consent solicitation and the matter to be voted on in more detail. Please read the Consent Solicitation Statement carefully.

By Order of the Board of Directors
/s/ Frank Ng
Frank Ng
Chief Executive Officer
February 1, 2021

ALLIED ESPORTS ENTERTAINMENT, INC.

17877 Von Karman Avenue, Suite 300

Irvine, California 92614

(949) 225-2600

CONSENT SOLICITATION STATEMENT

Your consent is solicited by the Board of Directors of Allied Esports Entertainment, Inc., also referred to throughout this Consent Solicitation Statement as “we,” “our,” “us” or “the Company.” This Consent Solicitation Statement and the accompanying Notice of Consent Solicitation and consent card are being first mailed on or about February 5, 2021 to our stockholders of record on January 28, 2021.

The Company is soliciting your consent to approve the sale of 100% of the outstanding capital stock of Club Services, Inc., or “CSI,” to Element Partners, LLC, or “Buyer.” CSI is an indirect wholly-owned subsidiary of the Company that directly or indirectly owns 100% of the outstanding capital stock of each of the legal entities that collectively operate or engage in the Company’s poker-related business and assets. We refer to this transaction throughout this Consent Solicitation Statement as the “Sale Transaction.”

On January 19, 2021, we and certain of our direct and indirect subsidiaries entered into a stock purchase agreement with Buyer, or the “Stock Purchase Agreement,” to govern the Sale Transaction. After careful consideration, our Board of Directors has unanimously approved the Stock Purchase Agreement and the Sale Transaction, and determined that the Sale Transaction is in the best interests of the Company and its stockholders.

The Sale Transaction may constitute the sale of substantially all of our assets under Delaware law and, accordingly, it cannot be completed unless it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock.

We have decided to seek the written consent of our stockholders through a consent solicitation process rather than a special meeting of stockholders, in order to eliminate the costs, in dollars and management’s time, of holding a special meeting.

The Sale Transaction, including the Stock Purchase Agreement, is described in greater detail in this Consent Solicitation Statement. You may also obtain additional information about the Company from documents filed with the Securities and Exchange Commission. We urge you to read this Consent Solicitation Statement in its entirety before making a decision regarding this Consent Solicitation.

Important Notice Regarding the Availability of Consent Solicitation Materials

A copy of this Consent Solicitation Statement and the consent card are available at: https://www.cstproxy.com/alliedesportsent/cs2021.

This Consent Solicitation Statement is dated February 1, 2021.

ALLIED ESPORTS ENTERTAINMENT, INC.

CONSENT SOLICITATION STATEMENT

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SUMMARY INFORMATION ABOUT THE CONSENT SOLICITATION AND GIVING CONSENT

Purpose of the Consent Solicitation

In the Consent Solicitation, our stockholders will consider and consent to the proposal, or the “Proposal,” to approve the sale of 100% of the outstanding capital stock of Club Services, Inc., or “CSI.” CSI is our indirect wholly-owned subsidiary that directly or indirectly owns 100% of the outstanding capital stock of each of the legal entities that collectively operate or engage in our poker-related business and assets, or the “WPT Business”. We refer to the proposed sale of CSI throughout this Consent Solicitation as the “Sale Transaction.”

After careful consideration, our Board of Directors has unanimously approved the Sale Transaction and determined that it is in the best interests of the Company and its stockholders. Our Board of Directors has decided to seek written consent in lieu of a special meeting of stockholders, in order to eliminate the costs, in dollars and management’s time, of holding a special meeting. Written consents are being solicited from holders of all of our common stock pursuant to Section 228 of the Delaware General Corporation Law, or the “DGCL.”

Stockholders Entitled to Consent

Stockholders of record at the close of business on January 28, 2021, or the “Record Date”, of our common stock are entitled to notice of, and to grant consent to the Proposal. At the close of business on the Record Date, there were 39,139,502 shares of our common stock issued, outstanding and entitled to vote.

Number of Votes	You have one vote for each share of our common stock held by you on the Record Date.
Consent	You may vote your shares by completing and submitting a consent card.

Stockholders of Record.    If you hold your shares in your own name as a holder of record, you can vote your shares of common stock by completing and submitting the enclosed consent card, either by mail or using the Internet.

•   To submit your consent card by mail, simply complete, sign and date the consent card and return it promptly in the envelope provided.

•   To submit your consent card using the Internet, go to www.cstproxyvote.com. Have your consent card available when you access the web site and follow the instructions to vote your shares and submit your consent card.

Beneficial Owners.    If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted.

Vote Required; Treatment of Failure to Submit a Consent Card and Abstentions

The Proposal must receive an affirmative vote of a majority of our shares issued and outstanding in order to be approved. Throughout this Consent Solicitation Statement, we use “vote” and “voting” interchangeably with “consent” and “consenting” (and similar terms).

The failure to submit a consent card or, if your shares are held in “street name,” to give appropriate instructions to your broker or nominee, will have the same effect as voting against the Proposal. Abstentions also have the same effect as voting against the Proposal.

Voting of Consents

Our Board of Directors recommends a vote FOR the Proposal. Your shares of common stock will be voted in accordance with the instructions contained in your submitted consent card. If you submit a consent card without giving specific voting instructions with respect to the Proposal, consents, each, a “Consent,” will be voted in favor of our Board of Directors’ recommendation with respect to the Proposal as set forth in this Consent Solicitation Statement.

Revocation of Consents

If you are the stockholder of record, you may revoke your Consent at any time prior to the time that we receive a sufficient number of written consents to approve the Proposal. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the Consent previously given is no longer effective. The revocation should be sent to the attention of our Corporate Secretary at 17877 Von Karman Avenue, Suite 300, Irvine, California 92614. If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee, provided that such revocation is made prior to the time that we receive a sufficient number of written consents to approve the Proposal set forth herein.

Expenses and Solicitation

The costs of solicitation of consents, including printing and mailing costs, will be borne by us. We may engage one or more advisors to assist with the solicitation. In addition to the solicitation of consents by mail and by the consent solicitor, consents may also be solicited personally by our directors, officers and employees, without additional compensation to these individuals. We may request banks, brokers and other firms holding shares in their names that are beneficially owned by others to send consent materials and obtain consents from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

Expiration Date

We expect that this solicitation will end immediately upon receipt of a sufficient number of Consents to approve the Proposal. We expressly reserve the right, in our sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Time, on April 9, 2021, or the “Expiration Date,” to (i) terminate the Consent Solicitation for any reason, including if requisite approval is obtained, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation. The final results of this solicitation of written consents will be published in a Current Report on Form 8-K, or “Form 8-K,” by the Company. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law.

SUMMARY TERM SHEET
(Summary of the Sale Transaction)

This Consent Solicitation Statement is being furnished to the stockholders of the Company in connection with the solicitation of written consents of our stockholders to approve the Sale Transaction.

The summary that follows highlights the material terms and provisions of the Sale Transaction and selected information contained elsewhere in this Consent Solicitation Statement. It may not contain all of the information that is important to you. To fully understand the Sale Transaction, and for a more complete description of the Sale Transaction and related matters, you should carefully read this Consent Solicitation Statement in its entirety, including the Stock Purchase Agreement included as Annex A.

Parties to the Sale Transaction (See page 41)

Allied Esports Entertainment, Inc.

Allied Esports Entertainment, Inc. is a global leader in esports entertainment, providing innovative infrastructure, transformative live experiences, multiplatform content and interactive services to audiences worldwide through its strategic fusion of two powerful brands: Allied Esports and the World Poker Tour. See “Description of Allied Esports Entertainment, Inc.” beginning on page 58 of this Consent Solicitation Statement for a more fulsome description of our company and our businesses.

Element Partners, LLC

Element Partners, LLC is a Delaware limited liability company formed for the purposes of acquiring the WPT Business in the Sale Transaction. Element Partners, LLC is owned by an investment fund.

The Sale Transaction (See page 41)

Our Board of Directors approved the Sale Transaction on December 30, 2020. Pursuant to the Stock Purchase Agreement, we intend to sell, and Buyer intends to purchase, 100% of the outstanding capital stock of CSI for a base purchase price of $68.25 million. This base purchase price will be adjusted to reflect the amount of CSI’s cash, indebtedness (other than indebtedness related to an outstanding $685,300 Paycheck Protection Program loan) and accrued and unpaid transaction expenses as of the closing of the Sale Transaction. Buyer remitted a $4.0 million advance payment of the base purchase price upon the execution of the Stock Purchase Agreement and is required to pay the balance of the base purchase price at the closing of the Sale Transaction. Buyer has also agreed to make future payments to us totaling $10.0 million. These future payments will be made on a quarterly basis over the three year period following the closing of the Sale Transaction, with each payment to be equal to five percent of the aggregate entry fees from World Poker Tour-branded tournaments during the applicable quarterly period (but not to exceed $10.0 million in the aggregate). If the aggregate quarterly payments over such three year period are less than $10.0 million, Buyer will pay the shortfall to us on the three year anniversary of the closing of the Sale Transaction.

Terms of the Stock Purchase Agreement (See pages 41 and 45, and Annex A)

The terms and conditions of the Sale Transaction are set forth in the Stock Purchase Agreement, which is described under the caption “The Stock Purchase Agreement” beginning on page 45. A copy of the Stock Purchase Agreement, excluding the schedules thereto, is included as Annex A to this Consent Solicitation Statement.

Reasons for the Sale Transaction (See page 41)

In reaching its decision to adopt and approve the Stock Purchase Agreement and the Sale Transaction, our Board of Directors, in consultation with management as well as its financial and legal advisors, considered a number of factors that our Board of Directors believed supported its decision.

The WPT Business has been valued for potential sales in connection with unsolicited offers over the years. These offers were in general in the range of $48.5 million to $50.5 million.

The Board of Directors noted that the historical operations of the WPT Business and the COVID-19 pandemic adds risk to its long-term viability. Although the net profit of the WPT Business was approximately $630,571 for the nine months ended September 30, 2020, the Board of Directors is concerned that such profit may not be sustainable in light of the present global economic conditions. The Board of Directors considered a number of risks and uncertainties about continuing to operate the WPT Business, including the risks involved in any expansion of the current WPT Business into new jurisdictions or markets, the need for additional capital to expand the WPT Business, and the adverse impacts that COVID-19 has had on the WPT Business’ ability to host in-person events and the delays in the production of its television shows.

The Board of Directors also considered the results of the opinion delivered by the Company’s Financial Advisor (described below), that determined that, in its opinion, the purchase price exceeds the fair value of the WPT Business based on each valuation approach (public trading multiples, discounted cash flow, investor returns, sum-of-the-parts, and selected transaction analyses) utilized by our advisor.

Such opinion noted that, using publicly available information for comparable transactions, an appropriate multiple of the WPT Business’ EBITDA for December 31, 2019 ranges from 11.0x - 15.0x, and based on these multiples, the WPT Business has an implied valuation range of $48.0 million to $65.5 million, which is significantly less than the total purchase price of $78.25 million in the Sale Transaction.

Our Board of Directors concluded that it would be in our best interest and the best interest of our stockholders to sell the WPT Business, and that Sale Transaction reflects the highest value for the WPT Business reasonably attainable for our stockholders.

Approval and Recommendation of our Board of Directors (See page 39)

Our Board of Directors has approved, and deemed expedient and in the best interests of the Company and its stockholders, the Stock Purchase Agreement and the Sale Transaction. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS CONSENT TO AND ADOPT, AUTHORIZE AND APPROVE THE PROPOSAL.

Opinion of the Company’s Financial Advisor (See page 42)

In connection with the Sale Transaction, our Board of Directors received a written opinion, dated January 12, 2021, from our financial advisor, Shot Tower Securities LLC, or “Shot Tower,” as to the fairness, from a financial point of view as of the date of such opinion, of the consideration to be received by us from the Sale Transaction. The full text of Shot Tower’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Consent Solicitation Statement and is incorporated herein by reference. Shot Tower’s opinion was provided for the use and benefit of our Board of Directors (solely in its capacity as such) in its evaluation of the Sale Transaction. Shot Tower’s opinion is limited solely to the fairness as of the date of such opinion, from a financial point of view, of the consideration to be received by us from the Sale Transaction pursuant to the Stock Purchase Agreement, and does not address our underlying business decision to effect the Sale Transaction or the relative merits of the Sale Transaction as compared to any alternative business strategies or transactions that might be available with respect to us. Shot Tower’s opinion does not constitute a recommendation to any of our stockholders as to how such stockholder should vote or act with respect to the Sale Transaction or any other matter. Shot Tower Capital is a leading investment banking boutique providing advisory and capital raising services in the media and consumer sectors.

Operations of the Company After the Sale Transaction (See page 42)

The Company’s Board has considered a number of alternatives with respect to the use of the Company’s assets following the completion of the Sale Transaction. We intend to retain our cash and investments and the other assets and liabilities that are not part of the Sale Transaction.

The rapid growth and popularity of gaming and esports during the COVID-19 pandemic has driven interest in the Company’s esports business, Allied Esports, and the Company’s Board of Directors has agreed to explore strategic options for the esports business, including a possible sale. The Company has engaged investment bank Lake Street Capital Markets to assist with the process.

Upon completion of the Sale Transaction, and assuming the realization and completion of a sale of the esports business, we would proceed, under a new corporate name, as a publicly traded holding company focused on using our cash resources to explore opportunities in online entertainment, including but not limited to, real money gaming and other gaming sectors. The Company does not have any specific merger, asset acquisition, reorganization or other business combination under consideration or contemplation. We have not, nor has anyone on our behalf, had substantive discussions, formal or otherwise, with respect to such a transaction. The Company does not plan to limit itself to any particular industry or geographic location in its efforts to identify prospective target businesses.

We will continue to be a public company and our common stock will continue to trade on the Nasdaq Capital Market following completion of the Sale Transaction. The Company does not intend to go private or terminate reporting obligations under the Securities Exchange Act of 1934, or the “Exchange Act.”

Risk Factors Related to the Sale Transaction (See page 16)

The Sale Transaction, including the possibility that the Sale Transaction may not be completed, involves a number of risks to us and our stockholders, including the following:

•        the announcement and pendency of the Sale Transaction, whether or not completed, may adversely affect our businesses;

•        if we fail to complete the Sale Transaction, our business and financial performance may be adversely affected;

•        we will incur significant expenses in connection with the Sale Transaction whether or not it is consummated, and under certain circumstances we may be forced to pay to the Buyer a $3.0 million termination fee or up to $1.0 million towards Buyer’s out of pocket expenses, in each case reducing our cash;

•        you will not receive any of the proceeds from the Sale Transaction;

•        the Stock Purchase Agreement limits our ability to pursue alternatives to the Sale Transaction;

•        if the Sale Transaction is completed, we will no longer be engaged in the WPT Business and our future results of operations will differ materially from our previous results;

•        if the Sale Transaction and the sale of our esports business are completed, we would proceed (likely under a new corporate name) as a publicly traded holding company focused on using our cash resources to explore business opportunities that we have not yet identified, and there is no assurance regarding when and whether we will pursue such opportunities or whether we will be successful in doing so;

•        the Sale Transaction is subject to customary closing conditions and may not occur;

•        we will continue to incur the expenses of complying with public company reporting requirements following the closing of the Sale Transaction notwithstanding the decrease in the size of our operations following the Sale Transaction; and

•        following the closing of the Sale Transaction, we will be subject to five-year non-competition and non-solicitation covenants, which will limit our ability to pursue future opportunities in poker-related fields.

Use of Proceeds

At closing, we will have received total cash consideration of $68.25 million ($4.0 million of which was advanced to us by Buyer upon the execution of the Stock Purchase Agreement), adjusted to reflect CSI’s cash, indebtedness (other than indebtedness related to an outstanding $685,300 Paycheck Protection Program loan) and accrued and unpaid transaction expenses as of the closing date. We will also receive future payments from Buyer totaling $10.0 million. These future payments will be made on a quarterly basis over the three year period following the closing date in amounts equal to five percent of the aggregate entry fees from World Poker Tour-branded tournaments during the applicable quarterly period (but not to exceed $10.0 million in the aggregate). If the aggregate quarterly payments over such three year period are less than $10.0 million, Buyer will pay the shortfall to us on the three year anniversary of the closing date. Buyer may offset the amount of these future quarterly payments by the amount of losses incurred by Buyer for which we have indemnification obligations under the Stock Purchase Agreement. We anticipate that from the closing date proceeds, approximately $3.6 million will be used to repay existing indebtedness, and no closing proceeds will be used to pay transaction expenses (as those expenses are being paid by us on a monthly basis). We will use the remaining closing date proceeds and any future proceeds for general corporate purposes.

Required Approvals (See page 42)

Corporate approval of the Sale Transaction requires the affirmative vote of the holders of a majority of the Company’s outstanding common stock in favor of the Sale Transaction.

In connection with the execution of the Stock Purchase Agreement, Buyer and certain of our key stockholders, including certain of our directors and executive officers, entered into stockholder support agreements pursuant to which they have agreed to vote their shares of Company common stock in favor of approval of the Sale Transaction and against the approval or adoption of any alternative transactions. These stockholders also granted to Buyer a proxy to vote their shares of Company common stock in favor of approval of the Sale Transaction and agreed not to transfer their shares of Company common stock prior to the expiration of the stockholder support agreements. These key stockholders collectively own or control an aggregate of approximately 17.5% of the Company’s outstanding common stock. In addition, the Company has agreed to use its reasonable efforts to cooperate with Buyer to obtain executed copies of a stockholder support agreement from Primo Vital Limited, the holder of 30.6% of the Company’s outstanding common stock, and a Deed of Irrevocable Undertaking containing covenants to support the Sale Transaction from stockholders of Ourgame International Holdings Limited, the parent company of Primo Vital Limited, as promptly as possible after the date of this Agreement. The forms of stockholder support agreements and Deed of Irrevocable Undertaking are attached as Exhibits A, C and D to the Stock Purchase Agreement.

The Sale Transaction is subject to, among other things, the absence of any action commenced by or before any governmental authority challenging the Sale Transaction.

Except for compliance with the applicable regulations of the SEC in connection with this Consent Solicitation Statement and with the Delaware General Corporation Law, or “DGCL,” in connection with the Sale Transaction, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Sale Transaction.

Closing of the Sale Transaction (See page 43)

We intend to consummate the Sale Transaction shortly after obtaining stockholder approval for the Proposal, assuming all other conditions to the completion of the Sale Transaction have been satisfied or waived. Pursuant to the Stock Purchase Agreement, the “Outside Date” for closing the Sale Transaction is March 31, 2021, after which either we or Buyer may terminate the Stock Purchase Agreement.

Termination of the Stock Purchase Agreement (See page 51)

The parties to the Stock Purchase Agreement may mutually agree to terminate the Stock Purchase Agreement at any time.

We, on the one hand, or Buyer, on the other hand, may terminate the Stock Purchase Agreement if:

•        any governmental entity that must grant a regulatory approval for the Sale Transaction denies approval of the Sale Transaction, or any governmental entity issues a final and nonappealable order, injunction or decree permanently prohibiting the consummation of the Sale Transaction;

•        the Sale Transaction is not consummated on or before the Outside Date; or

•        there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the Stock Purchase Agreement by us, in the case of a termination by Buyer, or Buyer, in the case of a termination by us.

Buyer, may terminate the Stock Purchase Agreement:

•        if, prior to receipt of stockholder approval, our Board of Directors changes its recommendation that our stockholders approve the Sale Transaction, or if we materially breach our covenant not to solicit a competing acquisition proposal; or

•        in its discretion at any time prior to the Outside Date.

We may terminate the Stock Purchase Agreement if we receive a competing acquisition proposal from a third party that our Board of Directors determines is more favorable to our stockholders than the Sale Transaction, our Board of Directors authorizes our entry into a definitive agreement to consummate the transaction contemplated by such competing proposal, and we pay a $3.0 million termination fee to the Buyer, reimburse the $4.0 million advance payment of purchase price to the Buyer, and we enter into such definitive agreement, all concurrently with the termination of the Stock Purchase Agreement.

Depending on the circumstances surrounding a termination of the Stock Purchase Agreement, either party may be required to pay a $3.0 million termination or non-performance fee to the other, and we may be required to return to Buyer the $4.0 million advance payment of purchase price and reimburse Buyer for up to $1.0 million of its documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of the Stock Purchase Agreement and the Sale Transaction.

Effective upon any termination of the Stock Purchase Agreement, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the Stock Purchase Agreement under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited. The form of the agreement governing the license is attached as Exhibit B to the Stock Purchase Agreement.

Interests of Our Directors and Executive Officers in the Sale Transaction (See page 43)

Certain of our directors and executive officers may have interests in the Sale Transaction that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our Board of Directors was aware that these interests existed when it approved the Stock Purchase Agreement. Directors without potential conflicts of interest constitute a majority of our Board of Directors.

Material U.S. Federal Income Tax Consequences of the Sale Transaction (See page 44)

We will treat the Sale Transaction as a taxable stock sale of a U.S. consolidated return subsidiary. The Sale Transaction will be fully taxable to the Company based on the fair market value of the consideration received as compared to the stock basis in CSI (and therefore in the WPT Business) at the closing of the Sale Transaction. Based on an estimated analysis of the Sale Transaction by the Company’s tax advisors, the Company does not expect that the Sale Transaction will result in any material U.S. federal income tax consequences.

The Company does not expect that the Sale Transaction will result in any federal income tax consequences for its stockholders because they will not receive any of the proceeds from the Sale Transaction.

Anticipated Accounting Treatment (See page 44)

Upon completion of the Sale Transaction, we will remove from our consolidated balance sheet all of the assets and liabilities associated with the WPT Business sold to Buyer and will reflect therein the effect of the receipt and the use of the proceeds of the Sale Transaction and other related transactions, including (a) the repayment of any remaining convertible debt or bridge notes, (b) the payment of our transaction expenses, and (c) the impact of the acceleration of vesting of stock-based compensation awards held by employees of the WPT Business. We will record a gain on the sale of the WPT Business in our consolidated statement of operations equal to the difference between the purchase price received or expected to be received and the book value of the assets and liabilities sold. Furthermore, any financial statements that are issued in the future, relating to periods prior to the closing of the Sale Transaction, will present the assets and liabilities of the WPT business on a condensed basis as “held for sale” and the revenues and operating results of the WPT business will be condensed and presented as “income (loss) from discontinued operations”.

Interests of our Stockholders (See page 43)

Following the Sale Transaction, our current stockholders will continue to own 100% of our outstanding common stock.

Appraisal Rights (See page 44)

Holders of the Company common stock are not entitled to appraisal rights in connection with the Sale Transaction.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This Consent Solicitation Statement contains certain forward-looking statements under federal securities laws. Forward-looking statements may include our statements regarding our goals, beliefs, strategies, objectives, plans, including product and service developments, future financial conditions, results or projections or current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. For example, when we discuss the impacts of the Sale Transaction, the satisfaction of the closing conditions to the Sale Transaction, the timing of the completion of the Sale Transaction and our plans following the Sale transaction, we are using forward-looking statements. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. These factors include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement for the Sale Transaction or could otherwise cause the Sale Transaction to fail to close; the outcome of any legal proceedings that may be instituted against us following the announcement of the Sale Transaction; the inability to complete the Sale Transaction, including due to failure to obtain approval of our stockholders or other conditions to closing; and the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Sale Transaction. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. The business and operations of the Company are subject to substantial risks, which increase the uncertainty inherent in the forward-looking statements contained in this Consent Solicitation Statement. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Further information on potential factors that could affect our business is described under “Item 1A. Risk Factors” in our amended Annual Report on Form 10-K/A for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, or SEC, on March 17, 2020. Readers are also urged to carefully review and consider the various disclosures we have made in this Consent Solicitation Statement and in such amended Annual Report on Form 10-K/A.

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION
AND THE SALE TRANSACTION

The following information, in question and answer format, summarizes many of the material terms of the Sale Transaction. For a complete description of the material terms of the Sale Transaction, you are advised to carefully read this entire Consent Solicitation Statement and the other documents referred to herein. The actual terms and conditions of the Sale Transaction are contained in the Stock Purchase Agreement. The Stock Purchase Agreement is included as Annex A to this Consent Solicitation Statement.

What is the Proposal?

We are seeking consent from our stockholders to sell 100% of the outstanding capital stock of CSI, which may be considered a sale of substantially all of the Company’s operating assets under Delaware law. CSI is an indirect wholly-owned subsidiary of the Company that directly or indirectly owns 100% of the outstanding capital stock of each of the legal entities that collectively operate or engage in the WPT Business. By consummating the Sale Transaction, we will be disposing of the WPT Business in its entirety.

What vote is required to approve the Proposal?

The Proposal requires the affirmative vote of holders of a majority of the Company’s outstanding shares in order to be approved by stockholders. An abstention or “broker non-vote” will have the effect of a vote against the Proposal. Buyer and certain of our key stockholders, including certain of our directors and executive officers, entered into stockholder support agreements pursuant to which they have agreed to vote their shares of Company common stock in favor of approval of the Sale Transaction and against the approval or adoption of any alternative transactions. These stockholders also granted to Buyer a proxy to vote their shares of Company common stock in favor of approval of the Sale Transaction and agreed not to transfer their respective shares of Company common stock prior to the expiration of the stockholder support agreements. These key stockholders collectively own or control an aggregate of approximately 17.5% of the Company’s outstanding common stock. In addition, the Company has agreed to use its reasonable efforts to cooperate with Buyer to obtain executed copies of a stockholder support agreement from Primo Vital Limited, the holder of 30.6% of the Company’s outstanding common stock, as promptly as possible after entering into the Stock Purchase Agreement, and to obtain a Deed of Irrevocable Undertaking containing covenants to support the Sale Transaction from stockholders of Ourgame International Holdings Limited, the parent company of Primo Vital Limited, within one business day after entering into the Stock Purchase Agreement. The forms of stockholder support agreements and Deed of Irrevocable Undertaking are attached as Exhibits A, C and D to the Stock Purchase Agreement.

What constitutes a majority of the Company’s outstanding common stock?

On January 28, 2021, the Record Date for this consent solicitation, we had 39,139,502 shares of common stock issued and outstanding and, as a result, 19,569,752 shares constitutes a majority of the shares of our common stock issued and outstanding as of the Record Date.

Why isn’t the Company holding a special meeting of stockholders to vote on the Proposal?

In order to lawfully complete the Sale Transaction, Delaware law requires that holders of a majority of issued and outstanding shares of Common Stock vote in favor of the adoption and approval of the Proposal. Because approving a transaction by the written consent of stockholders can be accomplished more quickly and cost-effectively than holding a special meeting of stockholders for that purpose, our Board of Directors decided not to conduct a meeting of stockholders.

What happens if I fail to submit a consent card, and how are abstentions treated?

The failure to submit a consent card or, if your shares are held in “street name,” to give appropriate instructions to your broker or nominee, will have the same effect as voting against the Proposal. Abstentions also have the same effect as voting against the Proposal.

How will Consents be solicited?

We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Consent Solicitation Statement, the consent, and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to fiduciaries and custodians holding shares in their names that are beneficially owned by others. The original solicitation of consents by mail may be supplemented by a solicitation by telephone, telegram, or other means by our directors, officers, or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, we do not presently intend to solicit consents other than by mail.

Can I revoke my Consent?

A Consent executed by a stockholder may be revoked at any time up until unrevoked Consents approving the Proposal have been submitted by the holders of a majority of our issued and outstanding capital stock as of the record date. To revoke a Consent, a stockholder must deliver a written, signed and dated revocation prior to that time. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the Consent previously given is no longer effective. The revocation must be delivered to our principal executive offices or any other address provided by us for that purpose. The executed Consents will be deemed to be effective when we have received executed consents from stockholders holding a majority of our issued and outstanding capital stock.

When do Consents expire?

All Consents, regardless of when dated, will expire 60 days after the date which the earliest Consent is delivered to us unless valid, unrevoked Consents constituting the requisite number of outstanding shares of our common stock are delivered to us prior to that time. Buyer and certain of our key stockholders, including certain of our directors and executive officers, entered into stockholder support agreements pursuant to which they have agreed to vote their shares of Company common stock in favor of approval of the Sale Transaction and against the approval or adoption of any alternative transactions. We expect to receive Consents from such key stockholders on the date that this Consent Solicitation Statement and the accompanying Notice of Consent Solicitation are first sent to our stockholders. As a result, we expect that all Consents will expire unless valid, unrevoked Consents constituting the requisite number of outstanding shares of our common stock are delivered to us on or before April 9, 2021.

What is the recommendation of our Board of Directors regarding the Proposal?

After careful consideration, our Board of Directors has unanimously approved the Stock Purchase Agreement and the Sale Transaction, and determined that the Sale Transaction is in the best interests of the Company and our stockholders. Accordingly, our Board of Directors unanimously recommends that you consent to the Sale Transaction so that it may be effected.

Do the Company’s stockholders have any appraisal rights in connection with the Sale Transaction?

No. The Company’s stockholders do not have appraisal rights in connection with the Sale Transaction.

What do I need to do now?

After reading and considering the information contained in this Consent Solicitation Statement, please vote as soon as possible. You may vote by completing and submitting the enclosed consent card ,either by mail or using the Internet. To submit your consent card by mail, simply complete, sign and date the consent card and return it promptly in the envelope provided. To submit your consent card using the Internet, go to www.cstproxyvote.com and follow the instructions. Have your consent card available when you access the web site.

If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Why are we proposing to sell the WPT Business?

The Board of Directors noted that the historical operations of the WPT Business and the COVID-19 pandemic adds risk to its long-term viability. Although the net profit of the WPT Business was approximately $630,571 for the nine months ended September 30, 2020, the Board of Directors is concerned that such profit may not be sustainable in light of the present global economic conditions. The Board of Directors considered a number of risks and uncertainties about continuing to operate the WPT Business, including the risks involved in any expansion of the current WPT Business into new jurisdictions or markets, the need for additional capital to expand the WPT Business, and the adverse impacts that COVID-19 has had on the WPT Business’ ability to host in-person events and the delays in the production of its television shows.

After considering the risks and challenges facing the WPT Business in the future as compared to the opportunities available to WPT Business in the future, as well as the availability of strategic alternatives, the Board of Directors has concluded that the Sale Transaction is the best alternative for seeking to maximize value to stockholders.

What are the terms of the Stock Purchase Agreement?

Pursuant to the Stock Purchase Agreement, we intend to sell, and Buyer intends to purchase, 100% of the outstanding capital stock of CSI for a base purchase price of $68.25 million. This base purchase price will be adjusted to reflect the amount of CSI’s cash, indebtedness (other than indebtedness related to an outstanding $685,300 Paycheck Protection Program loan) and accrued and unpaid transaction expenses as of the closing of the Sale Transaction. Buyer remitted a $4.0 million advance payment of the base purchase price upon the execution of the Stock Purchase Agreement and is required to pay the balance of the base purchase price at the closing of the Sale Transaction. Buyer has also agreed to make future payments to us totaling $10.0 million. These future payments will be made on a quarterly basis over the three year period following the closing of the Sale Transaction, with each payment to be equal to five percent of the aggregate entry fees from World Poker Tour-branded tournaments during the applicable quarterly period (but not to exceed $10.0 million in the aggregate). If the aggregate quarterly payments over such three year period are less than $10.0 million, Buyer will pay the shortfall to us on the three year anniversary of the closing of the Sale Transaction.

The Stock Purchase Agreement is described in greater detail in this Consent Solicitation Statement under the caption “The Stock Purchase Agreement” beginning on page 45. A copy of the Stock Purchase Agreement, excluding the schedules thereto, is included as Annex A to this Consent Solicitation Statement.

Will Company stockholders receive any distributions from the Sale Transaction?

The Company does not currently intend to distribute any of the proceeds from the Sale Transaction to the Company’s stockholders.

What will happen to the Company after the Sale Transaction?

After completion of the Sale Transaction, the Company will continue to be a public reporting company and our common stock will continue to trade on the Nasdaq Capital Market. The Company’s assets will consist primarily of cash and the assets utilized in the operation of the Company’s esports business, Allied Esports.

The rapid growth and popularity of gaming and esports during the COVID-19 pandemic has driven interest in the Company’s esports business, Allied Esports. The Company recently announced that its Board of Directors has decided to explore strategic options for the esports business in order to maximize value to its stockholders, including a possible sale, and the Company has engaged a financial advisor to assist with the process. If the Company pursues and ultimately completes a sale of the esports business in addition to the sale of the WPT Business in the Sale Transaction, we expect to proceed (likely under a new name) as a publicly traded holding company focused on using our cash resources to explore opportunities in online entertainment, including but not limited to, real money gaming and other gaming sectors. However, the Company does not plan to limit itself to any particular industry or geographic location in its efforts to identify prospective target businesses. Currently, the Company does not have any specific merger, asset acquisition, reorganization or other business combination under consideration or contemplation. We have not, nor has anyone on our behalf, had substantive discussions, formal or otherwise, with respect to such a transaction.

We will continue to be a public company and our common stock will continue to trade on the Nasdaq Capital Market following completion of the Sale Transaction. We do not intend to go private or terminate our public reporting obligations under the Exchange Act.

Are there any risks associated with the Sale Transaction?

Yes. You should carefully review the section of this Consent Solicitation Statement entitled “Risk Factors,” which presents risks and uncertainties related to the Sale Transaction, in the event the Stock Purchase Agreement is terminated prior to completion of the Sale Transaction, and our operations following the completion of the Sale Transaction.

What factors were considered by management and our Board of Directors in deciding to enter into the Stock Purchase Agreement?

In reaching its decision to adopt and approve the Stock Purchase Agreement and the Sale Transaction, our Board of Directors, in consultation with management as well as its financial and legal advisors, considered a number of factors, such as the price to be paid including the future participation in the revenues earned by Buyer, the strategic alternative evaluation process and fairness opinion of Shot Tower Securities LLC that led to entering into the Stock Purchase Agreement, the prospects of the WPT Business and the terms and conditions of the Stock Purchase Agreement.

The Board also considered, and balanced against the potential benefits of the Sale Transaction, certain adverse factors. The Board of Directors noted that the historical operations of the WPT Business and the COVID-19 pandemic adds risk to its long-term viability. Although the net profit of the WPT Business was approximately $630,571 for the nine months ended September 30, 2020, the Board of Directors is concerned that such profit may not be sustainable in light of the present global economic conditions. The Board of Directors considered a number of risks and uncertainties about continuing to operate the WPT Business, including the risks involved in any expansion of the current WPT Business into new jurisdictions or markets, the need for additional capital to expand the WPT Business, and the adverse impacts that COVID-19 has had on the WPT Business’ ability to host in-person events and the delays in the production of its television shows.

Based on the available strategic and alternatives, and considering the factors identified above, our Board of Directors concluded that it would be in the best interest of the Company and its stockholders to sell the WPT Business, and that the Sale Transaction and the Stock Purchase Agreement reflect the highest value for the WPT Business reasonably attainable for our stockholders.

How is the purchase price for the Sale Transaction being financed by Buyer?

Buyer has advised the Company that the total amount of funds required to be delivered to the Company at closing will be funded from Buyer’s cash on hand.

What are the conditions of the Sale Transaction?

The following list includes what our Board of Directors and our management believe are the material conditions to the Sale Transaction, all of which must be satisfied or waived at the time of the closing. In view of the fact that interpretations of “materiality” can be subjective, the list is qualified by reference to the Stock Purchase Agreement, which is attached as Annex A to this Consent Solicitation Statement. You are urged to carefully read this entire document including the Stock Purchase Agreement.

•        Our stockholders must approve the Proposal;

•        No legal process preventing or making illegal the consummation of the Sale Transaction shall be in effect.

•        The respective representations and warranties of the parties to each other must be true in all material respects;

•        Each party must have performed in all material respects all obligations required to be performed by it under the Stock Purchase Agreement at or prior to the closing;

•        No “Material Adverse Effect” (as defined in the Stock Purchase Agreement) with respect to the Company, Seller or CSI shall have occurred;

•        Buyer shall have received copies of certain identified third party consents and approvals for the Sale Transaction; and

•        The parties shall have delivered to each other the various closing deliverables outlined in the Stock Purchase Agreement.

When is the closing of the Sale Transaction expected to occur?

We intend to consummate the Sale Transaction shortly after obtaining stockholder approval for the Proposal, assuming all other conditions to the completion of the Sale Transaction have been satisfied or waived. Pursuant to the Stock Purchase Agreement, the Outside Date for closing the Sale Transaction is March 31, 2021, after which either we or Buyer may terminate the Stock Purchase Agreement.

How may the Stock Purchase Agreement be terminated?

The parties to the Stock Purchase Agreement may mutually agree to terminate the Stock Purchase Agreement at any time.

We, on the one hand, or Buyer, on the other hand, may terminate the Stock Purchase Agreement if:

•        any governmental entity that must grant a regulatory approval for the Sale Transaction denies approval of the Sale Transaction, or any governmental entity issues a final and nonappealable order, injunction or decree permanently prohibiting the consummation of the Sale Transaction;

•        the Sale Transaction is not consummated on or before the Outside Date, which is March 31, 2021; or

•        there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the Stock Purchase Agreement by us, in the case of a termination by Buyer, or Buyer, in the case of a termination by us.

Buyer, may terminate the Stock Purchase Agreement:

•        if, prior to receipt of stockholder approval, our Board of Directors changes its recommendation that our stockholders approve the Sale Transaction, or if we materially breach our covenant not to solicit a competing acquisition proposal; or

•        in its discretion at any time prior to the Outside Date.

We may terminate the Stock Purchase Agreement if we receive a competing acquisition proposal from a third party that our Board of Directors determines is more favorable to our stockholders than the Sale Transaction, our Board of Directors authorizes our entry into a definitive agreement to consummate the transaction contemplated by such competing proposal, and we enter into such definitive agreement concurrently with the termination of the Stock Purchase Agreement.

What will happen if the Proposal is not approved by our stockholders or the Sale Transaction is not completed for any other reason?

Depending on the circumstances surrounding a termination of the Stock Purchase Agreement, either party may be required to pay a $3.0 million termination or non-performance fee to the other, and we may be required to return to Buyer the $4.0 million advance payment of purchase price and reimburse Buyer for up to $1.0 million of its documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of the Stock Purchase Agreement and the Sale Transaction.

Effective upon any termination of the Stock Purchase Agreement, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the Stock Purchase Agreement under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited. The form of the agreement governing the license is attached as Exhibit B to the Stock Purchase Agreement.

If the Sale Transaction is not completed, we may explore other potential transactions, including a sale of the WPT Business to another party on such terms as our Board of Directors may approve. The terms of an alternative transaction may be more or less favorable to us than the terms of the Sale Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party. We may also decide to retain the WPT Business and continue to operate it. If we receive a competing acquisition proposal prior to termination of the Stock Purchase Agreement, enter into a definitive agreement within 12 months after termination of the Stock Purchase Agreement to sell the WPT Business and consummate such sale, we must pay to Buyer the $3.0 million termination fee.

What are the federal income tax consequences of the Sale Transaction?

We will treat the Sale Transaction as a taxable stock sale of a U.S. consolidated return subsidiary. The Sale Transaction will be fully taxable to the Company based on the fair market value of the consideration received as compared to the stock basis in CSI (and therefore in the WPT Business) at the closing of the Sale Transaction. Based on an estimated analysis of the Sale Transaction by the Company’s tax advisors, the Company does not expect that the Sale Transaction will result in any material U.S. federal income tax consequences.

The Company does not expect that the Sale Transaction will result in any federal income tax consequences for its stockholders because they will not receive any of the proceeds from the Sale Transaction.

How will the Sale Transaction be accounted for?

Upon completion of the Sale Transaction, we will remove from our consolidated balance sheet all of the assets and liabilities associated with the WPT Business sold to Buyer and will reflect therein the effect of the receipt and the use of the proceeds of the Sale Transaction and other related transactions, including (a) the repayment of any remaining convertible debt or bridge notes, (b) the payment of our transaction expenses, and (c) the impact of the acceleration of vesting of stock-based compensation awards held by employees of the WPT Business. We will record a gain on the sale of the WPT Business in our consolidated statement of operations equal to the difference between the purchase price received or expected to be received and the book value of the assets and liabilities sold. Furthermore, any financial statements that are issued in the future, relating to periods prior to the closing of the Sale Transaction, will present the assets and liabilities of the WPT business on a condensed basis as “held for sale” and the revenues and operating results of the WPT business will be condensed and presented as “income (loss) from discontinued operations”.

Are any government approvals required in connection with the Sale Transaction?

Except for compliance with the applicable regulations of the SEC in connection with this Consent Solicitation Statement and with the DGCL in connection with the Sale Transaction, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Sale Transaction.

Who can help answer my questions?

If you would like additional copies, without charge, of this Consent Solicitation Statement or if you have questions about the Sale Transaction, including the procedures for voting your shares, you should contact David Polgreen, General Counsel, at (949) 225-2600.

RISK FACTORS

In addition to the other information included in this Consent Solicitation Statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Information,” you should carefully consider each of the risks described below before deciding whether to vote for approval of the Sale Transaction. You should also read and consider the other information in this Consent Solicitation Statement. See the section entitled “Where You Can Find More Information.”

Risks Related to the Sale Transaction

If the Company fails to complete the Sale Transaction, it may not be able to successfully complete another strategic transaction.

The consummation of the proposed Sale Transaction is subject to a number of closing conditions, including that the Company’s stockholders approve the Sale Transaction. The obligation of Buyer to complete the Sale Transaction is also subject to the absence of a change in circumstances that are materially adverse to the Company’s financial condition, assets, business or results of operations. If the closing conditions for the Sale Transaction are not satisfied, then the Stock Purchase Agreement can be terminated.

If the Company does not complete the Sale Transaction, it will review all options for continuing operations, possibly including seeking to identify and effect an alternative business combination, sale of assets or another similar strategic transaction or transactions. However, the Company may not be able to consummate such an alternative transaction on favorable terms, if at all, and a third party may not offer to purchase the Company’s assets for a price equal to or greater than the price proposed to be paid by Buyer. If the Company is unable to successfully consummate one or more alternative strategic transactions relating to its business, the Company will continue to execute on its current business plan. The Company intends to continue exploring strategic options for its esports business, including the possible sale of such business.

If we fail to complete the Sale Transaction, the Company’s business may be harmed.

The Company cannot predict whether it will succeed in obtaining the approval of its stockholders, or that the other conditions to close the Sale Transaction will be satisfied. As a result, the Company cannot guarantee that the Sale Transaction will be completed.

Following the Company’s public announcement of the Sale Transaction, third parties may be unwilling to enter into material agreements with the Company. New and existing customers and business partners may prefer to enter into agreements with the Company’s competitors because such customers and partners perceive that its relationships are likely to be more stable. If the Company fails to complete the Sale Transaction, the failure to maintain existing relationships with our customers, suppliers and employees or enter into new relationships, may harm our business, and the results of operations, financial condition and the market price for our common stock may decline.

In addition, if we are required to pay a termination fee or expense reimbursements in connection with the termination of the Stock Purchase Agreement, we may have difficulty recouping such costs, in addition to the costs incurred in connection with negotiating the Sale Transaction.

Pending the completion of the Sale Transaction, the Company may not make certain changes in the business and may not be able to enter into a business combination with another party.

Covenants in the Stock Purchase Agreement impede the Company’s ability to enter into specified transactions that are not in the ordinary course of business pending completion of the Sale Transaction. Existing and potential customers and vendors of our poker business may delay or cease entering into transactions with our poker business until the ownership and management of the poker business is clarified and employees and other key partners in the poker business may choose to leave the poker business due to uncertainties inherent in the Sale Transaction process.

Moreover, while the Stock Purchase Agreement is in effect and subject to limited exceptions, the Company is prohibited from soliciting, initiating, encouraging, taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to, or entering into discussions or negotiations with regard to, an acquisition proposal with any third party, subject to specified exceptions. Any such acquisition proposal could be favorable to the Company’s stockholders.

The Company will incur significant expenses in connection with the Sale Transaction and could be required to make significant payments if the Stock Purchase Agreement is terminated under certain conditions.

Depending on the circumstances surrounding a termination of the Stock Purchase Agreement, the Company may be required to pay a $3.0 termination fee to Buyer, and we may be required to reimburse Buyer for up to $1.0 million of its documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of the Stock Purchase Agreement and the Sale Transaction. In addition, the Company expects to pay legal fees, accounting fees and financial and other advisory fees and expenses whether or not the Sale Transaction is completed. As a result, we may have difficulty recouping the costs incurred in connection with pursuing the Sale Transaction, and our cash position would be adversely impacted.

The WPT business will be subject to the terms of a license agreement for real money gaming in Asia if the Stock Purchase Agreement is terminated under certain circumstances.

Effective upon any termination of the Stock Purchase Agreement, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the Stock Purchase Agreement under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited. The form of the agreement governing the license is attached as Exhibit B to the Stock Purchase Agreement. The existence of the license will prevent us from pursuing and entering into a similar license in the Asian territory with another third party that may have contained terms that are more advantageous to us. In addition, if we wish to pursue a sale of the WPT Business to another purchaser after termination of the Stock Purchase Agreement, the existence of this license may deter another otherwise interested third party purchaser from pursuing an acquisition of the WPT Business, or reduce the consideration such a party would be will to pay for it.

The announcement and pendency of the Sale Transaction, whether or not completed, may adversely affect us.

The announcement and pendency of the Sale Transaction may adversely affect the trading price of our common stock, our business or our relationships with clients, customers, suppliers and employees. Third parties may be unwilling to enter into material agreements with respect to the WPT Business. Additionally, employees working in the WPT Business may become concerned about the future of the WPT Business, and lose focus or seek other employment. In addition, while the completion of the Sale Transaction is pending, we may be unable to attract and retain key personnel and our management’s focus and attention and employee resources may be diverted from operational matters or the exploration of strategic operations for our esports business, including its possible sale.

The Stock Purchase Agreement limits our ability to pursue alternatives to the Sale Transaction.

The Stock Purchase Agreement contains provisions that may make it more difficult for us to sell our entire company or the WPT Business to any party other than Element Partners, LLC. These provisions include the prohibition on our ability to solicit competing proposals and the requirement that we pay Buyer a termination fee of $3 million if we terminate the Stock Purchase Agreement to enter into a definitive agreement with respect to a superior proposal. These provisions could make it less advantageous for a third party that might have an interest in acquiring us or all of or a significant part of the WPT Business to consider or propose an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Buyer.

Risks Related to us if the Sale Transaction is Completed

Buyer may not honor all of its obligations under the Stock Purchase Agreement.

Effective upon any termination of the Stock Purchase Agreement, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the Stock Purchase Agreement under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited. The form of the agreement governing the license is attached as Exhibit B to the Stock Purchase Agreement. Buyer may not honor all of its obligations under the Stock Purchase Agreement and the licensing agreement.

The Company will become a company with cash and investments, our esports business and a participation in future WPT brand revenues, which may prove difficult for investors to evaluate our ability to achieve stated business objectives.

After the Sale Transaction is completed, we will have disposed of substantially all of our operating assets other than cash, investments and our esports business. The Company recently announced that its Board of Directors has decided to explore strategic options for the esports business in order to maximize its value to stockholders, including a possible sale, and the Company has engaged a financial advisor to assist with the process. If the Company pursues and ultimately completes a sale of the esports business, we would then become a development stage company with no historic operating results. In that situation we would expect to proceed (likely under a new name) as a publicly traded holding company focused on using our cash resources to explore opportunities in online entertainment, including but not limited to, real money gaming and other gaming sectors; however we do not plan to limit ourselves to any particular industry or geographic location in its efforts to identify prospective target businesses. Currently, however, we have no specific merger, asset acquisition, reorganization or other business combination under consideration or contemplation. We have not, nor has anyone on our behalf, had substantive discussions, formal or otherwise, with respect to such a transaction. We may be unsuccessful in pursuing acquisition targets, or acquisition targets, if acquired, may not prove to have successful operations.

We have no current plans to pay cash dividends on our common stock with the proceeds of the Sale Transaction; as a result, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay dividends on our common stock with the proceeds of the Sale Transaction. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions and other factors that our board of directors may deem relevant. As a result, you may not receive any return on an investment in our common stock unless you sell your common stock for a price greater than that which you paid for it.

Following the closing of the Sale Transaction, we will be subject to five-year non-solicitation and non-competition covenants under the Stock Purchase Agreement, which will limit our ability to operate in poker related fields.

Following the closing of the Sale Transaction, we will be subject to five-year non-solicitation and non-competition covenants made in the Stock Purchase Agreement. During such five-year period, we will be prohibited from participating or engaging in, in any manner or capacity, the Restricted Business, and from soliciting the customers, suppliers or employees of the WPT Business. For this purpose, the “Restricted Business” means, generally, any business involving variants of the game of poker specified in the Stock Purchase Agreement and any activities ancillary or related to such variants of poker, including, without limitation, (i) organizing, hosting, operating, promoting, and/or conducting events relating to poker, (ii) broadcasting or distributing content relating to such events, (iii) organizing, hosting, operating, promoting, and/or conducting clubs or organizations related to poker, and (iv) commercializing products and merchandise relating to poker. While we do not believe these limitations will negatively affect our esports business, these restrictions may adversely impact our future opportunities.

Risks Related to the Current Business

In addition to the other information contained in this Consent Solicitation Statement, you should carefully consider each of the risks described below. Until the close of the Sale Transaction, the Company expects to continue to execute its current business strategy with respect to its esports and poker-related business. Except as specifically described below, the following discussion of risks related to the Company does not reflect changes to the Company’s business that may occur if it consummates the Sale Transaction. Allied Esports International, Inc., together with its subsidiaries, owns and operates the esports-related businesses of AESE, and are collectively referred to as “Allied Esports.”. Peerless Media Limited, CSI and WPT Enterprises, Inc. operate the poker-related business of AESE and are collectively referred to herein as “World Poker Tour” or “WPT.”

Allied Esports Risk Factors

Allied Esports is subject to risks associated with operating in a rapidly developing industry and a relatively new market.

Many elements of Allied Esports’ business are unique, evolving and relatively unproven. Its business and prospects depend on the continuing development of live streaming of competitive esports gaming. The market for esports gaming competition is relatively new and rapidly developing and is subject to significant challenges. Allied Esports’ business relies upon its ability to grow and garner an active gamer community, and successfully monetize this community through tournament fees, live event ticket sales, and advertising and sponsorships. In addition, Allied Esports’ continued growth depends, in part, on its ability to respond to constant changes in the esports gaming industry, including technological evolution, shifts in gamer trends and demands, introductions of new games, game publisher intellectual property right practices, and industry standards and practices. While change in this industry may be inevitable, and Allied Esports will try to adapt its business model as needed to accommodate change and remain on the forefront of its competitors, Allied Esports may be unsuccessful in doing so and does not provide any guarantees or assurances of success as the industry continues to evolve.

Allied Esports may not be able to generate sufficient revenue to achieve and sustain profitability.

Allied Esports expects its operating expenses to increase significantly as it continues to expand its marketing efforts and operations in existing and new geographies and vertical markets (including its online esports tournament and gaming subscription platform it intends to develop). In addition, Allied Esports expects to continue to incur significant legal, accounting and other expenses related to being a public company. If its revenue declines or fails to grow at a rate faster than these increases in operating expenses, it will not be able to achieve and maintain profitability in future periods. As a result, Allied Esports may generate losses. Allied Esports cannot assure you that it will achieve or maintain profitability.

Allied Esports generates a portion of its revenues from advertising and sponsorship. If it fails to attract more advertisers and sponsors to its live events, tournaments or content, or if advertisers or sponsors are less willing to advertise with or sponsor Allied Esports, its revenues may be adversely affected.

Allied Esports generates revenue from advertising and sponsorship, and it expects to further develop and expand its focus on these revenues in the future. These revenues partly depend on the advertisers’ willingness to advertise in the esports gaming industry. If the esports gaming advertising and sponsorship market does not continue to grow, or if Allied Esports is unable to capture and retain a sufficient share of that market, Allied Esports’ profitability may be materially and adversely affected. Furthermore, with unfavorable economic external factors, sponsors and advertisers may not have enough budget allocations for spending in sponsorship and advertising in esports, which would also lead to an adverse impact on Allied Esports’ revenue stream.

Allied Esports’ business model may not remain effective and it cannot guarantee that its future monetization strategies will be successfully implemented or generate sustainable revenues and profit.

Allied Esports generates revenues from advertising and sponsorship of its live events, its content, the sale of merchandising, and the operation of its esports arenas. Allied Esports has generated, and expects to continue to generate, a substantial portion of revenues using this revenue model in the near term. Although Allied Esports anticipates growth in Allied Esports’ business utilizing this revenue model, there is no guarantee that growth will continue in the future, and the demand for its offerings may change, decrease substantially or dissipate, or it may fail to anticipate and serve esports gamer demands effectively. The COVID-19 outbreak may also continue to cause the demand for our in-person events to reduce and shift demand to online gaming. Allied Esports may determine to enter into new opportunities to expand its business, including online gaming platforms, which may or may not be successful. Any such expansions involve additional risks and costs that could materially and adversely affect its business.

Allied Esports’ growth strategy depends on the availability of suitable locations for its proprietary and licensed esports arenas and its ability to open new locations and operate them profitably.

A key element of Allied Esports’ growth strategy is to extend its brand by opening additional flagship arenas throughout the world and licensing the Allied Esports brand to third party esports arena operators, which it believes will provide attractive returns on investment. However, desirable locations may not be available at an acceptable cost. Opening these additional locations will depend upon a number of factors, many of which are beyond Allied Esports’ control, including its ability or the ability of the selected licensee to:

•        reach acceptable agreements regarding the lease of the locations;

•        comply with applicable zoning, licensing, land use and environmental regulations and orders (including those related to social distancing policies during the COVID-19 pandemic);

•        raise or have available an adequate amount of cash or currently available financing for construction and opening costs;

•        timely hire, train and retain the skilled management and other employees necessary to meet staffing needs;

•        negotiate acceptable terms with any unions representing employees;

•        obtain, for acceptable cost, required permits and approvals, including liquor licenses; and

•        efficiently manage the amount of time and money used to build and open each new location.

If Allied Esports succeeds in opening new arenas on a timely and cost-effective basis, it may nonetheless be unable to attract enough gamers or spectators to the new location (or to existing locations of affiliated arenas) because its entertainment and menu options might not appeal to them. Failure to do so could have a significant adverse effect on Allied Esports’ overall operating results.

Allied Esports has not entered into definitive license agreements with all game publishers that it currently has relationships with, and it may never do so.

Although Allied Esports has relationships with many game publishers for tournament event and content experiences involving their respective intellectual properties and enters into definitive license agreements with such game publishers from time to time, Allied Esports does not have definitive license agreements in place with all of its game publishers. No assurances can be given as to when or if it will be able to come to agreeable terms with game publishers for any future license agreements. If Allied Esports is unable to come to mutually agreeable terms and enter into definitive license agreements with game publishers, game publishers may unilaterally choose to discontinue its relationship with Allied Esports, thereby preventing Allied Esports from offering tournament event and content experiences using their game intellectual property. Should game publishers choose not to allow Allied Esports to offer tournament event and content experiences involving their intellectual property to Allied Esports’ customers, the popularity of Allied Esports’ tournaments and content may decline, which could materially and adversely affect its results of operations and financial condition.

Even if Allied Esports is able to license its brand to third party esports operators, there is a risk that those operators could damage its brand by operating esports arenas that are not at Allied Esports’ standards of operation.

As Allied Esports licenses the Allied Esports brand to third party esports arena operators around the world, it will depend on those operators to run those arenas at a quality level similar to Allied Esports’ owned and operated arenas. Allied Esports’ strategy depends on customers associating the third party esports arenas as part of Allied Esports’ network of affiliated arenas, which it believes will expand its brand recognition and increase customers, revenue, and growth. If Allied Esports’ affiliate arenas are poorly operated, or if those operators fail to use Allied Esports’ name and branding in a manner consistent with Allied Esports’ corporate messaging and branding, or if there are safety issues or other negative occurrences at affiliate arenas, Allied Esports’ name and brand could be significantly damaged, which would make its expansion difficult and materially adversely affect its results of operations and financial condition.

Allied Esports’ growth strategy includes deploying additional mobile arenas in the U.S. and Europe to host its tournaments and events and it must operate them profitably.

A key element of Allied Esports’ growth strategy is to extend its brand by increasing and adding to its portfolio of mobile arenas in the U.S. and Europe, as we believe doing so will provide attractive returns on investment. Adding these mobile arenas will depend upon a number of factors, many of which are beyond Allied Esports’ control, including but not limited to our ability, or the ability of our licensees, to:

•        reach acceptable agreements regarding the lease or acquisition of the trucks that are the basis of the mobile arenas;

•        comply with applicable zoning, licensing, land use and environmental regulations and orders (including those related to social distancing policies during the COVID-19 pandemic) and obtain required permits and approvals;

•        raise or have available an adequate amount of cash or currently available financing for construction of the mobile arenas and the related operational costs;

•        timely hire, train and retain the skilled management and other employees necessary to operate the mobile arenas;

•        efficiently manage the amount of time and money used to build and operate each new mobile arena; and

•        manage the risks of road hazards, accidents, traffic violations, etc. that may impede the operations of the mobile arenas.

The nature of hosting esports events exposes Allied Esports to negative publicity or customer complaints, including in relation to, among other things, accidents, injuries or thefts at the arenas, and health and safety concerns.

Allied Esports’ business of hosting esports events inherently exposes it to negative publicity or customer complaints as a result of accidents, injuries or, in extreme cases, deaths arising from incidents occurring at our arenas, including health, safety or security issues, and quality and service standards. Even isolated or sporadic incidents or accidents may have a negative impact on Allied Esports’ brand image and reputation, the arenas’ popularity with gamers and spectators or the ability to host esports events at all.

Allied Esports’ marketing and advertising efforts may fail to resonate with gamers.

Allied Esports’ live events, tournaments and competitions are marketed through a diverse spectrum of advertising and promotional programs such as online and mobile advertising, marketing through websites, event sponsorship and direct communications with the esports gaming community including via email, blogs and other electronic means. An increasing portion of Allied Esports’ marketing activity is taking place on social media platforms that are either outside, or not totally within, its direct control. Changes to gamer preferences, marketing regulations, privacy and data protection laws, technology changes or service disruptions may negatively impact its ability to reach target gamers. Allied Esports’ ability to market its tournaments and competitions is dependent in part upon the success of these programs.

The esports gaming industry is competitive, and gamers may prefer competitors’ arenas, leagues, competitions or tournaments over those offered by Allied Esports.

The esports gaming industry is competitive. Competitors range from established leagues and championships owned directly, as well as leagues franchised by well-known and capitalized game publishers and developers, interactive entertainment companies, diversified media companies and emerging start-ups. New competitors will likely continue to emerge. Many of these competitors may have greater financial resources than Allied Esports. If Allied Esports’ competitors develop and launch competing arenas, leagues, tournaments or competitions, Allied Esports’ revenue, margins, and profitability could decline.

Allied Esports may not provide events or tournaments with games or titles for which the esports gaming community is interested.

Allied Esports must attract and retain the popular esports gaming titles in order to maintain and increase the popularity of its live events, leagues, tournaments and competitions. Allied Esports must identify and license popular games that resonate with the esports gamer community on an ongoing basis. Allied Esports cannot assure you that it can attract and license popular esports games from their publishers, and failure to do so would have a material and adverse impact on Allied Esports’ results of operations and financial conditions.

If Allied Esports fails to keep its existing gamers engaged, acquire new gamers and expand interest in its live events, leagues, tournaments and competitions, its business, profitability and prospects may be adversely affected.

Allied Esports’ success depends on its ability to maintain and grow the number of gamers attending its live events, tournaments and competitions, and keep its gamers and attendees highly engaged. In order to attract, retain and engage gamers and remain competitive, Allied Esports must continue to develop and expand its live events, leagues, produce engaging tournaments and competitions, and implement new content formats, technologies and strategies to improve its product offerings. There is no assurance it will be able to do so.

A decline in the number of gamers may adversely affect the engagement level of gamers with Allied Esports’ tournament and entertainment platform under development may reduce our revenue opportunities and have a material and adverse effect on our business, financial condition and results of operations.

It is vital to Allied Esports’ operations that its planned online esports tournament and gaming subscriptions platform be responsive to evolving gamer preferences and offer first-tier esports game content and other services that attracts gamers. Allied Esports must also keep providing gamers new features and functions to enable superior content viewing and interaction, or the number of gamers utilizing the platform will likely decline. Any decline in the number of gamers will likely have a material and adverse effect on our operations.

There is no guarantee that Allied Esports will be able to complete its planned online esports tournament and gaming subscription platform, or that such platform once completed will be or remain popular.

Allied Esports cannot assure you that the online esports tournament and gaming subscription platform it intends to develop will be completed in a timely manner or, if completed, become popular with gamers to offset the costs incurred to operate and expand it. This will require substantial costs and expenses. If such increased costs and expenses do not effectively translate into improved gamer engagement, Allied Esports’ results of operations may be materially and adversely affected.

If Allied Esports fails to maintain and enhance its brands, its business, results of operations and prospects may be materially and adversely affected.

Allied Esports believes that maintaining and enhancing its brands is important for its business to succeed by increasing the number of gamers and engagement by the esports community. Since Allied Esports operates in a highly competitive market, brand maintenance and enhancement directly affects its ability to maintain and enhance its market position. As Allied Esports expands, it may conduct various marketing and brand promotion activities using various methods to continue promoting its brands, but it cannot assure you that these activities will be successful. In addition, negative publicity, regardless of its veracity, could harm Allied Esports’ brands and reputation, which may materially and adversely affect Allied Esports’ business, results of operations and prospects.

If Allied Esports fails to anticipate and successfully implement new esports technologies or adopt new business strategies, technologies or methods, its business may suffer.

Rapid technology changes in the esports gaming market requires Allied Esports to anticipate, sometimes years in advance, which technologies it must develop, implement and take advantage of in order to be and remain competitive in the esports gaming market. Allied Esports has invested, and in the future may invest, in new business strategies including its to-be-developed online esports tournament and entertainment subscription platform, technologies, products, or games to engage a growing number of gamers and deliver the best gaming experiences possible. These endeavors involve significant risks and uncertainties, and no assurance can be given that the technology it adopts and the features it pursues will be successful. If Allied Esports does not successfully implement these new technologies, its reputation may be materially adversely affected and its financial condition and operating results may be impacted.

Allied Esports uses third-party services in connection with its business, and any disruption to these services could result in a disruption to its business, negative publicity and a slowdown in the growth of its users, materially and adversely affecting its business, financial condition and results of operations.

Allied Esports’ business depends on services provided by, and relationships with, various third parties, including cloud hosting, server operators, broadband providers, and computing peripheral suppliers, among others. The failure of any of these parties to perform in compliance with our agreements may negatively impact Allied Esports’ business.

Additionally, if such third parties increase their prices, fail to provide their services effectively, terminate their service or agreements or discontinue their relationships with Allied Esports, Allied Esports could suffer service interruptions, reduced revenues or increased costs, any of which may have a material adverse effect on its business, financial condition and results of operations.

Allied Esports may not be able to procure the necessary permits and licenses to operate its arenas.

Allied Esports must obtain certain permits and licenses, including liquor licenses, to operate its arenas. Often these processes can be expensive and time consuming. There is no guarantee that Allied Esports will be able to obtain such permits and licenses on a timely or cost-effective basis. Any delays could jeopardize the ability of Allied Esports to operate the arenas and host events. As a result, Allied Esports’ business could suffer.

Rules and regulations governing sweepstakes, promotions and giveaways vary by state and country and these rules and regulations could restrict or eliminate Allied Esports’ ability to generate revenues on its esports gaming platform it intends to develop, which could materially and adversely impact the viability of this business.

As part of its esports gaming platform to be developed, Allied Esports intends to offer subscribers the chance to win cash and prizes when playing esports games and tournaments on the platform. Awarding cash and prizes would require compliance with the laws or regulations in various states or countries over sweepstakes, promotions and giveaways, which are complex and constantly changing. Any negative finding of law regarding the characterization of the type of online activity carried out on the esports gaming platform could limit or prevent Allied Esports’ ability to obtain subscribers in those jurisdictions, which in turn could significantly impact Allied Esports’ ability to generate revenue. The ability or willingness to work with Allied Esports by payment processors and other service providers necessary to conduct the esports gaming platform business also may be limited due to such changes in laws or any perceived negative consequences of engaging in the business of sweepstakes, promotions and giveaways that will be utilized by the esports gaming platform.

Negotiations with unionized employees could delay opening or operating Allied Esports’ arenas.

Certain of Allied Esports’ employees are represented by one or more unions. Allied Esports will need to engage such unions to seek to employ the services of the employees on mutually acceptable terms. However, Allied Esports cannot guarantee that such negotiations will be timely concluded to avoid interruption in its tournament schedule, or that such negotiations will ultimately result in an agreement. Any failure to timely conclude the negotiations could cause a delay in Allied Esports’ ability to timely open arenas or host events. Either of these events would adversely affect Allied Esports’ profitability.

Allied Esports’ business is subject to regulation, and changes in applicable regulations may negatively impact its business.

Allied Esports is subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. In addition, laws and regulations relating to user privacy, data collection, retention, electronic commerce, consumer protection, content, advertising, localization, and information security have been adopted or are being considered for adoption by many jurisdictions and countries throughout the world. These laws could harm Allied Esports’ business by limiting the products and services it can offer consumers or the manner in which it offers them. The compliance costs for these laws may increase in the future as a result of changes in interpretation. Furthermore, Allied Esports’ failure to comply with these laws or the application of these laws in an unanticipated manner may harm its business and result in penalties or significant legal liability.

Risks Related to Allied Esports’ Intellectual Property

Allied Esports licenses certain brand names under agreements that will expire and may also be subject to claims of infringement of third-party intellectual property rights.

Allied Esports has a three-year license with a third party, ending in July 2021, to use the names “Esports Arena Las Vegas” and “Esports Arena Drive”, which are part of the branding for its Las Vegas flagship esports arena location and its US-based mobile arena, respectively. Once that license expires, there is no assurance that Allied Esports will be able to further license those names or purchase them on satisfactory terms. Although Allied Esports intends to market and promote its esports arenas using intellectual property it owns and controls, there are no assurances that those efforts will be fruitful and that it will be able to maintain brand awareness once the license expires.

Furthermore, third parties may claim that Allied Esports has infringed their intellectual property rights. Although Allied Esports takes steps to avoid violating the intellectual property rights of others, it is possible that third parties still may claim infringement. Infringement claims against us, whether valid or not, may be expensive to defend and divert the attention of Allied Esports’ management and employees from business operations. Such claims or litigation could require Allied Esports to pay damages, royalties, legal fees and other costs. Allied Esports also could be required to stop offering, distributing or supporting esports games, its to-be-developed gaming platform or other features or services which incorporate the affected intellectual property rights, redesign products, features or services to avoid infringement, or obtain a license, all of which could be costly and harm its business.

Allied Esports’ technology, content and brands are subject to the threat of piracy, unauthorized copying and other forms of intellectual property infringement.

Allied Esports regards its technology, content and brands as proprietary and takes measures to protect it from infringement. Piracy and other forms of unauthorized copying and use of technology, content and brands are persistent, and policing is difficult. Further, the laws of some countries do not protect intellectual property rights to the same extent as the laws of the United States, or are poorly enforced. Legal protection of Allied Esports’ rights may be ineffective in such countries, which could have a material adverse effect on its business, financial condition and results of operations.

Allied Esports may not be able to prevent others from unauthorized use of its intellectual property, which could harm our business and competitive position.

Allied Esports regards its registered trademark and pending trademarks, service marks, pending patents, domain names, trade secrets, proprietary technologies and similar intellectual property as critical to its success. Allied Esports relies on trademark and patent law, trade secret protection and confidentiality and license agreements with its employees and others to protect its proprietary rights.

Allied Esports has invested significant resources to develop its own intellectual property and acquire licenses to use and distribute the intellectual property of others. Failure to maintain or protect these rights could harm its business. In addition, any unauthorized use of our intellectual property by third parties may adversely affect its current and future revenues.

Allied Esports may not be able to develop compelling intellectual property content or secure media content distributors to promote, sell, and distribute such content, which could harm its business and competitive position.

Allied Esports intends to produce licensable content from the various live events, tournaments, and its own initiatives and brands to sell to viewers worldwide. There is no guarantee that it will be able to develop content that is compelling to its targeted customers. Media and gaming company competitors, many of which are better funded, are also creating content from esports events, and it will be difficult to create content that stands out and attracts customers. Furthermore, to carry out Allied Esports’ worldwide distribution plans, film and media distribution partners will be needed and, in the event, Allied Esports is not able to secure content distributors on terms acceptable to Allied Esports, this will have a significant adverse impact on revenue streams from the sale or licensing of intellectual property.

Risks Related to WPT’s Current Business

WPT’s broadcast agreement with Fox Sports Net (“FSN”) sets a minimum level of distribution that is significantly less than the current distribution level. If WPT’s current level of distribution is reduced, the reduction could materially and adversely affect WPT’s results of operations.

Currently, WPT broadcasts certain of its worldwide Main Tour events throughout the United States on FSN (whose regional sports networks, or “RSN’s” were purchased by Sinclair Broadcast Group and Entertainment Studios, Inc. (collectively, “Sinclair”), and they are also available on ClubWPT.com on demand, and on various digital streaming platforms. WPT’s programming agreement to broadcast the television series does not provide for any license fees to be paid to WPT for the broadcast rights, and contains a minimum level of distribution. Currently, WPT’s programming is broadcast significantly more frequently that the minimum threshold under the programming agreement. With no license fee in place for the distribution, WPT benefits from the program’s distribution and promotion of WPT’s online products (ClubWPT) and generates fees from sponsors by integrating sponsor logos and other advertising materials into its programs and around the broadcast of the shows through music royalties and distribution of the shows in other markets. The Season 17 sponsors included Hublot S.A., a luxury watch maker, Rockstar, Inc., an energy drink company, Baccarat, Inc., a manufacturer and retailer of fine crystal, Faded Spade Poker, LLC, a playing card manufacturer, and Zynga Inc., a social gaming operator. If WPT’s level of distribution were reduced by Sinclair, the value of the foregoing would be significantly reduced and it may be difficult for WPT to find sponsors on terms acceptable to WPT, or at all.

WPT’s production costs may increase.

In May 2016, WPT entered into a programming agreement for FSN (now Sinclair) to broadcast Seasons 15 through 18 of the WPT television series through calendar year 2021 on terms that are similar to the prior programming agreement discussed above. WPT may be required to pay the cost to produce these shows for Sinclair and depending on the amount of the related revenues it is able to generate, the lack of license fees could have a material adverse effect on WPT’s financial condition, results of operations and cash flows.

WPT’s production of its television show has been halted, and it is not known when production may resume.

Due to the ongoing COVID-19 pandemic, WPT has been unable to film and produce final tables from some of its previous main tour events. Although WPT anticipates filming those final tables in 2021, there is no way to predict when or if WPT will be able to film those final tables. Furthermore, the casino partners from whose events those final tables derive, as well as the players that are waiting to play such final tables, may decide not to play the final table and split the prize money, or enter into other arrangements that will make it difficult to film such final tables. If WPT cannot film those final tables, and if its production of future final tables remain in jeopardy due to COVID-19 or other factors, WPT may not be able to meet its obligations to the distributors of its content, its sponsors, or its casino partners, which could have a material adverse effect on WPT’s financial condition and future business prospects.

Sinclair’s acquisition of FSN could have negative consequences on World Poker Tour.

The Walt Disney Company (“Disney”) recently acquired 21st Century Fox (“FOX”). Under the terms of the acquisition, FOX’s non-regional news and sports assets, including FSN, were spun off into a new company, Fox Corporation (which is commonly referred to as “New Fox”), which remains owned by the prior FOX shareholders. The Department of Justice required Disney to sell all RSNs obtained as part of the acquisition within ninety (90) days after the closing of the Disney/FOX acquisition. WPT’s programming agreement with FSN’s owner requires

FSN to ensure WPT’s programming reaches a certain amount of households, which requires FSN’s owner to ensure we are broadcast on the RSNs. The FSN agreement also has other important broadcast requirements to ensure that WPT’s programming remains “appointment television” and airs at particular times on both the FSN networks and the RSNs. The RSNs (including FSN) were ultimately purchased by a joint venture company owned by Sinclair. Although Sinclair purchased all or substantially all of FOX’s RSNs, it will be difficult to ensure WPT’s programming is carried on all of the RSNs, or at the times and dates WPT finds desirable. Even though WPT’s FSN programming agreement will remain an enforceable obligation against Sinclair, there is no assurance that Sinclair will continue to broadcast WPT’s programming on FSN on terms WPT finds reasonable, if at all. Furthermore, the sale of the RSN’s to Sinclair and the changes to the FOX and the FSN business could negatively affect WPT’s ability to find other traditional television network distribution of the WPT shows in the United States. Any reduction or change of WPT’s distribution footprint has the potential to negatively affect its brand and associated sponsorship, marketing and promotional efforts.

There is no assurance that Sinclair will broadcast future seasons of the World Poker Tour, which would materially and adversely affect WPT’s results of operations.

In May 2016, WPT entered into an agreement for FSN (now Sinclair) to broadcast Seasons 15 through 18 of the WPT television series through calendar year 2021. If Sinclair elects to discontinue airing either series and WPT cannot replace its programming agreement with an agreement with a comparable U.S. broadcaster, it may be difficult for WPT to obtain sponsorship funds, it will be detrimental to the viability of the WPT brand and, consequently, would have a material adverse effect on WPT’s financial condition, results of operations and cash flows.

Consumers shifting to online video on-demand services like Hulu and Netflix and away from cable could have negative consequences on World Poker Tour.

Historically, WPT has relied on traditional television network distribution in order to build its brand and generate sponsorship revenue. As online video on-demand services such as Hulu and Netflix have become increasingly popular compared to traditional cable subscriptions, WPT has increased its digital distribution. If these “cable-cutting” trends intensify, however, there is no assurance that WPT can maintain or increase its total distribution and if it cannot, it may be difficult for WPT to obtain sponsorship funds, it will be detrimental to the viability of the WPT brand and, consequently, it would have a material adverse effect on WPT’s financial condition, results of operations and cash flows.

The ClubWPT.com business is currently heavily dependent upon television as a major source for the generation of new monthly subscribers and WPT continually seeks cost effective online and traditional marketing to generate new subscribers, which if not achieved could materially and adversely affect its results of operations.

ClubWPT is the official subscription online poker club of the World Poker Tour. VIP users pay a monthly subscription fee for exclusive access to full episodes from every past season of the WPT television show, plus magazine access, coupons, and more. Each month, members can play poker to win a share of cash and prizes, including seats to WPT events. In addition, in January 2019, WPT added free-to-play (also known as “freemium”) social poker and casino gaming on the platform, whereby free chips are offered for play, but additional chips can be purchased (there are no cash prizes offered for freemium play). WPT has produced ClubWPT.com-branded television shows that aired on FSN (such as our “King of the Club” television shows), as well as incorporating significant branding and advertising of ClubWPT into the WPT television shows to build awareness and drive traffic to ClubWPT.com. In order for the ClubWPT business (including its freemium offering) to continue as a viable business, WPT needs to continuously identify cost efficient marketing tools to generate new subscribers for ClubWPT. Traditionally, WPT has marketed by using its large library of content online as a driver to the platform, or through its social media footprint. The number of paid subscribers at ClubWPT grew throughout 2019 as a result of a significant promotion by FSN, while daily active users of our freemium products has increased since we introduced them in January 2019. The number of paid subscribers could decrease in future quarters due to the lack of current spending on marketing for new players. WPT will need to increase its marketing and promotion of ClubWPT through alternative means, such as social media, in person at WPT live events, via cross-promotion with the Allied Esports business, and via other means to ensure ClubWPT remains viable.

WPT’s reliance on Pala Interactive LLC (“Pala”) as a third-party systems provider is subject to system security risks and business viability risks that could disrupt services provided to ClubWPT.com customers, and any such disruption could reduce WPT’s revenue, increase its expenses and harm its reputation.

Experienced computer programmers and hackers may be able to penetrate Pala’s network security and misappropriate confidential information, create system disruptions or cause shutdowns. In addition, computer programmers and hackers may be able to develop and deploy viruses, worms and other malicious software programs that attack their products or otherwise exploit security vulnerabilities in their products. As a result, WPT could lose its existing or potential customers. Pala is a third-party vendor whose business is dependent upon the real money gaming and social gaming business environment. Any business interruption or failure by Pala would directly affect WPT’s online business as WPT would need to find a suitable alternative platform provider.

Rules and regulations governing sweepstakes, promotions and giveaways vary by state and country and these rules and regulations could restrict or eliminate WPT’s ability to generate revenues at ClubWPT.com, which could materially and adversely impact the viability of this business.

Changes in laws or regulations in various states or countries over sweepstakes, promotions and giveaways or a negative finding of law regarding the characterization of the type of online activity carried out on ClubWPT.com could result in WPT’s inability to obtain subscribers in those jurisdictions, which in turn could significantly impact WPT’s ability to generate revenue. The ability or willingness to work with WPT by payment processors and other service providers necessary to conduct the ClubWPT.com business also may be limited due to such changes in laws or any perceived negative consequences of engaging in the business of sweepstakes, promotions and giveaways that are utilized by ClubWPT.com.

WPT’s success depends in part on our brands and any future brands it may develop, and if the value of its brands were to diminish, its business would be adversely affected. Licensees of WPT’s brands may diminish the value of its brands.

WPT’s success depends on its World Poker Tour and Alpha 8 brands, which consist of a portfolio of trademarks, service marks and copyrighted materials. WPT’s intellectual property portfolio includes, but is not limited to, existing and future episodes of the televised programming produced in connection with its existing and future brands and certain elements of these episodes, trade names and other intellectual property rights. In connection with WPT’s branding and licensing operations, WPT entered into agreements with certain licensors to utilize the WPT brand and intellectual property in connection with mobile, social media and casual games, horse racing, amateur poker leagues, governmental lottery games, and in-person and online education and training poker workshops. While specific contractual provisions require that the licensees maintain the quality of WPT’s licensed brands, WPT cannot be certain that its licensees or their manufacturers and distributors will honor their contractual obligations or that they will not take other actions that will diminish the value of WPT’s brands prior to its ability to detect and prevent any such actions.

WPT may not be able to protect the format of its episodes, its current and future brands and its other proprietary rights.

WPT is susceptible to others imitating its television show format and other products and infringing on its intellectual property rights. Litigation may be necessary to enforce WPT’s intellectual property rights and to determine the validity and scope of its proprietary rights. Any litigation could result in substantial expense, may reduce WPT’s profits and may not adequately protect its intellectual property rights upon which it is substantially dependent. In addition, the laws of certain foreign countries do not always protect intellectual property rights to the same extent as the laws of the U.S. Imitation of WPT’s television show formats and other products or infringement of its intellectual property rights could diminish the value of its brands or otherwise adversely affect its revenues.

Any litigation or claims against WPT based upon its intellectual property or other third-party rights, whether or not successful, could result in substantial costs and harm its reputation. In addition, such litigation or claims could force WPT to do one or more of the following: to cease exploitation of the WPT television series and related products or portions thereof that violate the potentially infringed third party rights or intellectual property, which would adversely affect WPT’s revenue; to negotiate a license from the holder of the intellectual property or other right alleged to have been infringed, which license may not be available on reasonable terms, if at all; or to modify the WPT television series and related products or portions thereof to avoid infringing the intellectual property or other rights of a third party, which may be costly and time-consuming or impossible to accomplish.

Early termination of WPT’s agreements with member casinos or violation by member casinos of the restrictive covenants contained in these agreements could negatively affect the size of telecast audiences and lead to declines in the performance of WPT’s other lines of business.

WPT entered into written agreements with all of the “member casinos” that host WPT tournament stops. However, any member casino may elect to withdraw its tournament from the WPT lineup and terminate the agreement by giving WPT notice by a specified date or, if earlier, a specified length of time before the date of the tournament, which is generally four to six months. While each agreement remains in effect and, in some cases, for varying periods of time thereafter, the member casino is prohibited from televising the tournament itself, permitting any third party to televise the tournament or licensing its name, trademarks or likeness to any other party in conjunction with the telecast of a poker tournament. If a significant number of these member casinos were to terminate their agreements and/or allow a competing company to telecast their tournaments after their expiration for the restricted time period, this could result in a decline in WPT’s future telecast audiences, which in turn would lead to declines in the performance and success of WPT’s other lines of business. If one or more member casinos were to breach the exclusivity provisions of their contracts with WPT by letting a competing company telecast their tournaments within the restricted time period, litigation may be necessary to enforce those rights. Any litigation could result in substantial expense.

Refusal of any gaming commission to register WPT as a non-gaming vendor for its branded casino tournaments could jeopardize the ability of WPT to continue holding its events at member casinos.

Some states require WPT to register with the state’s gaming commissions as a non-gaming vendor of the member casino that runs a WPT-branded tournament. If such gaming commissions refuse to provide the necessary vendor license, the member casino may not be able to hold WPT’s tournaments, and WPT’s business could suffer.

Termination or impairment of WPT’s relationships with key licensing and strategic partners could adversely affect its revenues and results of operations.

WPT has developed relationships with key strategic partners in many areas of its business, including poker tournament event sponsorship, merchandise licensing, social poker and casino games, corporate sponsorship and international distribution. WPT hopes to derive significant income from its licensing arrangements and its agreements with its strategic partners are vital to finding these licensing arrangements. If WPT were to fail to manage its existing licensing relationships, this failure could have a material adverse effect on its financial condition and results of operations. WPT would also be materially adversely affected if it were to lose rights under any of its other key contracts or if the counterparty to any of these contracts were to breach its obligations to WPT. WPT relies on a limited number of contracts under which third parties provide it with services vital to WPT’s business.

These agreements include WPT’s agreements with:

•        FSN (now Sinclair), pursuant to which Sinclair broadcasts the WPT television series;

•        Pala, who hosts and operates the ClubWPT product;

•        Zynga, Inc., who licenses the WPT brand for use on its social poker platform;

•        Partypoker Live Ltd., who licenses the WPT brand in connection with online and land-based poker tournaments in Europe;

•        Hugeous Mass Media, who maintains WPT’s database of music and collects music royalty revenue for WPT worldwide;

•        CaptivePlay LLC, who licenses the WPT brand in order to operate a social poker product, PlayWPT;

•        HongKong Triple Sevens Interactive Co., Ltd, who licenses the Alpha8 brand to operate a social poker product;

•        Rogers Network and Game TV, for broadcasting in key international territories such as Canada;

•        TV Azteca, pursuant to which WPT is partnering with TV Azteca to create localized WPT-branded content, as well as jointly brand and market a social poker product for the territory of Mexico;

•        AMC and Sport 1 & 2, who license rights to broadcast the WPT television series in 10 territories in Eastern Europe; and

•        OTT (over-the-top) Platforms, specifically PLUTO TV and Samsung, where WPT earns sizeable revenues.

If WPT’s relationship with any of these or certain other third parties were to be interrupted, or the services provided by any of these third parties were to be delayed or deteriorate for any reason without being adequately replaced, WPT’s business could be materially adversely affected. If WPT is forced to find a replacement for any of these strategic partners, this could create disruption in its business and may result in reduced revenues, increased costs or diversion of management’s attention and resources.

In addition, while WPT has significant control over its licensed products and advertising, WPT does not have operational and financial control over these third parties, and it has limited influence with respect to the manner in which they conduct their businesses. If any of these strategic partners experiences a significant downturn in its business or were otherwise unable to honor its obligations to WPT, WPT’s business could be materially disrupted.

The loss of the services of Adam Pliska or other key employees or on-air talent, or WPT’s failure to attract key individuals, could adversely affect its business.

WPT is highly dependent on the services of Adam Pliska, who currently serves as Chief Executive Officer and President of WPT, as well as President of the Company.

WPT’s continued success is also dependent upon retention of other key management executives and upon its ability to attract and retain employees and on-air talent to implement its corporate development strategy and its branding and licensing efforts. The loss of some of its senior executives, or an inability to attract or retain other key individuals, could materially adversely affect WPT. Growth in WPT’s business is dependent, to a large degree, on its ability to retain and attract such employees. WPT seeks to compensate and provide incentives to its key executives, as well as other employees, through competitive salaries, stock ownership and bonus plans, but it can make no assurance that these programs will allow WPT to retain key employees or hire new employees. In addition, WPT’s future success may also be affected by the potential need to replace its key on-air talent.

Any disputes with the IATSE 700 Editors Union could delay finishing production of shows needing to be delivered to Sinclair or increase WPT’s costs to produce the shows.

From time to time, certain of WPT’s employees involved in producing the WPT series are members of IATSE 700 Editors Union, and WPT renewed its contract with such union in August 2019 for a three-year term. Although WPT has a current union agreement in place, there is no guarantee that future disagreements with WPT’s unionized employees will not lead to any interruption in services. Any failure to timely negotiate and/or settle any such disagreements could cause a delay in WPT’s ability to timely produce the WPT series for Sinclair, and the costs to do so could increase. Either of these events would adversely affect WPT’s profitability.

WPT’s quarterly results may fluctuate, which may negatively affect the value of the common stock.

Under sponsorship agreements for WPT, revenues are recognized as each episode is aired. Therefore, WPT’s quarterly revenue can fluctuate significantly depending on the number of episodes aired in any one quarter. In addition, the sales of consumer products that utilize WPT’s licensed intellectual property vary greatly, due to holiday seasons, school schedules and other outside factors. As a result, WPT’s financial results can be expected to fluctuate significantly from quarter to quarter, leading to volatility and a possible adverse effect on the market price of the common stock.

Risks Related to WPT’s Current Industry

WPT’s television programming may be unable to maintain a sufficient audience for a variety of reasons, many of which are beyond its control.

Television production is a speculative business because revenues and income derived from television depend primarily upon the continued acceptance of that programming by the public, which is difficult to predict. Public acceptance of particular programming is dependent upon, among other things, the quality of the programming, the strength of networks on which the programming is telecast, the promotion and scheduling of the programming and the quality and acceptance of competing television programming and other sources of entertainment and information. Popularity of programming can also be negatively impacted by excessive telecasting of the programming beyond viewers’ saturation thresholds.

WPT’s ability to create and sponsor its television programming profitably may be negatively affected by adverse trends that apply to the television production business generally.

Television revenues and income may be affected by a number of factors, many of which are not within WPT’s control. These factors include a general decline in television viewers, pricing pressure in the television advertising industry, strength of the stations on which its programming is telecast, general economic conditions, increases in production costs and availability of other forms of entertainment and leisure time activities. Furthermore, as the popularity of streaming content over the Internet increases and more consumers “cut the cord” and cease watching traditional broadcast television, the audience for WPT’s programming will be dispersed across multiple platforms and its programming could have less overall impact and watchability. All of these factors, as well as others, may quickly change and these changes cannot be predicted with certainty. WPT’s future sponsorship opportunities may also be adversely affected by these changes. Accordingly, if any of these changes were to occur, the revenues WPT generates from television programming could decline.

A decline in general economic conditions or the popularity of WPT’s brand of televised poker tournaments could adversely impact its business.

Because WPT’s operations are affected by general economic conditions and consumer tastes, its future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers’ disposable incomes and thus a decline in general economic conditions could, in turn, have a material adverse effect on WPT’s business, operating results and financial condition and the price of the Company’s common stock. An economic decline, including the current economic decline as a result of the global COVID-19 pandemic, could also adversely affect WPT’s corporate sponsorship business, sales of its branded merchandise and other aspects of its business.

The continued popularity of WPT’s type of poker entertainment is vital in maintaining the ability to leverage its brand and develop products or services that appeal to its target audiences, which, in turn, is important to WPT’s long-term results of operations. Public tastes are unpredictable and subject to change and may be affected by changes in the political and social climates of those countries and territories in which WPT operates. A change in public opinion could have a material adverse effect on WPT’s business, operating results and financial condition and, ultimately, the price of the Company’s common stock.

The political or social climate regarding gaming and poker could negatively impact WPT’s ability to negotiate future telecast license arrangements and could negatively impact its chances of renewal.

Although the popularity of poker, in particular, and gaming, in general, has continued to grow in the U.S. and abroad, gaming has historically experienced backlash from various constituencies and communities. Currently, the legal operational status of Internet-based casinos and card rooms remains unclear in some countries. The U.S. government has taken steps to curb activities that it believes constitutes unlawful online gaming through legislation such as the Unlawful Internet Gambling Enforcement Act of 2006 and through arrests of off-shore online gaming operators traveling in the U.S. Also, on November 2, 2018, the U.S. Department of Justice (the “DOJ”) issued an opinion that interprets the federal Wire Act as prohibiting any gambling that crosses state lines, including non-sports related gambling. This opinion expands the prior opinion issued by the DOJ in 2011 that interpreted the Wire Act as prohibiting interstate sports gambling only.

Based on the uncertain regulatory environment surrounding the marketing and promotion of Internet-based casinos and card rooms to viewers in the U.S., Sinclair has final edit rights to the shows that it broadcasts. Sinclair had indicated that it will only display the “dot com” names or logos of Internet-based casinos and card rooms in its telecasts that are explicitly legal in select territories in the United States. However, if Sinclair elects not to allow the display of “dot com” logos on the WPT show, whether because of the recent DOJ opinion or otherwise, WPT may not be able to attract other Internet-based casino sponsors or retain existing online card rooms sponsoring WPT’s tour. Additionally, increased regulatory scrutiny on Internet gambling sites may eliminate these sites as sources of advertising revenue for television networks that exhibit poker-related programming, thereby potentially impacting the value of such programming to these networks. Additionally, many participants in WPT’s tournament events are sponsored by Internet-based casino sponsors and existing online card rooms. If such sponsors’ revenues are reduced, they may not be able to sponsor WPT’s tournament participants at the same level or at all, which could cause WPT’s tournament participation to decline (in terms of numbers and professional players) and the quality and distribution of our WPT series could suffer.

The television entertainment market in which WPT operates is highly competitive and competitors with greater financial resources or marketplace presence may enter this market to WPT’s detriment.

WPT competes with other poker-related television programming, including ESPN’s coverage of the “World Series of Poker” and its “World Series of Poker” Circuit Events, among others. These and other producers of poker-related programming may be well established and may have significantly greater resources than WPT does. Based on the popularity of these poker-related televised programs, WPT believes that additional competing televised poker programs may currently be in development or may be developed in the future. WPT’s programming also competes for telecast audiences and advertising revenue with telecasts of mainstream professional and amateur sports, as well as other entertainment and leisure activities. These competing programs and activities, and the brands that they build may decrease the popularity of the WPT television series and dilute the WPT’s brand. This would adversely affect WPT’s operating results and financial condition and, ultimately, the price of the Company’s common stock.

Risks Related to the Businesses of Both Allied Esports and WPT

Allied Esports and WPT have historically operated at a net loss on a consolidated basis, and there is no guarantee that that the consolidated company will be able to be profitable.

The combined historical operations of Allied Esports and the WPT have resulted in net losses of $16,738,729 and $31,019,725 for the years ended December 31, 2019 and 2018, respectively. We do not know with any degree of certainty whether or when the consolidated operations of Allied Esports and the WPT will become profitable. Even if we are able to achieve profitability in future periods, we may not be able to sustain or increase our profitability in successive periods.

We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services. Nevertheless, our assessments regarding market size, market share, market acceptance of our products and services and a variety of other factors may prove incorrect. Our future success will depend upon many factors, including factors beyond our control and those that cannot be predicted at this time.

Forecasts of our market and market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, there can be no assurance that our business will grow at similar rates, or at all.

Growth forecasts included in SEC filings relating to our market opportunities and the expected growth in those markets are subject to significant uncertainty and are based on assumptions and estimates which may prove to be inaccurate. We also plan to operate in a number of foreign markets, and a downturn in any of those markets could have a significant adverse effect on our businesses. Even if these markets meets our size estimate and experiences the forecasted growth, we may not grow our business at a similar rate, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth should not be taken as indicative of our future growth.

Any actual or perceived failure by us to comply with our privacy policies or legal or regulatory requirements in one or multiple jurisdictions could result in proceedings, actions or penalties against us.

Allied Esports and WPT have implemented various features intended to better comply with applicable privacy and security requirements in the collection and use of customer data, but these features do not ensure compliance and may not be effective against all potential privacy and data security concerns. A wide variety of domestic and foreign laws and regulations apply to the collection, use, retention, protection, disclosure, transfer, disposal and other processing of personal data. These data protection and privacy-related laws and regulations are evolving and may result in regulatory and public scrutiny and escalating levels of enforcement and sanctions. Our failure to comply with applicable laws and regulations, or to protect any personal data, could result in enforcement actions against us, including fines, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing customers and prospective customers), any of which could adversely affect our business, operating results, financial performance and prospects.

Evolving and changing definitions of personal data and personal information within the EU, the United States and elsewhere may limit or inhibit our ability to operate or expand our business. In jurisdictions outside of the United States, we may face data protection and privacy requirements that are more stringent than those in place in the United States. We are at risk of enforcement actions taken by certain EU data protection authorities until such point in time that we may be able to ensure that all transfers of personal data to us in the United States from the EU are conducted in compliance with all applicable regulatory obligations, the guidance of data protection authorities and evolving best practices. The European General Data Protection Regulation (“GDPR”) may impose additional obligations, costs and risks upon our business. The GDPR may increase substantially the penalties to which we could be subject in the event of any non-compliance. In addition, we may incur substantial expense in complying with the obligations imposed by the GDPR and we may be required to make significant changes in our business operations, all of which may adversely affect our revenues and our business overall.

Loss, retention or misuse of certain information and alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability and may require us to expend significant resources on data security and in responding to and defending such allegations and claims. In addition, future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could impair our ability to collect, use or disclose data relating to individuals, which could increase our costs and impair our ability to maintain and grow our customer base and increase our revenue.

Allied Esports and WPT publicly post their privacy policies and practices concerning processing, use and disclosure of the personally identifiable information provided to them by website visitors. Publication of such privacy policies and other statements published that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive or misrepresentative of actual policies and practices or if actual practices are found to be unfair. Evolving and changing definitions of what constitutes “Personal Information” and “Personal Data” within the EU, the United States and elsewhere, especially relating to classification of IP addresses, machine or device identification numbers, location data and other information, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance relationships that may involve the sharing of data.

Our failure to raise additional capital or generate cash flows necessary to pay debt, expand our operations and invest in new business initiatives in the future could reduce our ability to compete successfully and harm our operating results.

In the future we need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we cannot raise capital on acceptable terms, or at all, we may not be able to, among other things:

•        develop and enhance our products and services;

•        continue to expand our network of arenas;

•        hire, train and retain employees;

•        respond to competitive pressures or unanticipated working capital requirements; or

•        pursue acquisition opportunities.

Although we have been able to fund our current working capital requirements through operations, debt and equity financing, there is no assurance that we will be able to do so in the future. As a result, our auditors have indicated that the above-mentioned conditions raise substantial doubt about our ability to continue as a going concern.

Our business depends substantially on the continuing efforts of our executive officers, key employees and qualified personnel, and our business operations may be severely disrupted if we lose the services of such personnel.

Our future success depends substantially on the continued efforts of our executive officers and key employees. If one or more of our executive officers or key employees are unable or unwilling to continue their services with us, we might not be able to replace them easily, in a timely manner, or at all. Since the esports gaming and poker industry is characterized by high demand and intense competition for talent, we cannot assure you that we will be able to attract or retain qualified staff or other highly skilled employees. If any of our executive officers or key employees terminate their services with us, our business may be severely disrupted, our financial condition and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel.

We may experience security breaches and cyber threats.

We face cyber risks and threats that could damage, disrupt or allow third parties to gain improper access to our networks and platforms, supporting infrastructure, intellectual property and other assets. In addition, we rely on technological infrastructure, including third party cloud hosting and broadband, provided by third party business partners to support the functionality of our platforms and content distribution. These business partners are also subject to cyber risks and threats. Such cyber risks and threats may be difficult to detect. The techniques that may be used to obtain unauthorized access or disable, degrade, exploit or sabotage these networks and gaming platforms change frequently and often are not detected. Our systems and processes and those of our third-party business partners may not be adequate. Any failure to prevent or mitigate security breaches or cyber risks, or respond adequately to a security breach or cyber risk, could result in interruptions to our platforms, degrade the gamer/user experiences, cause gamers/users to lose confidence in our platforms and cease utilizing them, as well as significant legal and financial exposure. This could harm our business and reputation, disrupt our relationships with partners and diminish our competitive position.

Global health threats, such as the current COVID-19 pandemic, may adversely affect the operations of our Allied Esports and WPT businesses, which could have a material adverse effect on our business.

Our business could be adversely affected by the effects of a widespread outbreak of contagious disease, including the recent outbreak of the COVID-19 respiratory illness first identified in Wuhan, Hubei Province, China. A significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products and services. Specifically, as a global entertainment company that hosts numerous live events with spectators and participants in destination cities, outbreaks may cause such people to avoid traveling to our destination cities and attending our events. Sponsors of such events may also cancel such events as precautionary measures or based on guidelines from local or federal health agencies. As a result of the COVID-19 pandemic, live events to be hosted by both of our Allied Esports and WPT businesses have been cancelled. Allied Esports and WPT businesses started conducting live events again on a limited basis in June 2020. However, many other previously scheduled live events remain indefinitely postponed or have been cancelled. And at this time, we cannot determine the extent that such outbreak will continue to have on our future operations.

Risks Related to Owning Our Common Stock

The market price of shares of our common stock may be volatile, which could cause the value of your investment to decline.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our common stock regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to stockholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and, in response, the market price of shares of our common stock could decrease significantly. You may be unable to resell your shares of common stock at or above a price you feel is appropriate.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We have no current plans to pay cash dividends on our common stock; as a result, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay dividends on our common stock. Any future determination to pay dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay cash dividends is restricted by the terms of our debt financing arrangements, and any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, you may not receive any return on an investment in our common stock unless you sell your common stock for a price greater than that which you paid for it.

If our operating and financial performance in any given period does not meet the guidance that we provide to the public, the market price of our common stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in our public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our common stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled interest payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors, some of which are beyond our control. In some cases, we will also be required to obtain the consent our lenders to refinance material portions of our indebtedness. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premiums, and interest, if any, on our indebtedness. Some of our indebtedness is maturing in the near term, and if we are unable to raise sufficient capital or generate cash through our operations, we will be unable to meet our debt obligations at maturity.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, reduce or eliminate the payment of dividends, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to attempt to meet our debt service and other obligations. We may not be able to consummate those dispositions or consummate dispositions at prices that we believe are fair, and the proceeds that we do receive may not be adequate to meet any debt service obligations then due.

We incur increased costs and are subject to additional regulations and requirements as a result of being a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we incur significant legal, accounting and other expenses that are not incurred by private companies, including costs associated with public company reporting requirements. We also have incurred and will continue to incur costs associated with the Sarbanes-Oxley Act, and related rules implemented by the SEC and the Nasdaq Capital Market. The expenses generally incurred by public companies for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also may make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock on the Nasdaq market, fines, sanctions and other regulatory action and potentially civil litigation.

We are an “emerging growth company,” and the reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to: being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure; an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We intend to take advantage of the exemptions discussed above. As a result, the information we provide will be different than the information that is available with respect to other public companies. In our SEC filings, we do not include all of the executive compensation-related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and the market price of our common stock may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of our 2022 fiscal year, (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.00 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Our failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could adversely affect our financial position and lower our stock price.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Effective internal controls are necessary for us to provide reliable financial reports. Nevertheless, all internal control systems, no matter how well designed, have inherent limitations. Even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. As of September 30, 2020, our management, including our Chief Executive Officer and Chief Financial Officer, concluded that the Company’s disclosure controls and procedures were not effective to ensure that the information required to be disclosed in our SEC reports was recorded, processed, summarized and reported on a timely basis. Despite not conducting a formal assessment regarding internal control over financial reporting, management identified the following material weaknesses as of December 31, 2019, which continue to persist:

•        inadequate internal controls, including inadequate segregation of duties, over the preparation and review of the consolidated financial statements and untimely annual closings of the books;

•        inadequate controls and procedures as they relate to completeness of information reported by certain third parties that process transactions related to specific revenue streams; and

•        inadequate information technology general controls as it relates to user access and change management.

As a company with limited accounting resources, a significant amount of management’s time and attention has been and will be diverted from our business to ensure compliance with these regulatory requirements. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

These material weaknesses and any significant deficiencies could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and any annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we may be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to maintain our common stock listed on Nasdaq.

Increases in interest rates may cause the market price of our common stock to decline.

While interest rates are falling and have in recent years been at record low levels, any return to increases in interest rates may cause a corresponding decline in demand for equity investments. Any such increase in interest rates or reduction in demand for our common stock resulting from other relatively more attractive investment opportunities may cause the market price of our common stock to decline.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one of more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our common stock to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or if our reporting results do not meet their expectations, the market price of our common stock could decline.

You will be diluted by the future issuance of common stock, preferred stock, or securities convertible into common or preferred stock, in connection with our incentive plans, acquisitions, capital raises or otherwise.

Our amended and restated certificate of incorporation authorizes us to issue these shares of common stock and options, rights, warrants and appreciation rights relating to common stock for the consideration and on the terms and conditions established by our Board of Directors in its sole discretion, whether in connection with acquisitions or otherwise.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Issuing additional shares of our capital stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us.

Additionally, we have reserved an aggregate of 3,463,305 shares of common stock for issuance under our 2019 Equity Incentive Plan (the “2019 Plan”). Any common stock that we issue, including under our 2019 Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by our common stockholders. We have filed an effective registration statement on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our 2019 Plan. Accordingly, shares registered under such registration statement will be available for sale in the open market upon issuance.

The Company’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for certain legal actions between the Company and its stockholders, which could limit the Company’s stockholders’ ability to obtain a judicial forum viewed by the stockholders as more favorable for disputes with the Company or the Company’s directors, officers or employees.

The Company’s Certificate of Incorporation, as amended, provides that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation, as amended, or the Company’s Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rule and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

If a court were to find the choice of forum provision contained in our Certificate of Incorporation, as amended, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to the Company’s management.

Our Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

The Company’s authorized capital includes 1,000,000 shares of undesignated preferred stock. Our Board has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval, subject to certain limitations on this power under Nasdaq listing requirements. Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our Board to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of our company that are not approved by our Board. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

THE PROPOSAL

General

We are soliciting your consent to approve the Sale Transaction, which is the sale of 100% of the outstanding capital stock of Club Services, Inc., a Nevada corporation (“CSI”). CSI is our indirect wholly-owned subsidiary that directly or indirectly owns 100% of the outstanding capital stock of each of the legal entities that collectively operate or engage in the WPT Business.

The terms and conditions of the Sale Transaction are set forth in the Stock Purchase Agreement, dated as of January 19, 2021, between us and Element Partners, LLC, or Buyer, which is described under the caption “The Stock Purchase Agreement” beginning on page 45. A copy of the Stock Purchase Agreement, excluding the schedules thereto, is included as Annex A to this Consent Solicitation Statement. The description in this Consent Solicitation Statement of the terms and conditions of the Sale Transaction and of the Stock Purchase Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Sale Transaction and the terms of the Stock Purchase Agreement, you should carefully read in its entirety the copy of the Stock Purchase Agreement.

Approval and Recommendation of our Board of Directors

Our Board of Directors believes that the Sale Transaction is advisable, fair to, and in the best interests of the Company and its stockholders and has unanimously approved the Sale Transaction. Our Board of Directors unanimously recommends that the stockholders consent to and approve the Proposal.

Record Date and Voting Power

Stockholders of record at the close of business on January 28, 2021, or the Record Date, of our common stock are entitled to notice of, and to grant consent to the Proposal. At the close of business on the Record Date, there were 39,139,502 shares of our common stock issued, outstanding and entitled to vote. You have one vote for each share of our common stock held by you on the Record Date.

Stockholder Approval Required

The Proposal must receive an affirmative vote of a majority of our issued and outstanding shares of common stock in order to be approved. Throughout this Consent Solicitation Statement, we use “vote” and “voting” interchangeably with “consent” and “consenting” (and similar).

In connection with the execution of the Stock Purchase Agreement, Buyer and certain of our key stockholders, including certain of our directors and executive officers, entered into stockholder support agreements pursuant to which they have agreed to vote their shares of Company common stock in favor of approval of the Sale Transaction and against the approval or adoption of any alternative transactions. These stockholders also granted to Buyer a proxy to vote their shares of Company common stock in favor of approval of the Sale Transaction and agreed not to transfer its shares of Company common stock prior to the expiration of the stockholder support agreements. These key stockholders collectively own or control an aggregate of approximately 17.5% of the Company’s outstanding common stock. In addition, the Company has agreed to use its reasonable efforts to cooperate with Buyer to obtain executed copies of a stockholder support agreement from Primo Vital Limited, the holder of 30.6% of the Company’s outstanding common stock, as promptly as possible after entering into the Stock Purchase Agreement, and to obtain a Deed of Irrevocable Undertaking containing covenants to support the Sale Transaction from stockholders of Ourgame International Holdings Limited, the parent company of Primo Vital Limited, within one business day after entering into the Stock Purchase Agreement. The forms of stockholder support agreements and Deed of Irrevocable Undertaking are attached as Exhibits A, C and D to the Stock Purchase Agreement.

Voting of Consents

Your shares of common stock will be voted in accordance with the instructions contained in your completed and submitted consent card. If you submit a consent card without giving specific voting instructions with respect to the Proposal, consents, each, a “Consent,” will be voted in favor of our Board of Directors’ recommendation with respect to the Proposal as set forth in this Consent Solicitation Statement. The failure to submit a consent card or, if your shares are held in “street name,” to give appropriate instructions to your broker or nominee, will have the same effect as voting against the Proposal. Abstentions also have the same effect as voting against the Proposal.

Stockholders of Record.    If you hold your shares in your own name as a holder of record, you can vote your shares of common stock by completing submitting the enclosed consent card, either by mail or using the Internet. To submit your consent card by mail, simply complete, sign and date the consent card and return it promptly in the envelope provided. To submit your consent card using the Internet, go to www.cstproxyvote.com and follow the instructions. Have your consent card available when you access the web site.

Beneficial Owners.    If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted.

Revocation of Consents

If you are the stockholder of record, you may revoke your Consent at any time prior to the time that we receive a sufficient number of written consents to approve the Proposal. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the Consent previously given is no longer effective. The revocation should be sent to the Company at 17877 Von Karman Avenue, Suite 300, Irvine, California 92614, Attention Corporate Secretary. If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee, provided that such revocation is made prior to the time that we receive a sufficient number of written consents to approve the Proposal set forth herein.

Expiration Date

We expect that this solicitation will end immediately upon receipt of a sufficient number of Consents to approve the Proposal. We expressly reserve the right, in our sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Time, on April 9, 2021, or the “Expiration Date,” to (i) terminate the Consent Solicitation for any reason, including if requisite approval is obtained, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation. The final results of this solicitation of written consents will be disclosed by the Company in a Form 8-K filed with the SEC. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law.

THE SALE TRANSACTION

Parties to the Sale Transaction

Allied Esports Entertainment, Inc.

Allied Esports Entertainment, Inc. is a global leader in esports entertainment, providing innovative infrastructure, transformative live experiences, multiplatform content and interactive services to audiences worldwide through its strategic fusion of two powerful brands: Allied Esports and the World Poker Tour. See “Description of Allied Esports Entertainment, Inc.” beginning on page 58 of this Consent Solicitation Statement for a more fulsome description of our company and our businesses.

Element Partners, LLC

Element Partners, LLC is a Delaware limited liability company formed for the purposes of acquiring the WPT Business in the Sale Transaction. Element Partners, LLC is owned by an investment fund.

Background of the Sale Transaction

Our Board of Directors and the members of our senior management team regularly review our operations and strategy to maximize long-term value to our stockholders. As part of this ongoing review, our Board of Directors and management have considered a variety of strategic alternatives to enhance stockholder value, including potential financings, changes to our offerings, strategic partnerships, and divestitures.

On September 9, 2020, Adam Pliska, the Chief Executive Officer and President of World Poker Tour, was introduced by a mutual friend to a representative of Buyer. After this introduction was made, Buyer’s representative requested an introductory call with Mr. Pliska to discuss the possibility of a partnership or acquisition of the WPT Business directly.

On September 16, 2020, a phone conference was held among Mr. Pliska, the Company’s President, David Polgreen, the Company’s General Counsel and representatives of the Buyer. During the call, Mr. Pliska provided Buyer’s representatives with details about the operations of the WPT Business, and the parties discussed potential acquisition opportunities. Buyer’s representatives expressed an interest in the WPT Business and requested the opportunity to begin a due diligence process with respect to the same. After the conclusion of the call, Mr. Pliska related the substance of the call to the Company’s Chief Executive Officer, Frank Ng, and its Chief Financial Officer, Tony Hung.

On October 12, 2020, a follow-up teleconference was held between Buyer and Company during which the parties further discussed the potential partnership or acquisition deal and the structure of the Company and its related subsidiaries. After this conference, Buyer’s representative sent Mr. Pliska an email reiterating Buyer’s interest in pursuing a license of the intellectual property of the WPT Business or an acquisition of the WPT Business.

On October 29, 2020, the Company’s Board of Directors held a meeting to discuss, among other things, the possibility of a sale of the WPT Business. All directors were present at this meeting, along with Mr. Hung and representatives of Maslon LLP, outside counsel to the Company. After discussion at the meeting, the Board directed the Company’s officers to further investigate with Buyer a potential license of the intellectual property of the WPT Business or a sale of the WPT Business.

On November 4, 2020, Mr. Pliska and Mr. Polgreen held a teleconference with Buyer’s representative, during which Buyer’s representative indicated that Buyer sought to acquire the WPT Business instead of an intellectual property license. Buyer’s representative requested that the Company present Buyer with a proposed sale price for the WPT Business on or before November 9, 2020.

On November 5, 2020, the Company’s Board of Directors held a meeting where Mr. Pliska presented the Board with the substance of his conversations with the representatives of Buyer. Acknowledging that a sale of the WPT Business was not being actively pursued by the Company at that time, the Board discussed Buyer’s general proposal to purchase the WPT Business, taking into account the Company’s operations, financial performance, and independent valuations proposed by prior interested parties and certain investment bankers.

The Board continued its discussions on November 8, 2020. The Board discussed the relative merits and risks of continuing to operate or selling the WPT Business. Yinghua Chen, a director of the Company, presented Ourgame’s perspective regarding the potential acquisition, and expressed Ourgame’s general preference to sell the WPT business. The Board agreed that rather than proposing a purchase price to Buyer, it would be preferable for Buyer to present a purchase price proposal, and directed Mr. Pliska to communicate the same to Buyer’s representatives. Shortly after the meeting, Mr. Pliska communicated the Board’s preference to Buyer’s representative.

On November 11, 2020, representatives of Buyer called Mr. Pliska to communicate Buyer’s offer to acquire the WPT Business for $48.5 million. Mr. Pliska confirmed that he would present this offer to the Board, but indicated that he believed the proposed purchase price may be significantly lower than what the Board believed was a fair value for the WPT Business. On or about the same day, Mr. Ng had a phone conversation with another representative of Buyer in which Mr. Ng suggested that the Board would be unlikely to approve a sale for less than $70 to $80 million, to which the Buyer’s representative responded that Buyer might be willing to meet such a price. After conferring with Mr. Pliska and learning of Buyer’s offer of $48.5 million, Mr. Ng had another conversation with Buyer’s representative during which Mr. Ng reiterated to Buyer that such offer was likely unacceptable to the Board and management. Buyer’s representative responded that he would speak with his team to amend the proposed sale price. Later the same day, a representative of Buyer phoned Mr. Pliska and informed him that Buyer intended to increase the offered purchase price to approximately $70 million, plus additional consideration structured as post-closing, revenue sharing payments, and indicated that the Buyer would submit to the Company a non-binding proposal.

On November 12, 2020, the Company received a draft non-binding proposal from Buyer reflecting the terms discussed among Mr. Pliska, Mr. Ng, and Buyer’s representative on November 11, 2020.

On November 13, 2020, the Board of Directors held a meeting and reviewed and discussed the terms of the non-binding proposal received from Buyer the day before, and received feedback from Ms. Chen regarding Ourgame’s general support of the proposed sale of the WPT Business. The Board also discussed the fiduciary implications of the proposed sale of the WPT Business, and the need to obtain a fairness opinion to ensure that the contemplated sales price would maximize stockholder value and would be fair from a financial point of view. After due discussion and deliberation, the Board directed management to continue negotiations with Buyer, but expressed a preference for the entire purchase price to be paid at the closing instead of including post-closing revenue sharing in the purchase price. The Board directed Tony Hung, Chief Financial Officer, to seek out options to obtain a fairness opinion.

On November 15, 2020, the Company sent a revised draft of Buyer’s non-binding proposal to Buyer for Buyer’s review and comment.

On November 16, 2020, the Company and Buyer conducted a phone conference to discuss the Company’s proposed revisions to the non-binding proposal. Messrs. Pliska, Ng, Hung, and Polgreen represented the Company. During this call, the parties proposed and discussed timelines for the due diligence and purchase agreement negotiation processes moving forward. The Company’s representatives emphasized the importance of establishing a timeline consistent with the Board’s discharge of its fiduciary duties to the Company’s stockholders. The parties also discussed Buyer’s source of funds for the purchase price and the possibility of including the Buyer’s escrow of the purchase price in advance of any sale transaction. After the call, Mr. Polgreen summarized the call for the Board.

On November 17, 2020, Buyer submitted a revised non-binding proposal to the Company. After Buyer’s representatives reviewed the revised terms contained therein, the Company and Buyer’s representatives held a phone conference to discuss the revisions. The Company was represented by Messrs. Pliska, Ng., Hung, Polgreen, and representatives of Maslon LLP. During the call, the parties discussed the approvals that would be necessary to consummate the proposed acquisition, including the approval of the Company’s stockholders. In addition, the parties discussed the desire for Ourgame to approve the Sale Transaction in its capacity as the beneficial owner of a significant amount of the Company’s common stock, and such approval could only be obtained after Ourgame’s stockholders approved the sale under the rules of the Hong Kong Stock Exchange to which Ourgame is subject. Mr. Ng directed Mr. Polgreen and Maslon LLP to discuss necessary Ourgame approvals with Ms. Chen and Yundan Xiao, General Counsel to Ourgame. After the call, Mr. Polgreen provided the Board an update regarding representation and warranty insurance, break-up fees, confirmation of Buyer’s source of funds, and the foregoing regulatory approvals.

On November 18 and 19, 2020, Mr. Pliska met with representatives of Buyer in Las Vegas, Nevada, where the parties engaged in further negotiations regarding the proposed terms of the Sale Transaction, with a primary focus on diligence of the WPT Business. Mr Pliska provided an overview of the assets, the management, answered questions and discussed future opportunities available to the WPT Business.

On November 19, 2020, Mr. Polgreen and representatives of Maslon LLP held a call with representatives of the Tong Shang firm, outside counsel to Ourgame, to discuss the process and timing of obtaining the approval of the Sale Transaction by Ourgame stockholders, including the announcement and circular required by the Hong Kong Stock Exchange and the necessity of obtaining the approval of Hong Kong Stock Exchange’s approval thereof.

On November 20, 2020, the Company received a revised non-binding proposal from Buyer. The non-binding proposal was presented to the Board.

On November 22, 2020, representatives of Maslon LLP sent to Loeb & Loeb LLP a revised draft of the non-binding proposal reflecting updates to facilitate the necessary filings with the Hong Kong Stock Exchange. The same day, Mr. Polgreen provided the Board the updated proposal and a summary of open issues for the Board’s review and comment.

On November 23, 2020, Messrs. Pliska, Polgreen, Hung, Ng, and Goldstein, along with representatives from Maslon LLP and Loeb & Loeb LLP, held a phone conference to discuss the non-binding proposal. The discussion focused primarily on the stockholder approvals and other consents that would be necessary to consummate the Sale Transaction, the proposed licensing agreement to be included in the acquisition transaction, and the status of Buyer’s efforts to secure representation and warranty insurance. After the call, Maslon LLP sent Loeb & Loeb LLP a draft of the non-binding proposal, revised according to the discussions held during the foregoing call.

On November 24, 2020, Mr. Polgreen and Maslon LLP conducted phone calls with Loeb & Loeb LLP to discuss the substance and mechanics of the licensing agreement, which was proposed to come into effect in the event that the proposed acquisition would not close according to the definitive purchase agreement between the Company and Buyer. Maslon LLP and Ourgame’s counsel also exchanged emails regarding Ourgame’s counsel’s review of the latest iteration of the non-binding proposal to facilitate timely submissions of the announcement and circular required by the Hong Kong Stock Exchange for Ourgame stockholder approval.

That same evening, the Board of Directors held a meeting to discuss the updated non-binding proposal, including the proposed terms of the post-termination licensing agreement and Buyer’s proposal to reimburse a portion of the Company’s legal expenses if the acquisition is not consummated. No formal action was taken by the Board at this meeting.

On November 25, 2020, Maslon LLP sent the Board of Directors a revised draft of the non-binding proposal, incorporating comments from Ourgame’s counsel, and sought the Board’s approval of the execution of the letter of intent. The Board approved execution of the letter of intent, with Mr. Pliska abstaining from such approval.

On November 29, 2020, Mr. Polgreen, Maslon LLP, Buyer’s representative and Loeb & Loeb LLP further negotiated the terms of the letter of intent regarding the post-termination licensing agreement. At the conclusion of these negotiations, Mr. Polgreen sent an email to the Board of Directors summarizing these negotiations and corresponding revisions to the non-binding proposal, and requested the Board to approve the execution of the non-binding proposal, as presented. The Board approved the execution of the letter of intent via email, with Mr. Pliska abstaining from the vote.

On December 3, 2020, the Company and Buyer executed the non-binding proposal.

On December 12, 2020, a phone conference was conducted among Messrs. Pliska, Polgreen, Ng, Hung, and representatives of Maslon LLP, on behalf of the Company, and Buyer to discuss issues identified by the Company and Maslon LLP in the draft stock purchase agreement. Shortly after the foregoing call, Mr. Polgreen contacted Buyer’s representative to further discuss indemnification and purchase price adjustment issues.

On December 13, 2020, the Board of Directors held a meeting with all directors present, as well as Mr. Polgreen, and representatives of Maslon LLP. Maslon LLP led the Board through a review of the draft stock purchase agreement, highlighting issues therein and potential resolutions to such issues. Mr. Ng provided the Board with a summary of the status of cash and working capital, and negotiating a purchase price adjustment based on the same.

The same day, Mr. Polgreen called and emailed Buyer’s representative to provide an update on the Company’s position regarding open negotiation points, including with respect to the survival of representations and warranties and the indemnification basket contained in the stock purchase agreement.

On December 14, 2020, Mr. Pliska and Buyer’s representative discussed the current cash and working capital positions of the WPT Business and an agreed upon purchase price adjustment.

On December 23, 2020, the Board of Directors held a meeting during which Messrs. Pliska, Ng, and Polgreen led the Board in a discussion of the purchase price adjustment and the status of other open negotiating points with respect to the stock purchase agreement. No formal action was taken by the Board.

On December 24, 2020, Mr. Polgreen provided the Board with Shot Tower Capital’s fairness opinion.

On December 30, 2020, the Board of Directors held a meeting to review the terms of the stock purchase agreement and Sale Transaction. Representatives of Maslon LLP led the Board through the resolution of the outstanding items in agreement and the Board discussed the contents of the fairness opinion previously delivered. After discussion, the Board of Directors approved the stock purchase agreement and Sale Transaction, with Adam Pliska abstaining.

On January 3, 2020, Frank Ng, Tony Hung, Adam Pliska, David Polgreen and Maslon LLP met with Buyer’s representatives and Loeb & Loeb LLP to discuss any remaining issues in the stock purchase agreement and brand license agreement.

On January 8, 2021, representatives of Maslon LLP and Loeb &Loeb LLP discussed the treatment of certain liabilities of the WPT Business that will remain outstanding after the Sale Transaction.

On January 9, 2021, Adam Pliska and a representative of Buyer spoke about the treatment of such liabilities and agreed that the purchase price would be reduced by $750,000 to account for such continuing liabilities.

On January 12, 2021, Shot Tower Capital updated its fairness opinion to account for such adjustment to the purchase price, which was circulated to the Company’s Board of Directors.

Terms of the Stock Purchase Agreement

The terms and conditions of the Sale Transaction are set forth in the Stock Purchase Agreement, which is described under the caption “The Stock Purchase Agreement” beginning on page 45. A copy of the Stock Purchase Agreement, excluding the schedules thereto, is included as Annex A to this Consent Solicitation Statement.

Reasons for the Sale Transaction; Recommendation of the Company’s Board of Directors

In reaching its decision to adopt and approve the Stock Purchase Agreement and the Sale Transaction, our Board of Directors, in consultation with management as well as its financial and legal advisors, considered a number of factors that our Board of Directors believed supported its decision.

The WPT Business has been valued for potential sales in connection with unsolicited offers over the years. These offers were in general in the range of $48.5 million to $50.5 million.

The Board of Directors noted that the historical operations of the WPT Business and the COVID-19 pandemic adds risk to its long-term viability. Although the net profit of the WPT Business was approximately $630,571 for the nine months ended September 30, 2020, the Board of Directors is concerned that such profit may not be sustainable in light of the present global economic conditions. The Board of Directors considered a number of risks and uncertainties about continuing to operate the WPT Business, including the risks involved in any expansion of the current WPT Business into new jurisdictions or markets, the need for additional capital to expand the WPT Business, and the adverse impacts that COVID-19 has had on the WPT Business’ ability to host in-person events and the delays in the production of its television shows.

The Board of Directors also considered the results of the opinion delivered by the Company’s Financial Advisor (described below), that determined that, in its opinion, the purchase price exceeds the fair value of the WPT Business based on each valuation approach (public trading multiples, discounted cash flow, investor returns, sum-of-the-parts, and selected transaction analyses) utilized by our advisor.

Such opinion noted that, using publicly available information for comparable transactions, an appropriate multiple of the WPT Business’ EBITDA for December 31, 2019 ranges from 11.0x - 15.0x, and based on these multiples, the WPT Business has an implied valuation range of $48.0 million to $65.5 million, which is significantly less than the total purchase price of $78.25 million in the Sale Transaction.

After evaluating these factors and consulting with financial consultants and outside legal counsel, our Board of Directors believes that Sale Transaction is advisable, fair to, and in the best interests of the Company and its stockholders and has unanimously approved the Sale Transaction. Our Board of Directors unanimously recommends that our stockholders consent to and approve the Proposal.

Opinion of the Company’s Financial Advisor

In connection with the Sale Transaction, our Board of Directors received a written opinion, dated January 12, 2021, from our financial advisor, Shot Tower Securities LLC, or “Shot Tower,” as to the fairness, from a financial point of view as of the date of such opinion, of the consideration to be received by us from the Sale Transaction. The full text of Shot Tower’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Consent Solicitation Statement and is incorporated herein by reference. Shot Tower’s opinion was provided for the use and benefit of our Board of Directors (solely in its capacity as such) in its evaluation of the Sale Transaction. Shot Tower’s opinion is limited solely to the fairness as of the date of such opinion, from a financial point of view, of the consideration to be received by us from the Sale Transaction pursuant to the Stock Purchase Agreement, and does not address our underlying business decision to effect the Sale Transaction or the relative merits of the Sale Transaction as compared to any alternative business strategies or transactions that might be available with respect to us. Shot Tower’s opinion does not constitute a recommendation to any of our stockholders as to how such stockholder should vote or act with respect to the Sale Transaction or any other matter. Shot Tower Capital is a leading investment banking boutique providing advisory and capital raising services in the media and consumer sectors.

Operations of the Company After the Sale Transaction

The Company’s Board has considered a number of alternatives with respect to the use of the Company’s assets following the completion of the Sale Transaction. We intend to retain our cash and investments and the other assets and liabilities that are not part of the Sale Transaction.

The rapid growth and popularity of gaming and esports during the COVID-19 pandemic has driven interest in the Company’s esports business, Allied Esports, and the Company’s Board of Directors has agreed to explore strategic options for the esports business, including a possible sale. The Company has engaged investment bank Lake Street Capital Markets to assist with the process.

Upon completion of the Sale Transaction, and assuming the realization and completion of a sale of the esports business, we would proceed, under a new corporate name, as a publicly traded holding company focused on using our cash resources to explore opportunities in online entertainment, including but not limited to, real money gaming and other gaming sectors. The Company does not have any specific merger, asset acquisition, reorganization or other business combination under consideration or contemplation. We have not, nor has anyone on our behalf, had substantive discussions, formal or otherwise, with respect to such a transaction. The Company does not plan to limit itself to any particular industry or geographic location in its efforts to identify prospective target businesses.

We will continue to be a public company and our common stock will continue to trade on the Nasdaq Capital Market following completion of the Sale Transaction. The Company does not intend to go private or terminate its Exchange Act reporting obligations.

Required Approvals

Corporate approval of the Sale Transaction requires the affirmative vote of the holders of a majority of the Company’s outstanding common stock in favor of the Sale Transaction. Not voting, or abstaining from voting on the Proposal, has the same effect as a vote against the Sale Transaction.

In connection with the execution of the Stock Purchase Agreement, Buyer and certain of our key stockholders, including certain of our directors and executive officers, entered into stockholder support agreements pursuant to which they have agreed to vote their shares of Company common stock in favor of approval of the Sale Transaction and against the approval or adoption of any alternative transactions. These stockholders also granted to Buyer a proxy to vote their shares of Company common stock in favor of approval of the Sale Transaction and agreed not to transfer its shares of Company common stock prior to the expiration of the stockholder support agreements. These key stockholders collectively own or control an aggregate of approximately 17.5% of the Company’s outstanding common stock. In addition, the Company has agreed to use its reasonable efforts to cooperate with Buyer to obtain executed copies of a stockholder support agreement from Primo Vital Limited, the holder of 30.6% of the Company’s outstanding common stock, as promptly as possible after entering into the Stock Purchase Agreement, and to obtain a Deed of Irrevocable Undertaking containing covenants to support the Sale Transaction from stockholders of Ourgame International Holdings Limited, the parent company of Primo Vital Limited, within one business day after entering into the Stock Purchase Agreement. The forms of stockholder support agreements and Deed of Irrevocable Undertaking are attached as Exhibits A, C and D to the Stock Purchase Agreement.

The Sale Transaction is subject to the absence of any action commenced by or before any governmental authority challenging the Sale Transaction.

Except for compliance with the applicable regulations of the SEC in connection with this Consent Solicitation Statement and with the Delaware General Corporation Law in connection with the Sale Transaction, we are not required to comply with any federal or state regulatory requirements, and no federal or state regulatory approvals are required in connection with Sale Transaction.

Closing of the Sale Transaction

We intend to consummate the Sale Transaction shortly after obtaining stockholder approval for the Proposal, assuming all other conditions to the completion of the Sale Transaction have been satisfied or waived. Pursuant to the Stock Purchase Agreement, the “Outside Date” for closing the Sale Transaction is March 31, 2021, after which either we or Buyer may terminate the Stock Purchase Agreement.

Interests of Our Directors and Executive Officers in the Sale Transaction

Certain of our directors and executive officers may have interests in the Sale Transaction that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our Board of Directors was aware that these interests existed when it approved the Stock Purchase Agreement. All such interests are described below to the extent material, and except as described below, our directors and executive officers have, to our knowledge, no material interest in the Sale Transaction apart from those of stockholders generally.

On January 19, 2021, we entered into a Restricted Stock Agreement with Frank Ng, who serves as our Chief Executive Officer and as a Director. Pursuant to this agreement, effective upon the closing of the Sale Transaction, Mr. Ng is entitled to receive $1,000,000 upon the earlier of the two-year anniversary of the closing date of the Sale Transaction, or the termination of Mr. Ng’s employment without cause. At the time of payment, the Company may elect to pay the $1,000,000 award in cash or shares of common stock valued at the fair market value of our common stock on the vesting date, or any combination thereof. All issuances of common stock will be issued from our 2019 Equity Incentive Plan.

On December 31, 2020, we entered into a Change in Control Agreement with Adam Pliska, who serves as our President and Director, and Chief Executive Officer of the World Poker Tour. Pursuant to this agreement, if Mr. Pliska is and remains employed by the Company on the occurrence of a “Change in Control” (as such term is defined in the agreement), Mr. Pliska will be entitled to a cash bonus in the amount of $420,000 upon the closing of the Change in Control. Under the agreement, a “Change in Control” will occur if a third party becomes a beneficial owner of securities of WPT representing 50% or more of the voting power of all of WPT’s then-outstanding securities; or if our Board of Directors approves of the sale of all, or substantially all, of the business or assets of WPT or the liquidation or dissolution of WPT, and such transaction is consummated. The Sale Transaction will constitute a Change in Control and, as a result, Mr. Pliska will receive a cash bonus of $420,000 upon the closing of the Sale Transaction.

Mr. Pliska holds 11,521 shares of our common stock that remain subject to transfer and forfeiture restrictions and options to purchase 170,000 shares of our common stock that are currently unvested. Upon the closing of the Sale Transaction, the transfer and forfeiture restrictions on such shares of restricted stock will lapse and the vesting of such options will accelerate. Mr. Pliska’s option to purchase 40,000 shares of our common stock in consideration of his services as a director of the Company remain unaffected by the Sale Transaction.

As a condition to the closing of the Sale Transaction, we are required to deliver an amendment to Mr. Pliska’s current employment agreement with the Company in the form attached as Exhibit E to the Stock Purchase Agreement. Mr. Pliska’s amended employment agreement will be assumed by CSI upon the closing of the Sale Transaction, resulting in Mr. Pliska’s services being a part of the WPT Business acquired by Buyer in the Sale Transaction.

Material U.S. Federal Income Tax Consequences of the Sale Transaction

We will treat the Sale Transaction as a taxable stock sale of a U.S. consolidated return subsidiary. The Sale Transaction will be fully taxable to the Company based on the fair market value of the consideration received as compared to the stock basis in CSI (and therefore in the WPT Business) at the closing of the Sale Transaction. Under the U.S. consolidated return regulations, the stock basis of CSI must first be adjusted for items of taxable income incurred for the income tax return filing period reflecting the Sale Transaction. As a result, it will not be certain as of the closing date of the Sale Transaction whether or not a capital gain or loss will result.

Based on an estimated analysis of the Sale Transaction by the Company’s tax advisors, the Company does not expect that the Sale Transaction will result in any material U.S. federal income tax consequences. In the event that a capital gain is recognized on the Sale Transaction, such gain may be deferred under the installment method for any payment not received in the year the Sale Transaction is completed. If a capital loss results, such loss may be reduced or otherwise permanently eliminated under the U.S. consolidated return regulations (i.e., the “unified loss rules” of Treas. Reg. § 1.1502-36).

As a consequence of the Sale Transaction, the activity of the WPT Business will only be reflected in the Company’s U.S. federal income tax filings for the portion of the year ending on the date of the Sale Transaction. Any historic tax attributes of the WPT Business, such as net operating losses and tax credits, will transfer to Buyer to the extent they are not utilized by taxable income of the Company on the income tax filing reflecting the Sale Transaction.

The Company does not expect that the Sale Transaction will result in any federal income tax consequences for its stockholders because they will not receive any of the proceeds from the Sale Transaction.

Anticipated Accounting Treatment

Upon completion of the Sale Transaction, we will remove from our consolidated balance sheet all of the assets and liabilities associated with the WPT Business sold to Buyer and will reflect therein the effect of the receipt and the use of the proceeds of the Sale Transaction and other related transactions, including (a) the repayment of any remaining convertible debt or bridge notes, (b) the payment of our transaction expenses, and (c) the impact of the acceleration of vesting of stock-based compensation awards held by employees of the WPT Business. We will record a gain on the sale of the WPT Business in our consolidated statement of operations equal to the difference between the purchase price received or expected to be received and the book value of the assets and liabilities sold. Furthermore, any financial statements that are issued in the future, relating to periods prior to the closing of the Sale Transaction, will present the assets and liabilities of the WPT business on a condensed basis as “held for sale” and the revenues and operating results of the WPT business will be condensed and presented as “income (loss) from discontinued operations”.

Appraisal Rights

Holders of the Company common stock are not entitled to appraisal rights in connection with the Sale Transaction.

THE STOCK PURCHASE AGREEMENT

The terms and conditions of the Sale Transaction, which is the sale of 100% of the outstanding capital stock of CSI, our indirect wholly-owned subsidiary that directly or indirectly owns 100% of the outstanding capital stock of each of the legal entities that collectively operate or engage in the WPT Business, are set forth in the Stock Purchase Agreement, dated as of January 19, 2021, between us and Element Partners, LLC. A copy of the Stock Purchase Agreement, excluding the schedules thereto, is included as Annex A to this Consent Solicitation Statement. The description in this Consent Solicitation Statement of the terms and conditions of the Sale Transaction and of the Stock Purchase Agreement is a summary only and may not contain all of the information that is important to you. To fully understand the Sale Transaction and the terms of the Stock Purchase Agreement, you should carefully read in its entirety the copy of the Stock Purchase Agreement included as Annex A hereto.

Sale of the WPT Business

Pursuant to the Stock Purchase Agreement, we have agreed to sell 100% of the outstanding capital stock of CSI, to Element Partners, LLC (the “Buyer”). CSI is an indirect wholly-owned subsidiary of the Company that directly or indirectly owns 100% of the outstanding capital stock of each of the legal entities that collectively operate or engage in the WPT Business. By consummating the Sale Transaction, we will be disposing of the WPT Business in its entirety. Allied Esports Media, Inc. (“Esports Media”), a wholly-owned subsidiary of the Company and the direct holder of the outstanding capital stock of CSI, is also a party to the Stock Purchase Agreement.

Purchase Price and Tournament Payments

In consideration for the WPT Business, Buyer has agreed to pay the Company at closing a base purchase price of $68.25 million, subject to certain adjustments. Buyer remitted a $4.0 million advance payment of the purchase price upon the execution of the Stock Purchase Agreement and is required to pay the balance of the purchase price at the closing of the Sale Transaction. The purchase price will be adjusted upward by the amount of net cash position of CSI (including its subsidiaries) as of the closing date, and adjusted downward (i) the amount of indebtedness of CSI (including its indebtedness, but excluding a $685,300 Paycheck Protection Program loan) as of the closing date, (ii) accrued and unpaid Sale Transaction expenses of CSI (including its subsidiaries), and (iii) taxes of CSI (including its subsidiaries) attributable to periods prior to the closing date.

Buyer has also agreed to make future payments after the closing of the Sale Transaction to the Company totaling $10.0 million, which are referred to herein as “Tournament Payments.” Buyer is required to make such Tournament Payments on a quarterly basis over the three year period following the closing of the Sale Transaction, with each Tournament Payment to be equal to 5% of the aggregate entry fees from World Poker Tour-branded tournaments during the applicable quarterly period; provided that the maximum aggregate amount of Tournament Payments will not exceed $10.0 million. If aggregate Tournament Payments over such three year period are less than $10.0 million, Buyer will pay the shortfall to the Company on the three year anniversary of the closing of the Sale Transaction. Buyer’s obligations to remit Tournament Payments are subject to Buyer’s setoff rights with respect to indemnification obligations of the Company and Esports Media.

Representations and Warranties

The representations and warranties of each party set forth in the Stock Purchase Agreement have been made solely for the benefit of the other parties thereto for the purpose of allocating contractual risk between the parties and not for the purpose of establishing matters as to fact. In particular, the assertions embodied in the representations and warranties contained in the Stock Purchase Agreement (i) may have been qualified, modified, or excepted by confidential disclosures made to the other parties in connection with the Sale Transaction for the purpose of allocation of contractual risk, (ii) are subject to materiality qualifications contained in the Stock Purchase Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Stock Purchase Agreement or such other date as is specified in the therein. Accordingly, the representations and warranties in the Stock Purchase Agreement should not be viewed or relied upon as characterizations of the actual state of facts about the parties thereto.

The Stock Purchase Agreement contains representations and warranties made by CSI to Buyer. These representations and warranties relate to, among other things:

•        CSI’s corporate organization, good standing, qualification to do business, corporate power and authority;

•        CSI’s corporate authorization in relation to the Stock Purchase Agreement, the related transactions and related transaction documents to which it is a party, and the absence of conflict with CSI’s organizational documents and material contracts as a result of the execution and delivery of, and performance under, the Stock Purchase Agreement;

•        the applicability of governmental approvals to the Stock Purchase Agreement and related transactions;

•        the absence of conflict with CSI’s organizational documents and material contracts as a result of the execution and delivery of, and performance under, the Stock Purchase Agreement;

•        CSI’s capital structure;

•        the identification of CSI’s subsidiaries, and the corporate organization, good standing, qualification to do business, corporate power and authority of such subsidiaries;

•        the absence of certain changes in CSI’s operating and financial condition since the specified balance sheet date;

•        the status and validity of CSI’s accounts receivable;

•        tax matters;

•        title to and condition of CSI’s real and tangible and intangible property, and the sufficiency of CSI’s assets to conduct the WPT Business;

•        intellectual property;

•        material contracts;

•        employee benefits;

•        labor and employment matters;

•        the existence and compliance with consents licenses, permits and other authorizations required to be obtained in connection with the conduct of the WPT Business;

•        compliance with laws;

•        the existence or absence of litigation;

•        maintenance of adequate insurance;

•        interests of related parties (e.g., CSI officers and directors) in CSI transactions;

•        the existence or absence of fees being paid to brokers in connection with the Sale Transaction;

•        restrictions on the conduct of the WPT Business;

•        the availability of and Buyer’s access to CSI’s books and records;

•        customer and supplier relations; and

•        the PPP Loan (as defined below).

The Stock Purchase Agreement also contains representations and warranties made by the Company and Esports Media to Buyer. These representations and warranties relate to, among other things:

•        the corporate organization, good standing, qualification to do business, corporate power and authority of the Company and Esports Media;

•        the corporate authorization of the Company and Esports Media in relation to the Stock Purchase Agreement, the related transactions and related transaction documents to which each is a party, and the absence of conflict with their respective organizational documents and material contracts as a result of the execution and delivery of, and performance under, the Stock Purchase Agreement;

•        requirements to obtain consents and approvals for the Stock Purchase Agreement and related transactions;

•        compliance with securities laws and rules of self-regulatory organizations;

•        the accuracy of financial statements the effectiveness of disclosure controls and procedures;

•        the absence of proceedings pending by or before governmental entities;

•        title to the issued and outstanding capital stock of CSI to be acquired by Buyer in the Sale Transaction;

•        the inapplicability of anti-takeover provisions under applicable law or in the Company’s charter documents;

•        receipt by the board of directors of the Company of the opinion of Shot Tower Securities LLC to the effect that, subject to certain assumptions, limitations, qualifications and other matters, the purchase price to be paid in the Sale Transaction is fair, from a financial point of view, to Esports Media;

•        the accuracy of information contained in this Consent Solicitation Statement and any other applications, notifications or other documents filed with any governmental entity in connection with the Stock Purchase Agreement and the Sale Transaction; and

•        tax withholding information made available by or on behalf of CSI to Buyer.

The Stock Purchase Agreement also contains representations and warranties made by Buyer to Esports Media and CSI. These representations and warranties relate to, among other things:

•        the entity organization, good standing, company power and authority of Buyer;

•        the entity authorization of Buyer in relation to the Stock Purchase Agreement, the related transactions and related transaction documents to which it is a party, and the absence of conflict with its organizational documents and material contracts as a result of the execution and delivery of, and performance under, the Stock Purchase Agreement;

•        requirements to obtain consents and approvals for the Stock Purchase Agreement and related transactions;

•        the existence or absence of fees being paid to brokers in connection with the Sale Transaction;

•        the inapplicability of anti-takeover provisions under applicable law or in Buyer’s charter documents;

•        the accuracy of information provided by Buyer for use in this Consent Solicitation Statement and any other applications, notifications or other documents filed with any governmental entity in connection with the Stock Purchase Agreement and the Sale Transaction;

•        the absence of proceedings pending by or before governmental entities;

•        the sufficiency of funds available to Buyer to enable Buyer to satisfy its payment obligations under the Stock Purchase Agreement;

•        the existence or absence of contracts, undertakings, commitments, agreements or obligations or understandings between Buyer and its affiliates, on one hand, and the management or directors of the Company or Esports Media, or any stockholder of the Company, on the other hand, relating to the Sale Transaction or the operations of CSI and its subsidiaries following the closing of the Sale Transaction; and

•        Buyer’s status as a “sophisticated” investor and/or an “accredited” investor under application securities laws.

No Solicitation of Competing Proposal

In the Stock Purchase Agreement, the Company has agreed to, and has agreed to cause Esports Media and its subsidiaries to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any competing proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a competing proposal. The Stock Purchase Agreement generally defines a “competing proposal” as any inquiry, proposal or offer made by a third party to purchase or otherwise acquire the Company, Esports Media, CSI, any of their respective subsidiaries and/or the WPT Business.

In addition, until the earlier of the closing of the Sale Transaction or the termination of the Stock Purchase Agreement, the Company has agreed to:

•        promptly (and in any event within two business days of receipt) notify Buyer upon receiving any competing proposal, any inquiry or request for nonpublic information that would reasonably be expected to lead to a competing proposal;

•        disclose to Buyer the identity of the third party making the competing proposal (or inquiry or request for non-public information) and the material terms and conditions of any such competing proposal;

•        deliver to Buyer copies of any draft agreements or other written materials setting forth the terms of such competing proposal, inquiry or request for nonpublic information;

•        keep Buyer reasonably informed of discussions, negotiations or developments in respect of and the status and details of any such competing proposal; and

•        promptly (and in any event within two business days of receipt) provide Buyer with copies of all correspondence, documents and agreements, including drafts thereof.

Further, until the earlier of the closing of the Sale Transaction or the termination of the Stock Purchase Agreement, the Company and Esports Media have agreed not to, and have agreed to cause their subsidiaries not to:

•        initiate, solicit, induce or knowingly encourage the making of any proposal or offer with respect to a competing proposal; or

•        engage in negotiations or substantive discussions with, or furnish any information to, or enter into any agreement, arrangement or understanding with, any third party relating to a competing proposal or any inquiry or proposal that could reasonably be expected to lead to a competing proposal.

Despite this provision prohibiting solicitations of a competing proposal, at any time prior to the approval of the Proposal by the Company’s stockholders, the Company and Esports Media may, in response to an unsolicited competing proposal from a third party that did not result from a breach of the Company’s non-solicitation obligations under the Stock Purchase Agreement:

•        contact such third party to clarify any ambiguous terms and conditions thereof;

•        engage in negotiations or substantive discussions with, or furnish any information and other access to, such third party if the board of directors of each of the Company and Esports Media determines in good faith (after consultation with its outside financial advisors and legal counsel) that such competing proposal constitutes a superior proposal (or could reasonably be expected to lead to a superior proposal), pursuant to a confidentiality agreement containing confidentiality terms that are not less favorable to the Company than the confidentiality agreement that the Company entered into with Buyer.

As used in the Stock Purchase Agreement, a “superior proposal” means a bona fide written competing proposal made by a third party that the Board determines in good faith, after consultation with its outside financial advisors and legal advisors, is reasonably likely to be consummated without undue delay relative to the Sale Transaction and is more favorable to the Company’s stockholders from a financial point of view than the Sale Transaction, after consideration of any modifications to the Stock Purchase Agreement proposed by Buyer (as discussed below).

The Stock Purchase Agreement provides that the Company’s Board may propose to or actually withdraw, modify or qualify its recommendation with respect to stockholder approval of the Proposal or approve or recommend any superior proposal if the Company’s Board determines in good faith, after consultation with its outside financial advisors and legal counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The Company also agreed that prior to the Board changing its recommendation to approve the Proposal, terminating the Stock Purchase Agreement or entering into transaction documentation with another party, the Company and Esports Media would provide Buyer with notice of their intention to do so at least three business days in advance, which notice must specify the reasons therefor and, if the basis of the proposed action is a superior proposal, disclose the material terms and conditions of any such superior proposal.

At Buyer’s option, the Company and Esports Media will negotiate in good faith with Buyer during such period to amend the terms and conditions of this Agreement in such a manner that would result in the Board recommending that Company stockholders approve the amended Stock Purchase Agreement with Buyer. Any subsequent material amendment to the superior proposal will require the Company and Esports Media to provide Buyer with notice thereof at least three business days prior terminating the Stock Purchase Agreement or entering into transaction documentation for the superior proposal, and at Buyer’s option will again negotiate in good faith regarding further amendments to the terms and conditions of the Stock Purchase Agreement.

Covenants and Agreements

The Stock Purchase Agreement sets forth various additional covenants and agreements among the parties to the Stock Purchase Agreement, including the following:

•        Conduct of Business Pending Closing. Until the closing, except as otherwise provided in the Stock Purchase Agreement or consented to in writing by Buyer, CSI and its subsidiaries will use commercially reasonable efforts to operate the their respective businesses in the usual, regular and ordinary course, preserve intact the present business organizations, keep available the services of the present officers, and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them. The Company and its subsidiaries have also agreed to refrain from taking certain actions specified in the Stock Purchase Agreement prior to the closing of the Sale Transaction.

•        Closing Efforts. Each of the parties to the Stock Purchase Agreement will use commercially reasonable efforts to take all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by the Stock Purchase Agreement;

•        Stockholder Approval. We will prepare and file with the SEC this Consent Solicitation Statement to solicit the required vote of our stockholders to approve the Proposal. Buyer will reasonably cooperate to furnish all information required by applicable federal securities laws or the SEC for inclusion in this Consent Solicitation Statement, and our Board has agreed to recommend that our stockholders approve the Proposal.

•        Access to information. We have agreed to afford Buyer reasonable access to the properties, books, contracts, commitments, management employees and records of the Company, Esports Media and their subsidiaries, and to make available to Buyer all other information as Buyer may reasonably request.

•        Litigation. We have agreed to give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company, Esports Media or CSI and any other entity that is part of the WPT Business being acquired in the Sale Transaction (including any director or officer thereof), and to not settle or offer to settle any such litigation commenced on or after the date of the Stock Purchase Agreement.

•        Post-closing Director and Officer Indemnification and Insurance. From and after the closing, Buyer has agreed to cause CSI and its subsidiaries to indemnify and hold harmless their current and former directors officers from losses, costs or expenses resulting from claims related to their services to CSI or its subsidiaries in such capacities. CSI has agreed, at the election of the Company, to obtain six year non-cancellable “tail” director and officer liability insurance policies for the individuals who are or were prior to the closing of the Sale Transaction covered by the existing director and officer liability insurance policies maintained by the Company, with terms, conditions, retentions and levels of coverage at least as favorable as such existing policies with respect to matters existing or occurring at or prior to the closing. Buyer has agreed to pay 50% of the fees and expenses incurred in connection with obtaining such policies.

•        PPP Loan Forgiveness. In May 2020, WPT Enterprises, Inc., a subsidiary of CSI, received a two-year loan (the “PPP Loan”) provided in connection with the Paycheck Protection Program, or PPP, under the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, in the original principal amount of $685,300. CSI has applied for forgiveness for the PPP Loan. If confirmation of forgiveness of the PPP Loan is not received prior to the maturity date of the PPP Loan, Buyer will repay the PPP Loan (less any amounts forgiven). In such case, Buyer will thereafter be entitled to first offset the payoff amount against the remaining balance of the $10.0 million of Tournament Payments otherwise required to be paid by Buyer to the Company, and thereafter seek indemnity from the Company.

•        Non-Competition and Non-Solicitation. Each of the Company and Esports Media has agreed, for a period of five years after the closing of the Sale Transaction, not to (and to cause their affiliates not to) participate or engage in, in any manner or capacity, the Restricted Business, and not to solicit the customers, suppliers or employees of the WPT Business. For this purpose, the “Restricted Business” means, generally, any business involving the game of poker or variants thereof specified in the Stock Purchase Agreement and any activities ancillary or related to such activities, including, without limitation, (i) organizing, hosting, operating, promoting, and/or conducting events relating to poker, (ii) broadcasting or distributing content relating to such events, (iii) organizing, hosting, operating, promoting, and/or conducting clubs or organizations related to poker, and (iv) commercializing products and merchandise relating to poker.

•        Intercompany and Related Party Payments. The Company and Esports Media have agreed to settle, discharge or satisfy (or cause to be settled, discharged or satisfied) in full prior to the closing of the Sale Transaction all obligations or amounts due, payable or outstanding between CSI and its subsidiaries, on the one hand, and the Company, Esports Media and any of their subsidiaries or affiliates (excluding CSI and its subsidiaries), on the other hand, as well as any other amount due, payable or outstanding from CSI and its subsidiaries to parties related to the Company.

•        Payment of Bonuses and Change of Control Payments. The Company and Esports Media have agreed to settle, discharge or satisfy (or cause to be settled, discharged or satisfied) in full prior to the closing of the Sale Transaction all performance awards or remuneration of any kind with respect to pre-closing services provided by any past or present employee of CSI or its subsidiaries.

Conditions to the Completion of the Sale Transaction

The following list includes what our Board of Directors and our management believe are the material conditions to the Sale Transaction, all of which must be satisfied or waived at the time of the closing. In view of the fact that interpretations of “materiality” can be subjective, the list is qualified by reference to the Stock Purchase Agreement, which is attached as Annex A to this Consent Solicitation Statement. You are urged to carefully read this entire document including the Stock Purchase Agreement.

The respective obligations of the Buyer, on one hand, and the Company and Esports Media, on the other, to complete the Sale Transaction is subject to the satisfaction or waiver of several conditions set forth in the Stock Purchase Agreement, including the following:

•        Our stockholders must approve the Proposal;

•        Regulatory approval set forth in the Stock Purchase Agreement, if any, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

•        No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Sale Transactions shall be in effect; and

•        There shall be no pending suit, action or proceeding by any governmental authority (A) challenging or seeking to restrain or prohibit the consummation of the Sale Transaction or seeking to obtain material damages from us, or seeking to prohibit the Buyer from effectively controlling the WPT Business.

The obligation of Buyer to complete the Sale Transaction is subject to the satisfaction or waiver of several additional conditions set forth in the Stock Purchase Agreement, including the following:

•        The representations and warranties of the Company, Esports Media and CSI set forth in the Stock Purchase Agreement must be true in all material respects;

•        Seller must have performed in all material respects all obligations required to be performed by it under the Stock Purchase Agreement at or prior to the closing;

•        No “Material Adverse Effect” with respect to the Company, Esports Media or CSI shall have occurred;

•        Buyer shall have received copies of certain identified third party consents and approvals for the Sale Transaction;

•        Buyer shall have received the resignation of each person serving as a director of CSI and/or its subsidiaries; and

•        The Company and Esports Media shall have delivered the various closing deliverables outlined in the Stock Purchase Agreement.

The obligation of the Company and Esports Media to complete the Sale Transaction is subject to the satisfaction or waiver of several additional conditions set forth in the Stock Purchase Agreement, including the following:

•        The representations and warranties of the Buyer set forth in the Stock Purchase Agreement must be true in all material respects;

•        Buyer must have performed in all material respects all obligations required to be performed by it under the Stock Purchase Agreement at or prior to the closing; and

•        Buyer shall have delivered the various closing deliverables outlined in the Stock Purchase Agreement.

Termination

The Company, Esports Media and Buyer can jointly agree to terminate the Stock Purchase Agreement at any time.

Either the Company and Esports Media, on the one hand, or Buyer, on the other hand, may terminate the Stock Purchase Agreement if:

•        any governmental entity that must grant a regulatory approval for the Sale Transaction denies approval of the Sale Transaction and such denial has become final and nonappealable, or any governmental entity issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Sale Transaction;

•        the Sale Transaction shall not have been consummated on or before the Outside Date (March 31, 2021), provided that the right to terminate the Stock Purchase is not available to any party who is then in material breach of any representation, warranty, covenant or other agreement contained the Stock Purchase Agreement which breach is the reason for the failure of the closing to occur by that date; or

•        there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the Stock Purchase Agreement on the part of the Company, Esports Media or CSI, in the case of a termination by Buyer, or Buyer, in the case of a termination by the Company or Esports Media, which breach would result in the failure to satisfy closing conditions, and which is not cured within 15 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period.

Buyer may terminate the Stock Purchase Agreement:

•        at any time after the board of directors of the Company and Esports Media shall have effected an “adverse recommendation change” prior to receipt of stockholder approval for the Sale Transaction, or in the event the Company and/or Esports Media materially breaches any of their covenants not to solicit a competing proposal; or

•        in its discretion at any time prior to the Outside Date.

Under the Stock Purchase Agreement, an “adverse recommendation change” means (i) the failure to include the Board recommendation to approve the Sale Transaction in this Consent Solicitation Statement, (ii) withholding, withdrawing or modifying or qualifying the Board’s recommendation to approve the Sale Transaction, or propose publicly to do so, (iii) failing to reaffirm the Board’s recommendation to approve the Sale Transaction or failing to publicly state that the Sale Transaction is in the best interests of the Company’s stockholders within ten business days after being requested by Buyer to do so, (iv) failing to publicly announce, within ten business days after a tender offer or exchange relating to the Company’s securities shall have been commenced, an unqualified statement disclosing the rejection of such tender offer or exchange offer by the Company’s board of directors, (v) taking or resolving to take other actions or making other public statements inconsistent with the Board’s recommendation to approval the Sale Transaction, or (vi) approving, determining to be advisable, or recommending any competing proposal, or proposing publicly to do so.

The Company and Esports Media may terminate the Stock Purchase Agreement if: (i) the Company or Esports Media receives a superior proposal, (ii) the respective boards of directors of the Company or Esports Media shall have authorized the Company and Esports Media to enter into a definitive agreement to consummate the transaction contemplated by such superior proposal, and (iii) concurrently with the termination of the Stock Purchase Agreement, the Company and Esports Media collectively pay Buyer a $3.0 million termination fee and enter into the definitive agreement to consummate the transaction contemplated by such superior proposal.

Effect of Termination

In the event of termination of the Stock Purchase Agreement as described above, the Stock Purchase Agreement will be of no further force or effect, except:

•        designated provisions of the Stock Purchase Agreement, including if applicable, the termination fees, non-performance fees and expense reimbursements described below, will survive termination; and

•        the Company and Esports Media will not be relieved or released from any liabilities or damages arising out of their knowing and intentional breach of the Stock Purchase Agreement prior to its termination.

Expense Reimbursement and Termination Fees

If (i) the Stock Purchase Agreement is terminated due to the Sale Transaction not being consummated on or before the Outside Date, (ii) the Company and Esports Media shall have failed to obtain, before the time of termination, stockholders support agreements from specified stockholders and their affiliates, and (iii) the Company has failed to obtain the written consent of a sufficient number of the Company’s stockholders to approve the Sale Transaction, and provided that Buyer is not in material breach of its representations, warranties, covenants or agreements under the Stock Purchase Agreement at the time of termination, then the Company and Esports Media will be required to reimburse Buyer for its documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of the Stock Purchase Agreement and the Sale Transactions, up to a maximum of $1.0 million, and will be required to return to Buyer the $4.0 million advance payment of purchase price.

The Company and Esports Media will collectively be obligated to return to Buyer the $4.0 million advance payment of purchase price and pay Buyer a $3.0 million termination fee in the following circumstances:

•        If Buyer terminates the Stock Purchase Agreement due to the breach of covenants, agreements or representations or warranties of the Company, Esports Media or CSI set forth therein, which breach would result in the failure to satisfy closing conditions, and which is not cured within 30 days following written notice to the breaching party (or by its nature or timing cannot be cured within such time period);

•        If Buyer terminates the Stock Purchase Agreement at any time after the board of directors of the Company and Esports Media shall have effected an adverse recommendation change prior to receipt of stockholder approval for the Sale Transaction, or in the event the Company and/or Esports Media materially breaches any of their covenants not to solicit a competing proposal;

•        If the Company and Esports Media terminate the Stock Purchase Agreement and contemporaneously with entering into a definitive agreement for a superior proposal; or

•        If (i) the Stock Purchase Agreement is terminated due to the Sale Transaction not being consummated on or before the Outside Date, (ii) prior to such termination, a competing proposal shall have been made to the Company or Esports Media and disclosed to the Company’s stockholders, or a competing proposal shall have been made to the Company’s stockholders, or any party shall have publicly announced an intention to make a competing proposal prior to the date the Stock Purchase Agreement is terminated, (iii) within twelve months after the date of such termination, the Company, Esports Media and/or any of their respective subsidiaries enters into a definitive agreement with respect to a competing proposal (or transaction that would have constituted a competing proposal if made prior to the termination of this Agreement) or consummates a competing proposal (a “Tail Transaction”) and (iv) such Tail Transaction is consummated (any termination fees payable in such circumstance will be reduced, if applicable, by the amount of any Buyer transaction expenses previously reimbursed by the Company as contemplated by the first paragraph under the caption “Expense Reimbursement and Termination Fees” above).

Buyer will be obligated to pay the Company a $3.0 million non-performance fee (in addition to the Company’s retention of the $4.0 million advance payment of purchase price) in the following circumstances:

•        If the Company and Esports Media terminate the Stock Purchase Agreement due to Buyer’s breach of covenants, agreements or representations or warranties set forth therein, which breach would result in the failure to satisfy closing conditions, and which is not cured within 30 days following written notice to Buyer (or by its nature or timing cannot be cured within such time period); or

•        If Buyer terminates the Stock Purchase Agreement pursuant to its discretion at any time prior to the Outside Date.

WPT Brand License

Effective upon any termination of the Stock Purchase Agreement, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the Stock Purchase Agreement under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited. The form of the agreement governing the license is attached as Exhibit B to the Stock Purchase Agreement.

Indemnification

The representations and warranties in the Stock Purchase Agreement generally survive for 18 months after the closing date of the Sale Transaction. Representations and warranties about organization, standing and power, authority, conflicts with charter documents, capitalization, ownership of CSI, the absence of brokers, the PPP Loan, the accuracy of information in documents filed with governmental entities, tax matters and the amount of CSI’s indebtedness and accrued and unpaid transaction expenses (“fundamental representations”) survive until the three year anniversary of the closing date. All covenants in the Stock Purchase Agreement and all claims related to fraud survive forever unless the covenants have specific terms in Stock Purchase Agreement.

The Company and Esports Media have agreed to jointly and severally indemnify Buyer and (after the closing) CSI and its subsidiaries for any damages suffered or incurred to the extent resulting from (i) any breach of the representations and warranties of the Company, Esports Media or CSI, (ii) any failure by the Company, Esports Media or (prior to the Closing Date) CSI to perform or comply with their respective covenants or agreements, (iii) fraud, (iv) any post-closing obligation to repay the PPP Loan or any failure to obtain consent from the lender of the PPP Loan or the U.S. Small Business Administration with respect to the Transaction (or violation of any applicable law with respect to such failure), (v) any breach or alleged breach by the Company, Esports Media or their affiliates of any CSI service provider benefit or compensatory plan, and (vi) various tax matters.

Buyer and (from and after the closing of the Sale Transaction) CSI agreed to jointly and severally indemnify the Company and Esports Media for any damages suffered or incurred to the extent resulting from any breach of the representations and warranties of Buyer, any failure by Buyer to perform or comply with its covenants or agreements, or fraud.

Indemnifiable damages will be reduced in amount by any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the indemnified party, and further reduced by any associated tax benefits to the indemnified party.

We and Buyer will not have indemnification liability for breach of representations and warranties other than fundamental representations unless and until the aggregate amount of our or Buyer’s indemnifiable losses, as the case may be, exceeds a deductible amount of $1.0 million, and then only to the extent the aggregate amount exceeds such deductible. Our maximum aggregate liability, on one hand, and the maximum aggregate liability of Buyer, on the other, for indemnifiable losses resulting from breach of representations and warranties other than fundamental representations is $8.0 million. Our maximum aggregate indemnification obligation under the Stock Purchase Agreement, including for breach of fundamental representations, may not exceed the purchase price (including the Tournament Payments), however indemnification claims resulting from fraud and claims related to the PPP Loan are not subject to any indemnification limit.

The Stock Purchase Agreement provides that Buyer will first offset the amount of indemnifiable damages against the remaining balance of the Tournament Payments otherwise required to be paid by Buyer to the Company except in cases of fraud, and requires that Buyer must employ and exhaust such right of offset prior to making claims for direct indemnification payment from the Company or Esports Media.

The Company has not obtained any insurance policies covering the matters as to which it will indemnify Buyer.

Amendment

Subject to applicable laws, the Company, Esports Media and Buyer may mutually amend or waive any provision of the Stock Purchase Agreement. The Company does not currently expect to waive any material provision of the Sale Transaction.

Governing Law

The Stock Purchase Agreement is governed by the laws of the State of Delaware.

DESCRIPTION OF ALLIED ESPORTS ENTERTAINMENT, INC.

Until the close of the proposed Sale Transaction, the Company expects to continue to execute its existing business strategy.

Overview of Business

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “AESE” and the “Company” refer to Allied Esports Entertainment, Inc. and its subsidiaries.

The Company operates a premier public esports and entertainment company, consisting of the Allied Esports and World Poker Tour businesses. For the past 16 years of its 18-year history, WPT’s business model has successfully utilized the following three pillars for its business model in the sport of poker, which the Company believes can be utilized by Allied Esports:

•        in-person experiences;

•        developing multiplatform content; and

•        providing interactive services.

The Allied Esports Business

Gaming is one of the largest and fastest growing markets in the entertainment sector, with an estimated 2.56 billion gamers globally, and esports is the major driver of this growth. Esports, short for “electronic sports,” is a general label that comprises a diverse offering of competitive electronic games that gamers play against each other. Some of the popular esports games currently being played include Fortnite, League of Legends, Dota 2, Counter-Strike, Call of Duty, Overwatch and FIFA. Although you can play games on your own against the computer or console, one of the ways esports is different than the video games of old is the community and spectator nature of esports, whereby competitive play against another person — either one-on-one or in teams — that is viewed by an online and in-person audience, is a central feature of esports. Since players play against each other online, a global network of players and viewers has developed as these players compete against each other worldwide. Additionally, game developers have greatly increased the watchability of games, which has made the spectator aspect of gaming much more prevalent and further drives expansion of the gaming market. The expanded reach of high-speed Internet service and the computer technology advances in the last decade have also greatly accelerated the growth of esports. Esports has now become so popular that many colleges offer scholarships in esports and the best-known esports teams are receiving mainstream sponsorships and are being bought or invested in by celebrities, athletes and professional sports teams. The highest profile esports gamers have significant online audiences as they stream themselves playing against other players online and potentially can generate millions of dollars in sponsorship money and subscription fees from their online streaming channels. It is projected that by 2023, 646 million people will be watching esports globally, and that global esports revenue will grow to approximately $1.5 billion.

WPT successfully implemented a three-pillar strategy for over 16 years of its 18-year history. We believe this model can continue and also be applied to Allied Esports and the esports industry over time. Allied Esports intends to use those same pillars — in-person experiences, multiplatform content, and interactive services—independently and in connection with its strategic partners.

In June 2019, Allied Esports entered into a series of strategic transactions with Simon Equity Development, LLC and its affiliates (collectively, “Simon”), a global leader in the ownership of premier shopping, dining, entertainment, and mixed-use destinations, pursuant to which Allied Esports organized and staged an esports event program called the Simon Cup at certain Simon shopping centers in the U.S. and online. In June 2019, the Company also launched a strategic partnership with TV Azteca, a premier television network in Mexico. In January 2020, Allied Esports entered into a strategic partnership with Brookfield Property Partners, one of the world’s premier real estate companies, in which Allied Esports will develop integrated esports experience venues at mutually agreed upon shopping malls owned and/or operated by Brookfield or its affiliates that will include a dedicated gaming space and production capabilities to attract and to activate esports and other emerging live events. In connection with the foregoing partnerships, each of Brookfield and TV Azteca made a $5 million equity investment into the Company.

In-person Experiences

Allied Esports will continue delivering first-in-class live experiences to customers at Allied Esports’ branded properties worldwide. Starting with the flagship esports arena, the HyperX Esports Arena Las Vegas, the HyperX Esports Studio in Germany, its on-mall esports venues – the first of which that is planned to be open at the Mall of Georgia with construction and opening dates postponed until further assessment can be made following the COVID-19 pandemic, and its affiliate arenas in China and Australia, Allied Esports offers esports fans state-of-the-art facilities to compete against other players in esports competitions, host live events with esports superstars that potentially stream to millions of viewers worldwide, produce and distribute incredible esports content with its on-site production facilities and studios and provide an attractive facility for hosting corporate events, tournaments, game launches or other events. Additionally, Allied Esports has two mobile esports arenas, which are 18-wheel semi-trailers that convert into first class esports arenas and competition stages with full content production capabilities and interactive talent studios. Through this worldwide network of arenas, Allied Esports believes it can offer customers an unmatched ability to participate in simultaneous global esports events and offer sponsors and partners a truly scalable global platform and audience to promote their businesses and products. Allied Esports’ flagship HyperX Esports Arena Las Vegas serves as a marquee destination for esports fans globally, which it hopes will become the Madison Square Garden or Yankee Stadium of esports.

Flagship Arena.    In March 2018, Allied Esports opened its first flagship arena, the HyperX Esports Arena Las Vegas, at the Luxor Casino on the Vegas strip, whose pyramid is one of the most visible landmarks in Las Vegas. This arena has 80 to 100 gaming stations, two bars, food service, private rooms, a production facility, and space for up to 1,000 people for events. The arena is custom-built for esports tournaments and has a broadcast-ready television studio to broadcast live events and produce content. Allied Esports monetizes the arena through renting the space for live events; merchandise sales; daily usage fees from day-to-day gamers using the gaming stations; food and beverage; and sponsorship (i.e., our HyperX naming rights relationship).

Affiliate Arenas.    One of Allied Esports’ strategic advantages is its global network of esports arena partners, which enables it to host events and promote competitions around the world, with those competitions culminating in live events held at the flagship arena in Las Vegas. Allied Esports achieves this through its Affiliate Program, which consists of strategic partnerships with third-party esports operators around the globe. Allied Esports generally charges these affiliates an upfront fee and a minimal annual revenue share of gross revenue, starting in the second year of the operation of the venue. Allied Esports’ brand visibility and reputation have already resulted in affiliate arrangements with arenas and gaming centers in California, China and a multi-year agreement with Fortress Esports Pty Ltd, a new gaming, esports and entertainment venue enterprise in Australia, which opened its first affiliate arena in Melbourne in March 2020. This network of affiliate arenas allows Allied Esports to scale its brand penetration worldwide on a rapid basis, driving more gamers into the Allied Esports ecosystem, with minimal costs to Allied Esports. Furthermore, the content that can be produced by these affiliate arenas can be on-sold by Allied Esports, with minimal production costs.

Mobile Arenas.    The mobile arenas are 18-wheeler trucks that expand out into fully functional esports arenas with event hosting, broadcasting and production capabilities. The mobility of the trucks makes them ideal for sponsors to reach a large audience in multiple locations at an economical cost. The trucks serve as mobile billboards for potential third-party sponsorship, as well as the Allied Esports’ brand, providing highly visible brand presence wherever they appear. Allied Esports currently has two mobile arena trucks, with the first truck based in Germany and serving the European market, and a second truck based in Las Vegas and serving the U.S. market.

Strategic Investor Events.    In addition to Allied Esports utilizing in-person experiences at its flagship, mobile and affiliate arenas, Allied Esports is leveraging its experience to develop events and content with its strategic investors, Simon Property Group, Brookfield Property Partners, and TV Azteca. Moreover, Allied Esports is working with TV Azteca to create in-person experiences in Mexico.

Allied Esports is collaborating with Brookfield Property Partners to create a new product offering focused on delivering esports experiences through integrated gaming venues and production facilities in select shopping centers around the U.S. that are owned and/or operated by Brookfield. The on-mall venues will be designed to activate esports and other emerging live events through tournament play of all levels and daily use, featuring PC and console gaming, plus full food and beverage options, and experiential retail. The venues will have the capability to be expanded into common areas for larger esports activations and live events.

In addition, on September 30, 2019, Allied Esports and Simon launched The Simon Cup, a co-branded esports competition and gaming tournament series of on-mall regional festivals combining online and in-person play at select Simon centers in the New York and Los Angeles markets, with the winners of the regionals moving on to HyperX Esports Arena Las Vegas, where the first Simon Cup Champion was crowned on November 23, 2019. As a result of the COVID-19 pandemic, Simon and the Company are currently reevaluating the terms of such partnership moving forward.

Multiplatform Content: Leveraging Branded Properties and Strategic Partnerships to Develop Content

Allied Esports’ worldwide network of branded esports properties provides Allied Esports with a platform to potentially develop a significant amount of content to distribute via digital live streams, broadcast and cable, and social media outlets. Allied Esports believes that its arenas will draw top-level esports talent (such as professional streamer Ninja, who was the featured talent at a successful event at Allied Esports’ Las Vegas arena in April 2018) for purposes of hosting events and developing content, which it can distribute live, post-produce into fully-produced episodic content, or repackage for social media distribution. Allied Esports intends to monetize the content in multiple ways, including direct sales of the content, sponsorship revenue, and subscription and/or advertising fees for viewers of the content.

We believe Allied Esports’ ecosystem of esports branded properties gives it the reach, reputation and experience to produce world-class live events, in partnership with some of the most prominent names in the esports industry. These live events provide Allied Esports with the material to produce exciting content that can be distributed via three different formats, each of which has its own revenue generation model: live streaming, post-produced episodic content, and short-form repackaged content.

Live Streaming.    Live streaming is the most popular esports content delivery channel today, as it offers the best interactive experiences for the audience. Vast improvements in technology and Internet service and speed have made live streaming with large audiences widely available today. Well-known gamers live stream themselves playing their favorite games on any of the popular streaming services (Twitch, Mixer, YouTube Gaming, Facebook Gaming, etc.) to a worldwide audience. The streamers derive revenue from ad sales, sponsorship, subscription fees and gift payments from spectators. Through Allied Esports’ ecosystem of esports arenas, Allied Esports can offer streamers a large platform to put on live events that can be simultaneously streamed on both the streamer’s channels and on Allied Esports’ channels. An example is a streaming event Allied Esports held with one of the most prominent streamers in esports, Tyler Blevins, AKA Ninja, in April 2018. Famous for his streaming channel where he plays the popular esports game Fortnite, Ninja held a live event at the Las Vegas flagship arena that set records for Twitch live streams, with over 667,000 peak concurrent viewers and 2.4 million unique viewers. To put those audience numbers in perspective, those numbers are significantly higher than viewership of the average regular season NBA game in 2019. Allied Esports was able to sell multiple sponsorships for the event and earned significant revenue from the food and beverage, merchandise sales and usage fees from the gaming stations. Although large audiences can be garnered through these live event streams, there are limitations on the streams, as they have a one-and-done nature; repeat viewing is not popular for these events, which limits the sponsorship opportunities. Furthermore, due to the live nature of these events and streams, it is difficult to create a narrative or tell a story to compel viewership past an initial viewing. This leads to Allied Esports’ development of post-produced episodic content.

Post-Produced Content.    Allied Esports intends to develop esports entertainment programming around its live experiences and, using its experienced editing and production teams, create serial, episodic content and segments that tell compelling storylines around its gaming talent, in person experiences, and gaming events around the world. Allied Esports developed this technique through the WPT, who took the slow-paced game of poker and dramatized it and created storylines that made for exciting and compelling viewing. This post-produced content can be valuable real estate for sponsors, as Allied Esports can integrate sponsors seamlessly into the show in a way that feels organic to the viewers. Allied Esports can focus on different storylines, create excitement via editing and music inclusion, and generally elevate the production quality from that achievable in a live stream. Allied Esports can then monetize this episodic content via sponsorship, advertising, selling the content itself to third party distributors, or even use it as a marketing tool to drive customers to come to Allied Esports’ branded properties, buy its merchandise or otherwise interact with Allied Esports.

Repackaged Content.    The library of content Allied Esports will develop from events can be cut into smaller clips that can be used as marketing and promotion of the Allied Esports brand on social media. Allied Esports can also edit content to create new content, such as “best of” shows, focusing on one particular game as played by multiple well-known streamers, regional shows focusing on talent from a particular country, and so on.

Allied Esports’ global branded esports properties ecosystem will create opportunities for live events which provide material to develop great content, all of which Allied Esports can monetize in multiple ways. The large customer base Allied Esports develops through these in-person experiences, live streams and content distribution will give it a customer base to launch interactive services.

Interactive Services: Developing an Esports Entertainment Platform

Allied Esports intends to develop its own online platform where esports players and fans can watch, play and win with other members of the esports community and top esports personalities. The online platform will enable fans to compete against each other as well as participate in esports programs starring their favorite players. Subscriptions will provide members with exclusive access to numerous unique and proprietary experiences, products and services that are not available outside of Allied Esports’ ecosystem, such as exclusive online content, member-only tournaments, prizes and cash awards, exclusive live event and merchandise access, exclusive opportunities to be part of our entertainment programming, VIP treatment at Allied Esports’ arenas, and much more. Allied Esports intends to use the authenticity and reach driven by its in-person experiences and content viewership to drive platform adoption by esports fans. Allied Esports’ executive team has years of experience developing online platforms — its CEO, Frank Ng, has managed and run online platforms with approximately 700 million registered users in China for over 14 years, and its COO, David Moon, has produced, published and operated numerous game services for over 20 years, including helping build NHN Corporation’s global footprint to over 1 million concurrent users. Furthermore, WPT has developed and operated its subscription platform for poker fans, ClubWPT, since 2010, and developed and operated a social poker product, PlayWPT, starting in 2016. PlayWPT was licensed to a third party in May of 2018.

The WPT Business

The Company owns the World Poker Tour® (WPT®) — a premier name in internationally televised gaming and entertainment with brand presence in land-based poker tournaments, television, online and mobile. A leading innovator in the sport of poker since 2002, WPT helped ignite the global poker boom with the creation of a unique television show based on a series of high-stakes poker tournaments. WPT’s Tour Events are held at locations throughout the world and have awarded more than one billion in prize dollars in its 18-year history. WPT has broadcast globally in more than 150 countries and territories, and is currently producing its 18th season, which airs on FOX Sports Regional Networks in the United States. Season 18 of WPT is sponsored by its online subscription-based poker service, ClubWPT.com. WPT offers a suite of online poker services which it operates by itself and through its partners offering consumers the ability to access gaming content on a year-round 24/7 basis. ClubWPT.com is a unique online membership site that offers inside access to the WPT, as well as a sweepstakes-based poker club available in 43 states and territories across the United States, Australia, Canada, France and the United Kingdom, with innovative features and state-of-the-art creative elements inspired by WPT’s 18 years of experience in gaming entertainment. In June 2020, ClubWPT launched a premium level of ClubWPT membership called ClubWPT Diamond, which allows members to play for larger prize pools, more qualifying seats to official WPT live events, and exclusive line-ups of unique experience packages. In addition, WPT licenses its brand to social gaming sites through partners like Zynga as well as to educational learning platforms such as LearnWPT. These online products are scalable and offer geographic access that might be limited if WPT relied on tour stop participation alone. Additionally, WPT benefits from managing its own distribution business which currently has more than 1,100 hours of broadcast-ready content, and offers demographically similar programming to its poker content, such as esports, golf and MMA. WPT uses this large suite of programming as leverage to seek preferred airtimes on its various distribution channels where it may promote its online products or offer airtime to sponsors in territories they seek to enter. WPT also participates in strategic brand license, partnership, sponsorship opportunities and music licensing. As described below, WPT applies a three-pillar model of in-person experiences, developing multiplatform content and providing interactive services, to the sport of poker.

In-person Experiences: Worldwide Poker Tournaments

World Poker Tour Events. The WPT is a sports league of affiliated poker tournaments that are held at prestigious casinos and poker rooms around the world. WPT licenses the WPT brand to these casinos and card rooms so that they can brand their poker tournaments as WPT events, and these events are integrated into WPT’s tour. These events form the backbone of WPT’s brand identity and have turned the WPT into one of the most recognizable names in gaming. WPT has developed different types of tours, generally distinguishable by the size of the buy-in for competitors in the applicable tour’s events. The WPT Main Tour events generally have the biggest buy-ins (usually between $3,500 and $10,000), are held at the largest and most prestigious casinos and card rooms and are attended by many of the top professional poker players in the world. The WPT DeepStacks Tour and WPT500 events are smaller than Main Tour events, with buy-ins ranging from $300 to $1,000, and are meant to cater to the lower- to medium-stakes players. In addition, through a third-party licensing arrangement, WPT licenses its name to a third party operating the WPT League, which are small bar-league poker events held at bars and clubs on a social basis. These live events create touchpoints to a large community of poker players to whom WPT can market other WPT live events, advertise and market its sponsor’s products, and push towards its interactive products. Furthermore, the live events create the content WPT uses to monetize its brand, as set forth below. The World Poker Tour live events have been postponed during the recent outbreak of the COVID-19 virus throughout the world.

Multiplatform Content: The World Poker Tour Television Shows

The Content.    WPT films the final table of six participants from a select group of WPT’s Main Tour stops, where the players compete for some of the poker world’s largest tournament prize pools. We then edit the footage from these tour stops, resulting in a series of one-hour or two-hour episodes which are distributed for telecast to both domestic audiences via our broadcast agreement with Sinclair, and international television audiences via numerous international distribution agreements. WPT has an agreement with Poker Go, a prominent poker-centric online platform, pursuant to which WPT live streams many of its events to Poker Go’s customer base. Many of WPT’s live events that are not broadcast on Sinclair are live streamed on Poker Go, which ensures almost all of WPT’s events are broadcast on some format. In addition, WPT films and produces special episodes based on a variety of non-traditional poker tournaments and/or cash games, which it also distributes for telecast along with the episodes based on WPT’s regular tour stops. Furthermore, WPT produced specialized shows meant to promote and market its ClubWPT membership site, such as its “King of the Club” shows in which ClubWPT members won the right, by winning certain tournaments on the ClubWPT platform, to play against each other for cash and prizes in a single-table tournament that was filmed and broadcast on FSN. WPT also filmed and prepared for distribution another series of shows to promote ClubWPT called “Challenge the Champs”, in which ClubWPT members who qualified on the ClubWPT platform received the chance to play against former WPT Main Tour champions for cash and prizes. These episodes premiered on FSN in August and September 2019.

WPT previously produced and broadcasted on FSN a series of shows called WPT Alpha8, based on a series of high-stakes poker tournaments with buy-ins of $100,000. In the Alpha8 events, some of the most elite high-stakes players in the world played in poker tournaments against one another in glamorous casinos and card rooms around the world, with the final eight players of each tournament filmed for production of the television episodes. The inaugural season of WPT Alpha8 began in 2013 and aired for three seasons, ending in 2016 and continues to be distributed internationally. WPT has continued to expand its global footprint by entering into an agreement with TV Azteca, pursuant to which WPT and TV Azteca are creating modified content using footage from WPT’s current library of content and translating the shows and integrating localized hosts for distribution in the territory of Mexico. This strategy of localizing WPT content has previously proven successful, namely in France, and we believe this localized content in the territory of Mexico will become a significant driver for a jointly owned social gaming platform. WPT and TV Azteca recently launched in beta this August 2019. Interest in the show so far is high, with viewership already exceeding 3 million viewers of a single episode. In addition to the strategic advantage of the “World Poker Tour” and WPT-related brands, WPT has created significant efficiencies in its content programming through its affiliation and use of Allied ESports’ HyperX Esports Arena Las Vegas venue to film some of its Main Tour final tables and other special events. This change, which just began for Season 17, has significantly reduced production costs by reducing transportation and set up fees and has allowed for more content to be produced at a significantly more efficient cost. Moreover, by reducing the physical location needs from its casino partners that would otherwise be featured in a WPT televised event, WPT has greatly expanded the number of potential casino customers that can meet the requirements for hosting a WPT televised final table. Finally, WPT creates, owns and publishes its own music for WPT shows. In addition to receiving royalties for the music integrated into these programs, WPT has created a database of over 2,300 musical pieces which may be licensed for itself or for other third-party producers.

WPT Distribution Footprint.    All of the WPT television programs air on Sinclair’s RSNs in the U.S., and in 33 different territories worldwide pursuant to licensing and distribution arrangements with various linear and digital networks. Virtually all of WPT’s 17-season poker library is fully available for distribution, providing hundreds of hours of top-tier broadcast grade poker sports content. WPT has greatly expanded the reach of its content by licensing it for broadcast on many digital platforms as well, such as PlutoTV, Unreel Entertainment, Samsung TV Plus, and many others. WPT does not receive fees from Sinclair for the domestic distribution of our content. Instead, WPT uses the WPT show to heavily promote its ClubWPT product and other online products and partnerships, such as Zynga’s WPT social poker game. WPT does provide Sinclair with a guaranteed revenue share from ClubWPT’s operations in exchange for significant promotion and distribution of the programs featuring ClubWPT marketing. This arrangement ensures that Sinclair has an incentive to keep WPT’s show on the air and to market and promote the show, as they share in the show’s success to the extent ClubWPT’s revenue increases. Since the ClubWPT customer base and broadcast television viewers are similar in demographics, the symbiotic relationship between Sinclair and WPT works well to keep WPT’s brand widely known and accessible to millions of people in the U.S. The Sinclair agreement also has other important broadcast requirements to ensure that WPT’s programming remains “appointment television” and airs at particular times on both the Sinclair networks and the RSNs. Internationally, some of WPT’s distribution partners pay WPT fees to broadcast content, but usually, WPT’s international revenues are based on distribution deals that pay via advertising time and sponsorship sales, as well as the intrinsic value of spreading WPT’s brand awareness worldwide. The international reach of WPT-related shows has grown meaningfully throughout 2019, both as a result of WPT’s strategic relationship agreement with TV Azteca and our expanding digital distribution footprint. WPT receives additional fees from our digital distribution agreements, but again see these as brand-building exercises and as avenues to get more people exposure for WPT’s online products, sponsors and advertisers. In addition to its World Poker Tour content, WPT also distributes various sports and lifestyle programming through its distribution business. As a result, WPT now controls over 1,100 hours of programming from which it may generate distribution fees, license fees, sponsorship revenue and music licensing revenue, as well as serving as a vehicle to promote its online gaming products worldwide. The ability to “bundle,” or offer large amounts of content, provides WPT distribution leverage in negotiating the amount of airings or preferred airing times of its content.

The Walt Disney Company (“Disney”) recently acquired 21st Century Fox (“FOX”). Under the terms of the acquisition, FOX’s non-regional news and sports assets, including FSN, were spun off into a new company, Fox Corporation (which is commonly referred to as “New Fox”), which remains owned by the prior FOX shareholders. The Department of Justice required Disney to sell all RSNs within ninety (90) days after the closing of the Disney/FOX acquisition. The RSNs (including FSN) were recently purchased by a joint venture company owned by Sinclair Broadcast Group and Entertainment Studios, Inc. (collectively, “Sinclair”). To date, Sinclair’s acquisition of the RSNs (including FSN) has not had any material effect on the airing of WPT’s content.

Sponsorship Revenue.    Sponsorship revenue is the prime economic driver of the distribution of WPT content. WPT partners with prestigious brands, such as Dr. Pepper (soft drinks), Hublot (high-end timepieces), Corona (beer), Rockstar (energy drinks), Baccarat (fine crystal), Party Poker (online gaming in Europe), and offers them the ability to become the “Official ________ of the World Poker Tour”. The Season 17 sponsors have included Hublot, Rockstar, Baccarat, Faded Spade Poker (a playing card manufacturer), and Zynga Inc. (social gaming operator). WPT is able to seamlessly integrate its sponsors into the WPT television show by displaying sponsors on poker tables, on television sets, and specialized segments that are brought to viewers by the applicable sponsor. By integrating WPT’s sponsors into the show, WPT provides a powerful marketing tool in that viewers are seeing the sponsor as part of the show they are watching, as opposed to an advertisement that they may mute or skip if possible. WPT’s live events also offer WPT sponsors a great advertising platform to market directly to WPT players via signage, product sampling suites, flyers, and similar marketing endeavors.

Interactive Services: Poker Platforms

WPT’s live event global footprint and distribution of its content via broadcast, streaming and social media, allow WPT to generate significant marketing opportunities for both its sponsors and its own products. WPT has taken advantage of this marketing arm to promote several interactive products: ClubWPT, its subscription-based online poker club that WPT owns and operates, which also offers social poker; PlayWPT, a web and mobile social poker product that is operated by a third party utilizing software and branding that WPT licenses to such provider; Zynga Poker, who operates one of the world’s largest social poker products, to whom WPT has licensed its brand for certain WPT-branded poker tournaments on their platform; and HongKong Triple Sevens Interactive Co., Ltd, who licenses WPT’s Alpha8 brand to operate a social poker product they are in the process of developing.

ClubWPT.    WPT’s subscription-based online club, ClubWPT.com, is operated in accordance with the principles of sweepstakes law and is available in 43 states and territories across the United States, Australia, Canada, France and the United Kingdom. A free alternative means of entry is offered for participants who wish to play in the tournaments but do not wish to purchase the other membership benefits. VIP members can play poker to win a share of $100,000 in cash and prizes every month, including seats in live WPT poker tournaments. Other benefits include access to every season of the WPT television series and all related content, discounted tickets to live events through ScoreBig, everyday savings for everyday things via the ClubWPT Entertainment Savers Guide, and other member benefits. In January of 2019, WPT added freemium social poker and casino gaming on the platform. Since that time, daily active revenue has risen steadily, and we anticipate the freemium products on the platform will be a meaningful driver of ClubWPT revenue going forward. The subscription fee for ClubWPT remains the same each month and players are not allowed to wager actual money online. One must be eighteen or older to participate. In June 2020, ClubWPT launched a premium level of ClubWPT membership called ClubWPT Diamond, which allows members to play for larger prize pools, more qualifying seats to official WPT live events, and exclusive line-up of unique experience packages.

Zynga Poker.    WPT entered into a 3-year licensing agreement with Zynga, Inc. in 2018 pursuant to which Zynga agreed to pay WPT $3 million per year in exchange for the right to license the WPT name and brand to its massive social gaming database for WPT-branded poker tournaments on the Zynga social poker platform. WPT supports Zynga’s efforts through extensive marketing of its brand through its marketing network which includes its television programs, advertisements, and social media channels. Zynga has further used the WPT tournaments as a vehicle to reward their players through qualifying players to play in real money poker tournaments at WPT affiliated casinos. The partnership means that the Zynga and WPT brands elevate each other’s profile in the poker community through millions of impressions annually.

PlayWPT and Alpha8 Social Poker.    WPT’s 3-year license agreements for PlayWPT and the Alpha8 social poker product that each commenced in 2018 provide WPT with a share of all revenue generated on those respective platforms, with annual minimums of the greater of $500,000 or 20% of revenue generated for PlayWPT, and the greater of $200,000 or 20% of revenue generated for the Alpha8 social poker product. These arrangements offer WPT significant annual payments based on the value and prestige of WPT’s brands and WPT’s ability to market and promote the platforms.

In addition to the three-pillar approach to monetizing the WPT brands as described above, WPT has also been able to combine these approaches in a regional manner to create localized versions of the WPT in other parts of the world. For example, WPT has an agreement with Adda52, one of the largest online poker operators in India, pursuant to which Adda52 utilizes WPT brands to put on WPT-branded tournaments, create and sell WPT merchandise, sponsor and distribute WPT content, and otherwise market and promote their own products using the WPT name. WPT had a similar arrangement for the Asia-Pacific region with WPT’s former parent company, Ourgame, and is negotiating similar arrangements with parties in other parts of the world, such as Latin America. These brand licensing arrangements not only provide WPT with revenue derived from upfront payments and revenue share, but they broaden WPT’s brand reach in localized ways to parts of the world that WPT would be hard-pressed to effectively market to on its own. WPT believes that this increased reach will have long-term benefits to WPT’s brand image and profitability.

Corporate Organization

Our principal offices are located at 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614, and our telephone number at that office is (949) 225-2600.

Allied Esports Entertainment Inc., (“AESE”), formerly known as Black Ridge Acquisition Corp, or “BRAC”, was incorporated in Delaware on May 9, 2017 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

Allied Esports Media, Inc. (“AEM”), a Delaware corporation, was formed in November 2018 to act as a holding company for Allied Esports International Inc. (“Allied Esports”) and immediately prior to close of the Merger (as defined below) to also include Noble Link Global Limited (“Noble Link”). Allied Esports, together with its subsidiaries described below owns and operates the esports-related businesses of AESE. Noble Link (prior to the AEM Merger) and its wholly owned subsidiaries Peerless Media Limited, Club Services, Inc. and WPT Enterprises, Inc. operate the poker-related business of AESE and are collectively referred to herein as “World Poker Tour” or “WPT.” Prior to the Merger, as described below, Noble Link and Allied Esports were subsidiaries of Ourgame International Holdings Limited (“Ourgame”).

On December 19, 2018, BRAC, Noble Link and AEM executed an Agreement and Plan of Reorganization (as amended from time to time, the “Merger Agreement”). On August 9, 2019 (the “Closing Date”), Noble Link was merged with and into AEM, with AEM being the surviving entity, which was accounted for as a common control merger (the “AEM Merger”). Further, on August 9, 2019, a subsidiary of AESE merged with AEM pursuant to the Merger Agreement, with AEM being the surviving entity (the “Merger”). The Merger was accounted for as a reverse recapitalization, and AEM is deemed to be the accounting acquirer. Consequently, the assets and liabilities and the historical operations that are reflected in the combined financial statements prior to the Merger are those of Allied Esports and WPT. The preferred stock, common stock, additional paid in capital and earnings per share amount in the combined financial statements for the period prior to the Merger have been restated to reflect the recapitalization in accordance with the shares issued to the Former Parent as a result of the Merger. References herein to the “Company” are to the combination of AEM and WPT during the period prior to the AEM Merger and are to AESE and subsidiaries after the Merger.

Allied Esports operates through its wholly owned subsidiaries Allied Esports International, Inc., (“AEII”), Esports Arena Las Vegas, LLC (“ESALV”) and Allied Esports GmbH (“AEGmbH”). AEII operates global competitive esports properties designed to connect players and fans via a network of connected arenas. ESALV operates a flagship gaming arena located at the Luxor Hotel in Las Vegas, Nevada. AEGmbH operates a mobile esports truck that serves as both a battleground and content generation hub and also operates a studio for recording and streaming gaming events.

Our fiscal year ends December 31. Neither we nor any of our predecessors have been in bankruptcy, receivership or any similar proceeding.

Business Strategy

For the past 16 years of its 18-year history, WPT’s business model has successfully utilized the following three pillars in the sport of poker for its business model, which the Company believes can be utilized by Allied Esports:

•        in-person experiences;

•        developing multiplatform content; and

•        providing interactive services.

The Company plans to continue operating the WPT business and to utilize its business model to execute on its growth strategy in the multibillion-dollar esports industry. Allied Esports will do this by collaborating with its strategic investors, including certain affiliates of Simon, a global leader in the ownership of premier shopping, dining, entertainment, and mixed-use destinations, certain affiliates of Brookfield Property Partners, a world premier real estate company, and TV Azteca, a premier television network in Mexico, to deliver best-in-class live events, content and online products.

Regulation

WPT tournaments are conducted by the host casinos and card rooms, and we believe WPT is not subject to government gaming regulation in connection with its affiliation with and telecasts of these events. We continue to monitor the legality of Internet gaming in domestic and international jurisdictions, but cannot be certain that changes in existing regulations will be beneficial to the gaming market. WPT’s subscription-based online club, ClubWPT.com, is operated in accordance with the principles of sweepstakes law. A free alternative means of entry is offered for participants who wish to play in the tournaments but do not wish to purchase the other membership benefits. The subscription fee for ClubWPT remains the same each month and players are not allowed to wager actual money online. One must be eighteen or older to participate. However, the awarding of cash and prizes will require compliance with the laws or regulations in various states or countries over sweepstakes, promotions and giveaways, are complicated and constantly changing.

Allied Esports intends to offer subscribers the chance to win cash and prizes when playing esports games and tournaments on the esports gaming platform it intends to develop. Similar to WPT, Allied Esports will be subject to the complicated laws and regulations in various states or countries over sweepstakes, promotions and giveaways. Any negative finding of law regarding the characterization of the type of online activity carried out on the esports gaming platform could limit or prevent Allied Esports’ ability to obtain subscribers in those jurisdictions. In addition, Allied Esports is subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. In addition, laws and regulations relating to user privacy, data collection, retention, electronic commerce, consumer protection, content, advertising, localization, and information security have been adopted or are being considered for adoption by many jurisdictions and countries throughout the world.

Intellectual Property

We believe that to maintain a competitive advantage in the marketplace, we must develop and maintain protection of the proprietary aspects of our technology. We rely on a combination of trademarks, patent, trade secret intellectual property rights and other measures to protect our intellectual property.

WPT has filed trademarks for the names of its shows, including the World Poker Tour name and logos. The trademark “World Poker Tour” has been registered with the U.S. Patent and Trademark Office (“USPTO”) on the principal register in connection with entertainment services, clothing, playing cards and poker chips, and housewares and glass; and on the supplemental register in connection with electronic and scientific apparatus. Other registered marks around the world include: “Alpha8” in the U.S., Canada, China, Europe, South Africa and Uruguay; “Battle of Champions” in the U.S.; “Card Design” in Argentina, Brazil, Chile, Colombia, Costa Rica, Mexico, Peru, Puerto Rico, and Venezuela; “Doyle Brunson North American Poker Championship” in the U.S.; “Hollywood Home Game” in the U.S.; “Ladies’ Night” in the U.S.; “Latin American Poker Tour” in Peru and Europe; “Poker Détente” in Europe; “Poker Walk of Fame” in the U.S.; “PPT” in the U.S., Canada and Europe; “PPT & Design” in the U.S. and Canada; “Professional Poker Tour” in the U.S.; “Professional Poker Tour PPT & Design” in the U.S.; “Royal Flush Girls” in the U.S.; “Time Slots” in Canada, Europe and the U.S.; “World Poker Tour” in Argentina, Australia, Brazil, Canada, Chile, Colombia, Costa Rica, Europe, Mexico, Peru, Puerto Rico, South Africa and Venezuela; “World Poker Tour & Design” in the U.S., Canada and Europe; “WPT” in the U.S., Argentina, Australia, Brazil, Chile, Colombia, Costa Rica, Mexico, Peru, Puerto Rico, South Africa, and Venezuela; “WPT8 Design” in U.S., Australia, Canada, China, Europe, South Africa and Uruguay; “WPT Academy” in Europe; “WPT Alpha8 Design” in Australia, Canada, China, Europe, South Africa and Uruguay; “WPT Boot Camp” in the U.S.; “WPT Poker Corner” in the U.S., Canada and Europe; “WPT Spade Card Design” in China; “WPT World Poker Tour & Design” in the U.S., Australia, Canada, Europe and Korea. We have registered approximately 2,100 Internet domain names in 70 regions around the world. We also have proprietary rights to our portfolio of registered and unregistered copyrighted materials, which includes the episodes of the televised programming and music that we produce, subject to licenses related to these episodes provided under our agreements with our distributors and our international telecast license agreements, as well as the WPT Academy database and online videos.

WPT has filed five U.S. and international patent applications. One patent relating to a specially designed game table that uses integral lighting, was issued by the USPTO in 2007. Another patent, relating to systems and methods reducing fraud in electronic games having virtual currency, was issued by the USPTO in April 2020. A third patent relating to systems and methods for securing virtual currencies and enhancing electronic products, was issued by the USPTO in May 2020. WPT’s remaining patent applications relate to (1) systems and methods to reduce impact of network disruptions; and (2) systems and methods to provide multiple commentary streams for the same broadcast content.

Allied Esports has one patent in the U.S. related to systems and methods for latency in networked competitive multiplayer gaming that was issued by the UPSTO in July 2020. It has also registered approximately 45 domain names. Allied Esports has filed for trademark protection for the following marks as well: “Allied Esports” has been filed in the U.S., “Allied Esports” bold mark has been filed in China and Europe; The “Allied Esports” logos have been filed in the U.S. and Europe; the “Allied Esports Member Property Network” logo has been filed in China and Europe; the “Big Betty” logos have been registered in Europe; “E-sports Arena” have been registered in China, “Esports Superstars” logo has been filed in the U.S.; “Legend Series” logo has been filed in the U.S. and Europe; and the “Allied Esports” emblem has been filed in China and Europe.

Competition

WPT competes with other poker-related television programming, including ESPN’s coverage of the “World Series of Poker” and its “World Series of Poker” Circuit Events, among others. These and other producers of poker-related programming are well established and may have significantly greater resources than WPT does. Based on the popularity of these poker-related televised programs, WPT believes that additional competing televised poker programs may currently be in development or may be developed in the future. WPT’s programming also competes for telecast audiences and advertising revenue with telecasts of mainstream professional and amateur sports, as well as other entertainment and leisure activities.

The esports gaming industry is also competitive. Competitors range from established leagues and championships owned directly, as well as leagues franchised by well-known and capitalized game publishers and developers, interactive entertainment companies, diversified media companies and emerging start-ups. New competitors will likely continue to emerge, and many of these competitors will have greater financial resources than Allied Esports.

Territories

We sell products and services throughout the world.

Employees

As of January 6, 2021, we had approximately 117 employees, including 29 employees that operated under collective-bargaining agreements.

ALLIED ESPORTS ENTERTAINMENT, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with the Company’s consolidated financial statements and the related notes included in this Consent Solicitation Statement. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results could differ materially from those anticipated by the forward-looking statements due to important factors including, but not limited to, those set forth in the “Risk Factors” section of this Consent Solicitation Statement.

Background

Allied Esports Entertainment Inc. (“AESE”), formerly known as Black Ridge Acquisition Corp, or “BRAC”) was incorporated in Delaware on May 9, 2017. Allied Esports Media, Inc. (“AEM”), a Delaware corporation, was formed in November 2018 to act as a holding company for Allied Esports International Inc. (“Allied Esports”) and Noble Link Global Limited (“Noble Link”). Allied Esports, together with its subsidiaries, owns and operates the esports-related businesses of AESE. Noble Link (prior to the Merger) and its wholly owned subsidiaries Peerless Media Limited, Club Services, Inc. and WPT Enterprises, Inc. operate the poker-related business of AESE and are collectively referred to herein as “World Poker Tour” or “WPT”. On August 9, 2019, a subsidiary of AESE merged with AEM, with AEM being the surviving entity (the “Merger”).

The Company

Allied Esports Entertainment, Inc. operates a premier public esports and entertainment company, consisting of the Allied Esports and World Poker Tour businesses. For the past 16 years of its 18-year history, WPT’s business model has successfully utilized the following three pillars in the sport of poker, which the Company believes can be utilized by Allied Esports:

•        in-person experiences;

•        developing multiplatform content; and

•        providing interactive services.

Recent Developments

Sale of WPT.    On January 19, 2021, we (the “Seller”) entered into a definitive agreement (the “Stock Purchase Agreement” or “SPA”) whereby Club Services, Inc. (“CSI”, the entity that directly or indirectly owns the legal entities comprising the WPT business) would be sold (the “Sale Transaction”) to Element Partners, LLC (the “Buyer”), a Delaware limited liability company formed for the purposes of acquiring the WPT business in the Sale Transaction. Element Partners, LLC is owned by an investment fund.

Pursuant to the SPA, the Buyer intends to purchase 100% of the outstanding capital stock of CSI for a base purchase price of $68.25 million. This base purchase price will be adjusted to reflect the amount of CSI’s cash, indebtedness (other than indebtedness related to an outstanding $685,300 Paycheck Protection Program loan) and accrued and unpaid transaction expenses as of the closing of the Sale Transaction. The Buyer remitted a $4.0 million advance payment of the base purchase price to the Seller upon the execution of the SPA and is required to pay the balance of the base purchase price at the closing of the Sale Transaction.

The Buyer has also agreed to make future payments to the Seller totaling $10.0 million. These future payments will be made on a quarterly basis over the three-year period following the closing of the Sale Transaction, with each payment to be equal to five percent of the aggregate entry fees from World Poker Tour-branded tournaments during the applicable quarterly period (but not to exceed $10.0 million in the aggregate). If the aggregate quarterly payments over such three-year period are less than $10.0 million, Buyer will pay the shortfall to the Seller on the three-year anniversary of the closing of the Sale Transaction.

The SPA may be terminated by the Buyer or the Seller if the closing has not occurred by March 31, 2021, or upon the occurrence of certain customary events as set forth in the SPA. Depending on the circumstances surrounding a termination of the SPA, either party may be required to pay a $3.0 million termination or non-performance fee to the other, and the Seller may be required to return to Buyer the $4.0 million advance payment of purchase price and reimburse the Buyer for up to $1.0 million of its documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of the SPA and the Sale Transaction.

Effective upon any termination of the Stock Purchase Agreement, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the Stock Purchase Agreement under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited.

Change of Control Agreements.    On December 30, 2020, our Board of Directors authorized us to enter into an agreement with the Company’s CEO which, upon the closing of a transaction that resulted in a change-in-control of WPT, as defined, would obligate us to pay the CEO $1,000,000 upon the earlier of his termination of employment with AESE without cause, as defined, or the two-year anniversary of the closing of the change-in-control transaction. Payment may be made in either cash or shares of AESE common stock (valued at the trailing 10-day volume-weighted- average-price prior to the issuance date), at our discretion.

On December 30, 2020, our Board of Directors authorized WPT to enter into agreements with the WPT CEO and General Counsel which, upon the closing of a transaction that resulted in a change-in-control of WPT, as defined, would obligate WPT to pay the WPT CEO and General Counsel aggregate lump-sum severance payments of approximately $522,827.

On December 30, 2020, Company’s Board of Directors approved, subject to a change-in-control of WPT which accelerates the vesting of AESE option grants held by WPT employees, the extension of the exercise period of the options as follows: (i) the options to purchase an aggregate of 340,000 shares of AESE common stock held by the WPT CEO and General Counsel may be exercised until the 10-year anniversary of the issuance date, and (ii) the remaining options to purchase an aggregate of 300,000 shares of AESE common stock may be exercised until the one-year anniversary of the change-in-control.

Employment Agreement Amendment.    On December 31, 2020, the Company and Frank Ng, who serves as Chief Executive Officer and a director of the Company, amended Mr. Ng’s employment agreement (the “Employment Agreement Amendment”). The Employment Agreement Amendment provides that Mr. Ng’s annual salary will be $400,000 per year payable in cash, and that the Company may, but is no longer required to, issue to Mr. Ng any shares of the Company’s common stock as compensation for his services.

COVID-19 Pandemic.    The recent outbreak of the COVID-19 respiratory illness has had an adverse effect on the Company. As a global entertainment company that hosts numerous live events with spectators and participants in destination cities, such outbreak has caused people to avoid traveling to and attending our events. Allied Esports and WPT businesses have cancelled or postponed live events, and until Allied Esports’ flagship gaming arena located at the Luxor Hotel in Las Vegas, Nevada reopened on June 25, 2020 these businesses were operating online only. The arena is currently running under a modified schedule for daily play and weekly tournaments, and the WPT business continues to operate primarily online. Production of certain content has been temporarily halted. At this time, we cannot determine the extent that such outbreak may have on our operations.

TV Azteca Amended Agreement.    On July 20, 2020, we entered into an Amendment to TV Azteca Agreement (the “Azteca Amendment). The Azteca Amendment provides that, subject to the approval of the terms of the Azteca Amendment by the Company’s Board of Directors: (i) TV Azteca waives our obligations under the Term Sheet to pay TV Azteca $1,000,000 on each of March 1, 2021 and March 1, 2022 for various strategic initiatives, and to further invest in and develop an esports platform for the Mexican market; (ii) we shall waive the 24-month lock-up that prohibits TV Azteca from selling or transferring the 763,904 shares of Company common stock TV Azteca purchased pursuant to the Share Purchase Agreement (the “Purchased Shares”); (iii) TV Azteca may sell the Purchased Shares in compliance with applicable securities laws, subject to selling at a reasonable market price and subject to a daily volume cap not to exceed 25% of the our total daily Nasdaq trading volume; and (iv) if TV Azteca sells all of the Purchased Shares within a three-month period following our Board of Directors approval of the Azteca Amendment, for gross proceeds of less than $1,600,000, then on March 1, 2021, we shall contribute additional capital to the parties’ strategic alliance pursuant to the Term Sheet in an amount equal to such shortage. TV Azteca did not sell all of the Purchased Shares within such timeframe and the Company is no longer is required to contribute additional capital to the parties’ strategic alliance pursuant to the Term Sheet.

Simon Partnership.    We previously entered into a Share Purchase Agreement and an Escrow Agreement (the “Purchase Agreements”) and related services agreements with Simon Equity Development, LLC and its affiliates (collectively, “Simon”), which set forth the terms of a strategic investment by Simon to develop an annual esports program in collaboration with the Company. Pursuant to the Purchase Agreements, $5,000,000 was previously held in an escrow account to be used for development of such activities. The COVID-19 pandemic has delayed indefinitely the parties’ ability to plan and budget for the 2020 and 2021 esports programming and esports venues. On March 26, 2020, the remaining balance in the escrow account, $3,650,000, was transferred to Simon. The parties have agreed to extend the due date from March 8, 2020 to January 31, 2021 under the applicable agreements to continue to develop and budget for the annual esports program and esports venues in future years once the COVID-19 pandemic has ended.

Brookfield Partnership.    On January 14, 2020, we issued 758,725 shares of its common stock to BPR Cumulus LLC, an affiliate of Brookfield Property Partners (“Brookfield”) in exchange for $5,000,000 (the “Purchase Price”) pursuant to a Share Purchase Agreement. The Purchase Price was placed into escrow and is to be used by us or our subsidiaries to develop integrated esports experience venues at mutually agreed upon shopping malls owned and/or operated by Brookfield or any of its affiliates, that will include a dedicated gaming space and production capabilities to attract and to activate esports and other emerging live events.

Litigation.    On March 23, 2020, an employee of Allied Esports filed a claim in Los Angeles Superior Court alleging various employment misconduct against Allied Esports, the Company, and an officer of the Company in connection with a competition being hosted by Allied Esports. The claim alleged damages in excess of $3.1 million and suggested that the defendants could be subject to punitive damages. The parties agreed to a mediation and all claims asserted against us by the employee were settled on September 10, 2020 for an amount significantly less than the original claim. The matter is now closed.

CARES Act.    On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) which contains tax and spending provisions intended to address the impact of the COVID-19 pandemic. The CARES Act includes the Paycheck Protection Program (“PPP”), a program designed to aid small- and medium-sized businesses through federally guaranteed loans distributed through banks. These loans are intended to guarantee eight weeks of payroll and other costs to provide support to participating businesses and increase the ability of these businesses to retain workers. During May 2020, we received aggregate cash proceeds of $1,592,429 pursuant to three loans provided in connection with the PPP (the “PPP Loans”). While the PPP Loans currently have a two-year maturity, the amended law permits each borrower to request a five-year maturity from its lender.

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, we are eligible to apply for and receive forgiveness for all or a portion of PPP Loans. Such forgiveness will be determined, subject to limitations, based on the use of PPP Loans proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and the maintenance of employee and compensation levels during the twenty-four week period following the funding of the PPP Loan. We intend to use the proceeds of the PPP Loan for Qualifying Expenses. However, no assurance is provided that we will be able to obtain forgiveness of any PPP Loans in whole or in part.

Debt Conversion.    On April 29, 2020, we entered into a Secured Convertible Note Modification and Conversion Agreement (the “Amendment 1”), with a holder of a $5,000,000 Bridge Note (the “Noteholder”), pursuant to which the Noteholder converted $2,000,000 of the principal amount of its Bridge Note into 1,250,000 shares of our common stock at a reduced conversion price of $1.60 per share. On May 22, 2020, we entered into a Secured Convertible Note Modification and Conversion Agreement No. 2 (“Amendment 2”) with the Noteholder pursuant to which the remaining principal amount of the Note ($3,000,000) was converted into 2,142,857 shares of our common stock at a reduced conversion price of $1.40 per share. Further, pursuant to Amendment 2, interest on the $5,000,000 principal owed to the Noteholder prior to conversion will continue to accrue through the original maturity date of the Bridge Note, as if the principal amount had not been converted. On June 8, 2020, we entered into Secured Convertible Note Modification Agreement No. 3 (“Amendment 3” and together with Amendment 1 and Amendment 2, the “Amendments”) with the Noteholder. Pursuant to Amendment 3, the total minimum accrued interest payable pursuant to Amendment 2 in the amount of $1,421,096 was converted into principal under the Noteholder’s Bridge Note (the “Amended Bridge Note”) The Amended Bridge Note matures on February 23, 2022. Interest on the Amended Bridge Note will accrue commencing on August 23, 2020 at 12% per annum (increasing to 15% per annum upon an event of default as defined). Principal and interest owed under the Amended Bridge Note is not convertible into shares of the Company’s common stock.

We recorded a conversion inducement charge of $5,247,531 as a result of the Amendments, consisting of $4,998,845 representing the value of common stock issued upon conversion in excess of the common stock issuable under the original terms of the $5,000,000 Bridge Note, and $248,686, representing the excess of minimum interest payable pursuant to Amendment 3 over the interest payable pursuant to the original terms of the $5,000,000 Bridge Note.

Extension of Bridge Notes.    On June 8, 2020, the Company and the holders (the “Extending Bridge Noteholders”) of two Bridge Notes in the aggregate principal amount of $2,000,000 (together, the “Extended Bridge Notes”), each entered into a Secured Convertible Note Modification (Extension) Agreement with the Company (together, the “Bridge Note Extensions”) pursuant to which, among other things, the Extending Bridge Noteholders agreed to extend the maturity date of their respective Extended Bridge Note until February 23, 2022. Interest on the Extended Bridge Notes will continue to accrue at 12.0% per year and may be prepaid without penalty. The remaining provisions of the Extended Bridge Notes remain unchanged and in effect. One of the Extending Bridge Noteholders is Man Sha, the spouse of Frank Ng, the Company’s Chief Executive Officer and a Director.

On August 13, 2020 we paid an aggregate of $425,096 related to interest payable on the Extended Bridge Notes, such that the balance of principal and interest outstanding under the Extended Bridge Notes as of September 30, 2020 is $2,000,000 and $24,760, respectively.

Senior Secured Convertible Notes.    On June 8, 2020, pursuant to a securities purchase agreement (the “Purchase Agreement”) between the Company and certain accredited investors (the “Investors”), we issued two senior secured convertible notes (the “Senior Notes”) with an aggregate principal balance of $9,600,000 and immediately vested five-year warrants to purchase an aggregate 1,454,546 shares of common stock at an exercise price of $4.125 per share for net cash proceeds of $9,000,000. The Senior Notes bear interest at 8% per annum and mature on June 8, 2022, with an aggregate of $1,536,000 of interest guaranteed to be paid to the Investors. The Purchase Agreement contains customary representations and warranties, and the Company agreed it would not take on additional debt from third parties without the Investors’ written approval, subject to certain exceptions for ordinary course trade debt. The Company also agreed to use 35% of the proceeds from future financings in excess of $3 million (or $5 million if approved by the Investors) to pay down the outstanding balance on the Senior Notes. The Company reserves its rights under the Purchase Agreement to consummate, subject to certain exceptions, a debtor or equity offering of up to $5 million in the future.

The Senior Notes and two years of interest are payable in equal monthly installments (the “Monthly Redemption Payment”), commencing on August 7, 2020. Each Monthly Redemption Payment may be paid at the Company’s option in cash, or in shares of common stock (the “Stock Settlement Option”) at a price equal to 87% of the lowest daily volume-weighted-average-price in the 10 days prior to the scheduled payment date (the “Stock Settlement Price”), provided that (i) the Company gives thirty days written irrevocable notice (the “Monthly Redemption Notice”), (ii) all amounts due have been paid timely, (iii) there are sufficient number of authorized shares available to be issued, (iv) the Investors do not possess any material non-public information at the time the Company issues the common stock, and (v) the Company’s shares have met certain minimum volume and closing price thresholds. The Stock Settlement Price cannot be lower than $0.734 per share. Monthly Redemption Payments paid in cash require the payment of a 10% premium in addition to the monthly installment.

Each Investor may accelerate up to four Monthly Redemption Payments in any calendar month and may elect to have such accelerated Monthly Redemption Payments paid in shares of the Company’s common stock at the Stock Settlement Price of the contemporaneous or immediately prior Monthly Redemption Payment, instead of in cash.

The Senior Notes are convertible at each Investor’s option, in whole or in part, and from time to time, into shares of the Company’s common stock (the “Holder Conversion Option” and together, with the Stock Settlement Option, the “ECOs”) at $3.30 per share (subject to adjustment to convert at the same price as any subsequent issuances of Company common stock at a lower issuance price, subject to certain exceptions) (the “Holder Conversion Price”); provided, however, that the parties may not affect any such conversion that would result in an Investor (together with its affiliates) owning in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the conversion (the “Beneficial Ownership Limitation”). Each Investor, upon notice to the Company, may elect to increase or decrease its Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation may not exceed 9.99%.

Between August 7 and November 2, 2020, we issued 6,282,839 shares of our common stock as redemption payments on the Senior Notes.

Between November 16 and January 4, 2021, we issued 3,925,484 shares of our common stock as redemption payments on the Senior Notes. As of the close of business on January 4, 2021, the principal and accrued interest associates with the Senior Notes was repaid in full.

Additional Common Stock Issuance.    On May 15, 2020, the Company closed on a sale of 1,018,848 shares of common stock to the Company’s Chairman of the Board, in exchange for $2,000,000 of cash proceeds, pursuant to the Company’s March 9, 2020 exercise of a February 25, 2020 put option agreement.

On September 29, 2020, the Company received proceeds of $21,875 from the Chairman, representing the disgorgement of short swing profits realized from the sale of shares.

On January 4, 2021, the Company issued to its non-executive directors an aggregate of 126,584 shares of common stock from its 2019 Equity Incentive Plan. The shares were issued for their director services to the Company.

Results of Operations

Results of Operations for the Three Months Ended September 30, 2020 Compared With the Three Months Ended September 30, 2019

in thousands, except for percentage of revenue data	For the Three Months Ended September 30,		Increase (Decrease)	Percentage of Revenue
				Three Months Ended September 30,
	2020	2019		2020	2019
Revenues:
In-person	$697	$2,587	$(1,890)	12%	43%
Multiplatform content	1,264	1,032	232	21%	17%
Interactive	3,927	2,423	1,504	67%	40%
Total Revenues	5,888	6,042	(154)	100%	100%
Costs and Expenses:
In-person (exclusive of depreciation and amortization)	640	1,197	(557)	11%	20%
Multiplatform content (exclusive of depreciation and amortization)	928	787	141	16%	13%
Interactive (exclusive of depreciation and amortization)	1,250	569	681	21%	9%
Online operating expenses	330	173	157	6%	3%
Selling and marketing expenses	168	706	(538)	3%	12%
General and administrative expenses	3,578	4,693	(1,115)	61%	78%
Stock-based compensation	577	18	559	10%	0%
Depreciation and amortization	1,738	1,716	22	30%	28%
Total Costs and Expenses	9,209	9,859	(650)	156%	163%
Loss From Operations	(3,321)	(3,817)	496	(56)%	(63)%
Other (Expense) Income:
Other income	(3)	16	19	(0)%	0%
Extinguishment loss on acceleration of debt redemption	(1,734)	—	1,734	(29)%	0%
Interest expense	(1,490)	(452)	1,038	(25)%	(7)%
Total Other Expense	(3,227)	(436)	2,791	(55)%	(7)%
Net Loss	$(6,548)	$(4,253)	$2,295	(111)%	(70)%

Revenues

In-person revenues decreased by approximately $1.9 million, or 73%, to approximately $0.7 million for the three months ended September 30, 2020 from approximately $2.6 million for the three months ended September 30, 2019. The decrease in in-person revenues is primarily due to a decrease in revenue generated from in-person events, which consists of ticket, merchandising, food, and beverage revenue and sponsorship revenue, due to government mandated closures of our facilities, postponed events, and social distancing measures resulting from the COVID-19 pandemic.

Multiplatform content revenues increased by approximately $0.3 million, or 22%, to approximately $1.3 million for the three months ended September 30, 2020 from approximately $1.0 million for the three months ended September 30, 2019. Increase in multiplatform content revenues primarily related to an increase in distribution revenue from two major customers, partially offset by decreased music royalty revenues.

Interactive revenues increased by approximately $1.5 million, or 62%, to approximately $3.9 million for the three months ended September 30, 2020 from approximately $2.4 million for the three months ended September 30, 2019. The increase in interactive revenues all relates to the WPT business and is primarily attributable to the increase in subscription revenue and increased online participation related to social gaming revenue due to the mandatory quarantine and stay-at-home measures imposed as a result of the COVID-19 pandemic.

Costs and expenses

In-person costs (exclusive of depreciation and amortization) decreased by approximately $0.6 million, or 47%, to approximately $0.6 million for the three months ended September 30, 2020 from approximately $1.2 million for the three months ended September 30, 2019. The decrease in in-person costs is primarily related to the decrease in in-person revenues due to the postponement or cancellation of events and the reduced capacity and temporary closure of Allied Esports’ flagship gaming arena located at the Luxor Hotel in Las Vegas, Nevada due to the COVID-19 pandemic.

Multiplatform content costs (exclusive of depreciation and amortization) increased by approximately $0.1 million, or 18%, to approximately $0.9 million for the three months ended September 30, 2020 from approximately $0.8 million for the three months ended September 30, 2019. Certain film production costs are deferred when incurred and are amortized in the proportion of the current year revenues to management’s estimate of ultimate revenue to be recognized from the related production. Increases in estimated ultimate revenues result in a lower amortization rate, and less amortization of capitalized costs, while decreases in estimated ultimate revenues increase the amortization rate and result in higher amortization of capitalized costs. During the three months ended September 30, 2020, management reduced its estimate of ultimate revenues to be earned in connection with certain productions, which resulted in an increase in amortization of capitalized costs during the period.

Interactive costs (exclusive of depreciation and amortization) increased by approximately $0.7 million, or 120%, to approximately $1.3 million for the three months ended September 30, 2020 from approximately $0.6 million for the three months ended September 30, 2019, primarily in connection with increased interactive revenues during the period. Beginning in June 2020, the Company introduced a new poker subscription service, resulting in higher prize pools and revenue share costs. The Company expects that margins related to the new platform will improve as it gains recognition.

Online operating expenses increased by approximately $0.1 million, or 91%, to approximately $0.3 million for the three months ended September 30, 2020 from approximately $0.2 million for the three months ended September 30, 2019, primarily related to increased software maintenance expenses.

Selling and marketing expenses decreased by approximately $0.5 million, or 76%, to approximately $0.2 million for the three months ended September 30, 2020 from approximately $0.7 million for the three months ended September 30, 2019, primarily due to the decrease in events held during 2020 as a result of the COVID-19 pandemic.

General and administrative expenses decreased by approximately $1.1 million, or 23%, to approximately $3.6 million for the three months ended September 30, 2020 from approximately $4.7 million for the three months ended September 30, 2019. The decrease in general and administrative costs primarily results from decreases in accounting, legal, and consulting fees incurred in connection with the Merger during the three months ended September 30, 2019, decreases in travel, meals, and entertainment as a result of the COVID-19 pandemic, and decreases in bonuses earned during the period.

Stock-based compensation increased by approximately $0.6 million to approximately $0.6 million for the three months ended September 30, 2020, from approximately $18 thousand for the three months ended September 30, 2019, which represents the amortization of stock options and restricted stock which were granted during September 2019 and during the third quarter of 2020.

Depreciation and amortization was approximately $1.7 million for the three months ended September 30, 2020 and 2019.

Other income (expense)

Other expense increased by approximately $2.8 million, or 640%, to approximately $3.2 million for the three months ended September 30, 2020, from approximately $0.4 million for the three months ended September 30, 2019.

Extinguishment loss on acceleration of debt redemption of approximately $1.7 million during the three months ended September 30, 2020, resulted from the from acceleration of monthly payments on the Senior Secured notes that were issued in June 2020. There was no extinguishment loss recorded for the three months ended September 30, 2019.

Interest expense increased by approximately $1.0 million, or 230%, to approximately $1.5 million for the three months ended September 30, 2020, from approximately $0.5 million for the three months ended September 30, 2019. The increase was primarily due to the amortization of debt discount on the Senior Notes issued in June 2020. Debt discount on the Senior Notes initially aggregated to approximately $6.3 million and is being amortized over the term of the Senior Notes.

Results of Operations for the Nine Months Ended September 30, 2020 Compared With the Nine Months Ended September 30, 2019

in thousands, except for percentage of revenue data	For the Nine Months Ended September 30,		Increase (Decrease)	Percentage of Revenue
				Nine Months Ended September 30,
	2020	2019		2020	2019
Revenues:
In-person	$3,701	$8,554	$(4,853)	22%	44%
Multiplatform content	3,187	3,874	(687)	19%	20%
Interactive	9,628	7,187	2,441	58%	37%
Total Revenues	16,516	19,615	(3,099)	100%	100%
Costs and Expenses:
In-person (exclusive of depreciation and amortization)	2,135	3,335	(1,200)	13%	17%
Multiplatform content (exclusive of depreciation and amortization)	1,954	2,908	(954)	12%	15%
Interactive (exclusive of depreciation and amortization)	2,983	1,976	1,007	18%	10%
Online operating expenses	994	401	593	6%	2%
Selling and marketing expenses	1,093	2,393	(1,300)	7%	12%
General and administrative expenses	12,165	13,266	(1,101)	74%	68%
Stock-based compensation	4,913	18	4,895	30%	0%
Depreciation and amortization	5,330	5,134	196	32%	26%
Impairment of investment in ESA	1,139	600	539	7%	3%
Total Costs and Expenses	32,706	30,031	2,675	198%	153%
Loss From Operations	(16,190)	(10,416)	(5,775)	(98)%	(53)%
Other Income (Expense):
Other income	1	15	14	0%	0%
Conversion inducement expense	(5,247)	—	5,247	32%	0%
Extinguishment loss on acceleration of debt redemption	(1,734)	—	1,734	10%	0%
Interest expense	(3,036)	(518)	2,518	18%	(3)%
Total Other Expense	(10,016)	(503)	9,513	61%	(3)%
Net Loss	$(26,206)	$(10,919)	$15,287	(159)%	(56)%

Revenues

In-person revenues decreased by approximately $4.9 million, or 57% to approximately $3.7 million for the nine months ended September 30, 2020 from approximately $8.6 million for the nine months ended September 30, 2019. The decrease in in-person revenues is primarily due to a decrease in revenue generated from in-person events, which consists of ticket, merchandising, food, and beverage revenue and sponsorship revenue, due to government mandated closures of our facilities, postponed events, and social distancing measures resulting from the COVID-19 pandemic.

Multiplatform content revenues decreased by approximately $0.7 million, or 18%, to approximately $3.2 million for the nine months ended September 30, 2020 from approximately $3.9 million for the nine months ended September 30, 2019, primarily related to decreased music royalty revenues. Music royalties are estimated each quarter and are subsequently trued up when actual royalties earned are reported to the Company. There was a $0.6 million decrease in music royalties recorded during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, as the result of true up charges recorded in each of the periods.

Interactive revenues increased by approximately $2.4 million, or 34%, to approximately $9.6 million for the nine months ended September 30, 2020 from approximately $7.2 million for the nine months ended September 30, 2019. The increase in interactive revenues all relates to the WPT business and is primarily attributable to the increase in subscription revenue and increased online participation related to social gaming revenue due to the mandatory quarantine and stay-at-home measures imposed as a result of the COVID-19 pandemic.

Costs and expenses

In-person costs (exclusive of depreciation and amortization) decreased by approximately $1.2 million, or 36%, to approximately $2.1 million for the nine months ended September 30, 2020 from approximately $3.3 million for the nine months ended September 30, 2019. The decrease in in-person costs is primarily related to the decrease in in-person revenues due to the postponement or cancellation of events and the temporary closure of, and reduced capacity at, Allied Esports’ flagship gaming arena located at the Luxor Hotel in Las Vegas, Nevada due to the COVID-19 pandemic.

Multiplatform content costs (exclusive of depreciation and amortization) decreased by approximately $0.9 million, or 33%, to approximately $2.0 million for the nine months ended September 30, 2020 from approximately $2.9 million for the nine months ended September 30, 2019, primarily due to a decrease in production costs related to television content, since production of content was temporarily stopped as a result of the COVID-19 pandemic.

Interactive costs (exclusive of depreciation and amortization) increased by approximately $1.0 million, or 51%, to approximately $3.0 million for the nine months ended September 30, 2020 from approximately $2.0 million for the nine months ended September 30, 2019, primarily in connection with increased interactive revenues during the period.

Online operating expenses increased by approximately $0.6 million, or 148%, to approximately $1.0 million for the nine months ended September 30, 2020 from approximately $0.4 million for the nine months ended September 30, 2019, primarily related to increased software maintenance expenses.

Selling and marketing expenses decreased by approximately $1.3 million, or 54%, to approximately $1.1 million for the nine months ended September 30, 2020 from approximately $2.4 million for the nine months ended September 30, 2019, primarily due to the decrease in events held during 2020 as a result of the COVID-19 pandemic.

General and administrative expenses decreased by approximately $1.1 million, or 8%, to approximately $12.2 million for the nine months ended September 30, 2020 from approximately $13.3 million for the nine months ended September 30, 2019. The decrease in general and administrative costs primarily results from decreases in accounting, legal, and consulting fees incurred in connection with the Merger during the nine months ended September 30, 2019, decreases in travel, meals, and entertainment as a result of the COVID-19 pandemic, and decreases in bonuses earned during the period.

Stock-based compensation increased by approximately $4.9 million to approximately $4.9 million for the nine months ended September 30, 2020, from approximately $18 thousand for the nine months ended September 30, 2019. Of the $4.9 million of stock-based compensation recognized during the nine months ended September 30, 2020, approximately $1.3 million related to the amortization of stock options and restricted stock, and approximately $3.7 million was recognized upon the return of cash held in escrow in connection with an escrow agreement with Simon. The $18 thousand of stock-based compensation recognized during the nine months ended September 30, 2019 related to the amortization of stock options and restricted stock.

Depreciation and amortization increased by approximately $0.2 million, or 4%, to approximately $5.3 million for the nine months ended September 30, 2020, from approximately $5.1 million for the nine months ended September 30, 2019.

Impairment expense of approximately $1.1 million and $0.6 million during the nine months ended September 30, 2020 and 2019, respectively, related to our investment in Esports Arena LLC (“ESA”).

Other income (expense)

Other expense increased by approximately $9.5 million to approximately $10.0 million for the nine months ended September 30, 2020, from approximately $0.5 million for the nine months ended September 30, 2019.

Extinguishment loss on acceleration of debt redemption of approximately $1.7 million during the nine months ended September 30, 2020, resulted from the from acceleration of monthly payments on the Senior Notes during the period. There was no extinguishment loss on acceleration of debt redemption recorded for the nine months ended September 30, 2019.

Conversion inducement expense of approximately $5.2 million during the nine months ended September 30, 2020, resulted from the reduction in the conversion price and the increase in interest payable to induce conversion of certain convertible debt converted during the period. There was no conversion inducement expense recorded for the nine months ended September 30, 2019.

Interest expense was approximately $3.0 million for the nine months ended September 30, 2020, compared to approximately $0.5 million for the nine months ended September 30, 2019. The increase was primarily due to the amortization of debt discount on the Senior Notes issued in June 2020. Debt discount on the Senior Notes initially aggregated to approximately $6.3 million and is being amortized over the term of the Senior Notes.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

(in thousands, except for percentage of revenue data)	For the Years Ended December 31,		Increase (Decrease)	Percentage of Revenue
				Years Ended December 31,
	2019	2018		2019	2018
Revenues
In-person	$11,134	$8,181	$2,953	42.7%	39.7%
Multiplatform content	5,498	3,247	2,251	21.1%	15.8%
Interactive	9,440	9,175	265	36.2%	44.5%
Total Revenues	26,072	20,603	5,469	100.0%	100.0%
Costs and expenses
In-person (exclusive of depreciation and amortization)	4,833	4,544	289	18.5%	22.1%
Multiplatform content (exclusive of depreciation and amortization)	3,813	2,297	1,516	14.6%	11.1%
Interactive (exclusive of depreciation and amortization)	2,479	2,474	5	9.5%	12.0%
Online operating expenses	688	2,245	(1,557)	2.6%	10.9%
Selling and marketing expenses	3,576	4,023	(447)	13.7%	19.5%
General and administrative expenses	18,530	16,452	2,078	71.1%	79.9%
Depreciation and amortization	6,768	6,711	57	26.0%	32.6%
Impairment of investment in ESA	600	9,683	(9,083)	2.3%	47.0%
Impairment of deferred production costs and intangible assets	330	1,005	(675)	1.3%	4.9%
Loss From Operations	(15,545)	(28,831)	13,286	(59.6)%	(135.1)%
Other income	18	127	(109)	0.1%	0.6%
Interest expense	(1,197)	(2,117)	920	(4.6)%	(10.3)%
Foreign currency exchange loss	(15)	(199)	184	(0.1)%	(1.0)%
Net Loss	(16,739)	(31,020)	14,281	(64.2)%	(145.7)%
Net loss attributed to non-controlling interest	—	404	(404)	0.0%	2.0%
Net Loss Attributable to Allied Esports Entertainment, Inc.	$(16,739)	$(30,616)	$13,877	(64.2)%	(147.6)%

Revenues

In-person experience revenues increased by approximately $2.9 million, or 36%, to approximately $11.1 million for the year ended December 31, 2019 from approximately $8.2 million for the year ended December 31, 2018. The increase in in-person experience revenues was driven by revenue from Allied Esports. Allied Esports’ in-person revenues increased by approximately $3.0 million when comparing the year ended December 31, 2019 to the same period in 2018, of which approximately $2.5 million was generated by Esports Arena Las Vegas, approximately $0.2 million was generated from increased revenues for the U. S. mobile arena truck, approximately $0.5 million was generated from increased revenues for the European mobile arena truck and approximately $0.7 million was generated from increased sponsorship and internet revenues, offset by approximately $0.9 million resulting from the deconsolidation of Esports affiliates in Santa Ana and Oakland (together “ESA”) on August 1, 2018.

Multiplatform content revenues increased by approximately $2.3 million, or 69%, to approximately $5.5 million for the year ended December 31, 2019 from approximately $3.2 million for the year ended December 31, 2018. The increase in multiplatform content revenues related primarily to the WPT business with increases in distribution revenue of approximately $0.8 million, sponsorship and advertising revenue of approximately $1.3 million and music royalty revenue of approximately $0.5 million, offset by an aggregate decrease of approximately $0.2 million in revenues from television sponsorship, streaming and online advertising.

Interactive revenues increased by approximately $0.3 million, or 3%, to approximately $9.4 million for the year ended December 31, 2019 from approximately $9.1 million for the year ended December 31, 2018.

Costs and expenses

In-person costs (exclusive of depreciation and amortization) increased by approximately $0.3 million, or 6%, to approximately $4.8 million for the year ended December 31, 2019 from approximately $4.5 million in for the year ended December 31, 2018. Increases of approximately $1.3 million of in-person costs as a result of increased activity from the opening of the Las Vegas flagship arena in March of 2018, approximately $0.8 million increase in event costs and approximately $0.2 million increase in costs related to our mobile arena trucks, were partially offset by a decrease of $2.0 million in costs related to ESA prior to its deconsolidation on August 1, 2018.

Multiplatform costs (exclusive of depreciation and amortization) increased by approximately $1.5 million, or 66%, to approximately $3.8 million for the year ended December 31, 2019 from approximately $2.3 million for the year ended December 31, 2018, as a result of increases in multiplatform revenues during the period.

Interactive costs (exclusive of depreciation and amortization) were approximately $2.5 million in each of the years ended December 31, 2019 and December 31, 2018, on flat revenues

Online operating expenses decreased by approximately $1.5 million, or 70%, to approximately $0.7 million for the year ended December 31, 2019 from approximately $2.2 million for the year ended December 31, 2018. The PlayWPT platform was managed and operated by the Company through May 2018. Since May 2018, the operation of PlayWPT has been licensed to a third party in exchange for a royalty based on revenues earned by the third party.

Selling and marketing expenses decreased by approximately $0.4 million, or 11%, to approximately $3.6 million for the year ended December 31, 2019 from approximately $4.0 million for the year ended December 31, 2018. The decrease in selling and marketing expenses is primarily the result of expenses incurred in 2018 related to the grand opening of Allied Esports’ flagship arena in Las Vegas.

General and administrative expenses increased by approximately $2.0 million, or 12%, to approximately $18.5 million for the year ended December 31, 2019 from approximately $16.5 million for the year ended December 31, 2018. Corporate expenses increased approximately $2.2 million at the corporate level, including approximately $1.0 million of legal and professional fees, $0.8 million of compensation expense, $0.2 million of insurance expense and $0.1 million of travel expenses. WPT expenses increased by approximately $1.7 million at WPT, which included approximately $1.1 million of increases in compensation expense (of which $0.8 million resulted from a 2018 credit to stock based compensation expense due to the forfeiture of certain equity awards, and $0.3 million resulted in from increased employee costs) and $0.5 million increase in legal and professional fees incurred preparation for the Merger. The corporate and WPT increases were partially offset by an approximate $1.9 million decrease in general and administrative expense at Allied, primarily as a result of the deconsolidation of ESA.

Depreciation and amortization increased by approximately $0.06 million or 1%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. The approximate $0.8 million increase in depreciation and amortization related to Allied Esports’ flagship arena in Las Vegas, which was put into service in March of 2018, was partially offset by decreases in depreciation of fixed assets and amortization of intangibles at WPT resulting from assets becoming fully depreciated or amortized.

Impairment of investment in ESA was approximately $0.6 million for the year ended December 31, 2019 as compared to $9.7 million for the year ended December 31, 2018. The losses were the result of the derecognition and disposal of the assets, liabilities and equity of an investment made in 2018 by Allied for which Allied conveyed a portion of its membership interests to the former non-controlling interest members in order to reduce its ongoing cash contribution requirements, thus reducing its membership interest to a non-voting 25 percent equity interest.

Impairment of deferred production costs and intangible assets decreased by approximately $0.7 million, to approximately $0.3 million for the year ended December 31, 2019 from approximately $1.0 million for the year ended December 2018. The impairment resulted from management’s determination that the projected cash flows from certain deferred production costs and intellectual property will not be sufficient to recover the carrying value of those assets.

Interest expense, net

Interest expense, net, was approximately $1.2 million and approximately $2.1 million for the years ended December 31, 2019 and 2018, respectively. Interest expense incurred during 2019 consisted of interest incurred on convertible debt. Interest expense incurred during 2018 consisted primarily of interest incurred on loans to Allied Esports from its parent company and/or affiliates to fund operating and capital costs.

Net loss attributable to non-controlling interest

Net loss attributable to non-controlling interest was approximately $0.4 million for the year ended December 31, 2018. This was due to attributing the non-controlling share of losses to minority shareholders from January through July 31, 2018 while Allied Esports was the majority shareholder in ESA prior to its deconsolidation on August 2, 2018. There were no similar attributions of losses or net income in the 2019 comparative period.

Liquidity and Capital Resources

The following table summarizes our total current assets, current liabilities and working capital at September 30, 2020 and December 31, 2019, respectively:

(in thousands)	September 30, 2020	December 31, 2019
Current Assets	$13,487	$15,580
Current Liabilities	$13,434	$24,627
Working Capital (Deficit)	$53	$(9,047)

The Company’s primary sources of liquidity and capital resources are cash on the balance sheet and funds raised through debt or equity financing.

As of September 30, 2020, we had cash and working capital of approximately $5.8 million (excluding approximately $5.0 million of restricted cash) and $53 thousand, respectively. Current liabilities include Senior Notes in the gross principal amount of $5.7 million which is payable in 12 monthly installments through September 1, 2021, and for which certain payments can be accelerated at the option of the lender. As of September 30, 2020, the Company also has a Bridge Note outstanding in the amount of approximately $1.4 million and convertible debt in the aggregate amount of $2.0 million, which mature on February 23, 2022, and loans payable in the aggregate amount of $1.6 million outstanding under the Paycheck Protection Program as described below, which are due in monthly installments beginning in November and continuing through April 2022. For the nine months ended September 30, 2020 and 2019, we incurred net losses of approximately $26.2 million and $10.9 million, respectively, and used cash in operations of approximately $6.5 million and $7.8 million, respectively. The aforementioned factors raise substantial doubt about our ability to continue as a going concern within one year after the issuance date of our condensed consolidated financial statements. During the period from October 1, 2020 and November 2, 2020, the Company issued an aggregate 3,120,869 shares of its common stock in satisfaction of $2.6 million and $0.4 million of principal and interest, owed on the Senior Notes, such that the principal owed on the Senior Notes as of November 2, 2020 is approximately $3.1 million. In addition, during the period from November 16, 2020 and January 4, 2021, the Company issued an aggregate 3,925,484 shares of its common stock in satisfaction of $3.1 million and $0.5 million of principal and interest, owed on the Senior Notes, such that the principal and accrued interest owed on the Senior Notes as of the close of business on January 4, 2021 is repaid in full.

The Company’s continuation is dependent upon attaining and maintaining profitable operations and the ability to generate positive cash flow from the various revenue sources it is pursuing. Until that time, we will need to raise additional capital to fund the operation at adequate levels to achieve our objectives. There can be no assurance that we will be able to close on sufficient financing to meet our needs. Prior to the Merger, in addition to our revenues, our operations relied heavily on investment from Ourgame by means of operational support and through the issuance of debt.

We continue to pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing or other means, including equity financing in the capital markets now available to us.

On January 19, 2021, we signed a definitive agreement to sell the WPT business for an immediate cash payment of $68.25 million (of which we received a $4.0 million upon the signing of the agreement) and another $10.0 million that will be paid over a three-year period. There can be no assurance that we will be successful in closing on the sale of the WPT business. In fact, if we do not close on the sale of the WPT business, depending on the circumstances, we may have to (a) return the $4.0 million advance; (b) pay a $3.0 million termination or non-performance fee; and/or (c) reimburse the Buyer for up to $1.0 million of its out-of-pocket costs.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States. As a global entertainment company that hosts numerous live events with spectators and participants in destination cities, such outbreak has caused people to avoid traveling to and attending our events. Allied Esports and WPT businesses have cancelled or postponed live events, and until Allied Esports’ flagship gaming arena located at the Luxor Hotel in Las Vegas, Nevada reopened on June 25, 2020 these businesses were operating online only. The arena is currently running under a modified schedule for daily play and weekly tournaments, and except for a recent WPT live event in Tokyo, the WPT business continues to operate primarily online. Production of new content has been temporarily halted. We are continuing to monitor the outbreak of COVID-19 and the related business and travel restrictions and changes to behavior intended to reduce its spread, and the related impact on our operations, financial position and cash flows, as well as the impact on our employees. Due to the rapid development and fluidity of this situation, the magnitude and duration of the pandemic and its impact on our operations and liquidity is uncertain as of the date of this Consent Solicitation Statement. While there could ultimately be a material impact on our operations and liquidity, at the time of issuance, the impact cannot be determined.

Paycheck Protection Program Loans

During May 2020, we received aggregate cash proceeds of $1,592,429 pursuant to three loans (the “PPP Loans”) provided in connection with the Paycheck Protection Program (“PPP”) under the CARES Act. The PPP Loans mature two years from date of issuance and bear interest at a rate of 0.98% per annum. Monthly amortized principal and interest payments are deferred for nine months after the date of disbursement. While the PPP Loans currently have a two-year maturity, the amended law permits the borrower to request a five-year maturity from its lenders.

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, we are eligible to apply for and receive forgiveness for all or a portion of PPP Loans. Such forgiveness will be determined, subject to limitations, based on the use of PPP Loans proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and on the maintenance of employee and compensation levels during the twenty-four week period following the funding of the PPP Loans. We intend to use the proceeds of the PPP Loans for Qualifying Expenses. However, no assurance is provided that we will be able to obtain forgiveness of any of the PPP Loans in whole or in part.

Cash Flows from Operating, Investing and Financing Activities

The table below summarizes cash flows for the nine months ended September 30, 2020 and 2019:

(in thousands)	Nine Months Ended September 30,
	2020	2019
Net cash (used in) provided by
Operating activities	$(6,525)	$(7,751)
Investing activities	$(4,666)	$7,930
Financing activities	$9,847	$3,653

Net Cash Used in Operating Activities

Net cash used in operating activities primarily represents the results of operations exclusive of non-cash expenses (including depreciation, amortization, bad debt expense, deferred rent, conversion inducement expense, extinguishment loss, impairment expense, stock-based compensation, non-cash interest and amortization of debt discount) and the impact of changes in operating assets and liabilities.

Net cash used in operating activities for the nine months ended September 30, 2020 and 2019 was approximately $6.5 million and $7.8 million, respectively, representing a decrease of $1.3 million. During the nine months ended September 30, 2020 and 2019, the net cash used in operating activities was primarily attributable to the net loss of approximately $26.2 million and $10.9 million, respectively, adjusted for approximately $20.4 million and $6.1 million, respectively, of net non-cash expenses, and approximately $0.7 million and $2.9 million, respectively, of cash used to fund changes in the levels of operating assets and liabilities.

Net Cash (Used In) Provided by Investing Activities

Net cash used in investing activities primarily relates to the purchase of property and equipment and other investment activity, partially offset by lease incentive reimbursements received.

Net cash used in investing activities for the nine months ended September 30, 2020 was approximately $4.7 million as compared to net cash provided by investing activities of approximately $7.9 million for the nine months ended September 30, 2019, a difference of approximately $12.6 million. During the nine months ended September 30, 2020, we returned $3.7 million of cash held in escrow in connection with the Simon Agreement, invested $1.5 million with TV Azteca as part of our Strategic Investment Agreement, received $1.0 million in lease incentive reimbursements, and purchased $0.5 million of property and equipment and intangible assets. During the nine months ended September 30, 2019, we received $14.9 million of net cash acquired related to the Merger, partially offset by our $1.2 million investment in ESA, $3.5 million investment in TV Azteca, and purchase of $2.3 million of property and equipment and intangible assets.

Net Cash Provided By Financing Activities

Net cash provided by financing activities primarily relates to proceeds received through equity and debt financings, partially offset by repayments of debt.

Net cash provided by financing activities for the nine months ended September 30, 2020 was approximately $9.8 million as compared to net cash provided by financing activities of approximately $3.7 million for the nine months ended September 30, 2019, a difference of approximately $6.1 million. During the nine months ended September 30, 2020, we received approximately $9.0 million of proceeds from the issuance of convertible debt, $7.0 million of proceeds from the sale of our common stock, and approximately $1.6 million of proceeds received from loans payable, partially offset by approximately $7.0 million of convertible debt repayments and $0.8 million of issuance costs paid. During the nine months ended September 30, 2019, we received $4.0 million of proceeds from convertible debt, partially offset by approximately $0.3 million of repayments to our former Parent.

Capital Expenditures

We will require additional investment to facilitate our growth plans. As a result, we plan to pivot our business goals to focus on expanding and strengthening our strategic partnerships and developing other potential avenues of business, which we are in the process of finalizing. We will provide further updates in future filings as we update our business plans.

Off-Balance Sheet Arrangements

The Company does not engage in any off-balance sheet financing activities, nor does the Company have any interest in entities referred to as variable interest entities.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances.

The Company discusses its significant estimates used in the preparation of the financial statements in the notes accompanying the financial statements. Listed below are the accounting policies the Company believes are critical to its financial statements due to the degree of uncertainty regarding the estimates or assumptions involved. Refer to Note 3 of Part I, Item 1 of our Quarterly Report on Form 10-Q for the period ending September 30, 2020, filed with the SEC on November 9, 2020, for a summary of changes in significant accounting policies.

Impairment of Long-Lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized for the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

Deferred Production Costs

Capitalized production costs represent the costs incurred to develop and produce the Company’s proprietary shows. These costs primarily consist of labor, equipment, production overhead costs and travel expenses. Capitalized production overhead costs include rent incurred in connection with our leased space in Los Angeles, California, which is used exclusively for film production. Capitalized production costs are stated at the lower of cost, less accumulated amortization and tax credits, if applicable, or fair value. Production costs in an amount up to the amount of ultimate revenue expected to be earned from the related production are capitalized in accordance with FASB ASC Topic 926-20, “Other Assets — Film Costs”. Amortization of capitalized film costs begins when the related film is released and begins to recognize revenue. Capitalized film costs are expensed over the expected revenue period (not to exceed ten years) using a ratio of revenue earned during the period to estimated ultimate revenues for the related production. Costs incurred in excess of expected ultimate revenue are expensed as incurred and included in multiplatform costs in the accompanying consolidated statements of operations. Unamortized capitalized production costs are evaluated for impairment at each reporting period on a season-by-season basis. If estimated remaining revenue is not sufficient to recover the unamortized capitalized production costs for that season, the unamortized capitalized production costs will be written down to fair value. During the years ended December 31, 2019 and 2018, the Company recognized impairment expense of $330,340 and $768,459, respectively, related to deferred production costs that were deemed impaired due to management’s determination that the remaining revenue associated with the deferred production costs is not sufficient to recover the unamortized cost.

Revenue Recognition

We recognize revenue from the following sources:

•        Multiplatform content revenue is comprised of distribution revenue, sponsorship revenue, music royalty revenue, content revenue and online advertising revenue.

•        Interactive revenue is primarily comprised of subscription revenue, licensing, social gaming and virtual product revenue.

•        In-person revenue is comprised of event revenue, sponsorship revenue, food and beverage revenue, ticket and gaming revenue, merchandising revenue and other revenue.

We evaluate each of our contractual arrangements to identify the performance obligations existing in the contract and allocate the transaction price to each separate performance obligation. Revenue is recognized as each performance obligation is fulfilled. Cash received in advance of the sale or rendering of services is recorded as deferred revenue and is recognized when the related performance obligation has been satisfied.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment will be effective for private companies and emerging growth companies for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018 (“ASU 2018-10” and “ASU 2018-11”), and ASU No. 2018-20 “Leases (Topic 842) — Narrow Scope Improvements for Lessors” in December 2018 (“ASU 2018-20”). ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. We are currently evaluating the impact that this guidance will have on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance simplifies the accounting for goodwill impairment by eliminating Step 2 of the goodwill impairment test. Under current guidance, Step 2 of the goodwill impairment test requires entities to calculate the implied fair value of goodwill in the same manner as the amount of goodwill recognized in a business combination by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit. The carrying value in excess of the implied fair value is recognized as goodwill impairment. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the carrying value in excess of the reporting unit’s fair value. We adopted this standard on January 1, 2020 and it did not have a material impact on our consolidated financial statements or disclosures.

In July 2018, the FASB issued ASU No. 2018-09, “Codification Improvements” (“ASU 2018-09”). These amendments provide clarifications and corrections to certain ASC subtopics including the following: Income Statement — Reporting Comprehensive Income — Overall (Topic 220-10), Debt — Modifications and Extinguishments (Topic 470-50), Distinguishing Liabilities from Equity — Overall (Topic 480-10), Compensation — Stock Compensation — Income Taxes (Topic 718-740), Business Combinations — Income Taxes (Topic 805-740), Derivatives and Hedging — Overall (Topic 815-10), and Fair Value Measurement — Overall (Topic 820-10). The majority of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2019. This standard was adopted on January 1, 2020 and it did not have a material impact on our consolidated financial statements or disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. This standard was adopted on January 1, 2020 and did not have a material impact on our consolidated financial statements or disclosures.

In February 2020, the FASB issued ASU No. 2020-02, Financial Instruments — Credit Losses (Topic 326) and Leases (Topic 842) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date (“ASU 2020-02”) which provides clarifying guidance and minor updates to ASU No. 2016-13 — Financial Instruments — Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 — Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for us for interim and annual periods in fiscal years beginning after December 15, 2022. We do not expect the adoption of ASU 2016-13 to have material impact on our consolidated financial statements or disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), to clarify the accounting for certain financial instruments with characteristics of liabilities and equity. The amendments in this update reduce the number of accounting models for convertible debt instruments and convertible preferred stock by removing the cash conversion model and the beneficial conversion feature model. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in-capital. In addition, this ASU improves disclosure requirements for convertible instruments and earnings-per-share guidance. The ASU also revises the derivative scope exception guidance to reduce form-over-substance-based accounting conclusions driven by remote contingent events. The amendments in this update are effective for us in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption will be permitted, but no earlier than for fiscal years beginning after December 15, 2020. We are currently evaluating the impact that this guidance will have on its consolidated financial statements.

UNAUDITED CARVE-OUT FINANCIAL STATEMENTS

The World Poker Tour Business

The following unaudited carve-out financial statements of the World Poker Tour business (the “WPT Business”) are presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. The unaudited carve-out financial statements of the WPT Business reflect the assets, liabilities, revenue and expenses directly attributable to the WPT Business, as well as allocations deemed reasonable by management to present the financial statements of the WPT Business on a stand-alone basis. The net results of transactions between the WPT Business and the rest of the Company are either reflected as Due from Affiliates as an asset or as Parent Investment within equity in the accompanying unaudited carve-out balance sheets.

The following financial information may not necessarily reflect the financial position and results of operations of the WPT Business in the future or what they would have been had the WPT Business been a separate, stand-alone entity during the periods presented. We have included the following unaudited carve-out financial information solely for the purpose of providing stockholders with information that may be useful for the purposes of considering and evaluating the Proposal to approve the Sale Transaction. The unaudited carve-out financial information is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it indicative of the results of operations or financial position that may occur in the future. The unaudited carve-out financial information is provided for illustrative purposes only and is not necessarily indicative of future operating results.

The following presents the unaudited carve-out balance sheets of the WPT Business as of September 30, 2020, and as of December 31, 2019 and 2018, and the unaudited carve-out statements of operations, changes in stockholder’s equity and cash flows for the nine months ended September 30, 2020 and 2019, and for the years ended December 31, 2019 and 2018.

World Poker Tour
Condensed Carveout Balance Sheets
(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash	$4,839,043	$5,163,156
Accounts receivable	1,237,689	1,491,939
Prepaid expenses and other current assets	231,192	283,143
Total Current Assets	6,307,924	6,938,238
Property and equipment, net	1,833,995	2,470,293
Goodwill	4,083,621	4,083,621
Intangible assets, net	12,922,760	14,755,867
Deposits	79,500	79,500
Deferred production costs	11,446,098	10,962,482
Due from affiliates	7,130,965	3,375,875
Total Assets	$43,804,863	$42,665,876

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$508,115	$748,118
Accrued expenses and other current liabilities	2,063,825	2,660,530
Accrued interest	2,532	115,726
Deferred revenue	2,755,022	3,762,221
Loans payable, current portion	377,798	—
Total Current Liabilities	5,707,292	7,286,595
Deferred rent	2,521,492	1,230,224
Loans payable, non-current portion	307,502	—
Total Liabilities	8,536,286	8,516,819
Commitments and Contingencies
Stockholder’s equity
Parent investment	102,503,068	102,014,119
Accumulated deficit	(67,234,491)	(67,865,062)
Total Stockholder’s Equity	35,268,577	34,149,057
Total Liabilities and Stockholder’s Equity	$43,804,863	$42,665,876

The accompanying notes are an integral part of these condensed carve-out financial statements.

World Poker Tour
Condensed Carve-Out Statements of Operations
(unaudited)

	For the Nine Months Ended September 30,
	2020	2019
Revenues:
In-person	$1,427,004	$3,295,272
Multiplatform content	3,185,543	3,540,373
Interactive	9,628,009	7,187,196
Total Revenues	14,240,556	14,022,841
Costs and Expenses:
Multiplatform content (exclusive of depreciation and amortization)	1,953,561	2,711,359
Interactive (exclusive of depreciation and amortization)	2,982,899	1,976,012
Online operating expenses	844,825	401,394
Selling and marketing expenses	908,291	1,498,858
General and administrative expenses	4,126,212	6,114,861
Stock-based compensation	182,997	685
Depreciation and amortization	2,615,310	2,479,524
Total Costs and Expenses	13,614,095	15,182,693
Income (Loss) From Operations	626,461	(1,159,852)
Other Income (Expense):
Other income	6,642	15,517
Interest expense	(2,532)	(115,726)
Total Other Income (Expense)	4,110	(100,209)
Net Income (Loss)	$630,571	$(1,260,061)

The accompanying notes are an integral part of these condensed carve-out financial statements.

World Poker Tour
Condensed Carve-Out Statements of Changes in Stockholder’s Equity
(unaudited)

	For The Nine Months Ended September 30, 2020
	Parent’s Net Investment	Accumulated Deficit	Total Stockholder’s Equity
Balance – January 1, 2020	$102,014,119	$(67,865,062)	$34,149,057
Stock-based compensation	182,997	—	182,997
Parent contributions, net	305,952	—	305,952
Net income	—	630,571	630,571
Balance – September 30, 2020	$102,503,068	$(67,234,491)	$35,268,577
	For The Nine Months Ended September 30, 2019
	Parent’s Net Investment	Accumulated Deficit	Total Stockholder’s Equity
Balance – January 1, 2019	$98,165,410	$(66,581,289)	$31,584,121
Stock-based compensation	685	—	685
Parent contributions, net	618,008	—	618,008
Net loss	—	(1,260,061)	(1,260,061)
Balance, September 30, 2019	$98,784,103	$(67,841,350)	$30,942,753

The accompanying notes are an integral part of these condensed carve-out financial statements.

World Poker Tour
Condensed Carve-Out Statements of Cash Flows
(unaudited)

	For the Nine Months Ended September 30,
	2020	2019
Cash Flows From Operating Activities
Net income (loss)	$630,571	$(1,260,061)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	182,997	685
Expenses paid by parent	305,952	89,455
Bad debt expense	—	115,726
Depreciation and amortization	2,615,310	2,479,524
Deferred rent	269,665	226,450
Changes in operating assets and liabilities:		—
Accounts receivable	254,250	(1,054,004)
Deposits	—	(79,500)
Deferred production costs	(483,616)	(1,826,143)
Prepaid expenses and other current assets	51,951	(132,762)
Accounts payable	(240,003)	516,899
Accrued expenses and other current liabilities	(238,431)	68,466
Accrued interest	2,532	115,726
Deferred revenue	(1,007,199)	(623,176)
Total Adjustments	1,713,408	(102,654)
Net Cash Provided By (Used In) Operating Activities	2,343,979	(1,362,715)

Cash Flows From Investing Activities
Lease incentive reimbursements	1,021,603	—
Purchases of property and equipment	(105,560)	(725,440)
Purchases of intangible assets	(40,345)	(45,761)
Net Cash Provided by (Used In) Investing Activities	875,698	(771,201)

The accompanying notes are an integral part of these condensed carve-out financial statements.

World Poker Tour
Condensed Carve-Out Statements of Cash Flows
(unaudited)

	For the Nine Months Ended September 30,
	2020	2019
Cash Flows From Financing Activities
Advances to affiliates	(4,229,090)	—
Proceeds from loans payable	685,300	—
Proceeds from convertible debt	—	3,000,000
Proceeds from convertible debt, related party	—	1,000,000
Distribution to Parent, net	—	(3,471,447)
Net Cash Used In (Provided By) Financing Activities	(3,543,790)	528,553

Net Decrease In Cash	(324,113)	(1,605,363)
Cash – Beginning of period	5,163,156	4,961,725
Cash – End of period	$4,839,043	$3,356,362

Non-Cash Investing and Financing Activities
Parent shares issued in satisfaction of employee bonus obligations	$474,000	$—
Convertible debt obligations assumed by Parent as a contribution to capital	$—	$4,000,000

The accompanying notes are an integral part of these condensed carve-out financial statements.

World Poker Tour
Notes to Unaudited Condensed Carve-Out Financial Statements

Note 1 — Background

The World Poker Tour business (“WPT” or the “Company”) is an internationally televised gaming and entertainment company with brand presence in land-based tournaments, television, online and mobile applications that does business under the World Poker Tour brand. WPT has been involved in the sport of poker since 2002 and created a television show based on a series of high-stakes poker tournaments. WPT has broadcasted globally in more than 150 countries and territories and its shows are sponsored by established brands in many areas, including watches, crystal, playing cards and online social poker operators. WPT also operates ClubWPT.com, a subscription-based site that offers its members inside access to the WPT content database, as well as sweepstakes-based poker product that allows members to play for real cash and prizes in 43 states and territories across the United States Australia, Canada, France and the United Kingdom, with no purchase necessary. WPT also participates in strategic brand licensing, partnership, and sponsorship opportunities.

Note 2 — Liquidity and Management’s Plans

As of September 30, 2020, the Company had cash of approximately $4.8 million and working capital of approximately $1.0 million. For the nine months ended September 30, 2020 and 2019, the Company had net income (loss) of approximately $0.6 million and ($1.3 million), respectively, and generated (used) cash in operations of approximately $2.3 million and ($1.4 million), respectively.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States. As a global entertainment company that hosts numerous live events with spectators and participants in destination cities, the outbreak has caused people to avoid traveling to and attending these events. WPT’s businesses have cancelled or postponed live events and were operating online only. The WPT business continues to operate online only, other than a recent live event in Tokyo, Japan. The Company is continuing to monitor the outbreak of COVID-19 and the related business and travel restrictions, and changes to behavior intended to reduce its spread, and the related impact on the Company’s operations, financial position and cash flows, as well as the impact on its employees. Due to the rapid development and fluidity of this situation, the magnitude and duration of the pandemic, and its impact on the Company’s future operations and liquidity is uncertain as of the date of this report. While there could ultimately be a material impact on operations and liquidity of the Company, at the time of issuance, the extent of the impact cannot be determined.

The accompanying condensed carve-out financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business.

Note 3 — Significant Accounting Policies

There are no material changes from the significant accounting policies set forth in Note 3 — Significant Accounting Policies of the Company’s accompanying notes to the unaudited condensed carve-out financial statements for the year ended December 31, 2019 included elsewhere in this filing, except for the following accounting policies and required disclosures.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed carve-out financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for annual financial statements. For additional information, these unaudited condensed carve-out financial statements should be read in conjunction with the Company’s unaudited condensed carve-out financial statements for the year ended December 31, 2019 included elsewhere in this filing.

Management believes the assumptions underlying the unaudited condensed carve-out financial statements are reasonable. Nevertheless, the unaudited condensed carve-out financial statements may not include all of the actual expenses that would have been incurred had WPT operated as a stand-alone company during the periods presented and may not reflect the results of operations, financial position and cash flows had WPT operated as a stand-alone company during the periods presented. Actual costs that would have been incurred if WPT had operated as a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

In the opinion of management, the accompanying unaudited condensed carve-out financial statements include all adjustments which are considered necessary for a fair presentation of the unaudited condensed carve-out financial statements of the Company as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the operating results for the full year ending December 31, 2020 or any other period. These unaudited condensed carve-out financial statements should be read in conjunction with the accompanying notes thereto.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The current provision is established based upon the estimated tax liability for the current year. For the nine months ended September 30, 2020, the Company recorded book net income of $630,571. But, because the Company began the period with cumulative net operating loss carryforwards and a full valuation allowance had been established against the related deferred tax assets, there is no tax provision for the nine months ended September 30, 2020.

The Company recognizes the tax benefit from an uncertain income tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement by examining taxing authorities.

The Company’s policy is to recognize interest and penalties accrued on uncertain income tax positions in interest expense in the Company’s statements of operations. As of September 30, 2020 and December 31, 2019, the Company had no liability for unrecognized tax benefits. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

Revenue Recognition

The Company recognizes revenue primarily from the following sources:

In-person revenue

The Company’s in-person revenue is comprised of event revenue. Event revenue is generated through World Poker Tour events — TV, non-TV, and DeepStacks Entertainment, LLC and DeepStacks Poker Tour, LLC (collectively “DeepStacks”) events — held at the Company’s partner casinos. Event revenues are recognized at a point in time when the event occurs. The Company recognized event revenue of $1,427,004 and $3,295,272 for the nine months ended September 30, 2020 and 2019:

Multiplatform content revenue

The Company’s multiplatform content revenue is comprised of distribution revenue, sponsorship revenue, music royalty revenue, online advertising revenue and content revenue. Distribution revenue is generated primarily through the distribution of content from WPT’s library. WPT provides video content to global television networks, who then have the right to air the content and place advertisements on the content during the related license period. Revenue from the distribution of video content to television networks is received pursuant to the contract payment terms and is recognized at the point in time that advertisements are aired on the WPT content. Occasionally, WPT will bundle third-party content with its own content in a distribution arrangement and will share the revenue with the third party; however, the revenues related to third party content are de minimis. The Company recognizes distribution revenue pursuant to the terms of each individual contract with the customer and records deferred revenue to the extent the Company has received a payment for services that have yet to be performed or products that have yet to be delivered.

The Company also distributes video content to online channels. Both the global television networks and the online channels place ads within the WPT content and any advertising revenue earned by the global TV network or online channel is shared with WPT. The Company recognizes online advertising revenue at the point in time when the advertisements are placed in the video content.

Sponsorship revenue is generated through the sponsorship of the WPT’s TV content, live and online events and online streams. Online advertising revenue is generated from third-party advertisements placed on the Company’s website. Music royalty revenue is generated when the Company’s music is played in the WPT’s TV series, both on TV networks and online. The Company recognizes sponsorship revenue pursuant to the terms of each individual contract when the respective performance obligations are satisfied, which could be recognized at a point in time or over the term of the contract. The Company records deferred revenue to the extent the Company has received a payment for services that have yet to be performed or products that have yet to be delivered.

Music royalty revenue is recognized at the point in time when the music is played.

Multiplatform content revenue was comprised of the following for the nine months ended September 30, 2020 and 2019:

	For the Nine Months Ended September 30,
	2020	2019
Distribution revenue	$1,470,312	$1,069,328
Sponsorship revenue	1,154,267	1,252,131
Music royalty revenue	553,198	1,214,286
Online advertising revenue	7,766	4,628
Total multiplatform revenue	$3,185,543	$3,540,373

Interactive revenue

The Company’s interactive revenue is primarily comprised of subscription revenue, licensing, social gaming, and virtual product revenue. Subscription revenue is generated through fixed rate (monthly, quarterly, and annual) subscriptions which offer the opportunity for subscribers to play unlimited poker and access benefits not available to non-subscribers.

The Company recognizes subscription revenue on a straight-line basis and records deferred revenue to the extent the Company receives payments for services that have yet to be provided. Social gaming revenue arises from the sale of online tokens and other online purchases on the Company’s social gaming website and is recognized at the point the product is delivered. Virtual product revenue is generated from the licensing of the Company’s various brands to be used on the customers’ virtual product and social gaming platforms and is recognized over the term of the contractual agreement. The Company generates licensing revenue by licensing the right to use the Company’s brands on products to third parties. Licensing revenue is recognized pursuant to the terms of each individual contract with the customer and is recognized over the term of the contractual agreement. Deferred revenue is recorded to the extent the Company has received a payment for products that have yet to be delivered.

Interactive revenue was comprised of the following for the nine months ended September 30, 2020 and 2019:

	For the Nine Months Ended September 30,
	2020	2019
Subscription revenue	$5,599,687	$3,745,622
Virtual product revenue	2,880,478	2,773,769
Social gaming revenue	1,043,268	397,065
Licensing revenue	68,461	198,481
Other revenue	36,115	72,259
Total interactive revenue	$9,628,009	$7,187,196

The following table summarizes revenue recognized under ASC 606 in the accompanying unaudited condensed carve-out statements of operations:

	For the Nine Months Ended September 30,
	2020	2019
Revenues Recognized at a Point in Time:
Event revenue	$1,427,004	$3,295,272
Distribution revenue	1,470,312	1,069,328
Social gaming revenue	1,043,268	397,065
Sponsorship revenue	69,350	408,873
Music royalty revenue	553,198	1,214,286
Online advertising revenue	7,766	4,628
Other revenue	36,115	72,259
Total Revenues Recognized at a Point in Time	4,607,013	6,461,711

Revenues Recognized Over a Period of Time:
Subscription revenue	5,599,687	3,745,622
Virtual product revenue	2,880,478	2,773,769
Sponsorship revenue	1,084,917	843,258
Licensing revenue	68,461	198,481
Total Revenues Recognized Over a Period of Time	9,633,543	7,561,130
Total Revenues	$14,240,556	$14,022,841

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. A receivable is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied.

As of September 30, 2020, there remained approximately $622,000 of contract liabilities which were included within deferred revenue on the unaudited condensed balance sheet as of December 31, 2019, and for which performance obligations had not yet been satisfied as of September 30, 2020. The Company expects to satisfy its remaining performance obligations within the next twelve months.

Advertising Costs

The Company expenses advertising and marketing costs as they are incurred. Marketing and advertising expense were $113,103 during the nine months ended September 30, 2020 and $77,336 during the nine months ended September 30, 2019, respectively.

CARES Act

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act, amongst other things, includes provisions relating to refundable payroll tax credits, deferment of employer social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. Pursuant to Accounting Standards Codification Topic (“ASC 740”), the Company recognizes the tax effects of new tax legislation upon enactment. Accordingly, the CARES Act is effective beginning in the quarter ended March 31, 2020. The Company does not believe that the new tax provisions outlined in the CARES Act will have a material impact on the Company’s unaudited condensed carve-out financial statements.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment will be effective for private companies and emerging growth companies for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018 (“ASU 2018-10” and “ASU 2018-11”), and ASU No. 2018-20 “Leases (Topic 842) - Narrow Scope Improvements for Lessors” in December 2018 (“ASU 2018-20”). ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact that this guidance will have on its unaudited condensed carve-out financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance simplifies the accounting for goodwill impairment by eliminating Step 2 of the goodwill impairment test. Under current guidance, Step 2 of the goodwill impairment test requires entities to calculate the implied fair value of goodwill in the same manner as the amount of goodwill recognized in a business combination by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit. The carrying value in excess of the implied fair value is recognized as goodwill impairment. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the carrying value in excess of the reporting unit’s fair value. This standard was adopted on January 1, 2020 and did not have a material impact on the Company’s unaudited condensed carve-out financial statements or disclosures.

In July 2018, the FASB issued ASU No. 2018-09, “Codification Improvements” (“ASU 2018-09”). These amendments provide clarifications and corrections to certain ASC subtopics including the following: Income Statement — Reporting Comprehensive Income — Overall (Topic 220-10), Debt — Modifications and Extinguishments (Topic 470-50), Distinguishing Liabilities from Equity — Overall (Topic 480-10), Compensation — Stock Compensation — Income Taxes (Topic 718-740), Business Combinations — Income Taxes (Topic 805-740), Derivatives and Hedging — Overall (Topic 815-10), and Fair Value Measurement — Overall (Topic 820-10). The majority of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2019. This standard was adopted on January 1, 2020 and did not have a material impact on the Company’s condensed carve-out financial statements or disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. This standard was adopted on January 1, 2020 and did not have a material impact on the Company’s condensed carve-out financial statements or disclosures.

In February 2020, the FASB issued ASU No. 2020-02, Financial Instruments — Credit Losses (Topic 326) and Leases (Topic 842) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date (“ASU 2020-02”) which provides clarifying guidance and minor updates to ASU No. 2016-13 — Financial Instruments — Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 — Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The adoption of ASU 2016-13 is not expected to have a material impact on the Company’s condensed carve-out financial statements or disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to clarify the accounting for certain financial instruments with characteristics of liabilities and equity. The amendments in this update reduce the number of accounting models for convertible debt instruments and convertible preferred stock by removing the cash conversion model and the beneficial conversion feature model. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in-capital. In addition, this ASU improves disclosure requirements for convertible instruments and earnings-per-share guidance. The ASU also revises the derivative scope exception guidance to reduce form-over-substance-based accounting conclusions driven by remote contingent events. The amendments in this update are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption will be permitted, but no earlier than for fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact that this guidance will have on its condensed carve-out financial statements.

Note 4 — Deferred Production Costs

Deferred production costs consist of the following:

	September 30, 2020	December 31, 2019
Deferred production costs	$30,231,418	28,290,200
Less: accumulated amortization	(18,785,320)	(17,327,718)
Deferred production costs, net	$11,446,098	$10,962,482
Weighted average remaining amortization period at September 30, 2020 (in years)		3.43

Production costs of $1,457,602 and $2,225,442 for the nine months ended September 30, 2020 and 2019, respectively, were expensed and are reflected in multiplatform content costs in the unaudited condensed carve-out statements of operations.

Note 5 — Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	September 30, 2020	December 31, 2019
Compensation expense	$357,960	$1,077,295
Rent	109,393	56,787
Interactive costs	465,813	319,833
Event costs	138,696	73,210
Legal and professional fees	129,475	146,614
Production costs	131,158	55,679
Unclaimed player prizes	447,732	337,936
Other accrued expenses	184,473	216,620
Other current liabilities	99,125	107,446
Accrued leasehold improvements	—	269,110
	$2,063,825	$2,660,530

Note 6 — Loans Payable

During May 2020, WPT received aggregate cash proceeds of $685,300 pursuant to loans (the “PPP Loan”) provided in connection with the Paycheck Protection Program (“PPP”) under the CARES Act which bear interest at 1.00% per annum. Monthly amortized principal and interest payments are deferred for six months after the date of disbursement. While the PPP Loans currently have two-year maturities, the amended law permits the borrower to request five-year maturities from its lenders.

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, the Company is eligible to apply for and receive forgiveness for all or a portion of the PPP Loans. Such forgiveness will be determined, subject to limitations, based on the use of PPP loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and on the maintenance of employee and compensation levels during the twenty-four week period following the funding of the PPP Loan. The Company intends to use the proceeds of the PPP Loans solely for Qualifying Expenses. However, no assurance is provided that the Company will be able to obtain forgiveness of the PPP Loans, in whole or in part.

The Company recorded interest expense of $2,532 related to the PPP Loans during the nine months ended September 30, 2020.

Note 7 — Related Parties

Due from Affiliates

During the nine months ended September 30, 2020, the Company advanced $4,229,090 to its affiliates.

Distributions to Parent

During the nine months ended September 30, 2019 the Company made net distributions of $3,471,447 to its parent.

Note 8 — Commitments and Contingencies

Litigations, Claims, and Assessments

The Company is involved in various disputes, claims, liens, and litigation matters arising out of the normal course of business. While the outcome of these disputes, claims, liens and litigation matters cannot be predicted with certainty, after consulting with legal counsel, management does not believe that the outcome of these matters will have a material adverse effect on the Company’s unaudited carve-out financial position, results of operations or cash flows.

Operating Leases

The Company’s aggregate rent expense incurred was $732,092 and $827,915 during the nine months ended September 30, 2020 and 2019, respectively. Of the aggregate rent incurred during the nine months ended September 30, 2020 and 2019, $288,835 and $288,835, respectively, was capitalized into deferred production costs and $443,257 and $539,080, respectively, was included within general administrative expenses in the unaudited condensed carve-out statements of operations.

Amendments to Employment Agreements

On April 24, 2020, the employment agreement between the Company and the Chief Executive Officer of WPT (the “WPT CEO”) was amended such that effective as of May 1, 2020, the WPT CEO annual salary will be reduced by 10% to approximately $377,000 for a six-month period, and thereafter his full annual salary will be restored.

Note 9 — Stockholder’s Equity

The equity awards described below were issued from the Incentive Plan of WPT’s parent company, Allied Esports Entertainment, Inc. (“AESE”).

Stock Options

On August 6, 2020, ten-year options for the purchase of 120,000 shares of AESE common stock with a grant date value of $97,947 were granted to the Company’s general counsel. The options are exercisable a $2.17 per share and have a four-year vesting term, with 25% vesting on each anniversary of the date of grant.

During the nine months ended September 30, 2020 and 2019, the Company recorded stock-based compensation expense of $156,695 and $0, respectively related to AESE stock options issued as compensation. As of September 30, 2020, there was $734,801 of unrecognized stock-based compensation expense related to the stock options that will be recognized over the weighted average remaining vesting period of 3.2 years.

Restricted Stock

On August 7, 2020, 203,101 shares of AESE common stock with an aggregate grant date value of $442,000 were issued to certain officers and employees of WPT, in satisfaction of bonus obligations incurred in previous years, which were included in accrued expenses as of December 31, 2019.

On August 7, 2020, 25,346 shares of AESE restricted common stock with an aggregate grant date value of $55,000 were granted to the certain WPT employees. The restricted common stock remains subject to transfer and forfeiture restrictions until the shares vest on the one-year anniversary of the date of grant.

The Company recorded stock-based compensation expense of $26,302 and $685, during the nine months ended September 30, 2020 and 2019, respectively, related to restricted stock issued as compensation. As of September 30, 2020, there was $46,713 of unrecognized stock-based compensation expense related to restricted stock that will be recognized over the weighted average remaining vesting period of 0.83 years.

Note 10 — Subsequent Events

2020 Cash Bonus Payments

On December 30, 2020, the AESE’s Board of Directors authorized the payment of an aggregate of approximately $673,541 of cash bonuses to the employees of WPT for services provided during the year 2020.

Change of Control Agreements

On December 30, 2020, AESE’s Board of Directors authorized WPT to enter into agreements with the WPT CEO and General Counsel which, upon the closing of a transaction that resulted in a change-in-control of WPT, as defined, would obligate WPT to pay the WPT CEO and General Counsel aggregate lump-sum severance payments of approximately $522,827.

On December 30, 2020, AESE’s Board of Directors approved, subject to a change-in-control of WPT which accelerates the vesting of AESE option grants held by WPT employees, the extension of the exercise period of the options as follows: (i) the options to purchase an aggregate of 340,000 shares of AESE common stock held by the WPT CEO and General Counsel may be exercised until the 10-year anniversary of the issuance date, and (ii) the remaining options to purchase an aggregate of 300,000 shares of AESE common stock may be exercised until the one-year anniversary of the change-in-control.

Sale of WPT

On January 19, 2021, WPT’s parent (the “Seller”) entered into a definitive agreement (the “Stock Purchase Agreement” or “SPA”) whereby Club Services, Inc. (“CSI”, the entity that directly or indirectly owns the legal entities comprising the WPT business) would be sold (the “Sale Transaction”) to Element Partners, LLC (the “Buyer”), a Delaware limited liability company formed for the purposes of acquiring the WPT business in the Sale Transaction. Element Partners, LLC is owned by an investment fund.

Pursuant to the SPA, the Buyer intends to purchase 100% of the outstanding capital stock of CSI for a base purchase price of $68.25 million. This base purchase price will be adjusted to reflect the amount of CSI’s cash, indebtedness (other than indebtedness related to an outstanding $685,300 Paycheck Protection Program loan) and accrued and unpaid transaction expenses as of the closing of the Sale Transaction. The Buyer remitted a $4.0 million advance payment of the base purchase price to the Seller upon the execution of the SPA and is required to pay the balance of the base purchase price at the closing of the Sale Transaction.

The Buyer has also agreed to make future payments to the Seller totaling $10.0 million. These future payments will be made on a quarterly basis over the three-year period following the closing of the Sale Transaction, with each payment to be equal to five percent of the aggregate entry fees from World Poker Tour-branded tournaments during the applicable quarterly period (but not to exceed $10.0 million in the aggregate). If the aggregate quarterly payments over such three-year period are less than $10.0 million, Buyer will pay the shortfall to the Seller on the three-year anniversary of the closing of the Sale Transaction.

The SPA may be terminated by the Buyer or the Seller if the closing has not occurred by March 31, 2021, or upon the occurrence of certain customary events as set forth in the SPA. Depending on the circumstances surrounding a termination of the SPA, either party may be required to pay a $3.0 million termination or non-performance fee to the other, and the Seller may be required to return to Buyer the $4.0 million advance payment of purchase price and reimburse the Buyer for up to $1.0 million of its documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of the SPA and the Sale Transaction.

Effective upon any termination of the Stock Purchase Agreement, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the Stock Purchase Agreement under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited.

World Poker Tour
Carve-Out Balance Sheets
(unaudited)

	December 31,
	2019	2018
Assets
Current Assets
Cash	$5,163,156	$4,961,725
Accounts receivable	1,491,939	1,024,169
Prepaid expenses and other current assets	283,143	269,952
Total Current Assets	6,938,238	6,255,846
Property and equipment, net	2,470,293	1,131,863
Goodwill	4,083,621	4,083,621
Intangible assets, net	14,755,867	17,205,319
Deposits	79,500	—
Deferred production costs	10,962,482	9,058,844
Due from affliliates	3,375,875	—
Total Assets	$42,665,876	$37,735,493
Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$748,118	$396,599
Accrued expenses and other current liabilities	2,660,530	2,415,615
Accrued interest	115,726	—
Deferred revenue	3,762,221	3,266,309
Total Current Liabilities	7,286,595	6,078,523
Deferred rent	1,230,224	72,849
Total Liabilities	8,516,819	6,151,372
Commitments and Contingencies
Stockholder’s Equity
Parent’s net investment	102,014,119	98,165,410
Accumulated deficit	(67,865,062)	(66,581,289)
Total Stockholder’s Equity	34,149,057	31,584,121
Total Liabilities and Stockholder’s Equity	$42,665,876	$37,735,493

The accompanying notes are an integral part of these unaudited carve-out financial statements.

World Poker Tour
Carve-Out Statements of Operations
(unaudited)

	For the Years Ended December 31,
	2019	2018
Revenues
In-person	$3,635,049	$3,905,023
Multiplatform content	5,448,404	3,246,657
Interactive	9,440,179	9,175,243
Total Revenues	18,523,632	16,326,923
Costs and expenses
Multiplatform content (exclusive of depreciation and amortization)	3,581,806	2,296,790
Interactive (exclusive of depreciation and amortization)	2,479,040	2,473,970
Online operating expenses	574,183	1,607,060
Selling and marketing expenses	2,012,221	2,107,873
General and administrative expenses	7,814,432	6,829,869
Stock-based compensation	29,325	(766,417)
Depreciation and amortization	3,218,931	4,003,937
Total Costs and Expenses	19,709,938	18,553,082
Loss From Operations	(1,186,306)	(2,226,159)
Other Income (Expense):
Other income	18,259	41,874
Interest expense	(115,726)	—
Total Other (Expense) Income	(97,467)	41,874
Net Loss	$(1,283,773)	$(2,184,285)

The accompanying notes are an integral part of these unaudited carve-out financial statements.

World Poker Tour
Carve-Out Statements of Changes in Stockholder’s Equity
For The Years Ended December 31, 2019 and 2018

	Parent’s Net Investment	Accumulated Deficit	Total Stockholder’s Equity
Balance at January 1, 2018	92,730,576	(64,397,004)	28,333,572
Parent contributions, net	6,201,251	—	6,201,251
Stock-based compensation	(766,417)	—	(766,417)
Net loss	—	(2,184,285)	(2,184,285)
Balance at December 31, 2018	98,165,410	(66,581,289)	31,584,121
Parent contributions, net	3,819,384	—	3,819,384
Stock-based compensation	29,325	—	29,325
Net loss	—	(1,283,773)	(1,283,773)
Balance, December 31, 2019	102,014,119	(67,865,062)	34,149,057

The accompanying notes are an integral part of these unaudited carve-out financial statements

World Poker Tour
Carve-Out Statements of Cash Flows
(unaudited)

	For The Years Ended December 31,
	2019	2018
Cash Flows From Operating Activities
Net loss	$(1,283,773)	$(2,184,285)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	29,325	(766,417)
Expenses paid by parent	145,431	109,887
Bad debt expense (recovery)	—	(79,414)
Depreciation and amortization	3,218,931	4,003,937
Write-off of capitalized software costs	—	648,563
Deferred rent	258,154	(47,605)
Changes in operating assets and liabilities:
Accounts receivable	(467,770)	(408,137)
Deposits	(79,500)	—
Deferred production costs	(1,903,638)	(4,039,965)
Prepaid expenses and other current assets	(13,191)	40,703
Accounts payable	351,519	(514,829)
Accrued expenses and other current liabilities	(444,197)	522,457
Due to affiliates	—	20,757
Accrued interest	115,726	—
Deferred revenue	495,912	1,525,455
Total adjustments	1,706,702	1,015,392
Net Cash Provided by (Used In) Operating Activities	422,929	(1,168,893)

Cash Flows From Investing Activities
Purchases of property and equipment	(473,814)	(1,155,031)
Proceeds from licensing software	—	341,193
Purchases of intangible assets	(45,762)	(31,739)
Net Cash Used In Investing Activities	(519,576)	(845,577)

The accompanying notes are an integral part of these unaudited carve-out financial statements

World Poker Tour
Carve-Out Statements of Cash Flows, continued
(unaudited)

	For The Years Ended December 31,
	2019	2018
Cash Flows From Financing Activities
Proceeds from convertible debt	3,000,000	—
Proceeds from convertible debt, related party	1,000,000	—
Advances to affiliates	(3,375,875)	—
Distributions to (contributions from) Parent	(326,047)	6,091,364
Net Cash Provided By Financing Activities	298,078	6,091,364

Net Increase In Cash	201,431	4,076,894
Cash — Beginning of year	4,961,725	884,831
Cash — End of year	$5,163,156	$4,961,725

Non-cash investing and financing activities:
Leasehold improvements acquired through lease incentives	$899,221	$—
Property and equipment acquired through accrued expenses	$269,110	$—
Convertible debt obligations assumed by parent	$4,000,000	$—

The accompanying notes are an integral part of these unaudited carve-out financial statements

World Poker Tour
Notes to Unaudited Carve-Out Financial Statements

Note 1 — Background

The World Poker Tour business (“WPT” or the “Company”) is an internationally televised gaming and entertainment company with brand presence in land-based tournaments, television, online and mobile applications. WPT has been involved in the sport of poker since 2002 and created a television show based on a series of high-stakes poker tournaments. WPT has broadcasted globally in more than 150 countries and territories and its shows are sponsored by established brands in many areas, including watches, crystal, playing cards and online social poker operators. WPT also operates ClubWPT.com, a subscription-based site that offers its members inside access to the WPT content database, as well as sweepstakes-based poker product that allows members to play for real cash and prizes in 36 states and territories across the United States and 4 foreign countries. WPT also participates in strategic brand licensing, partnership, and sponsorship opportunities.

Note 2 — Liquidity and Management’s Plans

As of December 31, 2019, the Company had cash and a working capital deficit of approximately $5.2 million and $0.3 million, respectively. For the years ended December 31, 2019 and 2018, the Company incurred net losses of approximately $1.3 million and $2.2 million, respectively, and generated (used) cash in operations of approximately $0.4 million and ($1.2) million, respectively.

The accompanying unaudited carve-out financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business.

Note 3 — Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited carve-out financial statements have been derived from the accounting records of WPT and its parent and are intended to represent the business being sold. All significant intercompany balances have been eliminated. The unaudited carve-out financial statements have been prepared in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the United States Securities and Exchange Commission (“SEC”).

Management believes the assumptions underlying the unaudited carve-out financial statements are reasonable. Nevertheless, the unaudited carve-out financial statements may not include all of the actual expenses that would have been incurred had WPT operated as a stand-alone company during the periods presented and may not reflect the results of operations, financial position and cash flows had WPT operated as a stand-alone company during the periods presented. Actual costs that would have been incurred if WPT had operated as a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements. The Company’s significant estimates used in these unaudited carve-out financial statements include, but are not limited to, the valuation and carrying amount of goodwill and other intangible assets, accounts receivable reserves, the valuation of stock-based compensation and deferred tax assets and the recoverability and useful lives of long-lived assets, including intangible assets, property and equipment and deferred production costs. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

Cash and Cash Equivalents

All short-term investments of the Company that have a maturity of three months or less when purchased are considered to be cash equivalents. There were no cash equivalents as of December 31, 2019 or 2018.

Accounts Receivable

Accounts receivable are carried at their contractual amounts. Management establishes an allowance for doubtful accounts based on its historic loss experience and current economic conditions. Losses are charged to the allowance when management deems further collection efforts will not produce additional recoveries. As of December 31, 2019 and 2018, there was no bad debt allowance.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation using the straight-line method over their estimated useful lives, once the asset is placed in service. Leasehold improvements are amortized over the lesser of (a) the useful life of the asset; or (b) the remaining lease term (including renewal periods that are reasonably assured). Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures which extend the economic life are capitalized. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized in the statement of operations for the respective period.

The estimated useful lives of property and equipment are as follows:

Equipment	3 - 5 years
Computer equipment	3 - 5 years
Furniture and fixtures	3 - 5 years
Software	3 - 5 years
Gaming truck	5 years

Intangible Assets and Goodwill

Intangible assets are comprised of goodwill, customer relationships, trademarks, and trade names. Intangible assets with definite lives are amortized on a straight-line basis over the shorter of their estimate useful lives, ranging from two to ten years, or their contract periods, if applicable. Intangible assets with indefinite lives are not amortized but are evaluated at least annually for impairment and more often whenever changes in facts and circumstances may indicate that the carrying value may not be recoverable.

When testing goodwill for impairment, the Company may assess qualitative factors for some or all of our reporting units to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. Alternatively, the Company may bypass this qualitative assessment for some or all of our reporting units and perform a detailed quantitative test of impairment (step 1). If the Company performs the detailed quantitative impairment test and the carrying amount of the reporting unit exceeds its fair value, the Company will perform an analysis (step 2) to measure such impairment. At December 31, 2019 and 2018, the Company performed a qualitative assessment to identify and evaluate events and circumstances to conclude whether it is more likely than not that the fair value of the Company’s reporting units is less than their carrying amounts. Based on the Company’s qualitative assessments, the Company concluded that a positive assertion can be made that it is more likely than not that the fair value of the reporting units exceeded their carrying values and no impairment of goodwill was identified at December 31, 2019 and 2018.

Impairment of Long-Lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized for the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

During the years ended December 31, 2019 and 2018, no impairments were recorded.

Deferred Production Costs

Capitalized production costs represent the costs incurred to develop and produce the Company’s proprietary shows. These costs primarily consist of labor, equipment, production overhead costs and travel expenses. Capitalized production overhead costs include rent incurred in connection with our leased space in Los Angeles, California, which is used exclusively for film production. Capitalized production costs are stated at the lower of cost, less accumulated amortization and tax credits, if applicable, or fair value. Production costs in an amount up to the amount of ultimate revenue expected to be earned from the related production are capitalized in accordance with FASB ASC Topic 926-20, “Other Assets — Film Costs”. Amortization of capitalized film costs begins when the related film is released and begins to recognize revenue. Capitalized film costs are expensed over the expected revenue period (not to exceed ten years) using a ratio of revenue earned during the period to estimated ultimate revenues for the related production. Costs incurred in excess of expected ultimate revenue are expensed as incurred and included in multiplatform costs in the accompanying carve-out statements of operations. Unamortized capitalized production costs are evaluated for impairment at each reporting period on a season-by-season basis. If estimated remaining revenue is not sufficient to recover the unamortized capitalized production costs for that season, the unamortized capitalized production costs will be written down to fair value.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”).

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

The carrying amounts of the Company’s financial instruments, such as accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments. The Company’s convertible debt approximates fair value due to its short-term nature and market rate of interest.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The current provision is established based upon the estimated tax liability for the current year.

The Company recognizes the tax benefit from an uncertain income tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement by examining taxing authorities.

The Company’s policy is to recognize interest and penalties accrued on uncertain income tax positions in interest expense in the Company’s statements of operations. As of December 31, 2019, and 2018, the Company had no liability for unrecognized tax benefits. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue Recognition

On January 1, 2019, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

The Company adopted ASC 606 for all applicable contracts using the modified retrospective method, which would have required a cumulative-effect adjustment, if any, as of the date of adoption. The adoption of ASC 606 did not have a material impact on the Company’s unaudited carve-out financial statements as of the date of adoption. As a result, a cumulative-effect adjustment was not required.

The Company recognizes revenue primarily from the following sources:

In-person revenue

The Company’s in-person revenue is comprised of event revenue. Event revenue is generated through events — TV, non-TV, and DeepStacks Entertainment, LLC and DeepStacks Poker Tour, LLC (collectively “DeepStacks”) events — held at the Company’s partner casinos. Event revenues are recognized at a point in time when the event occurs. The Company recognized event revenue of $3,635,049 and $3,905,023 for the years ended December 31, 2019 and 2018, respectively.

To determine the proper revenue recognition method, the Company evaluates each of its contractual arrangements to identify its performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. The majority of the Company’s contracts have a single performance obligation because the promise to transfer the individual good or service is not separately identifiable from other promises within the contract and is therefore not distinct. Some of the Company’s contracts have multiple performance obligations, primarily related to the provision of multiple goods or services. For contracts with more than one performance obligation, the Company allocates the total transaction price in an amount based on the estimated relative standalone selling prices underlying each performance obligation.

Multiplatform content revenue

The Company’s multiplatform content revenue is comprised of distribution revenue, sponsorship revenue, music royalty revenue and online advertising revenue. Distribution revenue is generated primarily through the distribution of content from WPT’s library. WPT provides video content to global television networks, who then have the right to air the content and place advertisements on the content during the related license period. Revenue from the distribution of video content to television networks is received pursuant to the contract payment terms and is recognized at the point in time that advertisements are aired on the WPT content. Occasionally, WPT will bundle third-party content with its own content in a distribution arrangement and will share the revenue with the third party. However, the revenues related to third party content are de minimis. The Company recognizes distribution revenue pursuant to the terms of each individual contract with the customer and records deferred revenue to the extent the Company has received a payment for services that have yet to be performed or products that have yet to be delivered.

The Company also distributes video content to online channels. Both the global television networks and the online channels place ads within the WPT content and any advertising revenue earned by the global TV network or online channel is shared with WPT. The Company recognizes online advertising revenue at the point in time when the advertisements are placed in the video content.

Sponsorship revenue is generated through the sponsorship of the WPT’s TV content, live and online events and online streams. Online advertising revenue is generated from third-party advertisements placed on the WPT’s website. Music royalty revenue is generated when WPT’s music is played in the WPT TV series both on TV networks and online. The Company recognizes sponsorship revenue pursuant to the terms of each individual contract when the Company satisfies the respective performance obligations, which could be recognized at a point in time or over the term of the contract. The Company records deferred revenue to the extent the Company has received a payment for services that have yet to be performed or products that have yet to be delivered.

Music royalty revenue is recognized at the point in time when the music is played.

Multiplatform content revenue was comprised of the following for the years ended December 31, 2019 and 2018:

	For the Years Ended December 31,
	2019	2018
Distribution revenue	$1,694,429	$861,994
Sponsorship revenue	2,173,286	1,332,077
Music royalty revenue	1,573,247	1,031,424
Online advertising revenue	7,442	21,162
Total multiplatform content revenue	$5,448,404	$3,246,657

Interactive revenue

The Company’s interactive revenue is primarily comprised of subscription revenue, licensing, social gaming and virtual product revenue. Subscription revenue is generated through fixed rate (monthly, quarterly, annual) subscriptions which offer the opportunity for subscribers to play unlimited poker and access benefits not available to non-subscribers.

The Company recognizes subscription revenue on a straight-line basis and records deferred revenue to the extent the Company receives payments for services that have yet to be provided. Social gaming revenue arises from the sale of online tokens and other online purchases on the Company’s social gaming website, and is recognized at the point the product is delivered. Virtual product revenue is generated from the licensing of the Company’s various brands to be used on the customers’ virtual product and social gaming platforms, and is recognized over the term of the contractual agreement. The Company generates licensing revenue by licensing the right to use the Company’s brands on products to third parties. Licensing revenue is recognized pursuant to the terms of each individual contract with the customer and is recognized over the term of the contractual agreement. Deferred revenue is recorded to the extent the Company has received a payment for products that have yet to be delivered.

Interactive revenue was comprised of the following for the years ended December 31, 2019 and 2018:

	For the Years Ended December 31,
	2019	2018
Subscription revenue	$4,823,510	$4,964,086
Virtual product revenue	3,699,180	3,093,973
Social gaming revenue	555,643	674,497
Licensing revenue	290,164	349,199
Other revenue	71,682	93,488
Total interactive revenue	$9,440,179	$9,175,243

The following table summarizes our revenue recognized under ASC 606 in our carve-out statements of operations:

	For the Years Ended December 31,
	2019	2018
Revenues Recognized at a Point in Time:
Event revenue	$3,635,049	$3,905,023
Sponsorship revenue	575,067	716,277
Music royalty revenue	1,573,247	1,031,424
Online advertising revenue	7,442	21,162
Social gaming revenue	555,643	674,497
Other revenue	71,682	93,488
Total Revenues Recognized at a Point in Time	6,418,130	6,441,871

Revenues Recognized Over a Period of Time:
Subscription revenue	4,823,510	4,964,086
Sponsorship revenue	1,598,219	615,800
Virtual product revenue	3,699,180	3,093,973
Distribution revenue	1,694,429	861,994
Licensing revenue	290,164	349,199
Total Revenues Recognized Over a Period of Time	12,105,502	9,885,052

Total Revenues	$18,523,632	$16,326,923

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. A receivable is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied.

As of December 31, 2019, there remained $421 of contract liabilities which were included within deferred revenue on the unaudited carve-out balance sheet as of December 31, 2018, and for which performance obligations had not yet been satisfied as of December 31, 2019. The Company expects to satisfy its remaining performance obligations within the next twelve months. During the years ended December 31, 2019 and 2018, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award on the date of grant. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period that the estimates are revised. The Company accounts for forfeitures as they occur.

Advertising Costs

Advertising costs are charged to operations in the year incurred and totaled approximately $94,313 and $206,924 for the years ended December 31, 2019 and 2018, respectively.

Concentration Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts, periodically evaluates the creditworthiness of the financial institutions and has determined the credit exposure to be negligible.

During the years ended December 31, 2019 and 2018, 13% and 15%, respectively, of the Company’s revenues were from customers in foreign countries.

During the years ended December 31, 2019 and 2018, the Company’s largest customer accounted for 16% and 18%, respectively, of the Company’s revenues.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the carve-out financial statements, except as disclosed.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance may be adopted through either retrospective application to all periods presented in the financial statements (full retrospective approach) or through a cumulative effect adjustment to retained earnings at the effective date (modified retrospective approach). The guidance was revised in July 2015 to be effective for private companies and emerging growth public companies for annual and interim periods beginning on or after December 15, 2018. These new standards became effective for AESE on January 1, 2019 and were adopted using the modified retrospective method. The adoption of ASC Topic 606 did not have a material impact on the Company’s carve-out financial statements as of the date of adoption, and therefore a cumulative-effect adjustment was not required.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842).” ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment will be effective for private companies and emerging growth companies for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018,

and ASU No. 2018-20 “Leases (Topic 842) — Narrow Scope Improvements for Lessors” in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact that this guidance will have on its unaudited carve-out financial statements.

In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments - Credit Losses (Topic 326)” and also issued subsequent amendments to the initial guidance under ASU 2018-19, ASU 2019-04 and ASU 2019-05 (collectively Topic 326). Topic 326 requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This replaces the existing incurred loss model with an expected loss model and requires the use of forward-looking information to calculate credit loss estimates. The Company will be required to adopt the provisions of this ASU on January 1, 2023, with early adoption permitted for certain amendments. Topic 326 must be adopted by applying a cumulative effect adjustment to retained earnings. The adoption of Topic 326 is not expected to have a material impact on the Company’s unaudited carve-out financial statements or disclosures.

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). The new standard will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard for private companies and emerging growth public companies is effective for fiscal years beginning after December 15, 2018. The Company adopted this new standard on January 1, 2019. The adoption of ASU 2016-15 did not have a material impact on the Company’s unaudited carve-out financial statements or disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance simplifies the accounting for goodwill impairment by eliminating Step 2 of the goodwill impairment test. Under current guidance, Step 2 of the goodwill impairment test requires entities to calculate the implied fair value of goodwill in the same manner as the amount of goodwill recognized in a business combination by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit. The carrying value in excess of the implied fair value is recognized as goodwill impairment. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the carrying value in excess of the reporting unit’s fair value. The new standard is effective beginning in January 2020, with early adoption permitted. The Company does not expect the impact of adopting this guidance to be material to its unaudited carve-out financial statements.

In July 2018, the FASB issued ASU No. 2018-09, “Codification Improvements” (“ASU 2018-09”). These amendments provide clarifications and corrections to certain ASC subtopics including the following: Income Statement — Reporting Comprehensive Income — Overall (Topic 220-10), Debt — Modifications and Extinguishments (Topic 470-50), Distinguishing Liabilities from Equity — Overall (Topic 480-10), Compensation — Stock Compensation — Income Taxes (Topic 718-740), Business Combinations — Income Taxes (Topic 805-740), Derivatives and Hedging — Overall (Topic 815-10), and Fair Value Measurement — Overall (Topic 820-10). The majority of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2019. The adoption of ASU 2018-09 is not expected to have a material impact on the Company’s unaudited carve-out financial statements or disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The adoption of ASU 2018-13 it not expected to have a material impact on the Company’s unaudited carve-out financial statements.

In March 2019, the FASB issued ASU 2019-02, which aligns the accounting for production costs of episodic television series with the accounting for production costs of films. In addition, ASU 2019-02 modifies certain aspects of the capitalization, impairment, presentation and disclosure requirements in Accounting Standards Codification (“ASC”) 926-20 and the impairment, presentation and disclosure requirements in ASC 920-350. This ASU must be adopted on a prospective basis and is effective for annual periods beginning after December 15, 2020, including interim periods within those years, with early adoption permitted. The Company is currently evaluating the impact that this pronouncement will have on its unaudited carve-out financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes. The new guidance simplifies the accounting for income taxes by removing several exceptions in the current standard and adding guidance to reduce complexity in certain areas, such as requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact that adopting this guidance will have on its unaudited carve-out financial statements.

Note 4 — Property and Equipment, net

Property and equipment consist of the following:

	As of December 31,
	2019	2018
Software	$3,932,654	$3,932,654
Equipment	1,172,882	1,172,882
Computer equipment	912,331	1,435,671
Furniture and fixtures	224,590	224,590
Leasehold improvements	2,316,501	281,752
	8,558,958	7,047,549
Less: accumulated depreciation and amortization	(6,088,665)	(5,915,686)
Property and equipment, net	$2,470,293	$1,131,863

During the years ended December 31, 2019 and 2018, depreciation and amortization expense amounted to $723,717 and $1,162,047 respectively. During the years ended December 31, 2019 and 2018, the Company disposed of an aggregate of $550,736 and $67,784, respectively, of fully depreciated property and equipment. The Company has $850,703 of fixed assets in process that have not yet been placed into service. No depreciation expense is recorded on fixed assets in process until such time as the assets are completed and are placed into service.

Note 5 — Intangible Assets, net

Intangible assets consist of the following:

	Indefinite-Lived Trade Names	Trademarks	Customer Relationships	Accumulated Amortization	Total
Balance as of January 1, 2018	$1,000,000	$24,882,577	$3,457,724	$(9,324,831)	$20,015,470
Purchases of intangibles	—	31,739	—	—	31,739
Amortization expense	—	—	—	(2,841,890)	(2,841,890)
Balance as of December 31, 2018	1,000,000	24,914,316	3,457,724	(12,166,721)	17,205,319
Purchases of intangibles	—	45,762	—	—	45,762
Amortization expense	—	—	—	(2,495,214)	(2,495,214)
Balance as of December 31, 2019	$1,000,000	24,960,078	$3,457,724	(14,661,935)	$14,755,867

Weighted average remaining amortization period at December 31, 2019 (in years)	n/a	5.5	n/a

Intangible assets are amortized on a straight-line basis over the shorter of their license periods or estimated useful lives ranging from two to ten years. Amortization of intangible assets consists of the following:

	Indefinite-Lived Trade Names	Trademarks	Customer Relationships	Accumulated Amortization
Balance as of January 1, 2018	$—	$6,214,823	$3,110,008	$9,324,831
Amortization expense	—	2,494,174	347,716	2,841,890
Balance as of December 31, 2018	—	8,708,997	3,457,724	12,166,721
Amortization expense	—	2,495,214	—	2,495,214
Balance as of December 31, 2019	$—	$11,204,211	$3,457,724	$14,661,935

Estimated future amortization expense is as follows:

Years Ending December 31,
2020	2,498,676
2021	2,498,676
2022	2,498,676
2023	2,498,676
2024	2,498,676
Thereafter	1,262,487
$13,755,867

Note 6 — Deferred Production Costs

Deferred production costs consist of the following:

	December 31,
	2019	2018
Deferred production costs	$28,290,200	23,604,111
Less: accumulated amortization	(17,327,718)	(14,545,267)
Deferred production costs, net	$10,962,482	$9,058,844

Weighted average remaining amortization period at December 31, 2019 (in years)	4.08

During the years ended December 31, 2019 and 2018, production costs of $2,782,451 and $1,663,835 respectively, were expensed and are reflected in multiplatform content costs in the carve-out statements of operations.

Note 7 — Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2019	2018
Compensation expense	$1,077,298	$1,001,781
Rent	56,787	58,781
Revenue sharing obligations	319,833	122,928
Event costs	73,210	61,740
Legal and professional fees	146,614	—
Accrued software costs	—	420,000
Production costs	55,679	15,329
Unclaimed player prizes	337,936	379,850
Other accrued expenses	216,617	221,443
Other current liabilities	107,446	133,763
Accrued leasehold improvement costs	269,110	—
	$2,660,530	$2,415,615

Note 8 — Convertible Debt and Convertible Debt, Related Party

On May 15, 2019, the Company issued a series of secured convertible promissory notes (the “Notes”) whereby investors provided the Company with $4 million to be used for the operations of WPT and an affiliate, of which one Note in the amount of $1 million was issued to the wife of a related party who formerly served as co-CEO of a parent company and a Director of a different parent company. Pursuant to the original terms, the Notes accrued annual interest at 12%; provided that no interest would be payable in the event the Notes were converted into parent company common stock, as described below. The Notes were due and payable on the first to occur of (i) the one-year anniversary of the issuance date, or (ii) the date on which a demand for payment was made during the time period beginning on the Closing Date and ending on the date that was three (3) months after the Closing Date. As security for purchasing the Notes, the investors received a security interest in an affiliate’s assets (second to any liens held by the affiliate’s landlord), as well as a pledge of the equity of all of the entities comprising WPT, and a guarantee by a parent company and by an affiliate’s pending reverse merger target (a public company). Upon the closing of the pending reverse merger (the “Merger”), the Notes were convertible, at the option of the holder, into shares of target’s common stock at $8.50 per share. On August 5, 2019, the Notes were amended pursuant to an Amendment and Acknowledgement Agreement as described below.

Pursuant to a reverse merger agreement (the “Merger Agreement”), on the August 9, 2019 closing date, the parent company assumed the Notes. No interest is payable in connection with the Notes if the Notes are converted into shares of AESE common stock.

Pursuant to an Amendment and Acknowledgement Agreement dated August 5, 2019 (the “Amendment and Acknowledgement Agreement”), the Notes were amended such that the Notes mature one year and two weeks after the closing of the Merger (the “Maturity Date”). The Notes are convertible into shares of AESE common stock at any time between the Closing Date and the Maturity Date at a conversion price of $8.50 per share. Further, the minimum interest to be paid under each Note shall be the greater of (a) 18 months of accrued interest at 12% per annum; or (b) the sum of the actual interest accrued plus 6 months of additional interest at 12% per annum.

Pursuant to the note purchase agreements entered into by the purchasers of the Notes (the “Noteholders” and such agreements, the “Note Purchase Agreements”), upon the consummation of the Merger, each Noteholder received a five-year warrant to purchase their proportionate share of 532,000 shares of the target’s common stock. In addition, pursuant to the Note Purchase Agreements, Noteholders are each entitled to their proportionate share of 3,846,153 shares of the target’s common stock if such Noteholder’s Note is converted into the target’s common stock and, at any time within five years after the date of the closing of the Merger, the last exchange-reported sale price of the target’s common stock is at or above $13.00 for thirty (30) consecutive calendar days (the “Contingent Consideration”).

The Company recorded interest expense of $115,726 related to the Notes during the period prior to the Merger and the parent company’s assumption of the Notes.

Note 9 — Related Parties

Due from Affiliates

During the year ended December 31, 2019, the Company advanced $3,375,875 to its affiliates.

Stock Options

In 2015, the Former Parent issued options to purchase common stock of the Former Parent to certain employees and a consultant of WPT. All of the unvested options were forfeited in January 2018 in connection with the employees’ entry into profit participation agreements as described in the Profit Participation Plan paragraph below. Accordingly, during the years ended December 31, 2019 and 2018, the Company recorded $0 and ($766,417), respectively, of stock-based compensation which is reflected in the carve-out statements of operations.

Profit Participation Plan

In January 2018, certain employees of WPT entered into profit participation agreements pursuant to which the employees, commencing with the calendar year 2018, were entitled to an annual payment equal to a range of 1% to 4% of the net profits of the Company during such calendar year. Upon an occurrence of a change in control of WPT, the employees would be entitled to: (i) a payment equal to a range of 1% to 4% of the net profits of the Company through the fiscal quarter end prior to the closing of such change in control; and (ii) a payment equal to a range of 0.5% to 4% of the value of outstanding shares of WPT, pursuant to the profit participation agreement. In connection with the profit participation agreement, the participating employees forfeited the unvested portion of their options to purchase the Former Parent’s common stock. On the Closing Date, pursuant to the terms of the Merger Agreement, as amended, the Company issued 744,422 shares of its common stock to employees of WPT in full satisfaction of the profit participation agreements.

Convertible Debt

See Note 8 for more details about related party Notes.

Contributions from and Distributions to Parent

During the year ended December 31, 2019 the Company made net distributions of $326,047 to its parent. During the year ended December 31, 2018, the Company received net contributions of $6,091,364 from its parent.

Note 10 — Income Taxes

As a result of losses incurred, income taxes for the year ended December 31, 2019 were immaterial. The Company’s deferred tax assets are comprised primarily of net operating loss carryforwards and production costs. In determining the need for a valuation allowance, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Based on the review of all positive and negative evidence, including a historical cumulative pre-tax loss, the Company determined that a full valuation allowance should be recorded against all U.S. deferred tax assets at December 31, 2019.

As of December 31, 2019, the Company has federal and post-apportionment state net operating loss carry forwards of $59.7 million and $58.1 million, respectively. Of the $59.7 million of federal net operating loss carryforwards, $56.1 million was generated before January 1, 2018 and is subject to the 20-year carryforward period. The remaining $3.6 million can be carried forward indefinitely, but is subject to the 80% taxable income limitation. The majority of the Company’s state net operating losses can be carried forward 20 years. The pre-2018 U.S. federal and the majority of the state net operating loss carryforwards will start expiring beginning 2029.

Internal Revenue Code Section 382 imposes limitations on a corporation’s ability to utilize its net operating losses, or NOLs, if it experiences an ownership change of more than 50% over a three-year period. In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382. The Company has determined that federal and state net operating losses of $58.3 million and $56.5 million, respectively, would be fully limited by the limitations provided under Section 382.

The Company has determined that there is no unrecognized tax benefits as of the year end December 31, 2019. The Company has not accrued for interest or penalties associated with unrecognized tax liabilities. The Company anticipates that there will be no material changes to the unrecognized tax benefit associated with uncertain tax positions over the next 12 months.

The Company is subject to U.S. federal income tax, as well as, income tax of state tax jurisdictions. In general, the Company is subject to U.S. federal income tax and state income tax examination beginning with tax year ended December 31, 2016 and December 31, 2015, respectively. However, given that the Company has incurred tax losses since 2009, federal and state examiners have the ability to adjust unutilized net operating losses as of December 31, 2019.

Note 11 — Commitments and Contingencies

Litigations, Claims, and Assessments

The Company is involved in various disputes, claims, liens and litigation matters arising out of the normal course of business. While the outcome of these disputes, claims, liens and litigation matters cannot be predicted with certainty, after consulting with legal counsel, management does not believe that the outcome of these matters will have a material adverse effect on the Company’s carve-out financial position, results of operations or cash flows.

Operating Leases

On March 29, 2019, a WPT affiliate entered into a 167-month operating lease for approximately 25,000 square feet of space located in Irvine, California (the “New Irvine Lease”) with respect to its operations. On June 15, 2019, the New Irvine Lease was amended to reduce the leased space to approximately 15,000 square feet. On August 9, 2019 the lease was assigned to WPT. The initial base rent pursuant to the lease, as amended, is $39,832 per month, increasing to $58,495 per month over the term of the lease. Lease payments under the New Irvine Lease began on November 1, 2019. The New Irvine Lease also provides for a tenant improvement allowance of up to $1,352,790. The New Irvine lease contains two five-year options to renew.

The Company’s aggregate rent expense incurred during the years ended December 31, 2019 and 2018 amounted to $1,074,360 and $909,410, respectively, of which $385,113 and $385,113, respectively was capitalized into deferred production costs and $689,247 and $524,297, respectively, was included within general administrative expenses in the unaudited carve-out statements of operations.

The schedule future minimum lease payments under the Company’s leases are as follows:

Years Ending December 31,
2020	$922,276
2021	531,702
2022	509,631
2023	524,920
2024	540,667
Thereafter	5,536,976
$8,566,172

Employment Agreements

WPT CEO Agreement

In connection with the Merger, the Company’s parent assumed the obligations under an employment agreement (the “WPT CEO Agreement”) with the chief executive officer of WPT (the “WPT CEO”), which expires on January 25, 2022 and is renewable upon the agreement of the parties. The WPT CEO Agreement provides for a base salary of not less than $400,000, of which $315,000 is allocated to his employment and $85,000 is allocated to consultancy and board compensation and is payable to a consulting company of which the WPT CEO is a member (the “Consulting Company.”). The WPT CEO agreement also provides for annual performance bonuses based upon reaching certain WPT EBITDA performance objectives. Further, pursuant to the terms of the WPT CEO Agreement, the WPT CEO is entitled to a profitability payment of up to $1.5 million in the event the WPT business reduces its losses or becomes profitable during the term of the WPT Agreement.

Upon termination for any reason during the term of the WPT CEO Agreement, the WPT CEO is entitled to all payments that would have earning during the term. After the term, the WPT CEO is entitled to a severance of 12 months’ salary (including consulting compensation) plus 12 months of benefits, unless terminated for cause. Upon any termination the WPT CEO, the Consulting Company will continue to receive a consulting fee of $100,000 per year (subject to increase for inflation) for as long as is legally permissible, up to a maximum of forty (40) years; provided that the WPT CEO will not take full time employment with the World Series of Poker without the written consent of WPT for so long as such payments are made. Unless terminated for cause, any unvested equity awards are immediately vested upon termination.

Note 12 — Stockholder’s Equity

The equity awards described below were issued from the Incentive Plan of WPT’s parent company, Allied Esports Entertainment, Inc. (“AESE”).

Stock Options

On November 21, 2019, ten-year options for the purchase of an aggregate of 520,000 shares of AESE common stock with a grant date value of $815,888 were granted to certain employees of WPT. The options had an exercise price of $4.09 per share and a 4-year vesting term, with 25% vesting on each anniversary of the date of grant.

During the year ended December 31, 2019, the Company recorded stock-based compensation expense of $22,339 related to stock options issued as compensation, which is included in stock-based compensation expense on the accompanying carve-out statements of operations. As of December 31, 2019, there was $793,549 of unrecognized stock-based compensation expense related to the stock options that will be recognized over the remaining vesting period of 3.86 years.

Restricted Stock

On September 20, 2019, 4,417 shares of AESE restricted common stock with an aggregate grant date value of $25,000 were granted to the WPT CEO. The restricted common stock remains subject to transfer and forfeiture restrictions until the shares vest on the one-year anniversary of the date of grant.

The Company recorded stock-based compensation expense of $6,986 for the year ended December 31, 2019, related to restricted common stock issued as compensation, which is recorded in stock-based compensation expense on the accompanying carve-out statements of operations. As of December 31, 2019, there was $18,014 of unrecognized stock-based compensation expense related to the restricted stock that will be recognized over the remaining vesting period of 0.72 years.

Note 13 — Subsequent Events

Amendments to Employment Agreements

On April 24, 2020, the employment agreement between the Company and the Chief Executive Officer of WPT (the “WPT CEO”) was amended such that effective as of May 1, 2020, the WPT CEO annual salary will be reduced by 10% to approximately $377,000 for a six-month period, and thereafter his full annual salary will be restored.

Stock Options

On August 6, 2020, ten-year options for the purchase of 120,000 shares of AESE common stock with a grant date value of $97,947 were granted to the Company’s general counsel. The options had an exercise price of $2.17 per share and a 4-year vesting term, with 25% vesting on each anniversary of the date of grant.

Restricted Stock

On August 7, 2020, 203,101 shares of AESE common stock with an aggregate grant date value of $442,000 were issued to certain officers and employees of WPT, in satisfaction of bonus obligations incurred in previous years, which were included in accrued expenses as of December 31, 2019.

On August 7, 2020, 25,346 shares of AESE restricted common stock with an aggregate grant date value of $55,000 were granted to the certain WPT employees. The restricted common stock remains subject to transfer and forfeiture restrictions until the shares vest on the one-year anniversary of the date of grant.

2020 Cash Bonus Payments

On December 30, 2020, AESE’s Board of Directors authorized the payment of an aggregate of approximately $673,541 of cash bonuses to the employees of WPT for services provided during the year 2020.

Change of Control Agreements

On December 30, 2020, AESE’s Board of Directors authorized WPT to enter into agreements with the WPT CEO and General Counsel which, upon the closing of a transaction that resulted in a change-in-control of WPT, as defined, would obligate WPT to pay the WPT CEO and General Counsel aggregate lump-sum severance payments of approximately $522,827.

On December 30, 2020, AESE’s Board of Directors approved, subject to a change-in-control of WPT which accelerates the vesting of AESE option grants held by WPT employees, the extension of the exercise period of the options as follows: (i) the options to purchase an aggregate of 340,000 shares of AESE common stock held by the WPT CEO and General Counsel may be exercised until the 10-year anniversary of the issuance date, and (ii) the remaining options to purchase an aggregate of 300,000 shares of AESE common stock may be exercised until the one-year anniversary of the change-in-control.

Sale of WPT

On January 19, 2021, WPT’s parent (the “Seller”) entered into a definitive agreement (the “Stock Purchase Agreement” or “SPA”) whereby Club Services, Inc. (“CSI”, the entity that directly or indirectly owns the legal entities comprising the WPT business) would be sold (the “Sale Transaction”) to Element Partners, LLC (the “Buyer”), a Delaware limited liability company formed for the purposes of acquiring the WPT business in the Sale Transaction. Element Partners, LLC is owned by an investment fund.

Pursuant to the SPA, the Buyer intends to purchase 100% of the outstanding capital stock of CSI for a base purchase price of $68.25 million. This base purchase price will be adjusted to reflect the amount of CSI’s cash, indebtedness (other than indebtedness related to an outstanding $685,300 Paycheck Protection Program loan) and accrued and unpaid transaction expenses as of the closing of the Sale Transaction. The Buyer remitted a $4.0 million advance payment of the base purchase price to the Seller upon the execution of the SPA and is required to pay the balance of the base purchase price at the closing of the Sale Transaction.

The Buyer has also agreed to make future payments to the Seller totaling $10.0 million. These future payments will be made on a quarterly basis over the three-year period following the closing of the Sale Transaction, with each payment to be equal to five percent of the aggregate entry fees from World Poker Tour-branded tournaments during the applicable quarterly period (but not to exceed $10.0 million in the aggregate). If the aggregate quarterly payments over such three-year period are less than $10.0 million, Buyer will pay the shortfall to the Seller on the three-year anniversary of the closing of the Sale Transaction.

The SPA may be terminated by the Buyer or the Seller if the closing has not occurred by March 31, 2021, or upon the occurrence of certain customary events as set forth in the SPA. Depending on the circumstances surrounding a termination of the SPA, either party may be required to pay a $3.0 million termination or non-performance fee to the other, and the Seller may be required to return to Buyer the $4.0 million advance payment of purchase price and reimburse the Buyer for up to $1.0 million of its documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of the SPA and the Sale Transaction.

Effective upon any termination of the Stock Purchase Agreement, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the Stock Purchase Agreement under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited.

ALLIED ESPORTS ENTERTAINMENT, INC.
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

On January 19, 2021, Allied Esports Entertainment, Inc. (the “Seller” or “AESE”) entered into a definitive agreement (the “Stock Purchase Agreement” or “SPA”) whereby Club Services, Inc. (“CSI”, the entity that directly or indirectly owns the legal entities comprising the World Poker Tour business) would be sold (the “Sale Transaction”) to Element Partners, LLC (the “Buyer”), a Delaware limited liability company formed for the purposes of acquiring the World Poker Tour business (“WPT”) in the Sale Transaction. Element Partners, LLC is owned by an investment fund.

Pursuant to the SPA, the Buyer intends to purchase 100% of the outstanding capital stock of CSI for a base purchase price of $68.25 million. This base purchase price will be adjusted to reflect the amount of CSI’s cash, indebtedness (other than indebtedness related to an outstanding $685,300 Paycheck Protection Program loan) and accrued and unpaid transaction expenses as of the closing of the Sale Transaction. The Buyer remitted a $4.0 million advance payment of the base purchase price to the Seller upon the execution of the SPA and is required to pay the balance of the base purchase price at the closing of the Sale Transaction.

The Sale Transaction may constitute the sale of substantially all of AESE’s assets under Delaware law and, accordingly, it cannot be completed unless it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of AESE’s common stock.

The SPA may be terminated by the Buyer or the Seller if the closing has not occurred by March 31, 2021, or upon the occurrence of certain customary events as set forth in the SPA. Depending on the circumstances surrounding a termination of the SPA, either party may be required to pay a $3.0 million termination or non-performance fee to the other, and the Seller may be required to return to Buyer the $4.0 million advance payment of purchase price and reimburse the Buyer for up to $1.0 million of its documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of the SPA and the Sale Transaction.

Effective upon any termination of the Stock Purchase Agreement, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the Stock Purchase Agreement under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited.

The Company intends to use the proceeds from the sale of the WPT business to pay down the outstanding principal and accrued interest of all indebtedness, to pay transaction expenses, and for general corporate purposes.

The accompanying unaudited pro forma condensed balance sheet as of September 30, 2020 gives effect to the sale of the WPT business as if it had been consummated as of September 30, 2020. The accompanying unaudited pro forma condensed statements of operations for the nine months ended September 30, 2020 and 2019 and for the fiscal years ended December 31, 2019 and 2018 give effect to the sale of WPT as if the sale had been consummated at the beginning of the earliest period presented.

The historical financial information on which the unaudited pro forma condensed financial statements are based is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 9, 2020 and the Company’s Annual Report on Form 10-K/A filed with the SEC on March 17, 2020. The unaudited pro forma condensed financial statements and the notes thereto should be read in conjunction with these historical consolidated financial statements.

The unaudited pro forma condensed financial statements are presented for illustrative purposes only and are subject to a number of assumptions and adjustments that may not be indicative of the results of operations that would have occurred had the sale of WPT been completed as of the dates indicated or what the financial position or results will be for any future periods. The unaudited pro forma condensed statements of operations do not include transaction costs or the gain that the Company expects to recognize on the sale of WPT, as these amounts are not expected to have a continuing impact. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analysis are performed, and have been made solely for the purpose of providing unaudited pro forma condensed financial statements for this filing. Differences between these preliminary estimates and the final sale accounting may occur and these differences could have a material effect on the accompanying unaudited pro forma condensed financial statements and the Company’s future financial position and results of operations.

ALLIED ESPORTS ENTERTAINMENT, INC.
Unaudited Pro Forma Condensed Balance Sheet
September 30, 2020

	To Adjust WPT for Pre-Sale Transactions				To Adjust AESE for Disposition of WPT
	WPT Unadjusted	WPT Pro Forma Adjustments		WPT As Adjusted	AESE As Reported	AESE Pro Forma Adjustments		AESE Pro Forma As Adjusted
Assets
Current Assets:
Cash	$4,839,043	—		$4,839,043	$5,772,970	$56,906,050	(c),(d)	$62,679,020
Restricted cash	—	—		—	5,000,000	—		5,000,000
Accounts receivable	1,237,689	—		1,237,689	1,342,629	(1,237,689)	(c)	104,940
Prepaid expenses and other current assets	231,192	—		231,192	1,371,539	(231,192)	(c)	1,140,347

Total Current Assets	6,307,924			6,307,924	13,487,138	55,437,169		68,924,307
Property and equipment, net	1,833,995	—		1,833,995	17,610,568	(1,833,995)	(c)	15,776,573
Goodwill	4,083,621	—		4,083,621	4,083,621	(4,083,621)	(c)	—
Intangible assets, net	12,922,760	—		12,922,760	12,954,948	(12,922,760)	(c)	32,188
Deposits	79,500	—		79,500	704,500	(79,500)	(c)	625,000
Deferred production costs	11,446,098	—		11,446,098	11,446,098	(11,446,098)	(c)	—
Due from affiliates	7,130,965	(7,130,965)	(a)	—	—	—		—
Other assets	—	—		—	5,000,000	10,000,000	(c)	15,000,000

Total Assets	$43,804,863	$(7,130,965)		$36,673,898	$65,286,873	$35,071,195		$100,358,068

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$508,115	$—		$508,115	$985,481	$1,253,254	(c),(e)	$2,238,735
Accrued expenses and other current liabilities	2,063,825	—		2,063,825	3,960,864	(2,063,825)	(c)	1,897,039
Accrued interest, current portion	2,532	—		2,532	1,905,899	(1,905,899)	(c),(d)	—
Deferred revenue	2,755,022	—		2,755,022	3,070,726	(2,755,022)	(c)	315,704
Convertible debt, net of discount, current portion	—	—		—	2,582,705	(2,582,705)	(d)	—
Loans payable, current portion	377,798	—		377,798	928,660	(377,798)	(c)	550,862

Total Current Liabilities	5,707,292	—		5,707,292	13,434,335	(8,431,995)		5,002,340

Deferred rent	2,521,492	—		2,521,492	3,782,940	(2,521,492)	(c)	1,261,448
Bridge note payable	—	—		—	1,421,096	(1,421,096)	(d)	—
Accrued interest, non-current portion	—	—		—	17,742	(17,742)	(d)	—
Convertible debt, non-current portion	—	—		—	1,000,000	(1,000,000)	(d)	—
Convertible debt, related party, non-current portion	—	—		—	1,000,000	(1,000,000)	(d)	—
Loans payable, non-current portion	307,502	—		307,502	663,769	(307,502)	(c)	356,267

Total Liabilities	8,536,286	—		8,536,286	21,319,882	(14,699,827)		6,620,055

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock	—	—		—	—	—		—
Common stock	—	—		—	3,199	—		3,199
Additional paid in capital	102,503,068	—		102,503,068	187,206,726	781,514	(b)	187,988,240
Accumulated deficit	(67,234,491)	(7,130,965)	(a)	(74,365,456)	(143,424,659)	48,989,508	(c),(e),(b)	(94,435,151)
Accumulated other comprehensive income	—	—		—	181,725	—		181,725

Total Stockholders’ Equity	35,268,577	(7,130,965)		28,137,612	43,966,991	49,771,022		93,738,013

Total Liabilities and Stockholders’ Equity	$43,804,863	$(7,130,965)		$36,673,898	$65,286,873	$35,071,195		$100,358,068

See notes to the unaudited pro forma condensed financial information

ALLIED ESPORTS ENTERTAINMENT, INC.
Unaudited Pro Forma Condensed Statement of Operations
For the Nine Months Ended September 30, 2020

	To Adjust AESE for Sale of WPT
	AESE As Reported	Less: WPT	AESE As Adjusted	Pro Forma Adjustments	AESE Pro Forma As Adjusted
		Note A		Note B
Revenues:
In-person	$3,701,139	$(1,427,004)	$2,274,135	$—	$2,274,135
Multiplatform content	3,186,494	(3,185,543)	951	—	951
Interactive	9,628,009	(9,628,009)	—	—	—

Total Revenue	16,515,642	(14,240,556)	2,275,086	—	2,275,086

Costs and Expenses:
In-person (exclusive of depreciation and amortization)	2,134,964	—	2,134,964	—	2,134,964
Multiplatform content (exclusive of depreciation and amortization)	1,953,561	(1,953,561)	—	—	—
Interactive (exclusive of depreciation and amortization)	2,982,899	(2,982,899)	—	—	—
Online operating expenses	993,802	(844,825)	148,977	—	148,977
Selling and marketing expenses	1,093,295	(908,291)	185,004	—	185,004
General and administrative expenses	12,165,463	(4,126,212)	8,039,251	—	8,039,251
Stock-based compensation	4,912,640	(182,997)	4,729,643	—	4,729,643
Depreciation and amortization	5,330,317	(2,615,310)	2,715,007	—	2,715,007
Impairment of investment in ESA	1,138,631	—	1,138,631	—	1,138,631

Total Costs and Expenses	32,705,572	(13,614,095)	19,091,477	—	19,091,477

Loss From Operations	(16,189,930)	(626,461)	(16,816,391)	—	(16,816,391)

Other Income (Expense):
Other income (expense)	1,210	(6,642)	(5,432)	—	(5,432)
Conversion inducement expense	(5,247,531)	—	(5,247,531)	5,247,531	—
Extinguishment loss on acceleration of debt redemption	(1,733,768)	—	(1,733,768)	1,733,768	—
Interest expense	(3,036,056)	2,532	(3,033,524)	3,033,524	—

Total Other Income (Expense)	(10,016,145)	(4,110)	(10,020,255)	10,014,823	(5,432)

Net Loss	$(26,206,075)	$(630,571)	$(26,836,646)	$10,014,823	$(16,821,823)

Loss per share:
Basic	$(0.99)				$(0.63)
Diluted	$(0.99)				$(0.63)

Weighted average common shares outstanding
Basic	26,508,006				26,508,006
Diluted	26,508,006				26,508,006

See notes to the unaudited pro forma condensed financial information

ALLIED ESPORTS ENTERTAINMENT, INC.
Unaudited Pro Forma Condensed Statement of Operations
For the Nine Months Ended September 30, 2019

	To Adjust AESE for Sale of WPT
	AESE As Reported	Less: WPT	AESE As Adjusted	Pro Forma Adjustments	AESE Pro Forma As Adjusted
		Note A		Note B
Revenues:
In-person	$8,554,030	$(3,295,272)	$5,258,758	$—	$5,258,758
Multiplatform content	3,873,709	(3,540,373)	333,336	—	333,336
Interactive	7,187,196	(7,187,196)	—	—	—

Total Revenue	19,614,935	(14,022,841)	5,592,094	—	5,592,094

Costs and Expenses:
In-person (exclusive of depreciation and amortization)	3,334,803	—	3,334,803	—	3,334,803
Multiplatform content (exclusive of depreciation and amortization)	2,907,827	(2,711,359)	196,468	—	196,468
Interactive (exclusive of depreciation and amortization)	1,976,012	(1,976,012)	—	—	—
Online operating expenses	401,394	(401,394)	—	—	—
Selling and marketing expenses	2,392,929	(1,498,858)	894,071	—	894,071
General and administrative expenses	13,265,767	(6,114,861)	7,150,906	—	7,150,906
Stock-based compensation	18,407	(685)	17,722	—	17,722
Depreciation and amortization	5,133,947	(2,479,524)	2,654,423	—	2,654,423
Impairment of investment in ESA	600,000	—	600,000	—	600,000

Total Costs and Expenses	30,031,086	(15,182,693)	14,848,393	—	14,848,393

Loss From Operations	(10,416,151)	1,159,852	(9,256,299)	—	(9,256,299)

Other Income (Expense):
Other income	15,684	(15,517)	167	—	167
Interest expense	(518,443)	115,726	(402,717)	402,717	—

Total Other Income (Expense)	(502,759)	100,209	(402,550)	402,717	167

Net Loss	$(10,918,910)	$1,260,061	$(9,658,849)	$402,717	$(9,256,132)

Loss per share:
Basic	$(0.79)				$(0.67)
Diluted	$(0.79)				$(0.67)

Weighted average common shares outstanding
Basic	13,791,896				13,791,896
Diluted	13,791,896				13,791,896

See notes to the unaudited pro forma condensed financial information

ALLIED ESPORTS ENTERTAINMENT, INC.
Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2019

	To Adjust AESE for Sale of WPT
	AESE As Reported	Less: WPT	AESE As Adjusted	Pro Forma Adjustments	AESE Pro Forma As Adjusted
		Note A		Note B
Revenues:
In-person	$11,133,412	$(3,635,049)	$7,498,363	$—	$7,498,363
Multiplatform content	5,498,404	(5,448,404)	50,000	—	50,000
Interactive	9,440,179	(9,440,179)	—	—	—

Total Revenue	26,071,995	(18,523,632)	7,548,363	—	7,548,363

Costs and Expenses:
In-person (exclusive of depreciation and amortization)	4,832,897	—	4,832,897	—	4,832,897
Multiplatform content (exclusive of depreciation and amortization)	3,813,116	(3,581,806)	231,310	—	231,310
Interactive (exclusive of depreciation and amortization)	2,479,040	(2,479,040)	—	—	—
Online operating expenses	688,045	(574,183)	113,862	—	113,862
Selling and marketing expenses	3,575,903	(2,012,221)	1,563,682	—	1,563,682
General and administrative expenses	18,252,955	(7,814,432)	10,438,523	—	10,438,523
Stock-based compensation	277,045	(29,325)	247,720	—	247,720
Depreciation and amortization	6,767,741	(3,218,931)	3,548,810	—	3,548,810
Impairment of investment in ESA	600,000	—	600,000	—	600,000
Impairment of deferred production costs and intangible assets	330,340	—	330,340	—	330,340

Total Costs and Expenses	41,617,082	(19,709,938)	21,907,144	—	21,907,144

Loss From Operations	(15,545,087)	1,186,306	(14,358,781)	—	(14,358,781)

Other Income (Expense):
Other income	18,426	(18,259)	167	—	167
Interest expense	(1,197,127)	115,726	(1,081,401)	1,081,401	—
Foreign currency exchange loss	(14,941)	—	(14,941)	—	(14,941)

Total Other Income (Expense)	(1,193,642)	97,467	(1,096,175)	1,081,401	(14,774)

Net Loss	$(16,738,729)	$1,283,773	$(15,454,956)	$1,081,401	$(14,373,555)

Loss per share:
Basic	$(1.04)				$(0.89)
Diluted	$(1.04)				$(0.89)

Weighted average common shares outstanding
Basic	16,159,444				16,159,444
Diluted	16,159,444				16,159,444

See notes to the unaudited pro forma condensed financial information

ALLIED ESPORTS ENTERTAINMENT, INC.
Unaudited Pro Forma Condensed Statement of Operations
For the Year Ended December 31, 2018

	To Adjust AESE for Sale of WPT
	AESE As Reported	Less: WPT	AESE As Adjusted	Pro Forma Adjustments	AESE Pro Forma As Adjusted
		Note A		Note B
Revenues:
In-person	$8,181,355	$(3,905,023)	$4,276,332	$—	$4,276,332
Multiplatform content	3,246,657	(3,246,657)	—	—	—
Interactive	9,175,243	(9,175,243)	—	—	—

Total Revenue	20,603,255	(16,326,923)	4,276,332	—	4,276,332

Costs and Expenses:
In-person (exclusive of depreciation and amortization)	4,543,542	—	4,543,542	—	4,543,542
Multiplatform content (exclusive of depreciation and amortization)	2,296,790	(2,296,790)	—	—	—
Interactive (exclusive of depreciation and amortization)	2,473,970	(2,473,970)	—	—	—
Online operating expenses	2,244,574	(1,607,060)	637,514	—	637,514
Selling and marketing expenses	4,022,602	(2,107,873)	1,914,729	—	1,914,729
General and administrative expenses	17,218,809	(6,829,869)	10,388,940	—	10,388,940
Stock-based compensation	(766,417)	766,417	—	—	—
Depreciation and amortization	6,711,398	(4,003,937)	2,707,461	—	2,707,461
Impairment of investment in ESA	9,683,158	—	9,683,158	—	9,683,158
Impairment of deferred production costs and intangible assets	1,005,292	—	1,005,292	—	1,005,292

Total Costs and Expenses	49,433,718	(18,553,082)	30,880,636	—	30,880,636

Loss From Operations	(28,830,463)	2,226,159	(26,604,304)	—	(26,604,304)

Other Income (Expense):
Other income	126,689	(41,874)	84,815	—	84,815
Interest expense	(2,117,438)	—	(2,117,438)	—	(2,117,438)
Foreign currency exchange loss	(198,513)	—	(198,513)	—	(198,513)

Total Other Income (Expense)	(2,189,262)	(41,874)	(2,231,136)	—	(2,231,136)

Net Loss	(31,019,725)	2,184,285	(28,835,440)	—	(28,835,440)
Net loss attributed to non-controlling interest	403,627	—	403,627	—	403,627
Net Loss Attributable to Allied Esports Entertainment, Inc.	$(30,616,098)	$2,184,285	$(28,431,813)	$—	$(28,431,813)

Loss per share:
Basic	$(2.64)				$(2.45)
Diluted	$(2.64)				$(2.45)

Weighted average common shares outstanding
Basic	11,602,754				11,602,754
Diluted	11,602,754				11,602,754

See notes to the unaudited pro forma condensed financial information

ALLIED ESPORTS ENTERTAINMENT, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Balance Sheet — As of September 30, 2020

1.     Basis of Presentation

The unaudited pro forma condensed financial statements are based on the Company’s historical consolidating financial statements, adjusted to give effect to the proposed sale of the WPT business.

2.     Pro Forma Adjustments

The following pro forma adjustments give effect to the proposed sale of the WPT business:

a)      To forgive due from affiliates of $7,130,965.

b)      To record $781,514 of stock-based compensation related to the acceleration of AESE options and restricted stock held by WPT employees upon the closing of the sale of the WPT business.

c)      To record the sale of WPT’s business for $78,250,000 of consideration, including $68,250,000 of immediate cash, to adjust for $4,839,043 of additional consideration due to the cash remaining in the WPT business, to derecognize the $28,137,612 of net assets of the WPT business, and to record the gain on sale of $54,951,431. The consideration for WPT includes $10,000,000 of cash to be received over time pursuant to a three-year guaranteed revenue sharing agreement and the receivable is presented within “Other assets” in the pro forma condensed balance sheet. When the accounting for the Sale Transaction is finalized, it may be necessary to record the $10,000,000 receivable at its net present value. However, given that the Buyer is perceived to be a strong credit risk and due to the current expectation that the majority of the funds will be received in the first one to two years, we don’t expect the recorded receivable to be materially different from $10,000,000.

d)      To record the contractual paydown of the $7,924,910 carrying value of the convertible debt, bridge notes and related accrued interest in exchange for $11,343,950 of cash and the recording of a $3,419,040 extinguishment loss (resulting from the $3,090,022 of unamortized debt discount and the $329,018 of pre-payment fees), as if the sale of WPT occurred on September 30, 2020. The final acquisition date cash payment amount could be substantially less due to conversions to equity that occur subsequent to September 30, 2020 or following submission of the pre-payment notice. The Company’s Paycheck Protection Program loans are expected to be forgiven.

e)      To record $1,761,369 of various transaction related costs, severance, and bonuses.

Unaudited Pro Forma Condensed Income Statement — Nine Months Ended September 30, 2020

1.     Basis of Presentation

The unaudited pro forma condensed financial statements are based on the Company’s historical consolidating financial statements, adjusted to give effect to the proposed sale of the WPT business.

2.     Pro Forma Adjustments

The following pro forma adjustments give effect to the proposed sale of the WPT business:

A)     To give effect to the sale of WPT.

B)     To eliminate the effect of conversion inducement expense, extinguishment losses and interest expense related to notes paid down upon close of the sale. The post-acquisition income statement could include imputed interest income on the $10,000,000 receivable for the guaranteed revenue sharing if it’s recorded at its net present value, but the amount isn’t recurring and it isn’t expected to be material. The Company may earn interest income on the proceeds from the Sale Transaction, but no interest income has been included in the pro forma condensed income statement in accordance with SEC guidance.

Unaudited Pro Forma Condensed Income Statement — Nine Months Ended September 30, 2019

1.     Basis of Presentation

The unaudited pro forma condensed financial statements are based on the Company’s historical consolidating financial statements, adjusted to give effect to the proposed sale of the WPT business.

2.     Pro Forma Adjustments

The following pro forma adjustments give effect to the proposed sale of the WPT business:

A)     To give effect to the sale of WPT.

B)     To eliminate the effect of interest expense related to notes paid down upon close of the sale. The post-acquisition income statement could include imputed interest income on the $10,000,000 receivable for the guaranteed revenue sharing if it’s recorded at its net present value, but the amount isn’t recurring and it isn’t expected to be material. The Company may earn interest income on the proceeds from the Sale Transaction, but no interest income has been included in the pro forma condensed income statement in accordance with SEC guidance.

Unaudited Pro Forma Condensed Income Statement — Year Ended December 31, 2019

1.     Basis of Presentation

The unaudited pro forma condensed financial statements are based on the Company’s historical consolidating financial statements, adjusted to give effect to the proposed sale of the WPT business.

2.     Pro Forma Adjustments

The following pro forma adjustments give effect to the proposed sale of the WPT business:

A)     To give effect to the sale of WPT.

B)     To eliminate the effect of interest expense related to notes paid down upon close of the sale. The post-acquisition income statement could include imputed interest income on the $10,000,000 receivable for the guaranteed revenue sharing if it’s recorded at its net present value, but the amount isn’t recurring and it isn’t expected to be material. The Company may earn interest income on the proceeds from the Sale Transaction, but no interest income has been included in the pro forma condensed income statement in accordance with SEC guidance.

Unaudited Pro Forma Condensed Income Statement — Year Ended December 31, 2018

1.     Basis of Presentation

The unaudited pro forma condensed financial statements are based on the Company’s historical consolidating financial statements, adjusted to give effect to the proposed sale of the WPT business.

2.     Pro Forma Adjustments

The following pro forma adjustments give effect to the proposed sale of the WPT business:

A)     To give effect to the disposition of WPT.

B)     There is no interest expense adjustment to the 2018 fiscal year income statement pursuant to SEC rules related to the preparation of pro forma financial statements for a sale that is treated as discontinued operations. The post-acquisition income statement could include imputed interest income on the $10,000,000 receivable for the guaranteed revenue sharing if it’s recorded at its net present value, but the amount isn’t recurring and it isn’t expected to be material. The Company may earn interest income on the proceeds from the Sale Transaction, but no interest income has been included in the pro forma condensed income statement in accordance with SEC guidance.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock trades on the NASDAQ Capital Market under the symbol “AESE.”

We do not currently intend to distribute any of the proceeds from the Sale Transaction to our stockholders. We anticipate that we will retain all available funds and any future earnings, if any, for use in the operation of our business and do not anticipate paying cash dividends in the foreseeable future. In addition, our credit facilities materially restrict, and future debt instruments may materially restrict, our ability to pay dividends on our common stock. Payment of future cash dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements of our current or then-existing debt instruments and other factors our Board of Directors deems relevant.

On January 19, 2021, there were 36 holders of record of the Company’s common stock.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of the Record Date, for:

•        each person we believe beneficially holds more than 5% of our outstanding common shares (based solely on our review of SEC filings);

•        each of our “named executive officers” as identified in the summary compensation table; and

•        all of our current directors and executive officers as a group.

The number of shares beneficially owned by a person includes shares issuable under options, warrants and other securities convertible into common stock held by that person and that are currently exercisable or that become exercisable within 60 days of the Record Date. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options, warrants and other convertible securities currently exercisable or that become exercisable within 60 days of the Record Date are outstanding. Nevertheless, shares of common stock that are issuable upon exercise of presently unexercised options, warrants and other convertible securities are not deemed to be outstanding for purposes of calculating the “Percentage of Shares Beneficially Owned” by any other person or any other group.

Except as otherwise indicated in the table or its footnotes, the persons in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and the address of such persons is 17877 Von Karman Avenue, Suite 300, Irvine, California 92614.

Information in the table below that purports to be as of the Record Date is based on our issued and outstanding shares and beneficial ownership information as of February 1, 2021. As of such date, we had 39,139,502 shares of common stock issued and outstanding.

Name and Address of Beneficial Owners(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Five Percent Stockholders:
Kepos Capital LP(2)	2,045,298	5.0%
Roy Choi(3)	5,072,048	12.9%
Primo Vital Limited(4)	15,112,163	35.7%

Directors and Named Executive Officers:
Bradley Berman(5)	72,325	*
Lyle Berman(6)	1,105,459	2.8%
Yinghua Chen(7)	25,302	*
Kenneth DeCubellis(8)	—	—
Jud Hannigan(9)	248,246	*
Anthony Hung(10)	153,216	*
Ho min Kim(11)	25,302	*
Tae Hyung Steve Kim(7)	25,302	*
Joseph Lahti(5)	72,325	*
Frank Ng(12)	469,736	1.2%
Benjamin S. Oehler(5)	72,325	*
Adam Pliska(13)	350,812	*
Maya Rogers(12)	29,357	*
All directors and executive officers, as a group (12 individuals)(14)	2,653,762	6.8%

____________

*        Less than 1%

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)      Based on a joint Schedule 13G filed on February 4, 2020 by Kepos Capital LP and Mr. Mark Carhart. Includes warrants to purchase 2,006,974 shares of common stock underlying warrants that are currently exercisable.

(3)      Based on a joint Schedule13D filed on January 29, 2021 by Knighted Pastures LLC and Roy Choi. Includes 190,000 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 that are currently exercisable.

(4)      Based on a joint Schedule 13D filed on September 18, 2019. Includes warrants to purchase 3,193,851 shares of common stock that are currently exercisable.

(5)      Includes (i) 3,534 shares of common stock that are subject to transfer and forfeiture restrictions, and (ii) options to purchase 10,000 shares of common stock that are exercisable within 60 days after the Record Date.

(6)      Shares include options to purchase 10,000 shares of common stock issued to Mr. Berman that are exercisable within 60 days after the Record Date.

(7)      Shares include 9,479 shares of common stock that are subject to transfer and forfeiture restrictions until July 1, 2021.

(8)      Mr. DeCubellis previously served as Chief Executive Officer of BRAC. He resigned as a director and Chief Financial Officer of the Company on September 24, 2019.

(9)      Shares include (i) 90,350 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued in the merger with Allied Esports Media, Inc. on August 9, 2019 (the “Merger”), (ii) 23,042 shares of common stock that are subject to transfer and forfeiture restrictions, which lapse on August 18, 2021, and (iii) options to purchase 42,500 shares of common stock that are exercisable within 60 days after the Record Date.

(10)    Shares include (i) 50,000 shares of common stock that are subject to transfer and forfeiture restrictions, which lapse on 25,000 shares on each of 8/18/2021 and 8/18/2022, (ii) 35,715 shares of common stock subject to transfer and forfeiture restrictions, which lapse on 8/18/2021, and (iii) options to purchase 42,500 shares of common stock that are exercisable within 60 days after the Record Date.

(11)    Shares include options to purchase 10,000 shares of common stock that are exercisable within 60 days after the Record Date.

(12)    Shares include (i) warrants to purchase 106,233 shares of common stock that are currently exercisable; (ii) 117,648 shares issuable to Mr. Ng’s spouse upon conversion of a convertible promissory note issued to her by the Company; (iii) 46,083 shares of common stock that are subject to transfer and forfeiture restrictions issued to Mr. Ng pursuant to restricted stock grants, which restrictions lapse on August 18, 2021; and (iv) options to purchase 85,000 shares of common stock that are exercisable within 60 days after the Record Date.

(13)    Shares include (i) 95,000 shares issuable upon the exercise of warrants to purchase common stock at a price per share of $11.50 issued in the Merger on August 9, 2019 to Mr. Pliska that are currently exercisable; (ii) 7,024 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued in the Merger on August 9, 2019 that are currently exercisable; (iii) 38,000 warrants issued to The Lipscomb/Viscoli Children’s Trust (the “Trust”), of which Mr. Pliska is trustee, to purchase shares of Company common stock at a price per share of $11.50 that are currently exercisable; (iv) 11,521 shares of restricted common stock issued to Mr. Pliska on account of his services as a director and officer of the Company, which restrictions lapse on August 18, 2021 or the earlier closing of the Sale Transaction; and (v) options to purchase 52,500 shares of common stock that are exercisable within 60 days after the Record Date. Mr. Pliska is the President of the Company and WPT Enterprises, Inc., serves as a director of the Company and disclaims any pecuniary interest in the warrants set forth in item (iii).

(14)    Consists of shares beneficially owned by our current directors and current executive officers.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2021 annual stockholders’ meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our Bylaws. To be timely under Rule 14a-8, a stockholder proposal must be received by our Secretary at 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614, by July 8, 2021. However, if the date of our 2021 annual stockholders’ meeting is changed by more than 30 days from the date of the Annual Meeting), then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2021 annual stockholders’ meeting, which deadline will be disclosed prior to such in one of our SEC filings.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at our annual stockholders’ meeting (including director nominations), that stockholder must have given timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

Notices of stockholder proposals and stockholder nominations for directors must comply with the informational and other requirements set forth in our Bylaws as well as applicable statutes and regulations. Due to the complexity of the respective rights of the stockholders and our Company in this area, any stockholder desiring to propose actions or nominate directors is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted by certified mail return receipt requested.

EXPENSES AND SOLICITATION

The costs of solicitation of consents, including printing and mailing costs, will be borne by us. We may engage one or more advisors to assist with the solicitation. In addition to the solicitation of consents by mail and by the consent solicitor, consents may also be solicited personally by our directors, officers and employees, without additional compensation to these individuals. We may request banks, brokers and other firms holding shares in their names that are beneficially owned by others to send consent materials and obtain consents from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this Consent Solicitation Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Consent Solicitation Statement is dated February 1, 2021. You should not assume that the information contained in this Consent Solicitation Statement is accurate as of any date other than that date, and the mailing of this Consent Solicitation Statement to stockholders shall not create any implication to the contrary.

This Consent Solicitation Statement contains a description of representations and warranties made in the Stock Purchase Agreement. Representations and warranties are also set forth in contracts and other documents, including the Stock Purchase Agreement, which are attached or filed as annexes to this Consent Solicitation Statement. The assertions embodied in those representations and warranties were made solely for purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important qualifications and limitations agreed to by the contacting parties in connection with negotiating the terms of such contracts and documents and may not be complete. Moreover, these representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Consent Solicitation Statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this Consent Solicitation Statement or the actual representations and warranties contained in such contracts and other documents as statements of factual information.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Consent Solicitation Statement may have been sent to multiple Company stockholders in each household unless otherwise instructed by such Company stockholders. We will deliver promptly a separate copy of this Consent Solicitation Statement to any Company stockholder upon written or oral request to our Corporate Secretary, at Allied Esports International, Inc., 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614, telephone: (949) 225-2600. Any Company stockholder wishing to receive separate copies of our proxy statement or annual report to Company stockholders in the future, or any Company stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Company stockholder’s bank, broker, or other nominee record holder, or the Company stockholder may contact us at the above address and phone number.

ALLIED ESPORTS ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019	F-36
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2020 and 2019	F-37
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Three and Nine Months Ended September 30, 2020	F-38
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Three and Nine Months Ended September 30, 2019	F-39
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 and 2019	F-40
Notes to Unaudited Condensed Consolidated Financial Statements	F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Allied Esports Entertainment, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Allied Esports Entertainment, Inc. and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Marcum llp

/s/ Marcum LLP

We have served as the Company’s auditor since 2018.

Melville, New York
March 16, 2020 (except as to Note 3, Net Loss Per Common Share, which is as of March 17, 2020).

Allied Esports Entertainment, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Current Assets
Cash	$8,440,573	$10,471,296
Restricted cash	3,650,000	—
Accounts receivable	2,121,326	1,533,235
Prepaid expenses and other current assets	1,367,795	711,889
Total Current Assets	15,579,694	12,716,420
Property and equipment, net	20,554,307	21,440,097
Goodwill	4,083,621	4,083,621
Intangible assets, net	14,789,876	17,234,992
Deposits	712,463	632,963
Deferred production costs	10,962,482	9,058,844
Other assets	4,638,631	500,000
Total Assets	$71,321,074	$65,666,937
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$956,871	$1,072,499
Accrued expenses and other current liabilities	3,892,471	2,862,145
Accrued interest on convertible debt	2,088,994	—
Deferred revenue	3,855,459	3,307,843
Convertible debt, net of discount	12,845,501	—
Convertible debt, related party, net of discount	988,115	—
Due to Former Parent	—	33,019,510
Total Current Liabilities	24,627,411	40,261,997
Deferred rent	2,472,837	1,383,644
Total Liabilities	27,100,248	41,645,641
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 65,000,000 shares authorized, 23,176,146 and 11,602,754 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	2,317	1,160
Additional paid in capital	161,300,916	124,361,130
Accumulated deficit	(117,218,584)	(100,479,855)
Accumulated other comprehensive income	136,177	138,861
Total Stockholders’ Equity	44,220,826	24,021,296
Total Liabilities and Stockholders’ Equity	$71,321,074	$65,666,937

The accompanying notes are an integral part of these consolidated financial statements.

Allied Esports Entertainment, Inc. and Subsidiaries
Consolidated Statements of Operations

	For the Years Ended December 31,
	2019	2018
Revenues
In-person	$11,133,412	$8,181,355
Multiplatform content	5,498,404	3,246,657
Interactive	9,440,179	9,175,243
Total Revenues	26,071,995	20,603,255
Costs and expenses
In-person (exclusive of depreciation and amortization)	4,832,897	4,543,542
Multiplatform content (exclusive of depreciation and amortization)	3,813,116	2,296,790
Interactive (exclusive of depreciation and amortization)	2,479,040	2,473,970
Online operating expenses	688,045	2,244,574
Selling and marketing expenses	3,575,903	4,022,602
General and administrative expenses	18,530,000	16,452,392
Depreciation and amortization	6,767,741	6,711,398
Impairment of investment in ESA	600,000	9,683,158
Impairment of deferred production costs and intangible assets	330,340	1,005,292
Total Costs and Expenses	41,617,082	49,433,718
Loss From Operations	(15,545,087)	(28,830,463)
Other Income (Expense):
Other income	18,426	126,689
Interest expense	(1,197,127)	(2,117,438)
Foreign currency exchange loss	(14,941)	(198,513)
Total Other Expense	(1,193,642)	(2,189,262)
Net Loss	(16,738,729)	(31,019,725)
Net loss attributed to non-controlling interest	—	403,627
Net Loss Attributable to Allied Esports Entertainment, Inc.	$(16,738,729)	$(30,616,098)

Basic and Diluted Net Loss per Common Share (2019 restated)	$(1.04)	$(2.64)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted (2019 restated)	16,159,144	11,602,754

The accompanying notes are an integral part of these consolidated financial statements

Allied Esports Entertainment, Inc. and Subsidiaries
Consolidated Statements Comprehensive Loss

	For the Years Ended December 31,
	2019	2018
Net loss	$(16,738,729)	$(31,019,725)
Other comprehensive (loss) gain:
Foreign currency translation adjustments	(2,684)	288,111
Total comprehensive loss	(16,741,413)	(30,731,614)
Less: comprehensive loss attributable to non-controlling interest	—	403,627
Comprehensive loss attributable to Allied Esports Entertainment, Inc.	$(16,741,413)	$(30,327,987)

The accompanying notes are an integral part of these consolidated financial statements

Allied Esports Entertainment, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the Years ended December 31, 2019 and 2018

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2018	11,602,754	$1,160	$82,622,222	$(149,250)	$(69,863,757)	$12,610,375
Net loss attributable to Allied Esports Entertainment, Inc.	—	—	—	—	(30,616,098)	(30,616,098)
Effect of restructuring	—	—	42,505,325	—	—	42,505,325
Acquisition of ESA	—	—	—	—	—	—
Other comprehensive gain	—	—	—	288,111	—	288,111
Net contributions from Parent	—	—	(766,417)	—	—	(766,417)
Balance at December 31, 2018	11,602,754	1,160	124,361,130	138,861	(100,479,855)	24,021,296
Effect of reverse merger	11,492,999	1,149	36,395,355	—	—	36,396,504
Warrants issued to convertible debt holders	—	—	114,804	—	—	114,804
Contingent consideration for convertible debt holders	—	—	152,590	—	—	152,590
Restricted stock	80,393	8	(8)	—	—	—
Stock-based compensation:						—
Stock options	—	—	149,893	—	—	149,893
Restricted stock	—	—	127,152	—	—	127,152
Net loss	—	—	—	—	(16,738,729)	(16,738,729)
Other comprehensive loss	—	—	—	(2,684)	—	(2,684)
Balance, December 31, 2019	23,176,146	$2,317	$161,300,916	$136,177	$(117,218,584)	$44,220,826

The accompanying notes are an integral part of these consolidated financial statements

Allied Esports Entertainment, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For The Years Ended December 31,
	2019	2018
Cash Flows From Operating Activities
Net loss	$(16,738,729)	$(31,019,725)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	277,045	(766,417)
Amortization of debt discount	101,012	—
Bad debt expense (recovery)	—	(79,414)
Depreciation and amortization	6,767,741	6,711,398
Subsidiary loss during consolidation period	—	1,838,739
Impairment of investment in ESA	600,000	9,683,158
Impairment of deferred production costs	330,340	768,459
Impairment of intangibles	—	236,833
Write-off of capitalized software costs	—	648,563
Deferred rent	189,972	294,440
Accrued interest on notes payable to Former Parent	—	1,843,659
Changes in operating assets and liabilities:
Accounts receivable	(685,977)	(902,614)
Deposits	(79,500)	19,397
Deferred production costs	(2,233,978)	(4,808,424)
Prepaid expenses and other current assets	124,106	(336,555)
Accounts payable	(982,153)	(861,632)
Accrued expenses and other current liabilities	622,715	551,593
Accrued interest on convertible debt	1,096,117	—
Deferred revenue	547,616	1,566,989
Total adjustments	6,675,056	16,408,172
Net Cash Used In Operating Activities	(10,063,673)	(14,611,553)

Cash Flows From Investing Activities
Net cash acquired in Merger	14,941,683	—
Funding of investment in TV Azteca	(3,500,000)	—
Purchases of property and equipment	(2,214,026)	(17,144,397)
Proceeds from licensing software	—	341,193
Funding of investment in ESA	(1,140,745)	(6,230,038)
Purchases of intangible assets	(50,096)	(38,559)
Net Cash Provided by (Used In) Investing Activities	$8,036,816	$(23,071,801)

The accompanying notes are an integral part of these consolidated financial statements

Allied Esports Entertainment, Inc. and Subsidiaries
Consolidated Statements of Cash Flows — Continued

	For The Years Ended December
	2019	2018
Cash Flows From Financing Activities
Proceeds from convertible debt	$3,000,000	$—
Proceeds from convertible debt, related party	1,000,000	—
Proceeds from notes payable to Former Parent	—	11,383,207
Due to Former Parent	(346,804)	22,912,205
Net Cash Provided By Financing Activities	3,653,196	34,295,412

Effect of Exchange Rate Changes on Cash	(7,062)	249,100

Net Increase (Decrease) In Cash And Restricted Cash	1,619,277	(3,138,842)
Cash and restricted cash – Beginning of period	10,471,296	13,610,138
Cash and restricted cash – End of period	$12,090,573	$10,471,296

Cash and restricted cash consisted of the following:
Cash	8,440,573	10,471,296
Restricted cash	3,650,000	—
	$12,090,573	$10,471,296

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$—	$55,178

Non-cash investing and financing activities:
Non-cash investment in ESA	$97,886	$5,363,706
Due to Former Parent satisfied by issuance of common stock in connection with Merger	$18,179,745	$—
Convertible debt and related interest assumed in Merger	$10,992,877	$—
Warrants granted to convertible debt holders in connection with Merger	$114,804	$—
Contingent consideration for convertible debt holders in connection with Merger	$152,590	$—
Effect of restructuring	$—	$42,505,325
Leasehold improvements acquired through lease incentives	$899,221	$—
Property and equipment acquired through accrued expenses	$269,110	$—

The accompanying notes are an integral part of these consolidated financial statements

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1 — Background and Basis of Presentation

Allied Esports Entertainment Inc., (“AESE” and formerly known as Black Ridge Acquisition Corp, or “BRAC”) was incorporated in Delaware on May 9, 2017 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”).

Allied Esports Media, Inc. (“AEM”), a Delaware corporation, was formed in November 2018 to act as a holding company for Allied Esports International Inc. (“Allied Esports”) and immediately prior to close of the Merger (see below) to also include Noble Link Global Limited (“Noble Link”). Allied Esports, together with its subsidiaries described below owns and operates the esports-related businesses of AESE. Noble Link (prior to the AEM Merger) and its wholly owned subsidiaries Peerless Media Limited, Club Services, Inc. and WPT Enterprises, Inc. operate the poker-related business of AESE and are collectively referred to herein as “World Poker Tour” or “WPT”. Prior to the Merger, as described below, Noble Link and Allied Esports were subsidiaries of Ourgame International Holdings Limited (the “Former Parent”).

On December 19, 2018, BRAC, Noble Link and AEM executed an Agreement and Plan of Reorganization (as amended from time to time, the “Merger Agreement”). On August 9, 2019 (the “Closing Date”), Noble Link was merged with and into AEM, with AEM being the surviving entity, which was accounted for as a common control merger (the “AEM Merger”). Further, on August 9, 2019, a subsidiary of AESE merged with AEM pursuant to the Merger Agreement with AEM being the surviving entity (the “Merger”). The Merger was accounted for as a reverse recapitalization, and AEM is deemed to be the accounting acquirer. Consequently, the assets and liabilities and the historical operations that are reflected in these consolidated financial statements prior to the Merger are those of Allied Esports and WPT. The preferred stock, common stock, additional paid in capital and earnings per share amount in these consolidated financial statements for the period prior to the Merger have been restated to reflect the recapitalization in accordance with the shares issued to the Former Parent as a result of the Merger. References herein to the “Company” are to the combination of AEM and WPT during the period prior to the AEM Merger and are to AESE and subsidiaries after the Merger.

Allied Esports operates through its wholly owned subsidiaries Allied Esports International, Inc., (“AEII”), Esports Arena Las Vegas, LLC (“ESALV”) and ELC Gaming GMBH (“ELC Gaming”). AEII operates global competitive esports properties designed to connect players and fans via a network of connected arenas. ESALV operates a flagship gaming arena located at the Luxor Hotel in Las Vegas, Nevada. ELC Gaming operates a mobile esports truck that serves as both a battleground and content generation hub and also operates a studio for recording and streaming gaming events.

WPT is an internationally televised gaming and entertainment company with brand presence in land-based tournaments, television, online and mobile applications. WPT has been involved in the sport of poker since 2002 and created a television show based on a series of high-stakes poker tournaments. WPT has broadcasted globally in more than 150 countries and territories and its shows are sponsored by established brands in many areas, including watches, crystal, playing cards and online social poker operators. WPT also operates ClubWPT.com, a subscription-based site that offers its members inside access to the WPT content database, as well as sweepstakes-based poker product that allows members to play for real cash and prizes in 36 states and territories across the United States and 4 foreign countries. WPT also participates in strategic brand licensing, partnership, and sponsorship opportunities.

Note 2 — Going Concern and Management’s Plans

As of December 31, 2019, the Company had cash and a working capital deficit of approximately $8.4 million (not including approximately $3.7 million of restricted cash) and $9.0 million, respectively. For the years ended December 31, 2019 and 2018, the Company incurred net losses of approximately $16.7 million and $31.0 million, respectively, and used cash in operations of approximately $10.1 million and $14.6 million, respectively. Further, convertible debt obligations and related accrued interest in the aggregate amount of $14.0 million and $2.1 million, respectively, mature on August 19, 2020, unless converted to equity prior to their maturity date (see Note 11 —Convertible Debt). The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these consolidated financial statements.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Going Concern and Management’s Plans (cont.)

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuation is dependent upon attaining and maintaining profitable operations and, until that time, raising additional capital as needed, but there can be no assurance that it will be able to close on sufficient financing. The Company’s ability to generate positive cash flow from operations is dependent upon generating sufficient revenues. To date, the Company’s operations have been funded by the Former Parent, through the issuance of debt and with cash acquired in the Merger. The Company cannot provide any assurances that it will be able to secure additional funding, either from equity offerings or debt financings on terms acceptable to the Company, if at all. If the Company is unable to obtain the requisite amount of financing needed to fund its planned operations, it would have a material adverse effect on its business and ability to continue as a going concern, and it may have to curtail, or even cease, certain operations.

Note 3 — Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been derived from the accounting records of AESE and its consolidated subsidiaries. All significant intercompany balances have been eliminated in the consolidated financial statements. The consolidated financial statements have been prepared in accordance with U.S. GAAP and pursuant to the accounting rules and regulations of the United States Securities and Exchange Commission (“SEC”). Expenses that the Former Parent incurred on behalf of WPT and Allied Esports prior to the Merger were allocated to each entity using specific identification.

Use of Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the financial statements. The Company’s significant estimates used in these financial statements include, but are not limited to, the valuation and carrying amount of goodwill and other intangible assets, accounts receivable reserves, the valuation of investments, stock-based compensation, warrants and deferred tax assets and the recoverability and useful lives of long-lived assets, including intangible assets, property and equipment and deferred production costs. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and could cause actual results to differ from those estimates.

Business Combinations

The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date.

Cash and Cash Equivalents

All short-term investments of the Company that have a maturity of three months or less when purchased are considered to be cash equivalents. There were no cash equivalents as of December 31, 2019 or 2018.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

Restricted Cash

Restricted cash consists of cash held in an escrow account to be utilized for various approved strategic initiatives and esports event programs pursuant to an agreement with Simon Equity Development. See Note 15 — Commitments and Contingencies, Investment Agreements.

Accounts Receivable

Accounts receivable are carried at their contractual amounts. Management establishes an allowance for doubtful accounts based on its historic loss experience and current economic conditions. Losses are charged to the allowance when management deems further collection efforts will not produce additional recoveries. As of December 31, 2019 and 2018, there was no bad debt allowance.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation using the straight-line method over their estimated useful lives, once the asset is placed in service. Leasehold improvements are amortized over the lesser of (a) the useful life of the asset; or (b) the remaining lease term (including renewal periods that are reasonably assured). Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures which extend the economic life are capitalized. When assets are retired or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized in the statement of operations for the respective period.

The estimated useful lives of property and equipment are as follows:

Equipment	3 – 5 years
Computer equipment	3 – 5 years
Production equipment	5 years
Furniture and fixtures	3 – 5 years
Software	1 – 5 years
Gaming truck	5 years
Leasehold improvements	14 years

Intangible Assets and Goodwill

Intangible assets are comprised of goodwill, intellectual property, customer relationships, trademarks, and trade names. Intangible assets with definite lives are amortized on a straight-line basis over the shorter of their estimate useful lives, ranging from two to ten years, or their contract periods, if applicable. Intangible assets with indefinite lives are not amortized but are evaluated at least annually for impairment and more often whenever changes in facts and circumstances may indicate that the carrying value may not be recoverable.

When testing goodwill for impairment, the Company may assess qualitative factors for some or all of our reporting units to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. Alternatively, the Company may bypass this qualitative assessment for some or all of our reporting units and perform a detailed quantitative test of impairment (step 1). If the Company performs the detailed quantitative impairment test and the carrying amount of the reporting unit exceeds its fair value, the Company will perform an analysis (step 2) to measure such impairment. At December 31, 2019 and 2018, the Company performed a qualitative assessment to identify and evaluate events and circumstances to conclude whether it is more likely than not that the fair value of the Company’s reporting units is less than their carrying amounts. Based on the Company’s qualitative assessments, the Company concluded that a positive assertion can be made that it is more likely than not that the fair value of the reporting units exceeded their carrying values and no impairment of goodwill was identified at December 31, 2019 and 2018.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

Impairment of Long-Lived Assets

The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized for the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

During the years ended December 31, 2019 and 2018, the Company recognized an impairment of $0 and $236,833, respectively, related to certain intangible assets that were deemed impaired due to management’s determination that the future cash flows are not expected to be sufficient to recover the carrying value of those assets.

Deferred Production Costs

Capitalized production costs represent the costs incurred to develop and produce the Company’s proprietary shows. These costs primarily consist of labor, equipment, production overhead costs and travel expenses. Capitalized production overhead costs include rent incurred in connection with our leased space in Los Angeles, California, which is used exclusively for film production. Capitalized production costs are stated at the lower of cost, less accumulated amortization and tax credits, if applicable, or fair value. Production costs in an amount up to the amount of ultimate revenue expected to be earned from the related production are capitalized in accordance with FASB ASC Topic 926-20, “Other Assets — Film Costs”. Amortization of capitalized film costs begins when the related film is released and begins to recognize revenue. Capitalized film costs are expensed over the expected revenue period (not to exceed ten years) using a ratio of revenue earned during the period to estimated ultimate revenues for the related production. Costs incurred in excess of expected ultimate revenue are expensed as incurred and included in multiplatform costs in the accompanying consolidated statements of operations. Unamortized capitalized production costs are evaluated for impairment at each reporting period on a season-by-season basis. If estimated remaining revenue is not sufficient to recover the unamortized capitalized production costs for that season, the unamortized capitalized production costs will be written down to fair value.

During the years ended December 31, 2019 and 2018, the Company recognized an impairment of $330,340 and $768,459, respectively, related to deferred production costs that were deemed impaired due to management’s determination that the remaining revenue associated with the deferred production costs is not expected to be sufficient to recover the unamortized cost.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”).

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable.

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

The carrying amounts of the Company’s financial instruments, such as accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments. The Company’s convertible debt approximates fair value due to its short-term nature and market rate of interest.

Nonrecurring Fair Value Measurements

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis and are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. These fair value measurements are categorized within level 3 of the fair value hierarchy.

The Company periodically evaluates the carrying value of long-lived assets to be held and used when events or circumstances warrant such a review. Fair value is determined primarily using anticipated cash flows assumed by a market participant discounted at a rate commensurate with the risk involved or in the case of nonfinancial assets or liabilities. See “Impairment of Long-Lived Assets”, above.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company recognizes the tax benefit from an uncertain income tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement by examining taxing authorities.

The Company’s policy is to recognize interest and penalties accrued on uncertain income tax positions in interest expense in the Company’s statements of operations. As of December 31, 2019, and 2018, the Company had no liability for unrecognized tax benefits. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Net Loss per Common Share (restated)

Basic loss per common share is computed by dividing net loss attributable to the Company by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options and warrants and the conversion of convertible instruments.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

Subsequent to issuance of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 16, 2020, the Company discovered an inadvertent error in the weighted average shares outstanding in the financial statements for the year ended December 31, 2019.

The Company has calculated and recognized adjustments accordingly. The following table shows the effect of the restatement on the Company’s financial statements for the year ended December 31, 2019:

	Year Ended December 31, 2019
	As Previously Reported	Restated
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	18,098,797	16,159,144

Basic and diluted net loss per common share	$(0.92)	$(1.04)

The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	For the Years Ended December 31,
	2019	2018
Options	2,480,000	—
Warrants	18,637,003	3,800,003
Convertible debt	1,647,058	—
Unit purchase options	600,000	—
Contingent consideration shares	3,846,153	—
	27,210,214	3,800,003

Revenue Recognition

On January 1, 2019, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

The Company adopted ASC 606 for all applicable contracts using the modified retrospective method, which would have required a cumulative-effect adjustment, if any, as of the date of adoption. The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements as of the date of adoption. As a result, a cumulative-effect adjustment was not required.

The Company recognizes revenue primarily from the following sources:

In-person revenue

The Company’s in-person revenue is comprised of event revenue, sponsorship revenue, merchandising revenue and other revenue. Event revenue is generated through World Poker Tour events — TV, non-TV, and DeepStacks Entertainment, LLC and DeepStacks Poker Tour, LLC (collectively “DeepStacks”) events — held at the Company’s partner casinos as well as Allied Esports events held at the Company’s esports properties. Event revenues recognized from the rental of the Allied Esports arena and gaming trucks are recognized at a point in time when the event occurs. In-person revenue also includes revenue from ticket sales, admission fees and food and beverage sales for events held

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

at the Company’s esports properties. Ticket revenue is recognized at the completion of the applicable event. Point of sale revenues, such as food and beverage, gaming and merchandising revenues, are recognized when control of the related goods are transferred to the customer.

The Company also generates sponsorship revenues for naming rights for, and rental of, the Company’s arena and gaming trucks. Sponsorship revenues from naming rights of the Company’s esports arena and from sponsorship arrangements are recognized on a straight-line basis over the contractual term of the agreement. The Company records deferred revenue to the extent that payment has been received for services that have yet to be performed.

In-person revenue was comprised of the following for the years ended December 31, 2019 and 2018:

	For the Years Ended December 31,
	2019	2018
Event revenue	$7,179,917	$5,089,006
Sponsorship revenue	2,081,029	488,329
Food and beverage revenue	1,158,004	814,247
Ticket and gaming revenue	543,204	1,621,721
Merchandising revenue	171,014	167,194
Other revenue	244	858
Total in-person revenue	$11,133,412	$8,181,355

To determine the proper revenue recognition method, the Company evaluates each of its contractual arrangements to identify its performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. The majority of the Company’s contracts have a single performance obligation because the promise to transfer the individual good or service is not separately identifiable from other promises within the contract and is therefore not distinct. Some of the Company’s contracts have multiple performance obligations, primarily related to the provision of multiple goods or services. For contracts with more than one performance obligation, the Company allocates the total transaction price in an amount based on the estimated relative standalone selling prices underlying each performance obligation.

Multiplatform content revenue

The Company’s multiplatform content revenue is comprised of distribution revenue, sponsorship revenue, music royalty revenue, online advertising revenue and content revenue. Distribution revenue is generated primarily through the distribution of content from World Poker Tour’s library. World Poker Tour provides video content to global television networks, who then have the right to air the content and place advertisements on the content during the related license period. Revenue from the distribution of video content to television networks is received pursuant to the contract payment terms and is recognized at the point in time that advertisements are aired on the WPT content. Occasionally, WPT will bundle third-party content with its own content in a distribution arrangement and will share the revenue with the third party. However, the revenues related to third party content are de minimis. The Company recognizes distribution revenue pursuant to the terms of each individual contract with the customer and records deferred revenue to the extent the Company has received a payment for services that have yet to be performed or products that have yet to be delivered.

The Company also distributes video content to online channels. Both the global television networks and the online channels place ads within the WPT content and any advertising revenue earned by the global TV network or online channel is shared with WPT. The Company recognizes online advertising revenue at the point in time when the advertisements are placed in the video content.

Sponsorship revenue is generated through the sponsorship of the Company’s TV content, live and online events and online streams. Online advertising revenue is generated from third-party advertisements placed on the Company’s website. Music royalty revenue is generated when the Company’s music is played in the Company’s TV series both

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

on TV networks and online. The Company recognizes sponsorship revenue pursuant to the terms of each individual contract when the Company satisfies the respective performance obligations, which could be recognized at a point in time or over the term of the contract. The Company records deferred revenue to the extent the Company has received a payment for services that have yet to be performed or products that have yet to be delivered.

Music royalty revenue is recognized at the point in time when the music is played.

Multiplatform content revenue was comprised of the following for the years ended December 31, 2019 and 2018:

	For the Years Ended December 31,
	2019	2018
Distribution revenue	$1,694,429	$861,994
Content revenue	50,000	—
Sponsorship revenue	2,173,286	1,332,077
Music royalty revenue	1,573,247	1,031,425
Online advertising revenue	7,442	21,161
Total multiplatform content revenue	$5,498,404	$3,246,657

Interactive revenue

The Company’s interactive revenue is primarily comprised of subscription revenue, licensing, social gaming and virtual product revenue. Subscription revenue is generated through fixed rate (monthly, quarterly, annual) subscriptions which offer the opportunity for subscribers to play unlimited poker and access benefits not available to non-subscribers.

The Company recognizes subscription revenue on a straight-line basis and records deferred revenue to the extent the Company receives payments for services that have yet to be provided. Social gaming revenue arises from the sale of online tokens and other online purchases on the Company’s social gaming website, and is recognized at the point the product is delivered. Virtual product revenue is generated from the licensing of the Company’s various brands to be used on the customers’ virtual product and social gaming platforms, and is recognized over the term of the contractual agreement. The Company generates licensing revenue by licensing the right to use the Company’s brands on products to third parties. Licensing revenue is recognized pursuant to the terms of each individual contract with the customer and is recognized over the term of the contractual agreement. Deferred revenue is recorded to the extent the Company has received a payment for products that have yet to be delivered.

Interactive revenue was comprised of the following for the years ended December 31, 2019 and 2018:

	For the Years Ended December 31,
	2019	2018
Subscription revenue	$4,823,510	$4,964,086
Virtual product revenue	3,699,180	3,093,973
Social gaming revenue	555,643	674,497
Licensing revenue	290,164	349,199
Other revenue	71,682	93,488
Total interactive revenue	$9,440,179	$9,175,243

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

The following table summarizes our revenue recognized under ASC 606 in our consolidated statements of operations:

	For the Years Ended December 31,
	2019	2018
Revenues Recognized at a Point in Time:
Event revenue	$7,179,917	$5,089,006
Food and beverage revenue	1,158,004	814,247
Ticket and gaming revenue	543,204	1,621,721
Merchandising revenue	171,014	167,194
Sponsorship revenue	575,067	716,277
Music royalty revenue	1,573,247	1,031,425
Online advertising revenue	7,442	21,161
Social gaming revenue	555,643	674,497
Content revenue	50,000	—
Other revenue	71,926	94,346
Total Revenues Recognized at a Point in Time	11,885,464	10,229,874

Revenues Recognized Over a Period of Time:
Sponsorship revenue	3,679,248	1,104,129
Licensing revenue	290,164	349,199
Subscription revenue	4,823,510	4,964,086
Virtual product revenue	3,699,180	3,093,973
Distribution revenue	1,694,429	861,994
Total Revenues Recognized Over a Period of Time	14,186,531	10,373,381

Total Revenues	$26,071,995	$20,603,255

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. A receivable is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied.

As of December 31, 2019, there remained $421 of contract liabilities which were included within deferred revenue on the consolidated balance sheet as of December 31, 2018, and for which performance obligations had not yet been satisfied as of December 31, 2019. The Company expects to satisfy its remaining performance obligations within the next twelve months. During the years ended December 31, 2019 and 2018, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award on the date of grant. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The estimation of stock-based awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from original estimates, such amounts are recorded as a cumulative adjustment in the period that the estimates are revised. The Company accounts for forfeitures as they occur.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

Advertising Costs

Advertising costs are charged to operations in the year incurred and totaled approximately $565,000 and $1,240,000 for the years ended December 31, 2019 and 2018, respectively.

Concentration Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts, periodically evaluates the creditworthiness of the financial institutions and has determined the credit exposure to be negligible.

During the years ended December 31, 2019 and 2018, 13% and 15%, respectively, of the Company’s revenues were from customers in foreign countries. See Note 12 — Segment Data for additional details.

During the year ended December 31, 2019, the Company’s largest customer accounted for 12% of the Company’s consolidated revenues.

Foreign Currency Translation

The Company’s reporting currency is the United States Dollar. The functional currencies of the Company’s operating subsidiaries are their local currencies (United States Dollar and Euro). Euro-denominated assets and liabilities are translated into the United States Dollar using the exchange rate at the balance sheet date (1.1215 and 1.1444 at December 31, 2019 and 2018, respectively), and revenue and expense accounts are translated using the weighted average exchange rate in effect for the period (1.1194 and 1.1809 for the years ended December 31, 2019 and 2018, respectively). Resulting translation adjustments are made directly to accumulated other comprehensive (loss) income. Losses of $2,124 and $198,513 arising from exchange rate fluctuations on transactions denominated in a currency other than the reporting currency for the years ended December 31, 2019 and 2018, respectively, are recognized in operating results in the consolidated statements of operations. The Company engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies.

Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements, except as disclosed.

Segment Reporting

Reportable segments are components of an enterprise about which separate financial information is available for evaluation by the chief operating decision maker in making decisions about how to allocate resources and assess performance. The chief operating decision maker of WPT is WPT’s chief executive officer, and the chief operating decision maker of Allied Esports is Allied Esports’ chief executive officer. Separate discrete financial information for each of WPT and Allied Esports are reviewed separately by different chief operating decision makers, and the operations of each of WPT and Allied Esports are managed separately. As such, the operations of WPT (principally poker gaming and entertainment) and Allied Esports (principally video game events and competitions) are reported as separate operating segments of the Company. See Note 12 — Segment Data.

Reclassification

Certain prior year balances have been reclassified in order to conform to current year presentation. These reclassifications have no effect on previously reported results of operations or loss per share.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 — Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance may be adopted through either retrospective application to all periods presented in the financial statements (full retrospective approach) or through a cumulative effect adjustment to retained earnings at the effective date (modified retrospective approach). The guidance was revised in July 2015 to be effective for private companies and emerging growth public companies for annual and interim periods beginning on or after December 15, 2018. These new standards became effective for AESE on January 1, 2019 and were adopted using the modified retrospective method. The adoption of ASC Topic 606 did not have a material impact on the Company’s consolidated financial statements as of the date of adoption, and therefore a cumulative-effect adjustment was not required.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842).” ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment will be effective for private companies and emerging growth companies for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018, and ASU No. 2018-20 “Leases (Topic 842) — Narrow Scope Improvements for Lessors” in December 2018. ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact that this guidance will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments — Credit Losses (Topic 326)” and also issued subsequent amendments to the initial guidance under ASU 2018-19, ASU 2019-04 and ASU 2019-05 (collectively Topic 326). Topic 326 requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This replaces the existing incurred loss model with an expected loss model and requires the use of forward-looking information to calculate credit loss estimates. The Company will be required to adopt the provisions of this ASU on January 1, 2023, with early adoption permitted for certain amendments. Topic 326 must be adopted by applying a cumulative effect adjustment to retained earnings. The adoption of Topic 326 is not expected to have a material impact on the Company’s consolidated financial statements or disclosures.

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2016-15, “Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). The new standard will make eight targeted changes to how cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard for private companies and

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

emerging growth public companies is effective for fiscal years beginning after December 15, 2018. The Company adopted this new standard on January 1, 2019. The adoption of ASU 2016-15 did not have a material impact on the Company’s consolidated financial statements or disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance simplifies the accounting for goodwill impairment by eliminating Step 2 of the goodwill impairment test. Under current guidance, Step 2 of the goodwill impairment test requires entities to calculate the implied fair value of goodwill in the same manner as the amount of goodwill recognized in a business combination by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit. The carrying value in excess of the implied fair value is recognized as goodwill impairment. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the carrying value in excess of the reporting unit’s fair value. The new standard is effective beginning in January 2020, with early adoption permitted. The Company does not expect the impact of adopting this guidance to be material to its consolidated financial statements.

In July 2018, the FASB issued ASU No. 2018-09, “Codification Improvements” (“ASU 2018-09”). These amendments provide clarifications and corrections to certain ASC subtopics including the following: Income Statement — Reporting Comprehensive Income — Overall (Topic 220-10), Debt — Modifications and Extinguishments (Topic 470-50), Distinguishing Liabilities from Equity — Overall (Topic 480-10), Compensation — Stock Compensation — Income Taxes (Topic 718-740), Business Combinations — Income Taxes (Topic 805-740), Derivatives and Hedging — Overall (Topic 815-10), and Fair Value Measurement — Overall (Topic 820-10). The majority of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2019. The adoption of ASU 2018-09 is not expected to have a material impact on the Company’s consolidated financial statements or disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The adoption of ASU 2018-13 it not expected to have a material impact on the Company’s consolidated financial statements.

In March 2019, the FASB issued ASU 2019-02, which aligns the accounting for production costs of episodic television series with the accounting for production costs of films. In addition, ASU 2019-02 modifies certain aspects of the capitalization, impairment, presentation and disclosure requirements in Accounting Standards Codification (“ASC”) 926-20 and the impairment, presentation and disclosure requirements in ASC 920-350. This ASU must be adopted on a prospective basis and is effective for annual periods beginning after December 15, 2020, including interim periods within those years, with early adoption permitted. The Company is currently evaluating the impact that this pronouncement will have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes. The new guidance simplifies the accounting for income taxes by removing several exceptions in the current standard and adding guidance to reduce complexity in certain areas, such as requiring that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact that adopting this guidance will have on its consolidated financial statements.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4 — Business Combination

In January 2018, the Former Parent sold its 18.2% ownership interest in Esports Arena, LLC (“ESA”), to Allied Esports. Simultaneously, Allied Esports paid cash of $1,337,454 to purchase an additional 64.2% interest in ESA, such that Allied Esports owned an aggregate 82.4% controlling interest in Esports Arena. The acquisition was considered a business combination as the assets and the intangible assets acquired represent an integrated set of inputs and processes.

Allied Esports recognized goodwill of $4,337,660, arising from the acquisition, which is due mainly to the strategic nature of the Esports Arena acquisition. The goodwill acquired is expected to be deductible for income tax purposes.  The following table summarizes the fair value of the assets acquired and the liabilities recognized at the acquisition date:

Assets acquired:
Cash	$10,353
Property, plant and equipment	1,975,864
Customer list	940,000
Trade names	140,000
Goodwill	4,337,660
Other intangibles	22,300
Total assets acquired	7,426,177

Liabilities assumed:
Affiliate advances	(3,013,706)
Accounts payable	(241,716)
Debt	(120,447)
Total liabilities assumed	(3,375,869)
Non-controlling interests	(712,854)
$3,337,454

Allied Esports identified the following intangible assets that meet the criteria for separate recognition apart from the goodwill for financial reporting purposes:

•        Customer list in the amount of $940,000, which represents the important relationships with its customers who purchased sponsorships, merchandise, gaming services and rented the facilities, and,

•        Trade names in the aggregate amount of $140,000, which includes Esports Arena names, trademarks, and related domain names, which have recognition in the industry.

Deconsolidation of ESA

In January 2018, Allied Esports entered into a contribution agreement with ESA (the “Contribution Agreement”), whereby Allied Esports committed to contribute $40 million to ESA for the acquisition, construction and development of up to 12 new arenas through January 31, 2020 (“Funding”).

Pursuant to the terms of the Contribution Agreement, in the event that Allied Esports failed to contribute the minimum funding commitments noted above, Allied Esports would be required to convey a portion of its membership interests in ESA to the minority investors of ESA. Effective August 1, 2018, Allied Esports entered into an amendment to the agreement with the non-controlling interest members of ESA (who are not related parties to Allied Esports) to reduce Allied Esports’s ongoing contribution requirements, and accordingly, conveyed a majority of its membership interests in ESA to the minority investors, and only retained a 25% non-voting interest in ESA. Additionally, as part of the amendment, Allied Esports reduced its funding commitment to $1,803,126. As of August 1, 2018, Allied Esports derecognized the assets, liabilities and equity of ESA since Allied Esports no longer had a controlling interest in ESA. See Note 6 — Other Assets for additional details. The deconsolidation of ESA is not considered a discontinued operation, because deconsolidation of ESA does not meet the criteria for discontinued operations under ASC 205-20 “Presentation of Financial Statements, Discontinued Operations”.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5 — Reverse Merger and Recapitalization

As described in Note 1 — Background and Basis of Presentation above, on the Closing Date, the AEM Merger and the Merger took place. All of AEM capital stock outstanding immediately prior to the merger was exchanged for (i) 11,602,754 shares of AESE common stock, (ii) warrants for the purchase of 3,800,003 shares of AESE common stock with an exercise price of $11.50 per share, and (iii) 3,846,153 contingent shares to be issued if the last exchange-reported sales price of AESE common stock equals or exceeds $13.00 per share for any thirty consecutive days during the five year period commencing on the Closing Date.

On the Closing Date, pursuant to the Merger Agreement, in order to extinguish amounts owed to the Former Parent by WPT and Allied Esports in the aggregate amount of $32,672,622, AESE (i) repaid $3,500,000 of the amount due to the Former Parent in cash, (ii) assumed $10,000,000 principal of the convertible debt obligations of the Former Parent plus $992,877 of related accrued interest, (iii) issued 2,928,679 shares of the Company’s common stock to the Former Parent with no limitations or encumbrances on sale and (iv) transferred 600,000 shares of the Company’s common stock to the Former Parent which will be subject to a lockup period for one year from the Closing Date.

In connection with the Merger, the Company issued an aggregate of 11,492,999 shares of common stock, including 3,528,679 shares issued in satisfaction of amount owed to the Former Parent as described above, and 7,964,320 shares of common stock issued to BRAC shareholders prior to the Merger, but which are deemed to be issued by the Company on the Closing Date as a result of the reverse recapitalization.

Note 6 — Other Assets

The Company’s other assets consist of the following:

	December 31,
	2019	2018
Investment in ESA	$1,138,631	$500,000
Investment in TV Azteca	3,500,000	—
	$4,638,631	$500,000

As of December 31, 2019, the Company owns a 25% non-voting membership interest in Esports Arena, LLC (“ESA”) and ESA’s wholly owned subsidiary. The investment is accounted for as a cost method investment, since the Company does not have the ability to exercise significant influence over the operating and financial policies of ESA.

During January 2019, the Company contributed $1,238,631 to ESA, in order to fulfill the remainder of its funding commitment to ESA. The Company recognized an immediate impairment of $600,000 related to this funding.

During 2018, management estimated the fair value of ESA with the assistance of a third-party valuation advisor who weighted the estimated fair values determined using the asset approach and the market approach.  The income approach wasn’t utilized due to the uncertainty associated with any financial projections that could have been prepared.  Under the asset approach, management assessed the fair value of the assets and liabilities using the ESA balance sheets as of each valuation date.  Under the market approach, management assessed the fair value of ESA by applying the observed market multiples for a group of comparable public companies, include revenue multiples of 3.7-4.5x and book value multiples of 0.6-1.3x, depending on the valuation date. Management wrote down the carrying value of the investment in ESA to its estimated fair value, recording an aggregate 2018 impairment charge of $9,683,158, which consisted of a $7,438,324 impairment loss at deconsolidation and an additional subsequent impairment loss of $2,244,834.

In August 2019, the Company paid $3,500,000 to TV Azteca, S.A.B. DE C.V., a Grupo Salinas company (“TV Azteca”), in connection with a Strategic Investment Agreement with TV Azteca in order to expand the Allied Esports brand into Mexico. See Note 15 — Commitments and Contingencies, Investment Agreements, for additional details.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 7 — Property and Equipment, net

Property and equipment consist of the following:

	As of December 31,
	2019	2018
Software	$4,729,200	$3,971,214
Equipment	1,172,882	1,172,882
Computer equipment	2,173,224	2,616,510
Esports gaming truck	1,222,406	1,128,905
Furniture and fixtures	1,100,256	877,472
Production equipment	7,876,423	7,487,752
Leasehold improvements	14,715,726	12,903,762
	32,990,117	30,158,497
Less: accumulated depreciation and amortization	(12,435,810)	(8,718,400)
Property and equipment, net	$20,554,307	$21,440,097

During the years ended December 31, 2019 and 2018, depreciation and amortization expense amounted to $4,272,529 and $3,867,102 respectively. During the years ended December 31, 2019 and 2018, the Company disposed of an aggregate of $550,736 and $67,784, respectively, of fully depreciated property and equipment. The Company has $850,703 of fixed assets in process that have not yet been placed into service. No depreciation expense is recorded on fixed assets in process until such time as the assets are completed and are placed into service.

Note 8 — Intangible Assets, net

Intangible assets consist of the following:

	Indefinite- Lived Trade Names	Trademarks	Customer Relationships	Intellectual Property	Accumulated Amortization	Total
Balance as of January 1, 2018	$1,000,000	$24,882,577	$3,457,724	$262,092	$(9,324,831)	$20,277,562
Purchases of intangibles	—	31,739	—	6,820	—	38,559
Amortization expense	—	—	—	—	(2,844,296)	(2,844,296)
Impairment of intellectual property	—	—	—	(236,833)	—	(236,833)
Balance as of December 31, 2018	1,000,000	24,914,316	3,457,724	32,079	(12,169,127)	17,234,992
Purchases of intangibles	—	45,761	—	4,335	—	50,096
Amortization expense	—	—	—	—	(2,495,212)	(2,495,212)
Impairment of intellectual property	—	—	—	—	—	—
Balance as of December 31, 2019	$1,000,000	$24,960,077	$3,457,724	$36,414	$(14,664,339)	$14,789,876
Weighted average remaining amortization period at December 31, 2019 (in years)	n/a	5.5	n/a	8.3

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 8 — Intangible Assets, net (cont.)

Intangible assets are amortized on a straight-line basis over the shorter of their license periods or estimated useful lives ranging from two to ten years. Amortization of intangible assets consists of the following:

	Indefinite- Lived Trade Names	Trademarks	Customer Relationships	Intellectual Property	Accumulated Amortization
Balance as of January 1, 2018	$—	$6,214,823	$3,110,008	$—	$9,324,831
Amortization expense	—	2,494,174	347,716	2,406	2,844,296
Balance as of December 31, 2018	—	8,708,997	3,457,724	2,406	12,169,127
Amortization expense	—	2,495,212	—	—	2,495,212
Balance as of December 31, 2019	$—	$11,204,209	$3,457,724	$2,406	$14,664,339

As of December 31, 2018, management determined that the projected cash flows from certain intellectual property would not be sufficient to recover the carrying value of those assets. Accordingly, the Company recorded an impairment charge of $236,833 which is included in operating costs and expenses on the accompanying consolidated statements of operations.

Estimated future amortization expense is as follows:

Years Ending December 31,
2020	2,498,676
2021	2,498,676
2022	2,498,676
2023	2,498,676
2024	2,498,676
Thereafter	1,296,496
$13,789,876

Note 9 — Deferred Production Costs

Deferred production costs consist of the following:

	December 31,
	2019	2018
Deferred production costs	$28,290,200	$23,604,111
Less: accumulated amortization	(17,327,718)	(14,545,267)
Deferred production costs, net	$10,962,482	$9,058,844
Weighted average remaining amortization period at December 31, 2019 (in years)	4.08

During the years ended December 31, 2019 and 2018, production costs of $2,782,451 and $1,663,835 respectively, were expensed and are reflected in multiplatform content costs in the consolidated statements of operations.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 — Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2019	2018
Compensation expense	$1,348,066	$1,188,104
Rent	124,969	126,963
Revenue sharing obligations	319,833	122,928
Event costs	186,173	61,740
Legal and professional fees	154,799	—
Accrued software costs	—	420,000
Production costs	55,679	15,329
Unclaimed player prizes	342,535	380,120
Other accrued expenses	721,693	357,610
Other current liabilities	369,614	189,351
Accrued leasehold improvement costs	269,110	—
	$3,892,471	$2,862,145

Note 11 — Convertible Debt and Convertible Debt, Related Party

On May 15, 2019, Noble Link issued a series of secured convertible promissory notes (the “Noble Link Notes”) whereby investors provided Noble Link with $4 million to be used for the operations of Allied Esports and WPT, of which one Noble Link Note in the amount of $1 million was issued to the wife of a related party who formerly served as co-CEO of the Former Parent and a Director of Noble Link. Pursuant to the original terms of the Noble Link Notes, the Noble Link Notes accrued annual interest at 12%; provided that no interest would payable in the event the Noble Link Notes were converted into AESE common stock, as described below. The Noble Link Notes were due and payable on the first to occur of (i) the one-year anniversary of the issuance date, or (ii) the date on which a demand for payment was made during the time period beginning on the Closing Date and ending on the date that was three (3) months after the Closing Date. As security for purchasing the Noble Link Notes, the investors received a security interest in Allied Esports’ assets (second to any liens held by the landlord of the Las Vegas arena for property located in that arena), as well as a pledge of the equity of all of the entities comprising WPT, and a guarantee of the Former Parent and BRAC. Upon the closing of the Merger, the Noble Link Notes were convertible, at the option of the holder, into shares of AESE common stock at $8.50 per share. On August 5, 2019, the Noble Link Notes were amended pursuant to an Amendment and Acknowledgement Agreement as described below.

Pursuant to the Merger Agreement, on the Closing Date, in addition to the $4 million of Noble Link Notes, AESE assumed $10,000,000 of the convertible debt obligations of the Former Parent (the “Former Parent Notes”; see Note 5 — Reverse Merger and Recapitalization), such that the aggregate indebtedness of the Company pursuant to the Noble Link Notes and the Former Parent Notes (collectively, the “Notes”) is $14 million. The Notes bear interest at 12% per annum. Pursuant to the Amendment and Acknowledgement agreement discussed below, the Former Parent Notes are also secured by all property and assets owned by AESE and its subsidiaries. No interest is payable in connection with the Notes if the Notes are converted into shares of AESE common stock.

Pursuant to an Amendment and Acknowledgement Agreement dated August 5, 2019 (the “Amendment and Acknowledgement Agreement”), the Notes were amended such that the Notes mature one year and two weeks after the closing of the Merger (the “Maturity Date”). The Notes are convertible into shares of AESE common stock at any time between the Closing Date and the Maturity Date at a conversion price of $8.50 per share. Further, the minimum interest to be paid under each Note shall be the greater of (a) 18 months of accrued interest at 12% per annum; or (b) the sum of the actual interest accrued plus 6 months of additional interest at 12% per annum.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 11 — Convertible Debt and Convertible Debt, Related Party (cont.)

Pursuant to the note purchase agreements entered into by the purchasers of the Notes (the “Noteholders” and such agreements, the “Note Purchase Agreements”), upon the consummation of the Merger, each Noteholder received a five-year warrant to purchase their proportionate share of 532,000 shares of AESE common stock. In addition, pursuant to the Note Purchase Agreements, Noteholders are each entitled to their proportionate share of 3,846,153 shares of AESE common stock if such Noteholder’s Note is converted into AESE common stock and, at any time within five years after the date of the closing of the Mergers, the last exchange-reported sale price of AESE common stock is at or above $13.00 for thirty (30) consecutive calendar days (the “Contingent Consideration”).  The relative fair value of the warrants and the Contingent Consideration of $114,804 and $152,590, respectively, was recorded as debt discount and additional paid in capital.

The Company recorded interest expense of $1,096,117 related to the Notes during the year ended December 31, 2019, which includes amortization of debt discount in the amount of $101,010.  Unamortized debt discount is $166,384 at December 31, 2019.

Note 12 — Segment Data

Each of the Company’s business segments offer different, but synergistic products and services, and are managed separately, by different chief operating decision makers. Segment performance is evaluated based on operating results.  Adjustments to reconcile segment results to consolidated results are included under the caption “Corporate,” which primarily includes unallocated corporate activity.

The Company’s business consists of two reportable business segments:

•        Poker, gaming and entertainment, provided through WPT, including televised gaming and entertainment, land-based poker tournaments, online and mobile poker applications.

•        E-sports, provided through Allied Esports, including multiplayer video game competitions.

The following tables present segment information for each of the years ended December 31, 2019 and 2018:

	For the Year ended December 31, 2019				For the Year ended December 31, 2018
	Gaming & Entertainment	E-sports	Corporate(1)	TOTAL	Gaming & Entertainment	E-sports	Corporate(1)	TOTAL
Revenues	$18,523,632	$7,548,363	$—	$26,071,995	$16,326,923	$4,276,332	$—	$20,603,255
Revenues from Foreign Operations	$2,441,660	$858,277	$—	$3,299,937	$2,499,058	$384,433	$—	$2,883,491
Depreciation and Amortization	$3,218,931	$3,548,810	$—	$6,767,741	$4,003,937	$2,707,461	$—	$6,711,398
Loss from Operations	$1,011,550	$12,260,957	$2,272,580	$15,545,087	$2,116,272	$26,714,191	$—	$28,830,463
Interest Expense	$115,726	$—	$1,081,401	$1,197,127	$—	$2,117,438	$—	$2,117,438
Capital Expenditures	$939,576	$1,324,546	$—	$2,264,122	$766,770	$16,416,186	$—	$17,182,956
Total Property and Equipment, net	$2,470,293	$18,084,014	$—	$20,554,307	$711,863	$20,308,234	$—	$21,020,097
Total Property and Equipment, net in Foreign Countries	$—	$358,481	$—	$358,481	$—	$442,925	$—	$442,925
Total Assets	$39,290,001	$21,702,158	$10,328,915	$71,321,074	$37,315,493	$27,931,444	$—	$65,246,937

____________

(1)      Represents unallocated corporate assets not directly attributable to any one of the business segments and unallocated corporate operating losses resulting from general corporate overhead expenses not directly attributable to any one of the business segments. Corporate operating expense are reported separate from the Company’s identified segments and are included in general and administrative expenses on the accompanying consolidated statements of operations.

During the year ended December 31, 2019, one customer accounted for 16% of the Gaming & Entertainment segment total revenues, and a different customer accounted for 14% of the E-Sports segment total revenues.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 13 — Related Parties

Notes Payable to Former Parent

During November and December 2018, as part of a corporate restructuring, the Former Parent converted $37,372,522 of outstanding notes payable to the Former Parent to Stockholders’ Equity. In addition, in connection with the restructuring, accrued interest in the amount of $2,150,487 was forgiven by the Former Parent, and was recorded as a contribution to capital.

Due to Former Parent

In May 2018, Allied Esports entered into a $5,000,000 line of credit with a bank, bearing interest of 2.650% per annum with monthly payments of interest only. The line of credit was secured by a $5,000,000 certificate of deposit provided by Former Parent as collateral. All outstanding principal and accrued interest are due at maturity in May 2019. In October 2018, the $5,000,000 line of credit was repaid by the Former Parent using its collateralized certificate of deposit. As a result, Allied Esports owed $5,000,000 to the Former Parent as of December 31, 2018, related to the repayment of the line of credit. There was no stated interest rate or repayment terms related to this liability. During 2018, the Company incurred $55,178 of interest expense related to this line of credit.

During the year ended December 31, 2018, the Company received net aggregate advances of $22,912,000 from the Former Parent. As of December 31, 2018, the aggregate amount due to the Former Parent of $33,019,510 consisted of payments of certain operating expenses, investing activities and financing activities made on behalf of the Company by the Former Parent. There was no stated interest rate or definitive repayment terms related to this liability. The weighted average balance of advances owed to the Former Parent was $21,965,526 during the year ended December 31, 2018 and was $32,788,017 for the period from January 1, 2019 through August 9, 2019.

On August 9, 2019, all obligations to the Former Parent in the aggregate amount of $32,672,622 were satisfied in connection with the Merger. See Note 5 — Reverse Merger and Recapitalization, for additional details.

Bridge Financing

On October 11, 2018, the Former Parent issued a series of secured convertible promissory notes (the “Notes”) whereby investors provided the Former Parent with $10 million to be used for the operations of the Company. Pursuant to the Merger Agreement, on the Closing Date, the Company assumed the convertible debt obligations of the Former Parent. See Note 11 — Convertible Debt and Convertible Debt, related parties, for additional details.

Restructuring

In November and December 2018, the Company underwent a corporate entity restructuring for the purpose preparing the Company for the Merger. As part of the restructuring, AEM a new holding entity, was formed and AEII became a wholly-owned subsidiary of AEM. The restructuring resulted in a $42,505,325 increase in the Former Parent’s net investment consisting of notes payable, accrued interest and other related liabilities, which were recorded as a contribution to capital as a result of the restructuring.

Stock Options

In 2015, the Former Parent issued options to purchase common stock of the Former Parent to certain employees and a consultant of WPT. All of the unvested options were forfeited in January 2018 in connection with the employees’ entry into profit participation agreements as described in the Profit Participation Plan paragraph below. Accordingly, during the years ended December 31, 2019 and 2018, the Company recorded $0 and ($766,417), respectively, of stock-based compensation which is reflected in general and administrative expenses in the consolidated statements of operations.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 13 — Related Parties (cont.)

Profit Participation Plan

In January 2018, certain employees of WPT entered into profit participation agreements pursuant to which the employees, commencing with the calendar year 2018, were entitled to an annual payment equal to a range of 1% to 4% of the net profits of the Company during such calendar year. Upon an occurrence of a change in control of WPT, the employees would be entitled to: (i) a payment equal to a range of 1% to 4% of the net profits of the Company through the fiscal quarter end prior to the closing of such change in control; and (ii) a payment equal to a range of 0.5% to 4% of the value of outstanding shares of WPT, pursuant to the profit participation agreement. In connection with the profit participation agreement, the participating employees forfeited the unvested portion of their options to purchase the Former Parent’s common stock. On the Closing Date, pursuant to the terms of the Merger Agreement, as amended, the Company issued 744,422 shares of its common stock to employees of WPT in full satisfaction of the profit participation agreements.

Note 14 — Income Taxes

The Company files tax returns in the United States (federal and California), Gibraltar, Ireland and Germany.

The U.S. and foreign components of income (loss) before income taxes were as follows:

	For the Years Ended December 31,
	2019	2018
United States	$(15,339,841)	$(28,118,382)
Foreign	(1,398,888)	(2,901,343)
Loss before income taxes	$(16,738,729)	$(31,019,725)

The income tax provision (benefit) for the years ended December 31, 2019 and 2018 consist of the following:

	For the Years Ended December 31,
	2019	2018
Federal:
Current	$—	$—
Deferred	(3,036,568)	(4,840,852)
State and local:
Current	—	—
Deferred	(289,197)	346,679
Foreign:
Current	—	—
Deferred	(38,037)	(187,853)
	(3,287,728)	(4,682,026)
Change in valuation allowance	3,287,728	4,682,026
Income tax provision (benefit)	$—	—

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 — Income Taxes (cont.)

The reconciliation of the expected tax expense (benefit) based on the U.S. federal statutory rates for 2019 and 2018, respectively, with the actual expense is as follows:

	For the Years Ended December 31,
	2019	2018
U.S. federal statutory rate	(21.0)%	(21.0)%
State taxes, net of federal benefit	(2.0)%	(2.0)%
Permanent differences	0.6%	3.8%
Statutory rate differential – domestic. vs. foreign	1.6%	1.8%
Changes in tax rates	0.0%	2.9%
Other	(1.2)%	(0.6)%
Adjustment in deferred taxes	41.6%	0.0%
Change in valuation allowance	(19.6)%	15.1%
Income tax provision (benefit)	0.0%	0.0%

The tax effects of temporary differences that give rise to deferred tax assets are presented below:

	For the Years Ended December 31,
	2019	2018
Deferred Tax Assets:
Net operating loss carryforwards	$9,343,617	$13,521,964
Production costs	1,929,672	2,056,726
Investment	2,190,138	2,183,396
Stock-based compensation	104,236	40,516
Capitalized start-up costs	353,651	411,842
Accruals and other	898,494	398,310
Gross deferred tax assets	14,819,808	18,612,754
Deferred Tax Liabilities
Property and equipment	(922,857)	(1,428,075)
Net deferred tax assets	13,896,951	17,184,679
Valuation allowance	(13,896,951)	(17,184,679)
Deferred tax assets, net of valuation allowance	$—	$—

As of December 31, 2019, the Company had approximately $38,678,795, $30,900,000 and $3,800,000 of federal, state and foreign net operating loss (“NOL”) carryforwards available to offset against future taxable income. The federal NOL may be carried forward indefinitely. For state NOL, these NOLs will begin to expire in 2038.The federal and state NOL carryovers are subject to annual limitations under Section 382 of the U.S. Internal Revenue Code when there is a greater than 50% ownership change, as determined under the regulations. There was a change of control on or about June 2015 and on or about August 9, 2019 and the Company has determined that, approximately $58,289,156 of federal NOLs and $56,508,507 state NOLs will expire unused and are not included in the available NOLs stated above. To date, no additional annual limitations have been triggered, but the Company remains subject to the possibility that a future greater than 50% ownership change could trigger annual limitations on the usage of NOLs.

The Company assesses the likelihood that deferred tax assets will be realized. ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2019 and 2018.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 — Income Taxes (cont.)

ASC 740 requires the Company to recognize in the consolidated financial statements the impact of a tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. After assessing its income tax positions, the Company has determined that there are no significant uncertain tax positions to record as of December 31, 2019.

Company’s tax returns remain subject to examination by various taxing authorities beginning with the tax year ended December 31, 2015. No tax audits were commenced or were in process during the years ended December 31, 2019 and 2018.

Note 15 — Commitments and Contingencies

Litigations, Claims, and Assessments

The Company is involved in various disputes, claims, liens and litigation matters arising out of the normal course of business. While the outcome of these disputes, claims, liens and litigation matters cannot be predicted with certainty, after consulting with legal counsel, management does not believe that the outcome of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Operating Leases

Effective on March 23, 2017, Allied Esports entered into a non-cancellable operating lease for 30,000 square feet of event space in Las Vegas, Nevada, for the purpose of hosting Esports activities (the “Las Vegas Lease”). As part of the Las Vegas Lease, Allied Esports committed to build leasehold improvements to repurpose the space for Esports events prior to March 23, 2018, the day the Arena opened to the public (the “Commencement Date”). Initial lease terms are for minimum monthly payments of $125,000 for 60 months with an option to extend for an additional 60 months at $137,500 per month. Additional annual tenant obligations are estimated at $2 per square foot for Allied Esports’ portion of real estate taxes and $5 per square foot for common area maintenance costs. Lease payments began at the Commencement Date. The aggregate base rent payable over the lease term will be recognized on a straight-line basis.

On March 29, 2019, AEM entered into a 167-month operating lease for approximately 25,000 square feet of space located in Irvine, California (the “New Irvine Lease”) with respect to its operations. On June 15, 2019, the New Irvine Lease was amended to reduce the leased space to approximately 15,000 square feet. On August 9, 2019 the lease was assigned to WPT. The initial base rent pursuant to the lease, as amended, is $39,832 per month, increasing to $58,495 per month over the term of the lease. Lease payments under the New Irvine Lease began on November 1, 2019. The New Irvine Lease also provides for a tenant improvement allowance of up to $1,352,790. The New Irvine lease contains two five-year options to renew.

The Company’s aggregate rent expense incurred during the years ended December 31, 2019 and 2018 amounted to $2,659,308 and $2,523,075, respectively, of which $385,113 and $385,113, respectively was capitalized into deferred production costs, $1,351,139 and $1,364,394, respectively, was included within in-person costs, and $923,056 and $773,568, respectively, was included within general administrative expenses on the consolidated statements of operations.

The schedule future minimum lease payments under the Company’s leases are as follows:

Years Ending December 31,
2020	$2,422,276
2021	2,031,702
2022	2,009,631
2023	2,099,920
2024	2,190,667
Thereafter	10,899,477
$21,653,673

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 15 — Commitments and Contingencies (cont.)

Investment Agreements

In June 2019, the Company entered into an exclusive ten-year strategic investment and revenue sharing agreement (the “TV Azteca Agreement”) with TV Azteca, in order to expand the Allied Esports brand into Mexico. Pursuant to the terms of the TV Azteca Agreement, as amended, TV Azteca purchased 742,692 shares of AESE common stock for $5,000,000.

In connection with the TV Azteca Agreement, AESE will provide $7,000,000 to be used for various strategic initiatives including digital channel development, facility and flagship construction in Mexico, co-production of Spanish language content, platform socialization, and marketing initiatives. The Company will be entitled to various revenues generated from the investment.

Currently, the Company has paid $3,500,000 with the rest of the payments being due as follows:

•        $1,500,000 payable on March 1, 2020;

•        $1,000,000 payable on March 1, 2021, and

•        $1,000,000 payable on March 1, 2022.

In June 2019, the Company entered into an agreement (the “Simon Agreement”) with Simon Equity Development, LLC (“Simon”), a shareholder of the Company, pursuant to which Allied Esports will conduct a series of mobile esports gaming tournaments and events at selected Simon shopping malls and online called the Simon Cup, and will also develop esports and gaming venues at certain Simon shopping malls in the U.S. The Simon Cup will be staged in each of 2019, 2020 and 2021. In connection with the Simon Agreement, AESE placed $4,950,000 of cash into an escrow account to be utilized for various strategic initiatives including the build-out of branded esports facilities at Simon malls, and esports event programs.

On October 22, 2019, cash in the amount of $1,300,000 was released from escrow in order to fund expenses incurred in connection with the Simon Cup. As of December 31, 2019, the balance in the escrow account is $3,650,000, which is shown as restricted cash on the accompanying consolidated balance sheet.

Consulting Agreement

On August 9, 2019 the Company entered into a consulting services agreement with a related party, Black Ridge Oil & Gas, the Company’s prior sponsor (“BROG”), pursuant to which BROG will provide administration and accounting services to the Company through December 31, 2019, in exchange for consulting fees in the aggregate of $348,853.

Employment Agreements

WPT CEO Agreement

In connection with the Merger, the Company assumed the obligations under an employment agreement (the “WPT CEO Agreement”) with the chief executive officer of WPT (the “WPT CEO”), which expires on January 25, 2022 and is renewable upon the agreement of the parties. The WPT CEO Agreement provides for a base salary of not less than $400,000, of which $315,000 is allocated to his employment and $85,000 is allocated to consultancy and board compensation and is payable to a consulting company of which the WPT CEO is a member (the “Consulting Company.”). The WPT CEO agreement also provides for annual performance bonuses based upon reaching certain EBITDA performance objectives. Further, pursuant to the terms of the WPT CEO Agreement, the WPT CEO is entitled to a profitability payment of up to $1.5 million in the event the WPT business reduces its losses or becomes profitable during the term of the WPT Agreement.

Upon the termination for any reason during the term of the WPT CEO Agreement, the WPT CEO is entitled to all payments that would have earning during the term. After the term, the WPT CEO is entitled to a severance of 12 months’ salary (including consulting compensation) plus 12 months of benefits, unless terminated for cause. Upon

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 15 — Commitments and Contingencies (cont.)

any termination the WPT CEO, the Consulting Company will continue to receive a consulting fee of $100,000 per year (subject to increase for inflation) for as long as is legally permissible, up to a maximum of forty (40) years; provided that the WPT CEO will not take full time employment with the World Series of Poker without the written consent of WPT for so long as such payments are made. Unless terminated for cause, any unvested equity awards are immediately vested upon termination.

CEO Agreement

On November 5, 2019, the Company entered into an employment agreement (the “CEO Agreement”) with the Company’s Chief Executive Officer (“CEO”). The CEO Agreement is effective as of September 20, 2019. The CEO Agreement provides for a base salary of $300,000 per annum as well as annual incentive bonuses as determined by the Board of Directors, subject to the attainment of certain objectives. The CEO Agreement provides for severance equal to twelve months of the CEO’s base salary. In connection with the CEO agreement, the CEO also received 17,668 shares of the Company’s restricted common stock, with a grant date value of $100,000, which vest one year from date of issuance (See Note 16 — Stockholders’ Equity, Restricted Stock). Unless terminated for cause, any unvested equity awards are immediately vested upon termination. The employment agreement expires on August 9, 2022 and may be extended for a period up to one year upon mutual written agreement by the CEO and the Company at least thirty days prior to expiration.

Note 16 — Stockholders’ Equity

Share Purchase Agreements

On November 5, 2018, Allied Esports Media Inc. sold 1,199,191 shares of restricted common stock (the “Employee Shares”), to certain employees and stakeholders of the Company, for consideration of $0.001 per share, which were exchanged for AESE common stock and warrants in connection with the recapitalization (See Note 5 — Reverse Merger and Recapitalization).

Equity Purchase Option

Prior to the Closing Date, BRAC sold an option to purchase up to 600,000 units, exercisable at $11.50 per Unit, in connection with BRAC’s initial public offering (the “Equity Purchase Option”). Each Unit consisted of one and one-tenth shares of common stock and a warrant to purchase one share of common stock at $11.50 per share. Effective upon the closing of the Merger, the units converted by their terms into the shares and warrants, and the option now represents the ability to buy such securities directly (and not units). The Equity Purchase Option may be exercised on either a cash or a cashless basis, at the holder’s option, and expires on October 4, 2022. These previously issued BRAC Shares and Warrant Purchase Options are deemed to be issued in connection with the Merger, as a result of the reverse recapitalization.

A summary of the Equity Purchase Option activity during the year ended December 31, 2019 is presented below:

	Number of Unit Purchase Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Yrs)	Intrinsic Value
Outstanding, January 1, 2019	—
Granted	600,000	$11.50
Exercised	—
Expired	—
Forfeited	—
Outstanding, December 31, 2019	600,000	$11.50	2.8	$—
Exercisable, December 31, 2019	600,000	$11.50	2.8	$—

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 16 — Stockholders’ Equity (cont.)

Equity Incentive Plan

On August 9, 2019, the Company’s Equity Incentive Plan (the “Incentive Plan”) was approved by the Company’s stockholders. The Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors to do so. The effective date of the Incentive Plan is December 19, 2018. The Incentive Plan provides the grant of incentive stock options (“ISOs”), nonstatutory stock options, stock appreciation rights, restricted common stock awards, restricted common stock unit awards, as well as other stock-based awards that are deemed to be consistent with the purposes of the plan. There are 3,463,305 shares of common stock reserved under the Incentive Plan, of which 902,912, shares remain available to be issued as of December 31, 2019.

Stock Options

On September 20, 2019 the Company issued ten-year options for the purchase of 400,000 shares of AESE common stock, pursuant to the Incentive Plan. The options had an exercise price of $5.66 per share and a 4-year vesting term, with 25% vesting on each anniversary of the date of grant. The options had an aggregate grant date fair value of $867,120.

On November 21, 2019 the Company issued ten-year options for the purchase of 2,080,000 shares of AESE common stock, pursuant to the Incentive Plan. The options had an exercise price of $4.09 per share and a 4-year vesting term, with 25% vesting on each anniversary of the date of grant. The options had an aggregate grant date fair value of $3,263,551.

The fair value of options granted during the year ended December 31, 2019 was calculated using the Black-Scholes option pricing model, with the following assumptions used:

Risk free interest rate	1.74 – 1.77%
Expected term (years)	6.25 years
Expected volatility	36%
Expected dividends	0.0

The expected term used for options is the estimated period of time that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” option grants. The Company is utilizing an expected volatility figure based on a review of the historical volatilities, over a period of time, equivalent to the expected life of the instrument being valued, of similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued.

During the year ended December 31, 2019, the Company recorded stock-based compensation expense of $149,893 related to stock options issued as compensation, which is included in general and administrative expense on the accompanying consolidated statements of operations. As of December 31, 2019, there was $3,980,778 of unrecognized stock-based compensation expense related to the stock options that will be recognized over the remaining vesting period of 3.86 years.

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 16 — Stockholders’ Equity (cont.)

A summary of the option activity during the years ended December 31, 2019 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Intrinsic Value
Outstanding, January 1, 2019	—	—
Granted	2,480,000	$4.34
Exercised	—	—
Expired	—	—
Forfeited	—	—
Outstanding, December 31, 2019	2,480,000	$4.34	9.86	$—
Exercisable, December 31, 2019	—	$—	—	$—

Restricted Stock

On September 20, 2019 the Company issued an aggregate of 80,393 shares of restricted common stock, pursuant to the Incentive Plan, to certain members of the Board of Directors and Executives. The restricted common stock had an aggregate grant date fair value of $455,000, and vest on the one-year anniversary of the date of grant. The shares were valued at the trading price of the Company’s stock on the date of grant.

The Company recorded stock-based compensation expense of $127,152 for the year ended December 31, 2019, related to restricted common stock issued as compensation, which is recorded in general and administrative expenses on the accompanying consolidated statements of operations. As of December 31, 2019, there was $327,848 of unrecognized stock-based compensation expense related to the restricted stock that will be recognized over the remaining vesting period of 0.72 years.

Warrants

Prior to the Closing Date, BRAC issued 14,305,000 five-year warrants (the “BRAC Warrants”) for the purchase of the Company’s common stock at $11.50 per share in connection with BRAC’s initial public offering. These previously issued BRAC Warrants are deemed to be issued in connection with the Merger, as a result of the reverse recapitalization.

As of result of the Merger, the Company issued to the former owners of Allied Esports and WPT five-year warrants to purchase an aggregate of 3,800,003 shares of common stock (presented below as outstanding on December 31, 2018 as a result of the recapitalization) at a price of $11.50 per share and issued five-year warrants for the purchase of an aggregate of 532,000 shares of common stock to the Noteholders with an exercise price of $11.50 per share.

A summary of warrant activity during the years ended December 31, 2019 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding, December 31, 2018	3,800,003	11.50
Issued	14,837,000	11.50
Exercised	—	—
Cancelled	—	—
Outstanding, December 31, 2019	18,637,003	$11.50	4.6	$—
Exercisable, December 31, 2019	18,637,003	$11.50	4.6	$—

Allied Esports Entertainment, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 17 — Subsequent Events

Common Stock

On January 14, 2020 the Company issued 758,725 shares of its common stock to an investor in exchange for $5,000,000 (the “Purchase Price”) pursuant to a Share Purchase Agreement. The Purchase Price is to be used by the Company or its subsidiaries to develop integrated esports experience venues at mutually agreed upon shopping malls owned and/or operated by investor or any of its affiliates (each, an “Investor Mall”), that will include a dedicated gaming space and production capabilities to attract and to activate esports and other emerging live events (each, an “Esports Venue”). To that end, half of the Purchase Price is held in escrow until the parties execute a written lease agreement for the first Esports Venue, and the other half is held in escrow until the parties execute a written lease agreement for the second Esports Venue. Further, pursuant to the Share Purchase Agreement, the Company must create, produce, and execute three (3) esports events during each calendar year 2020, 2021 and 2022 that will include the Company’s esports truck at one or more Investor Malls at mutually agreed times.

Put Option Agreement and Exercise

On February 25, 2020 (the “Effective Date”), the Company entered into a Put Option Agreement (the “Agreement”) with the Chairman of the Company’s Board of Director (the “Chairman”), pursuant to which the Company has an option in its discretion, to sell shares of its common stock (the “Option Shares”) to the Chairman for aggregate gross proceeds of up to $2.0 million, at a purchase price of $1.963 per Option Share, subject to the following limitations:

a)      The total number of shares that may be issued under the Agreement will be limited to 19.99% of the Company’s outstanding shares on the date the Agreement is signed (the “Exchange Cap”), unless stockholder approval is obtained to issue shares in excess of the Exchange Cap;

b)      The Company may not issue and the Chairman may not purchase Option Shares to the extent that such issuance would result in the Chairman and his affiliates beneficially owning more than 19.99% of the then issued and outstanding shares of the Company’s common stock unless (i) such ownership would not be the largest ownership position in the Company, or (ii) stockholder approval is obtained for ownership in excess of 19.99%; and

c)      The Company may not issue and the Chairman may not purchase any Option Shares if such issuance and purchase would be considered equity compensation under the rules of The Nasdaq Stock Market unless stockholder approval is obtained for such issuance.

Option shares purchased pursuant to the Agreement are subject to a six-month lock-up period whereby they cannot be sold or transferred. The Put Option expires on April 9, 2020. On March 9, 2020, the Company provided notice to the Chairman that they had elected to exercise the Put Option to sell 1,018,848 Option Shares at a purchase price of $1.963 per share for total proceeds of $2,000,000. The Company expects to close on the sale of the Option Shares within 30 days of the notice of exercise of the Put Option.

ALLIED ESPORTS ENTERTAINMENT, INC
Condensed Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current Assets
Cash	$5,772,970	$8,440,573
Restricted cash	5,000,000	3,650,000
Accounts receivable	1,342,629	2,121,326
Prepaid expenses and other current assets	1,371,539	1,367,795
Total Current Assets	13,487,138	15,579,694
Property and equipment, net	17,610,568	20,554,307
Goodwill	4,083,621	4,083,621
Intangible assets, net	12,954,948	14,789,876
Deposits	704,500	712,463
Deferred production costs	11,446,098	10,962,482
Other assets	5,000,000	4,638,631
Total Assets	$65,286,873	$71,321,074
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$985,481	$956,871
Accrued expenses and other current liabilities	3,960,864	3,892,471
Accrued interest, current portion	1,905,899	2,088,994
Deferred revenue	3,070,726	3,855,459
Convertible debt, net of discount, current portion	2,582,705	12,845,501
Convertible debt, related party, net of discount, current portion	—	988,115
Loans payable, current portion	928,660	—
Total Current Liabilities	13,434,335	24,627,411
Deferred rent	3,782,940	2,472,837
Bridge note payable	1,421,096	—
Accrued interest, non-current portion	17,742	—
Convertible debt, non-current portion	1,000,000	—
Convertible debt, related party, non-current portion	1,000,000	—
Loans payable, non-current portion	663,769	—
Total Liabilities	21,319,882	27,100,248
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized, 31,989,974 and 23,176,146 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	3,199	2,317
Additional paid in capital	187,206,726	161,300,916
Accumulated deficit	(143,424,659)	(117,218,584)
Accumulated other comprehensive income	181,725	136,177
Total Stockholders’ Equity	43,966,991	44,220,826
Total Liabilities and Stockholders’ Equity	$65,286,873	$71,321,074

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALLIED ESPORTS ENTERTAINMENT, INC
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2020	2019	2020	2019
Revenues:
In-person	$696,890	$2,586,965	$3,701,139	$8,554,030
Multiplatform content	1,264,346	1,031,383	3,186,494	3,873,709
Interactive	3,927,066	2,423,193	9,628,009	7,187,196
Total Revenues	5,888,302	6,041,541	16,515,642	19,614,935
Costs and Expenses:
In-person (exclusive of depreciation and amortization)	640,409	1,196,572	2,134,964	3,334,803
Multiplatform content (exclusive of depreciation and amortization)	928,354	786,706	1,953,561	2,907,827
Interactive (exclusive of depreciation and amortization)	1,249,799	569,478	2,982,899	1,976,012
Online operating expenses	329,639	172,879	993,802	401,394
Selling and marketing expenses	168,080	705,714	1,093,295	2,392,929
General and administrative expenses	3,578,760	4,693,285	12,165,463	13,265,767
Stock-based compensation	577,167	18,407	4,912,640	18,407
Depreciation and amortization	1,738,020	1,716,103	5,330,317	5,133,947
Impairment of investment in ESA	—	—	1,138,631	600,000
Total Costs and Expenses	9,210,228	9,859,144	32,705,572	30,031,086
Loss From Operations	(3,321,926)	(3,817,603)	(16,189,930)	(10,416,151)
Other (Expense) Income:
Other income	(2,973)	15,684	1,210	15,684
Conversion inducement expense	—	—	(5,247,531)	—
Extinguishment loss on acceleration of debt redemption	(1,733,768)	—	(1,733,768)	—
Interest expense	(1,490,210)	(451,553)	(3,036,056)	(518,443)
Total Other Expense	(3,226,951)	(435,869)	(10,016,145)	(502,759)
Net Loss	(6,548,877)	(4,253,472)	(26,206,075)	(10,918,910)
Other comprehensive income:
Foreign currency translation adjustments	45,358	(21,083)	45,548	(13,366)
Total Comprehensive Loss	$(6,503,519)	$(4,274,555)	$(26,160,527)	$(10,932,276)

Basic and Diluted Net Loss per Common Share	$(0.22)	$(0.24)	$(0.99)	$(0.79)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	29,626,222	18,098,797	26,508,006	13,791,896

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALLIED ESPORTS ENTERTAINMENT, INC
Condensed Consolidated Statements of Stockholders’ Equity
For the Three and Nine Months Ended September 30, 2020
(unaudited)

	Common Stock		Common Stock Subscribed		Additional Paid-in Capital	Subscription Receivable	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	23,176,146	$2,317	—	$—	$161,300,916	$—	$136,177	$(117,218,584)	$44,220,826
Common stock issued for cash	758,725	76	—	—	4,999,924	—	—	—	5,000,000
Stock-based compensation:
Stock options	—	—	—	—	240,399	—	—	—	240,399
Restricted stock	—	—	—	—	113,436	—	—	—	113,436
Subscription of common stock in connection with exercise of put option	—	—	1,018,848	102	1,999,898	(2,000,000)	—	—	—
Net loss	—	—	—	—	—	—	—	(8,776,469)	(8,776,469)
Balance – March 31, 2020	23,934,871	2,393	1,018,848	102	168,654,573	(2,000,000)	136,177	(125,995,053)	40,798,192
Cash received for subscription	1,018,848	102	(1,018,848)	(102)	—	2,000,000	—	—	2,000,000
Shares issued upon conversion of debt	3,392,857	339	—	—	9,998,506	—	—	—	9,998,845
Beneficial conversion feature associated with convertible debt	—	—	—	—	523,636	—	—	—	523,636
Warrants issued with convertible debt	—	—	—	—	1,205,959	—	—	—	1,205,959
Stock-based compensation:
Stock options	—	—	—	—	213,763	—	—	—	213,763
Restricted stock	—	—	—	—	117,875	—	—	—	117,875
Net loss	—	—	—	—	—	—	—	(10,880,729)	(10,880,729)
Other comprehensive income	—	—	—	—	—	—	190	—	190
Balance – June 30, 2020	28,346,576	2,834	—	—	180,714,312	—	136,367	(136,875,782)	43,977,731
Shares issued for redemption of debt and accrued interest	3,161,970	316	—	—	5,419,421	—	—	—	5,419,737
Shares issued in satisfaction of employee bonus obligations	217,999	22			473,978	—	—	—	474,000
Disgorgement of short swing profits	—	—	—	—	21,875	—	—	—	21,875
Stock-based compensation:
Stock options	—	—	—	—	312,117	—	—	—	312,117
Common Stock	64,286	7	—	—	128,993	—	—	—	129,000
Restricted stock	199,143	20	—	—	136,030	—	—	—	136,050
Net loss	—	—	—	—	—	—	—	(6,548,877)	(6,548,877)
Other comprehensive income	—	—	—	—	—	—	45,358	—	45,358
Balance – September 30, 2020	31,989,974	$3,199	—	$—	$187,206,726	$—	$181,725	$(143,424,659)	$43,966,991

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALLIED ESPORTS ENTERTAINMENT, INC
Condensed Consolidated Statements of Stockholders’ Equity
For the Three and Nine Months Ended September 30, 2019
(unaudited)

	Common Stock		Common Stock Subscribed		Additional Paid-in Capital	Subscription Receivable	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	11,602,754	$1,160	—	$—	$124,361,130	$—	$138,861	$(100,479,855)	$24,021,296
Net loss	—	—	—	—	—	—	—	(3,854,152)	(3,854,152)
Other comprehensive loss	—	—	—	—	—	—	(3,082)	—	(3,082)
Balance – March 31, 2019	11,602,754	1,160	—	—	124,361,130	—	135,779	(104,334,007)	20,164,062
Net loss	—	—	—	—	—	—	—	(2,811,286)	(2,811,286)
Other comprehensive income	—	—	—	—	—	—	10,799	—	10,799
Balance – June 30, 2019	11,602,754	1,160	—	—	124,361,130	—	146,578	(107,145,293)	17,363,575
Effect of reverse merger	11,492,999	1,149			36,395,355	—	—	—	36,396,504
Warrants issued to convertible debt holders	—	—	—	—	114,804	—	—	—	114,804
Contingent consideration for convertible debt holders	—	—	—	—	152,590	—	—	—	152,590
Stock-based compensation:
Stock options	—	—	—	—	5,940	—	—	—	5,940
Restricted stock	80,393	8	—	—	12,459	—	—	—	12,467
Net loss	—	—	—	—	—	—	—	(4,253,472)	(4,253,472)
Other comprehensive loss	—	—	—	—	—	—	(21,083)	—	(21,083)
Balance, September 30, 2019	23,176,146	$2,317	—	$—	$161,042,278	$—	$125,495	$(111,398,765)	$49,771,325

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALLIED ESPORTS ENTERTAINMENT, INC
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended September 30,

	2020	2019
Cash Flows From Operating Activities
Net loss	$(26,206,075)	$(10,918,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	4,912,640	18,407
Bad debt expense	—	115,726
Conversion inducement expense	5,247,531	—
Extinguishment loss on acceleration of debt redemption	1,733,768	—
Amortization of debt discount	1,639,150	36,414
Non-cash interest expense	183,373	—
Depreciation and amortization	5,330,317	5,133,947
Impairment of investment in ESA	1,138,631	600,000
Deferred rent	220,318	175,314
Changes in operating assets and liabilities:
Accounts receivable	780,655	(1,029,096)
Deposits	7,963	(79,500)
Deferred production costs	(483,616)	(2,145,999)
Prepaid expenses and other current assets	1,803	(227,324)
Accounts payable	24,943	(642,686)
Accrued expenses and other current liabilities	499,972	898,157
Accrued interest	(768,126)	469,296
Deferred revenue	(787,936)	(154,646)
Total Adjustments	19,681,386	3,168,010
Net Cash Used In Operating Activities	(6,524,689)	(7,750,900)

Cash Flows From Investing Activities
Net cash acquired in Merger	—	14,941,683
Return of Simon Investment	(3,650,000)	—
Investment in TV Azteca	(1,500,000)	(3,500,000)
Lease incentive reimbursements	1,021,603	—
Purchases of property and equipment	(496,019)	(2,173,200)
Investment in ESA	—	(1,238,631)
Purchases of intangible assets	(41,095)	(99,822)
Net Cash (Used In) Provided By Investing Activities	(4,665,511)	7,930,030

Cash Flows From Financing Activities
Proceeds from loans payable	1,592,429	—
Proceeds from convertible debt, related party	—	1,000,000
Proceeds from convertible debt	9,000,000	3,000,000
Proceeds from disgorgement of short swing profit	21,875	—
Issuance costs paid in connection with convertible debt	(766,961)	—
Repayments of convertible debt	(7,000,000)	—
Repayments to Former Parent	—	(346,804)
Proceeds from sale of common stock	7,000,000	—
Net Cash Provided By Financing Activities	9,847,343	3,653,196

Effect of Exchange Rate Changes on Cash	25,254	1,874

Net (Decrease) Increase In Cash And Restricted Cash	(1,317,603)	3,834,200
Cash and restricted cash – Beginning of period	12,090,573	10,471,296
Cash and restricted cash – End of period	$10,772,970	$14,305,496
Cash and restricted cash consisted of the following:
Cash	$5,772,970	$9,355,496
Restricted cash	5,000,000	4,950,000
	$10,772,970	$14,305,496

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALLIED ESPORTS ENTERTAINMENT, INC
Condensed Consolidated Statements of Cash Flows — Continued
(unaudited)

	For the Nine Months Ended September 30,

	2020	2019
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$2,095,527	$—

Non-Cash Investing and Financing Activities
Beneficial conversion feature associated with convertible debt	$523,636	$—
Contingent consideration for convertible debt holders in connection with Merger	$—	$152,590
Convertible debt and related interest assumed in Merger	$—	$10,992,877
Due to Former Parent satisfied by issuance of common stock in connection with Merger	$—	$18,179,745
Guaranteed interest on convertible debt recorded as debt discount	$1,536,000	$—
Non-cash interest on convertible debt recorded as debt discount	$1,664,000	$—
Interest payable on Bridge Note converted to principal	$1,421,096	$—
Original issue discount on convertible debt	$600,000	$—
Shares issued upon conversion of Bridge Note	$5,000,000	$—
Shares issued for redemption of debt and accrued interest	$5,236,364	$—
Warrants issued with convertible debt	$1,205,959	$—
Warrants granted to convertible debt holders in connection with Merger	$—	$114,804
Shares issued in satisfaction of employee bonus obligation	$474,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 1 — Background

Allied Esports Entertainment Inc. (“AESE” and formerly known as Black Ridge Acquisition Corp, or “BRAC”) was incorporated in Delaware on May 9, 2017 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”).

Allied Esports Media, Inc. (“AEM”), a Delaware corporation, was formed in November 2018 to act as a holding company for Allied Esports International Inc. (“Allied Esports”) and immediately prior to the close of the Merger (see below) to also include Noble Link Global Limited (“Noble Link”). Allied Esports, together with its subsidiaries described below, owns and operates the esports-related businesses of AESE. Noble Link (prior to the AEM Merger) and its wholly owned subsidiaries Peerless Media Limited, Club Services, Inc. and WPT Enterprises, Inc. operate the poker-related business of AESE and are collectively referred to herein as “World Poker Tour” or “WPT”. Prior to the Merger, as described below, Noble Link and Allied Esports were subsidiaries of Ourgame International Holdings Limited (the “Former Parent”).

On December 19, 2018, BRAC, Noble Link and AEM executed an Agreement and Plan of Reorganization (as amended from time to time, the “Merger Agreement”). On August 9, 2019 (the “Closing Date”), Noble Link was merged with and into AEM, with AEM being the surviving entity, which was accounted for as a common control merger (the “AEM Merger”). Further, on August 9, 2019, a subsidiary of AESE merged with AEM pursuant to the Merger Agreement with AEM being the surviving entity (the “Merger”). The Merger was accounted for as a reverse recapitalization, and AEM is deemed to be the accounting acquirer. Consequently, the assets and liabilities and the historical operations that are reflected in these condensed consolidated financial statements prior to the Merger are those of Allied Esports and WPT. The preferred stock, common stock, additional paid in capital and earnings per share amounts in these condensed consolidated financial statements for the period prior to the Merger have been restated to reflect the recapitalization in accordance with the shares issued to the Former Parent as a result of the Merger. References herein to the “Company” are to the combination of AEM and WPT during the period prior to the AEM Merger and are to AESE and its subsidiaries after the Merger.

Allied Esports operates directly and through its wholly-owned subsidiaries Esports Arena Las Vegas, LLC (“ESALV”) and Allied Esports Gaming GmbH. Allied Esports operates global competitive esports properties designed to connect players and fans via a network of connected arenas. ESALV operates a flagship gaming arena located at the Luxor Hotel in Las Vegas, Nevada. Allied Esports GmbH operates a mobile esports truck that serves as both a battleground and content generation hub and also operates a studio for recording and streaming gaming events.

World Poker Tour is an internationally televised gaming and entertainment company with brand presence in land-based tournaments, television, online and mobile applications. WPT has been involved in the sport of poker since 2002 and created a television show based on a series of high-stakes poker tournaments. WPT has broadcasted globally in more than 150 countries and territories and its shows are sponsored by established brands in many areas, including watches, crystal, playing cards and online social poker operators. WPT also operates ClubWPT.com, a subscription-based site that offers its members inside access to the WPT content database, as well as sweepstakes-based poker product that allows members to play for real cash and prizes in 43 states and territories across the United States Australia, Canada, France and the United Kingdom, with no purchase necessary. WPT also participates in strategic brand licensing, partnership, and sponsorship opportunities.

Note 2 — Going Concern and Management’s Plans

As of September 30, 2020, the Company had cash of approximately $5.8 million (excluding approximately $5.0 million of restricted cash) and working capital of approximately $53 thousand. For the nine months ended September 30, 2020 and 2019, the Company incurred net losses of approximately $26.2 million and $10.9 million, respectively, and used cash in operations of approximately $6.5 million and $7.8 million, respectively. As of September 30, 2020, the Company had convertible debt in the gross principal amount of $2.0 million which matures on February 23, 2022, and convertible debt in the gross principal amount of $5.7 million which is payable in 12 monthly installments through September 1, 2021, and for which certain payments can be accelerated at the option of the lender

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 2 — Going Concern and Management’s Plans (cont.)

(see Note 7 — Convertible Debt and Convertible Debt, Related Party). As of September 30, 2020, the Company also has a Bridge Note outstanding in the amount of approximately $1.4 million which matures on February 23, 2022 (see Note 8 — Bridge Note Payable) and loans payable in the aggregate amount of $1.6 million, which are due in monthly installments beginning November 2020 through April 2022 (see Note 9 — Loans Payable). During the period from October 1, 2020 through November 2, 2020, the Company issued an aggregate 3,120,869 shares of its common stock in satisfaction of $2.6 million and $0.4 million of principal and interest, respectively, owed on the convertible debt.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States. As a global entertainment company that hosts numerous live events with spectators and participants in destination cities, the outbreak has caused people to avoid traveling to and attending these events. Allied Esports’ and WPT’s businesses have cancelled or postponed live events, and before the reopening of Allied Esports’ flagship gaming arena located at the Luxor Hotel in Las Vegas, Nevada on June 25, 2020 these businesses were operating online only. The arena is currently running under a modified schedule and limited capacity (up to 65% capacity depending on the event) for daily play and weekly tournaments, and the WPT business continues to operate online only, other than a recent live event in Tokyo, Japan. The Company is continuing to monitor the outbreak of COVID-19 and the related business and travel restrictions, and changes to behavior intended to reduce its spread, and the related impact on the Company’s operations, financial position and cash flows, as well as the impact on its employees. Due to the rapid development and fluidity of this situation, the magnitude and duration of the pandemic, and its impact on the Company’s future operations and liquidity is uncertain as of the date of this report. While there could ultimately be a material impact on operations and liquidity of the Company, at the time of issuance, the extent of the impact cannot be determined.

The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these condensed consolidated financial statements.

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s continuation is dependent upon attaining and maintaining profitable operations and, until that time, raising additional capital as needed, but there can be no assurance that it will be able to close on sufficient financing. The Company’s ability to generate positive cash flow from operations is dependent upon generating sufficient revenues. To date, the Company’s operations have been funded by the Former Parent, as well as through the issuance of convertible debt, and with cash acquired in the Merger. The Company cannot provide any assurances that it will be able to secure additional funding, either from equity offerings or debt financings, on terms acceptable to the Company, if at all. If the Company is unable to obtain the requisite amount of financing needed to fund its planned operations, including the repayment of convertible debt, it would have a material adverse effect on its business and ability to continue as a going concern, and it may have to explore the sale of, or curtail or even cease, certain operations.

Note 3 — Significant Accounting Policies

There are no material changes from the significant accounting policies set forth in Note 3 — Significant Accounting Policies of the Company’s accompanying notes to the audited consolidated financial statements for the year ended December 31, 2019, except for the following accounting policies and required disclosures.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for annual consolidated financial statements. For additional information, these

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements of and notes thereto included in the Company’s amended annual report on Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) on March 17, 2020.

In the opinion of management, the accompanying condensed consolidated financial statements include all adjustments which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019. The results of operations for the three and nine months ended September 30, 2020 are not necessarily indicative of the operating results for the full year ending December 31, 2020 or any other period. These unaudited condensed consolidated financial statements have been derived from the accounting records of AESE, WPT and Allied Esports and should be read in conjunction with the accompanying notes thereto.

Net Loss per Common Share

Basic loss per common share is computed by dividing net loss attributable to AESE common stockholders by the weighted average number of common shares outstanding during the period. Diluted loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus the impact of common shares, if dilutive, resulting from the exercise of outstanding stock options and warrants and the conversion of convertible instruments.

The following securities are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been anti-dilutive:

	September 30,
	2020		2019
Restricted common shares	199,143		80,393
Options	2,430,000		400,000
Warrants	20,091,549		18,637,003
Convertible debt	3,609,839	(1)	1,647,058
Unit purchase options	600,000		600,000
Contingent consideration shares	269,231		—
	27,199,762		21,364,454

____________

(1)      Common stock equivalents associated with convertible debt were calculated based on the fixed conversion price in effect for voluntary holder conversions; however for certain convertible notes there is a variable conversion price in effect under certain scenarios that is equal to 87% of lowest daily volume weighted average price over the prior ten days, subject to a $0.734 floor price. If the applicable convertible note principal and guaranteed interest were all converted at the floor price, the potentially dilutive shares related to convertible debt would be 15,406,956 shares.

Revenue Recognition

The Company recognizes revenue primarily from the following sources:

In-person revenue

The Company’s in-person revenue is comprised of event revenue, sponsorship revenue, merchandising revenue, and other revenue. Event revenue is generated through World Poker Tour events — TV, non-TV, and DeepStacks Entertainment, LLC and DeepStacks Poker Tour, LLC (collectively “DeepStacks”) events — held at the Company’s partner casinos as well as Allied Esports events held at the Company’s esports properties. Event revenues recognized from the rental of the Allied Esports arena and gaming trucks are recognized at a point in time when the event occurs. In-person revenue also includes revenue from ticket sales, admission fees and food and beverage sales for events held at the Company’s esports properties. Ticket revenue is recognized at the completion of the applicable event. Point of sale revenues, such as food and beverage, gaming, and merchandising revenues, are recognized when control of the related goods are transferred to the customer.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

The Company also generates sponsorship revenues for naming rights for, and rental of, the Company’s arena and gaming trucks. Sponsorship revenues from naming rights of the Company’s esports arena and from sponsorship arrangements are recognized on a straight-line basis over the contractual term of the agreement. The Company records deferred revenue to the extent that payment has been received for services that have yet to be performed.

In-person revenue was comprised of the following for the three and nine months ended September 30, 2020 and 2019:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Event revenue	$227,247	$1,582,749	$1,839,365	$5,752,880
Sponsorship revenue	314,924	411,903	1,305,014	1,091,718
Food and beverage revenue	34,427	290,408	266,726	976,313
Ticket and gaming revenue	118,996	250,955	270,247	587,727
Merchandising revenue	678	50,950	19,065	145,273
Other revenue	618	—	722	119
Total in-person revenue	$696,890	$2,586,965	$3,701,139	$8,554,030

Multiplatform content revenue

The Company’s multiplatform content revenue is comprised of distribution revenue, sponsorship revenue, music royalty revenue, online advertising revenue and content revenue. Distribution revenue is generated primarily through the distribution of content from World Poker Tour’s library. World Poker Tour provides video content to global television networks, who then have the right to air the content and place advertisements on the content during the related license period. Revenue from the distribution of video content to television networks is received pursuant to the contract payment terms and is recognized at the point in time that advertisements are aired on the WPT content. Occasionally, WPT will bundle third-party content with its own content in a distribution arrangement and will share the revenue with the third party; however, the revenues related to third party content are de minimis. The Company recognizes distribution revenue pursuant to the terms of each individual contract with the customer and records deferred revenue to the extent the Company has received a payment for services that have yet to be performed or products that have yet to be delivered.

The Company also distributes video content to online channels. Both the global television networks and the online channels place ads within the WPT content and any advertising revenue earned by the global TV network or online channel is shared with WPT. The Company recognizes online advertising revenue at the point in time when the advertisements are placed in the video content.

Sponsorship revenue is generated through the sponsorship of the Company’s TV content, live and online events and online streams. Online advertising revenue is generated from third-party advertisements placed on the Company’s website. Music royalty revenue is generated when the Company’s music is played in the Company’s TV series, both on TV networks and online. The Company recognizes sponsorship revenue pursuant to the terms of each individual contract when the Company satisfies the respective performance obligations, which could be recognized at a point in time or over the term of the contract. The Company records deferred revenue to the extent the Company has received a payment for services that have yet to be performed or products that have yet to be delivered.

Music royalty revenue is recognized at the point in time when the music is played.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

Multiplatform content revenue was comprised of the following for the three and nine months ended September 30, 2020 and 2019:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Distribution revenue	$611,370	$282,508	$1,471,263	$1,069,328
Sponsorship revenue	370,597	544,541	1,154,267	1,585,467
Music royalty revenue	278,610	200,787	553,198	1,214,286
Online advertising revenue	3,769	3,547	7,766	4,628
Total multiplatform revenue	$1,264,346	$1,031,383	$3,186,494	$3,873,709

Interactive revenue

The Company’s interactive revenue is primarily comprised of subscription revenue, licensing, social gaming, and virtual product revenue. Subscription revenue is generated through fixed rate (monthly, quarterly, and annual) subscriptions which offer the opportunity for subscribers to play unlimited poker and access benefits not available to non-subscribers.

The Company recognizes subscription revenue on a straight-line basis and records deferred revenue to the extent the Company receives payments for services that have yet to be provided. Social gaming revenue arises from the sale of online tokens and other online purchases on the Company’s social gaming website and is recognized at the point the product is delivered. Virtual product revenue is generated from the licensing of the Company’s various brands to be used on the customers’ virtual product and social gaming platforms and is recognized over the term of the contractual agreement. The Company generates licensing revenue by licensing the right to use the Company’s brands on products to third parties. Licensing revenue is recognized pursuant to the terms of each individual contract with the customer and is recognized over the term of the contractual agreement. Deferred revenue is recorded to the extent the Company has received a payment for products that have yet to be delivered.

Interactive revenue was comprised of the following for the three and nine months ended September 30, 2020 and 2019:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Subscription revenue	$2,511,958	$1,313,218	$5,599,687	$3,745,623
Virtual product revenue	975,411	925,411	2,880,478	2,773,769
Social gaming revenue	411,297	152,317	1,043,268	397,065
Licensing revenue	11,188	16,872	68,461	198,481
Other revenue	17,212	15,376	36,115	72,259
Total interactive revenue	$3,927,066	$2,423,193	$9,628,009	$7,187,196

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

The following table summarizes our revenue recognized under ASC 606 in our condensed consolidated statements of operations and comprehensive loss:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues Recognized at a Point in Time:
Event revenue	$227,247	$1,582,749	$1,839,365	$5,752,880
Distribution revenue	611,370	282,508	1,471,263	1,069,328
Social gaming revenue	411,297	152,317	1,043,268	397,065
Food and beverage revenue	34,427	290,408	266,726	976,313
Sponsorship revenue	23,890	123,407	69,350	408,873
Ticket and gaming revenue	118,996	250,955	270,247	587,727
Merchandising revenue	678	50,950	19,065	145,273
Music royalty revenue	278,610	200,787	553,198	1,214,286
Online advertising revenue	3,769	3,547	7,766	4,628
Other revenue	17,830	15,376	36,837	72,378
Total Revenues Recognized at a Point in Time	1,728,114	2,953,004	5,577,085	10,628,751

Revenues Recognized Over a Period of Time:
Subscription revenue	2,511,958	1,313,218	5,599,687	3,745,623
Virtual product revenue	975,411	925,411	2,880,478	2,773,769
Sponsorship revenue	661,631	833,037	2,389,931	2,268,312
Licensing revenue	11,188	16,872	68,461	198,481
Total Revenues Recognized Over a Period of Time	4,160,188	3,088,537	10,938,557	8,986,184
Total Revenues	$5,888,302	$6,041,541	$16,515,642	$19,614,935

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. A receivable is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied.

As of September 30, 2020, there remained approximately $622,000 of contract liabilities which were included within deferred revenue on the consolidated balance sheet as of December 31, 2019, and for which performance obligations had not yet been satisfied as of September 30, 2020. The Company expects to satisfy its remaining performance obligations within the next twelve months.

Advertising Costs

The Company expenses advertising and marketing costs as they are incurred. Marketing and advertising expense was $17,343 and $133,103 during the three and nine months ended September 30, 2020 and $59,698 and $245,259 during the three and nine months ended September 30, 2019, respectively.

Foreign Currency Translation

The Company’s reporting currency is the United States Dollar. The functional currencies of the Company’s operating subsidiaries are their local currencies (United States Dollar and Euro). Euro-denominated assets and liabilities are translated into the United States Dollar using the exchange rate at the balance sheet date and revenue and expense accounts are translated using the weighted average exchange rate in effect for the period. Resulting translation adjustments are made directly to accumulated other comprehensive (loss) income. Gains (losses) arising

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

from exchange rate fluctuations on transactions denominated in a currency other than the reporting currency were $5,124 and $3,868 during the three and nine months ended September 30, 2020, respectively, and $(3,651) and $(3,563) during the three and nine months ended September 30, 2019, respectively, and are recognized in operating results in the condensed consolidated statements of operations. The Euro to United States Dollar exchange rate was $1.1724 and $1.1215 at September 30, 2020 and December 31, 2019, respectively. The Company engages in foreign currency denominated transactions with customers and suppliers, as well as between subsidiaries with different functional currencies.

Reclassifications

Certain prior period balances have been reclassified in order to conform to the current year presentation. These reclassifications have no effect on previously reported results of operations or loss per share.

CARES Act

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act, amongst other things, includes provisions relating to refundable payroll tax credits, deferment of employer social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. Pursuant to Accounting Standards Codification Topic (“ASC 740”), the Company recognizes the tax effects of new tax legislation upon enactment. Accordingly, the CARES Act is effective beginning in the quarter ended March 31, 2020. The Company does not believe that the new tax provisions outlined in the CARES Act will have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. This amendment will be effective for private companies and emerging growth companies for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The FASB issued ASU No. 2018-10 “Codification Improvements to Topic 842, Leases” and ASU No. 2018-11 “Leases (Topic 842) Targeted Improvements” in July 2018 (“ASU 2018-10” and “ASU 2018-11”), and ASU No. 2018-20 “Leases (Topic 842) — Narrow Scope Improvements for Lessors” in December 2018 (“ASU 2018-20”). ASU 2018-10 and ASU 2018-20 provide certain amendments that affect narrow aspects of the guidance issued in ASU 2016-02. ASU 2018-11 allows all entities adopting ASU 2016-02 to choose an additional (and optional) transition method of adoption, under which an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact that this guidance will have on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new guidance simplifies the accounting for goodwill impairment by eliminating Step 2 of the goodwill impairment test. Under current guidance, Step 2 of the goodwill impairment test requires entities to calculate the implied fair value of goodwill in the same manner as the amount of goodwill recognized in a business combination by assigning the fair value of a reporting unit to all of the assets and liabilities of the reporting unit. The carrying value in excess of the implied fair value is recognized as goodwill impairment. Under the new standard, goodwill impairment is recognized based on Step 1 of the current guidance, which calculates the

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 3 — Significant Accounting Policies (cont.)

carrying value in excess of the reporting unit’s fair value. This standard was adopted on January 1, 2020 and did not have a material impact on the Company’s consolidated financial statements or disclosures.

In July 2018, the FASB issued ASU No. 2018-09, “Codification Improvements” (“ASU 2018-09”). These amendments provide clarifications and corrections to certain ASC subtopics including the following: Income Statement — Reporting Comprehensive Income — Overall (Topic 220-10), Debt — Modifications and Extinguishments (Topic 470-50), Distinguishing Liabilities from Equity — Overall (Topic 480-10), Compensation — Stock Compensation — Income Taxes (Topic 718-740), Business Combinations — Income Taxes (Topic 805-740), Derivatives and Hedging — Overall (Topic 815-10), and Fair Value Measurement — Overall (Topic 820-10). The majority of the amendments in ASU 2018-09 will be effective in annual periods beginning after December 15, 2019. This standard was adopted on January 1, 2020 and did not have a material impact on the Company’s consolidated financial statements or disclosures.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement” (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. This standard was adopted on January 1, 2020 and did not have a material impact on the Company’s consolidated financial statements or disclosures.

In February 2020, the FASB issued ASU No. 2020-02, Financial Instruments — Credit Losses (Topic 326) and Leases (Topic 842) — Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date (“ASU 2020-02”) which provides clarifying guidance and minor updates to ASU No. 2016-13 — Financial Instruments — Credit Loss (Topic 326) (“ASU 2016-13”) and related to ASU No. 2016-02 — Leases (Topic 842). ASU 2020-02 amends the effective date of ASU 2016-13, such that ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The adoption of ASU 2016-13 is not expected to have a material impact on the Company’s consolidated financial statements or disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to clarify the accounting for certain financial instruments with characteristics of liabilities and equity. The amendments in this update reduce the number of accounting models for convertible debt instruments and convertible preferred stock by removing the cash conversion model and the beneficial conversion feature model. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in-capital. In addition, this ASU improves disclosure requirements for convertible instruments and earnings-per-share guidance. The ASU also revises the derivative scope exception guidance to reduce form-over-substance-based accounting conclusions driven by remote contingent events. The amendments in this update are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption will be permitted, but no earlier than for fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact that this guidance will have on its consolidated financial statements.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 4 — Other Assets

The Company’s other assets consist of the following:

	September 30, 2020	December 31, 2019
Investment in ESA	$—	$1,138,631
Investment in TV Azteca	5,000,000	3,500,000
	$5,000,000	$4,638,631

As of September 30, 2020, the Company owns a 25% non-voting membership interest in Esports Arena, LLC (“ESA”) and ESA’s wholly owned subsidiary. The investment is accounted for as a cost method investment since the Company does not have the ability to exercise significant influence over the operating and financial policies of ESA.

During January 2019, the Company contributed $1,238,631 to ESA, in order to fulfill the remainder of its funding commitment to ESA. The Company recognized an immediate impairment of $600,000 related to this funding. During June 2020, the Company recorded an additional impairment charge in the amount of $1,138,631, related to its investment in ESA.

The Company paid $3,500,000 to TV Azteca, S.A.B. DE C.V., a Grupo Salinas company (“TV Azteca”) in August 2019, and on March 4, 2020 the Company paid an additional $1,500,000 to TV Azteca in connection with a Strategic Investment Agreement with TV Azteca in order to expand the Allied Esports brand into Mexico. See Note 11 — Commitments and Contingencies, Investment Agreements for additional details.

Note 5 — Deferred Production Costs

Deferred production costs consist of the following:

	September 30, 2020	December 31, 2019
Deferred production costs	$30,231,418	$28,290,200
Less: accumulated amortization	(18,785,320)	(17,327,718)
Deferred production costs, net	$11,446,098	$10,962,482
Weighted average remaining amortization period at September 30, 2020 (in years)	3.43

Production costs of $724,762 and $1,457,602 for the three and nine months ended September 30, 2020 and $605,077 and $2,225,442 for the three and nine months ended September 30, 2019, respectively, were expensed and are reflected in multiplatform content costs in the condensed consolidated statements of operations and comprehensive loss.

Note 6 — Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	September 30, 2020	December 31, 2019
Compensation expense	$617,471	$1,348,066
Payroll tax obligations	118,379	—
Rent	987,572	124,969
Interactive costs	465,813	319,833
Event costs	138,915	186,173
Legal and professional fees	459,591	154,799
Production costs	131,158	55,679
Unclaimed player prizes	471,101	342,535
Other accrued expenses	458,398	721,693
Other current liabilities	112,466	369,614
Accrued leasehold improvements	—	269,110
	$3,960,864	$3,892,471

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 7 — Convertible Debt and Convertible Debt, Related Party

As of September 30, 2020 and December 31, 2019, the Company’s convertible debt consisted of the following:

	September 30, 2020			December 31, 2019
	Gross Principal Amount	Debt Discount	Convertible Debt, Net of Debt Discount	Gross Principal Amount	Debt Discount	Convertible Debt, Net of Debt Discount
Convertible bridge notes	$1,000,000	$—	$1,000,000	$13,000,000	$(154,499)	$12,845,501
Convertible bridge notes, related party	1,000,000	—	1,000,000	1,000,000	(11,885)	988,115
Senior secured convertible notes	5,672,727	(3,090,022)	2,582,705	—	—	—
Total	$7,672,727	$(3,090,022)	$4,582,705	$14,000,000	$(166,384)	$13,833,616

Convertible Bridge Notes and Convertible Bridge Notes, Related Party

Pursuant to an Amendment and Acknowledgement Agreement dated August 5, 2019, the convertible bridge notes (the “Bridge Notes”) are secured by the assets of the Company and originally matured on August 23, 2020 (the “Maturity Date”). The Bridge Notes are convertible into shares of AESE common stock at any time at a conversion price of $8.50 per share. Further, the minimum interest to be paid under each Bridge Note shall be the greater of (a) 18 months of accrued interest at 12% per annum; or (b) the sum of the actual interest accrued plus 6 months of additional interest at 12% per annum. In the event of default, the Bridge Notes shall become immediately due and payable upon the written notice of the holder.

If any holder elects to convert their Bridge Note into common stock, they would be entitled to receive additional shares of common stock (“Contingent Consideration Shares”) equal to the product of (i) 3,846,153 shares, multiplied by (ii) that holder’s investment amount, divided by (iii) $100,000,000, if at any time within five years after the August 9, 2019 closing date, the last exchange-reported sale price of common stock trades at or above $13.00 for thirty (30) consecutive calendar days.

On April 29, 2020, the Company and a holder of a $5,000,000 Bridge Note (the “Noteholder”), entered into a Secured Convertible Note Modification and Conversion Agreement (the “Amendment 1”), pursuant to which the Noteholder converted $2,000,000 of the principal amount of its $5,000,000 Bridge Note into 1,250,000 shares of the Company’s common stock at a reduced conversion price of $1.60 per share. On May 22, 2020, the Company and the Noteholder entered into a Secured Convertible Note Modification and Conversion Agreement No. 2 (“Amendment 2”), pursuant to which the remaining principal amount of the $5,000,000 Bridge Note ($3,000,000) was converted into 2,142,857 shares of the Company’s common stock at a reduced conversion price of $1.40 per share. Further, pursuant to Amendment 1 and Amendment 2, interest on the $5,000,000 principal owed to the Noteholder prior to conversion will continue to accrue through the maturity date as if the principal amount had not been converted. Minimum accrued interest payable pursuant to Amendment 2 in the amount of $1,421,096 (the “Accrued Interest”) is payable on or before the maturity date. No Contingent Consideration Shares were issued in connection with the conversion since the requirements for issuance were not met.

On June 8, 2020, the Company and the Noteholder entered into Secured Convertible Note Modification Agreement No. 3 (“Amendment 3” and together with Amendment 1 and Amendment 2, the “Amendments”). Pursuant to Amendment 3, the Accrued Interest is converted into principal under the Noteholder’s Bridge Note (the “Amended Bridge Note”). See Note 8 — Bridge Note Payable for additional details.

The Company recorded a conversion inducement charge of $5,247,531 as a result of the Amendments, consisting of $4,998,845 representing the value of common stock issued upon conversion in excess of the common stock issuable under the original terms of the $5,000,000 Bridge Note, and $248,686, representing the excess of minimum interest payable pursuant to Amendment 3 over the interest payable pursuant to the original terms of the $5,000,000 Bridge Note.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 7 — Convertible Debt and Convertible Debt, Related Party (cont.)

On June 8, 2020, the Company paid $8,670,431 in satisfaction of principal in the amount of $7,000,000 and interest in the amount of $1,670,431 owed in connection with other Bridge Notes. Further, on June 8, 2020, the Company and the holders (the “Extending Bridge Noteholders”) of the two remaining Bridge Notes outstanding in the aggregate principal amount of $2,000,000 (together, the “Extended Bridge Notes”), of which principal in the amount of $1,000,000 is owed to the spouse of the Company’s Chief Executive Officer and Director, entered into a Secured Convertible Note Modification (Extension) Agreement with the Company (together, the “Bridge Note Extensions”) pursuant to which, among other things, the Extending Bridge Noteholders agreed to extend the maturity date of their respective Extended Bridge Note until February 23, 2022. Interest on the Extended Bridge Notes will continue to accrue at 12.0% per year and may be prepaid without penalty. The remaining provisions of the Extended Bridge Notes remain unchanged and in effect.

On August 13, 2020 the Company paid in cash an aggregate of $425,096 related to interest payable on the Extended Bridge Notes, such that the balance of principal and interest outstanding under the Extended Bridge Notes as of September 30, 2020 is $2,000,000 and $24,760, respectively.

The Company recorded interest expense of $65,836 and $1,355,549 (including amortization of debt discount of $5,386 and $166,385), respectively, related to the Bridge Notes and the Extended Bridge Notes during the three and nine months ended September 30, 2020, and recorded interest expense of $447,847, and $505,710 (including amortization of debt discount of $36,414 and $36,414), respectively, during the three and nine months ended September 30, 2019. As of September 30, 2020, all debt discount on the Convertible Bridge Notes and Extended Bridge Notes has been fully amortized.

Senior Secured Convertible Notes

On June 8, 2020, pursuant to a securities purchase agreement (the “Purchase Agreement”) between the Company and certain accredited investors (the “Investors”), the Company issued two senior secured convertible notes (the “Senior Notes”) with an aggregate principal balance of $9,600,000 and immediately vested five-year warrants to purchase an aggregate 1,454,546 shares of common stock at an exercise price of $4.125 per share for net cash proceeds of $9,000,000. The Senior Notes are secured by the assets of the Company, bear interest at 8% per annum and mature on June 8, 2022, with an aggregate of $1,536,000 of interest guaranteed to be paid to the Investors. The Purchase Agreement contains customary representations and warranties, and the Company agreed it would not take on additional debt from third parties without the Investors’ written approval, subject to certain exceptions for ordinary course trade debt. The Company also agreed to use 35% of the proceeds from future financings in excess of $3 million (or $5 million if approved by the Investors) to pay down the outstanding balance on the Loan. The Company reserves its rights under the Purchase Agreement to consummate, subject to certain exceptions, a debtor or equity offering of up to $5 million in the future.

The Senior Notes and two years of interest are payable in equal monthly installments (the “Monthly Redemption Payment”), commencing on August 7, 2020. Each Monthly Redemption Payment may be paid at the Company’s option in cash, or in shares of common stock (the “Stock Settlement Option”) at a price equal to 87% of the lowest daily volume weighted average price in the 10 days prior to the scheduled payment date (the “Stock Settlement Price”), provided that (i) the Company gives thirty days written irrevocable notice prior to the Monthly Redemption Payment (the “Monthly Redemption Notice”), (ii) all amounts due have been paid timely, (iii) there are sufficient number of authorized shares available to be issued, (iv) the Investors do not possess any material non-public information at the time the Company issues the common stock, and (v) the Company’s shares have met certain minimum volume and closing price thresholds. The Stock Settlement Price cannot be lower than $0.734 per share. Monthly Redemption Payments paid in cash require the payment of a 10% premium in addition to the monthly installment.

Each Investor may accelerate up to four Monthly Redemption Payments in any calendar month and may elect to have such accelerated Monthly Redemption Payments paid in shares of the Company’s common stock at the Stock Settlement Price of the contemporaneous or immediately prior Monthly Redemption Payment, instead of in cash.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 7 — Convertible Debt and Convertible Debt, Related Party (cont.)

The Senior Notes are convertible at each Investor’s option, in whole or in part, and from time to time, into shares of the Company’s common stock (the “Holder Conversion Option” and together, with the Stock Settlement Option, the “ECOs”) at $3.30 per share (subject to adjustment to convert at the same price as any subsequent issuances of Company common stock at a lower issuance price, subject to certain exceptions) (the “Holder Conversion Price”); provided, however, that the parties may not affect any such conversion that would result in an Investor (together with its affiliates) owning in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the conversion (the “Beneficial Ownership Limitation”). Each Investor, upon notice to the Company, may elect to increase or decrease its Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation may not exceed 9.99%. The Company determined that the ECOs contained a beneficial conversion feature (“BCF”) in the amount of $523,636, which was credited to additional paid in capital.

Upon the issuance of the Senior Notes, the Company recorded a debt discount at issuance in the aggregate amount $6,296,555, consisting of (i) the $600,000 difference between the aggregate principal amount of the Senior Notes and the cash proceeds received, (ii) the relative fair value of the warrants of $1,205,959 (which were credited to additional paid in capital), (iii) two years’ guaranteed interest of $1,536,000 (credited to interest payable), (iv) the BCF of $523,636 (credited to additional paid in capital), (v) non-cash interest in the amount of $1,664,000, representing the difference between the anticipated issuance date fair value of common stock issued and the Stock Settlement Price, for Monthly Redemption Payments (credited to interest payable), and (vi) financing costs of $766,961. The debt discount is being amortized using the effective interest method over the term of the Senior Notes. During the three and nine months ended September 30, 2020, the Company recorded amortization of debt discount of $1,219,323 and $1,472,766, respectively, related to the Senior Notes, and recorded an extinguishment loss of $1,733,768 and $1,733,768, respectively, in connection with the extinguishment of Senior Notes resulting from accelerated Monthly Redemption Payments. Debt discount in the amount of $3,090,021 remains to be amortized as of September 30, 2020.

During the three and nine months ended September 30, 2020, the Company issued 3,161,970 shares of its common stock, as Monthly Redemption Payments in satisfaction of aggregate amount of $3,927,273 of principal and $628,364 interest payable owed on the Senior Notes, of which 2,472,302 shares were issued in connection with accelerated Monthly Redemption Payments in the aggregate amount of $3,543,273 (representing $3,054,546 and $488,727 of principal and interest, respectively). The Company recorded additional non-cash interest expense in the amount of $183,373 in connection with Monthly Redemption Payments during the three and nine months ended September 30, 2020, respectively. As of September 30, 2020, gross principal and guaranteed interest of $5,672,727 and $907,636, respectively, remains outstanding on the Senior Notes and is payable in 12 monthly installments through September 1, 2021.

Note 8 — Bridge Note Payable

The Bridge Note Payable consists of the Amended Bridge Note (see Note 7 — Convertible Debt and Convertible Debt, Related Party, Convertible Bridge Notes and Convertible Bridge Notes, Related Party). The Amended Bridge Note matures on February 23, 2022. Interest on the Amended Bridge Note began to accrue on August 23, 2020 at 12% per annum (increasing to 15% per annum upon an event of default as defined in the Amended Bridge Note). Principal and interest owed under the Amended Bridge Note is not convertible into shares of the Company’s common stock. During the three and nine months ended September 30, 2020, the Company recorded interest expense of $17,742 and $17,742, respectively, in connection with the Amended Bridge Note.

Note 9 — Loans Payable

During May 2020, the Company’s subsidiaries received aggregate cash proceeds of $1,592,429 pursuant to three loans (the “PPP Loans”) provided in connection with the Paycheck Protection Program (“PPP”) under the CARES Act. The PPP Loans mature two years from their dates of issuance. Of the total principal owed under the PPP Loans, $907,129 bears interest at 0.98% per annum and $685,300 bears interest at 1.00% per annum, respectively. Monthly amortized principal and interest payments are deferred for six months after the date of disbursement. While the PPP Loans currently have two-year maturities, the amended law permits the borrower to request five-year maturities from its lenders.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 9 — Loans Payable (cont.)

Under the terms of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020, the Company’s subsidiaries are eligible to apply for and receive forgiveness for all or a portion of PPP Loans. Such forgiveness will be determined, subject to limitations, based on the use of PPP loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and on the maintenance of employee and compensation levels during the twenty-four week period following the funding of the PPP Loan. The Company intends to use the proceeds of the PPP Loans solely for Qualifying Expenses. However, no assurance is provided that the Company will be able to obtain forgiveness of the PPP Loans, in whole or in part.

The Company recorded interest expense of $3,936 and $6,626, respectively, related to the PPP Loans during the three and nine months ended September 30, 2020.

Note 10 — Segment Data

Each of the Company’s business segments offer different, but synergistic products and services, and are managed separately, by different chief operating decision makers.

The Company’s business consists of three reportable segments:

Poker, gaming, and entertainment, provided through WPT, including televised gaming and entertainment, land-based poker tournaments, online and mobile poker applications.

E-sports, provided through Allied Esports, including multiplayer video game competitions.

Corporate.

The following tables present segment information for the three and nine months ended September 30, 2020 and 2019 and as of September 30, 2020 and December 31, 2019:

	For the Three Months Ended September 30, 2020				For the Three Months Ended September 30, 2019
	Gaming & Entertainment	E-sports	Corporate(1)	TOTAL	Gaming & Entertainment	E-sports	Corporate(1)	TOTAL
Revenues	$5,291,419	$596,883	$—	$5,888,302	$4,137,091	$1,904,450	$—	$6,041,541
Income (Loss) from Operations	$663,919	$(1,945,413)	$(2,040,432)	$(3,321,926)	$(172,502)	$(2,984,047)	$(661,054)	$(3,817,603)
	For the Nine Months Ended September 30, 2020				For the Nine Months Ended September 30, 2019
	Gaming & Entertainment	E-sports	Corporate(1)	TOTAL	Gaming & Entertainment	E-sports	Corporate(1)	TOTAL
Revenues	$14,240,556	$2,275,086	$—	$16,515,642	$14,022,841	$5,592,094	$—	$19,614,935
Income (Loss) from Operations	$1,115,410	$(11,639,966)	$(5,665,374)	$(16,189,930)	$(1,069,712)	$(8,685,385)	$(661,054)	$(10,416,151)
	As of September 30, 2020				As of December 31, 2019
	Gaming & Entertainment	E-sports	Corporate(2)	TOTAL	Gaming & Entertainment	E-sports	Corporate(2)	TOTAL
Total Assets	$36,673,898	$27,470,708	$1,142,267	$65,286,873	$39,290,001	$28,852,158	$3,178,915	$71,321,074

____________

(1)      Unallocated corporate operating losses result from general corporate overhead expenses not directly attributable to any one of the business segments. These expenses are reported separate from the Company’s identified segments and are included are included in total operating costs and expenses on the accompanying condensed consolidated statements of operations and comprehensive loss.

(2)      Unallocated corporate assets not directly attributable to any one of the business segments.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 10 — Segment Data (cont.)

One customer of the Gaming and Entertainment segment accounted for 14% and 16%, respectively, of that segment’s revenues and during the three and nine months ended September 30, 2020, respectively, and accounted for 13% and 14% of total Company revenues during the three and nine months ended September 30, 2020, respectively. There were no customer concentrations greater than 10% for the Gaming and Entertainment segment for the three and nine months ended September 30, 2019.

One customer of the Esports segment account for 18% and 14% of that segments revenues during the three and nine months ended September 30, 2020. There were no customer concentrations for the E-Sports segment during the three and nine months ended September 30, 2019.

During the nine months ended September 30, 2020, 10% of the Gaming and Entertainment revenues were from foreign sources.

Note 11 — Commitments and Contingencies

Litigations, Claims, and Assessments

The Company is involved in various disputes, claims, liens, and litigation matters arising out of the normal course of business. While the outcome of these disputes, claims, liens and litigation matters cannot be predicted with certainty, after consulting with legal counsel, management does not believe that the outcome of these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

On March 23, 2020, an employee of Allied Esports filed a claim in Los Angeles Superior Court alleging various employment misconduct against Allied Esports, the Company and an officer of the Company in connection with a competition hosted by Allied Esports. The claim alleged damages in excess of $3.1 million. The parties agreed to a mediation and all claims asserted against the Company by the employee for were settled on September 10, 2020 for an amount significantly less than the original claim. The matter is now closed.

Operating Leases

The Company’s aggregate rent expense incurred was $650,438 and $711,302 during the three months ended September 30, 2020 and 2019, respectively, and was $2,113,909 and $2,079,801 during the nine months ended September 30, 2020 and 2019, respectively. Of the aggregate rent incurred during the three months ended September 30, 2020 and 2019, $96,278 and $96,278, respectively, was capitalized into deferred production costs, $353,887 and $448,861, respectively, was included within in-person cost of revenues, and $200,273 and $166,163, respectively, was included within general administrative expenses on the condensed consolidated statements of operations. During the nine months ended September 30, 2020, the Company received a rent abatement in the amount of $91,667 and rent deferrals totaling $250,000 due to the impact of the COVID-19 pandemic. Of the aggregate rent incurred during the nine months ended September 30, 2020 and 2019, $288,835 and $288,835, respectively, was capitalized into deferred production costs, $1,068,440 and $1,073,864, respectively, was included within in-person cost of revenues, and $756,634 and $717,102, respectively, was included within general administrative expenses on the condensed consolidated statements of operations.

Investment Agreements

TV Azteca Agreement

In June 2019, the Company entered into an exclusive ten-year strategic investment and revenue sharing agreement (the “TV Azteca Agreement”) with TV Azteca, in order to expand the Allied Esports brand into Mexico. Pursuant to the terms of the TV Azteca Agreement, as amended, TV Azteca purchased 742,692 shares of AESE common stock for $5,000,000 (the “Purchased Shares”).

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 11 — Commitments and Contingencies (cont.)

In connection with the TV Azteca Agreement, AESE will provide $7,000,000 to be used for various strategic initiatives including digital channel development, facility and flagship construction in Mexico, co-production of Spanish language content, platform localization, and marketing initiatives. The Company will be entitled to various revenues generated from the investment. As of September 30, 2020, the Company has paid $5,000,000.

On July 20, 2020, the Company entered into an Amendment to TV Azteca Agreement (the “Azteca Amendment). The Azteca Amendment provides that, subject to the approval of the terms of the Azteca Amendment by the Company’s Board of Directors: (i) TV Azteca waives the Company’s obligations under the Term Sheet to pay TV Azteca $1,000,000 on each of March 1, 2021 and March 1, 2022 for various strategic initiatives, and to further invest in and develop an esports platform for the Mexican market; (ii) the Company waives the 24-month lock-up that prohibits TV Azteca from selling or transferring the 763,904 shares of Company common stock TV Azteca purchased pursuant to the Share Purchase Agreement (the “Purchased Shares”); (iii) TV Azteca may sell the Purchased Shares in compliance with applicable securities laws, subject to selling at a reasonable market price and subject to a daily volume cap not to exceed 25% of the Company’s total daily Nasdaq trading volume; and (iv) if TV Azteca sells all of the Purchased Shares within a three-month period following the Company’s Board of Directors approval of the Azteca Amendment, for gross proceeds of less than $1,600,000, then on March 1, 2021, the Company shall contribute additional capital to the parties’ strategic alliance pursuant to the Term Sheet in an amount equal to such shortage.

Simon Agreement

In June 2019, the Company entered into an agreement (the “Simon Agreement”) with Simon Equity Development, LLC (“Simon”), a shareholder of the Company, pursuant to which Allied Esports would conduct a series of mobile esports gaming tournaments and events at selected Simon shopping malls and online called the Simon Cup, in each of 2019, 2020 and 2021, and would also develop esports and gaming venues at certain Simon shopping malls in the U.S.

In connection with the Simon Agreement, AESE placed $4,950,000 of cash into an escrow account to be utilized for various strategic initiatives including the build-out of branded esports facilities at Simon malls, and esports event programs. On October 22, 2019, $1,300,000 was released from escrow in order to fund expenses incurred in connection with the 2019 Simon Cup. As of December 31, 2019, the balance in the escrow account was $3,650,000, which is shown as restricted cash on the accompanying condensed consolidated balance sheet.

The Simon Agreement and the related Escrow Agreement, as amended, permitted Simon to request the return of any funds remaining in escrow if the parties did not agree on the 2020 spending plan by March 8, 2020. On March 18, 2020, as the COVID-19 pandemic accelerated in the United States, Simon notified the escrow agent that the parties had not agreed on a 2020 spending plan and requested the return of the remaining funds in the escrow account. The escrow agent returned the remaining $3,650,000 to Simon on March 26, 2020. During the three months and nine months ended September 30, 2020, the Company recorded $0 and $3,650,000, respectively, of stock-based compensation related to the return of cash held in escrow, which is reflected in stock-based compensation expense on the accompanying condensed consolidated statements of operations and comprehensive loss.

The COVID-19 pandemic has delayed indefinitely the parties’ ability to plan and budget for the 2020 and 2021 esports programming and esports venues. The parties have agreed to extend the due date under the applicable agreements from March 8, 2020 to January 31, 2021, in order to continue to develop and budget for the annual esports program and esports venues in future years once the COVID-19 pandemic has ended.

Brookfield Partnership

On January 14, 2020, the Company issued 758,725 shares of its common stock to BPR Cumulus LLC, an affiliate of Brookfield Property Partners (“Brookfield”) in exchange for $5,000,000 (the “Purchase Price”) pursuant to a Share Purchase Agreement (the “Brookfield Agreement”). The Purchase Price was placed into escrow and is to be used by the Company or its subsidiaries to develop integrated esports experience venues at mutually agreed upon shopping malls owned and/or operated by Brookfield or any of its affiliates (each, an “Investor Mall”), that will include a dedicated gaming space and production capabilities to attract and to activate esports and other emerging live

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 11 — Commitments and Contingencies (cont.)

events (each, an “Esports Venue”). To that end, half of the Purchase Price will be released from escrow to the Company upon the execution of a written lease agreement between Brookfield and the Company for the first Esports Venue, and the other half will be released to the Company upon the execution of a written lease agreement between Brookfield and the Company for the second Esports Venue. Further, pursuant to the Brookfield Agreement, the Company must create, produce, and execute three (3) esports events during each calendar year 2020, 2021 and 2022 that will include the Company’s esports truck at one or more Investor Malls at mutually agreed times. The balance held in escrow as of September 30, 2020 is $5,000,000 and is reflected in restricted cash on the accompanying condensed consolidated balance sheet.

Amendments to Employment Agreements

On April 24, 2020, the employment agreement between the Company and the Chief Executive Officer of WPT (the “WPT CEO”) was amended such that effective as of May 1, 2020, the WPT CEO annual salary will be reduced by 10% to approximately $377,000 for a six-month period, and thereafter his full annual salary will be restored.

On April 24, 2020, the employment agreement (the “CEO Agreement”) between the Company and its Chief Executive Officer (the “CEO”), was amended such that effective May 1, 2020, the CEO’s annual salary will be reduced by 80% to $60,000 for a six-month period. On September 30, 2020, the CEO Agreement was further amended such that effective November 1, 2020, the CEO’s annual salary will be $210,000 for a six month period, and thereafter the initial annual base salary of $300,000 set forth in the CEO Agreement will be restored.

Note 12 — Stockholders’ Equity

Amendment to Company Charter

On July 27, 2020, the Company filed an Amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the number of shares of common stock currently authorized by the Certificate by 10,000,000 shares, from 65,000,000 shares to 75,000,000 shares.

Put Option Agreement and Exercise

On February 25, 2020 (the “Effective Date”), the Company entered into a Put Option Agreement (the “Agreement”) with the Chairman of the Company’s Board of Director (the “Chairman”), pursuant to which the Company has an option in its discretion, to sell shares of its common stock (the “Option Shares”) to the Chairman for aggregate gross proceeds of up to $2.0 million, at a purchase price of $1.963 per Option Share, subject to the following limitations:

a)     The total number of shares that may be issued under the Agreement will be limited to 19.99% of the Company’s outstanding shares on the date the Agreement is signed (the “Exchange Cap”), unless stockholder approval is obtained to issue shares in excess of the Exchange Cap;

b)     The Company may not issue and the Chairman may not purchase Option Shares to the extent that such issuance would result in the Chairman and his affiliates beneficially owning more than 19.99% of the then issued and outstanding shares of the Company’s common stock unless (i) such ownership would not be the largest ownership position in the Company, or (ii) stockholder approval is obtained for ownership in excess of 19.99%;

c)       The Company may not issue, and the Chairman may not purchase any Option Shares if such issuance and purchase would be considered equity compensation under the rules of The Nasdaq Stock Market unless stockholder approval is obtained for such issuance; and

d)      Option Shares are subject to a six-month lock-up period whereby they cannot be sold or transferred.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 12 — Stockholders’ Equity (cont.)

On March 9, 2020, the Company provided notice to the Chairman that it had elected to exercise the Put Option to sell 1,018,848 Option Shares at a purchase price of $1.963 per share for total proceeds of $2,000,000, which was recorded as subscription receivable and common stock subscribed on the accompanying condensed consolidated balance sheet. The Option Shares were not deemed to be issued until the closing of the sale of the Option Shares on May 15, 2020. On September 29, 2020, the Company received proceeds of $21,875 from the Chairman, representing the disgorgement of short swing profits realized from the sale of shares.

Stock Options

A summary of the option activity during the nine months ended September 30, 2020 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Yrs)	Intrinsic Value
Outstanding, January 1, 2020	2,480,000	$4.34	9.86	$—
Granted	200,000	2.15
Exercised	—	—
Expired	—	—
Forfeited	(250,000)	4.47
Outstanding, September 30, 2020	2,430,000	$4.15	9.15	$—

Exercisable, September 30, 2020	100,000	$5.66	2.38	$—

Options outstanding and exercisable as of September 30, 2020 are as follows:

Options Outstanding		Options Exercisable
Exercise Price	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$2.11	80,000	—	—
$2.17	120,000	—	—
$4.09	1,890,000	—	—
$5.66	340,000	2.38	100,000
	2,430,000		100,000

Effective June 30, 2020 two of the Company’s directors (the “Resigning Members”) resigned from their positions as members of the Company’s Board of Directors. Options for the purchase of an aggregate of 20,000 shares of common stock, with a grant date value of $43,356, held by the Resigning Directors were modified such that the options will be fully vested on September 20, 2020 and will be exercisable through September 20, 2029. The Company recorded $8,386 of incremental stock-based compensation expense as a result of the option modification during the three and nine months ended September 30, 2020.

On August 7, 2020, the Company’s Board approved, in connection with its general counsel’s transition to a part-time employee, the Company’s waiver of any forfeiture of non-vested options in connection with such transition and termination of employment scheduled for February 2021, such that the options for the purchase of 170,000 shares of common stock (grant date value of $266,733) held by the Company’s general counsel will continue to vest according to their original vesting schedules and will expire ninety days after November 21, 2023. The incremental value of the modified option award of $64,093, along with the unamortized portion of the original award, will be amortized through the termination date in February 2021.

The option grants described below were issued from the Company’s 2019 Stock Incentive Plan (“Incentive Plan”).

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 12 — Stockholders’ Equity (cont.)

On July 1, 2020, the Company issued ten-year options for the purchase of 80,000 shares of common stock, with a grant date value of $61,186, to two directors of the Company. The options are exercisable at $2.11 per share and have a 4-year vesting term, with 25% vesting on each anniversary of the date of grant.

On August 6, 2020, the Company issued ten-year options for the purchase of 120,000 shares of common stock, with an aggregate grant date value of $97,947 to WPT’s general counsel. The options are exercisable at $2.17 per share and have a 4-year vesting term with 25% vesting on each anniversary of the date of grant.

The grant date value of options granted during the three and nine months ended September 30, 2020 were calculated using the Black-Scholes option pricing model, with the following assumptions used:

Risk free interest rate	0.55% – 0.69%
Expected term (years)	6.25
Expected volatility	38%
Expected dividends	0.00%

The expected term used for options is the estimated period of time that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” option grants. The Company is utilizing an expected volatility figure based on a review of the historical volatilities, over a period of time, equivalent to the expected life of the instrument being valued, of similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued.

During the three and nine months ended September 30, 2020, the Company recorded stock-based compensation expense related to stock options issued as compensation of $312,117 and $766,279 respectively, and during the three and nine months ended September 30, 2019, the Company recorded $5,940 and $5,940, respectively. As of September 30, 2020, there was $2,789,317 of unrecognized stock-based compensation expense related to the stock options that will be recognized over the weighted average remaining vesting period of 3.2 years.

Common Stock and Restricted Common Stock

A summary of the non-vested restricted common stock activity during the nine months ended September 30, 2020 is presented below:

	Number of Restricted Stock	Weighted Average Grant Date Fair Value
Non-vested balance, January 1, 2020	80,393	$5.66
Granted	199,143	2.02
Vested	(80,393)	5.66
Forfeited	—	—
Non-vested balance, September 30, 2020	199,143	$2.02

The stock grants described below were issued from the Company’s Incentive Plan.

On July 1, 2020, the Company issued 18,958 shares of restricted common stock with a grant date value $40,000 to two directors of the Company. The restricted common stock remains subject to transfer and forfeiture restrictions until the shares vest on the one-year anniversary of the date of grant.

On August 7, 2020, the Company issued 50,000 shares of its common stock and 50,000 shares of restricted common stock, with an aggregate grant date value of $218,000 to its Chief Financial Officer (“CFO”). The 50,000 shares of restricted common stock have transfer and forfeiture restrictions until the shares vest in two equal installments on August 18, 2021 and August 18, 2022.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 12 — Stockholders’ Equity (cont.)

On August 7, 2020, the Company issued 217,999 shares of common stock with a grant date value of $474,000 to certain officers and employees of the Company, in satisfaction of bonus obligations incurred in previous years, which were included in accrued expenses as of December 31, 2019.

On August 7, 2020, the Company issued 94,471 shares of restricted common stock with a grant date value $205,000 to certain officers and directors. The restricted common stock remains subject to transfer and forfeiture restrictions until the shares vest on the one-year anniversary of the date of grant.

On September 24, 2020, the Company issued 35,714 shares of restricted common stock with a grant date value of $50,000 to its CFO. The restricted common stock remains subject to transfer and forfeiture restrictions until the shares vest in two equal installments on August 18, 2021 and August 18, 2022.

On September 24, 2020, the Company issued 14,286 shares of common stock to the Chairman of the Board of Directors. The common stock was immediately vested with no restrictions and had grant date value of $20,000.

The Company recorded stock-based compensation expense of $265,050 and $496,334, during the three and nine months ended September 30, 2020 respectively, and recorded stock-based compensation of $12,467, during the three and nine months ended September 30, 2019, respectively, related to restricted stock issued as compensation. As of September 30, 2020, there was $364,487 of unrecognized stock-based compensation expense related to restricted stock that will be recognized over the weighted average remaining vesting period of 1.2 years.

Warrants

A summary of warrant activity during the nine months ended September 30, 2020 is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Intrinsic Value
Outstanding, January 1, 2020	18,637,003	$11.50	4.6	$—
Issued	1,454,546	4.13
Exercised	—	—
Cancelled	—	—
Outstanding, September 30, 2020	20,091,549	$10.97	3.9	$—

Exercisable, September 30, 2020	20,091,549	$10.97	3.9	$—

Warrants outstanding and exercisable as of September 30, 2020 are as follows:

Warrants Outstanding			Warrants Exercisable
Exercise Price	Exercisable Into	Outstanding Number of Warrants	Weighted Average Remaining Life in Years	Exercisable Number of Warrants
$11.50	Common Stock	18,637,003	3.9	18,637,003
$4.13	Common Stock	1,454,546	4.7	1,454,546
		20,091,549		20,091,549

On June 8, 2020, the Company issued five-year warrants to purchase 1,454,546 shares of common stock (the “Warrant Shares”) at an exercise price of $4.125 per share, in connection with the issuance of Senior Notes (see Note 7 — Convertible Debt and Convertible Debt, Related Party). The warrants could be exercised on a cashless basis if there was no effective registration statement registering the Warrant Shares at the time of exercise. The registration of the Warrant Shares became effective on July 31, 2020.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 12 — Stockholders’ Equity (cont.)

The Company computed the fair value of the warrants using a Black-Scholes option pricing model using the following assumptions: expected volatility of 45%, risk-free rate of 0.45%, expected term of 5 years, and expected dividends of 0.00%.

Note 13 — Subsequent Events

Senior Note Redemptions

From October 1, 2020 through November 2, 2020, the Company issued 3,120,869 shares of its common stock in order to redeem aggregate principal and interest of $3,037,091 related to the Senior Notes.

Assent Agreement

On October 30, 2020, ESALV entered into an Assent Agreement to Labor Agreement (the “Assent Agreement”) with the International Alliance of Theatrical Stage Employees, Moving Pictures Technicians, Artists and Allied Crafts of the United States, its Territories and Canada, and Local 720, Las Vegas, Nevada (together, the “Union”), pursuant to which ESALV agreed that the Union would be the exclusive bargaining representative for all stagehand employees, audio visual technicians, wardrobe technicians, wardrobe dressers, and working lead persons employed by ESALV and working at Allied Esports’ flagship arena at the Luxor Hotel and Casino in Las Vegas, Nevada. The Assent Agreement provides for carveouts from the agreement in connection with third party customers or clients (including the World Poker Tour) producing events at the arena, and in connection with certain ESALV-produced events at the arena utilizing up to a maximum of six (6) regular employees of the Allied Esports group.

Amended and Restated Certificate of Incorporation

On November 4, 2020, the Company filed with the Delaware Secretary of State an amendment (the “Amendment”) to its Second Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of its common stock from 75,000,000 shares to 100,000,000 shares.

Amended Operating Lease

On November 5, 2020, Allied Esports entered into an amendment of its lease of event space in Las Vegas Nevada (the “Amended Las Vegas Lease”), pursuant to which (i) the monthly rent to be paid for the period from June 25 through December 31, 2020 (the “Rent Relief Period) was reduced to an amount equal to 20% of gross sales (excluding food sales) at the event space (the “Percentage Rent”), (ii) the initial term of the lease was extended for two additional months until May 31, 2023, and (iii) the option period to extend the lease was extended to between April 1, 2022 and September 30, 2022. Pursuant to the Amended Las Vegas Lease, if the aggregate Percentage Rent during the Rent Relief Period is less than $194,000, Allied Esports must pay the shortfall no later than December 31, 2021.

TV Azteca Amendment Update

TV Azteca did not sell all of the Purchased Shares within the allotted timeframe and the Company is no longer required to contribute additional capital to the parties’ strategic alliance pursuant to the Azteca Amendment. See Note 11 — Commitments and Contingencies — TV Azteca Agreement for additional details.

Additional Senior Note Redemptions

From November 16, 2020 through January 4, 2021, the Company issued 3,925,484 shares of its common stock in order to redeem aggregate principal and interest of $3,543,273 related to the Senior Notes. As of the close of business on January 4, 2021, the principal and accrued interest associated with the Senior Notes was repaid in full.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 13 — Subsequent Events (cont.)

2020 Cash Bonus Payments

On December 30, 2020, the Company’s Board of Directors authorized the payment of an aggregate of approximately $673,541 of cash bonuses to the employees of WPT for services provided during the year 2020.

Change of Control Agreements

On December 30, 2020, the Company’s Board of Directors authorized the Company to enter into an agreement with the Company’s CEO which, upon the closing of a transaction that resulted in a change-in-control of WPT, as defined, would obligate the Company to pay the CEO $1,000,000 upon the earlier of his termination of employment with AESE without cause, as defined, or the two-year anniversary of the closing of the change-in-control transaction. Payment may be made in either cash or shares of AESE common stock (valued at the trailing 10-day volume-weighted-average-price prior to the issuance date), at the Company’s discretion.

On December 30, 2020, the Company’s Board of Directors authorized WPT to enter into agreements with the WPT CEO and General Counsel which, upon the closing of a transaction that resulted in a change-in-control of WPT, as defined, would obligate WPT to pay the WPT CEO and General Counsel aggregate lump-sum severance payments of approximately $522,827.

On December 30, 2020, Company’s Board of Directors approved, subject to a change-in-control of WPT which accelerates the vesting of AESE option grants held by WPT employees, the extension of the exercise period of the options as follows: (i) the options to purchase an aggregate of 340,000 shares of AESE common stock held by the WPT CEO and General Counsel may be exercised until the 10-year anniversary of the issuance date, and (ii) the remaining options to purchase an aggregate of 300,000 shares of AESE common stock may be exercised until the one-year anniversary of the change-in-control.

Employment Agreement Amendment

On December 31, 2020, the Company and Frank Ng, who serves as Chief Executive Officer and a director of the Company, amended Mr. Ng’s employment agreement (the “Employment Agreement Amendment”). The Employment Agreement Amendment provides that Mr. Ng’s annual salary will be $400,000 per year payable in cash, and that the Company may, but is no longer required to, issue to Mr. Ng any shares of the Company’s common stock as compensation for his services.

Director Awards

On January 4, 2021, the Company issued to its non-executive directors an aggregate of 126,584 shares of common stock from its 2019 Equity Incentive Plan. The shares were issued for their director services to the Company.

Sale of WPT

On January 19, 2021, the Company and AEM (the “Seller”) entered into a definitive agreement (the “Stock Purchase Agreement” or “SPA”) whereby Club Services, Inc. (“CSI”, the entity that directly or indirectly owns the legal entities comprising the WPT business) would be sold (the “Sale Transaction”) to Element Partners, LLC (the “Buyer”), a Delaware limited liability company formed for the purposes of acquiring the WPT business in the Sale Transaction. Element Partners, LLC is owned by an investment fund.

Pursuant to the SPA, the Buyer intends to purchase 100% of the outstanding capital stock of CSI for a base purchase price of $68.25 million. This base purchase price will be adjusted to reflect the amount of CSI’s cash, indebtedness (other than indebtedness related to an outstanding $685,300 Paycheck Protection Program loan) and accrued and unpaid transaction expenses as of the closing of the Sale Transaction. The Buyer remitted a $4.0 million advance payment of the base purchase price to the Seller upon the execution of the SPA and is required to pay the balance of the base purchase price at the closing of the Sale Transaction.

ALLIED ESPORTS ENTERTAINMENT, INC
Notes to Consolidated Financial Statements

Note 13 — Subsequent Events (cont.)

The Buyer has also agreed to make future payments to the Seller totaling $10.0 million. These future payments will be made on a quarterly basis over the three-year period following the closing of the Sale Transaction, with each payment to be equal to five percent of the aggregate entry fees from World Poker Tour-branded tournaments during the applicable quarterly period (but not to exceed $10.0 million in the aggregate). If the aggregate quarterly payments over such three-year period are less than $10.0 million, Buyer will pay the shortfall to the Seller on the three-year anniversary of the closing of the Sale Transaction.

The SPA may be terminated by the Buyer or the Seller if the closing has not occurred by March 31, 2021, or upon the occurrence of certain customary events as set forth in the SPA. Depending on the circumstances surrounding a termination of the SPA, either party may be required to pay a $3.0 million termination or non-performance fee to the other, and the Seller may be required to return to Buyer the $4.0 million advance payment of purchase price and reimburse the Buyer for up to $1.0 million of its documented out of pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of the SPA and the Sale Transaction.

Effective upon any termination of the SPA, other than a termination in which Buyer is required to pay a termination or non-performance fee to us, Buyer (or its affiliate) and Peerless Media Limited, an indirect subsidiary of the Company that owns intellectual property related to the WPT Business, will enter into a 3-year brand license for Buyer’s (or its affiliate’s) use of the WPT brand in the territory of Asia for real-money gaming in exchange for revenue-based royalty payments of 20% of qualifying revenues, and minimum annual guaranteed royalty payments of $4.0 million, $6.0 million and $8.0 million for the first, second and third years, respectively. Such license will be subject to further customary terms and conditions, and provide Peerless Media Limited with a $2.0 million buy-out right after the first year. In the event of any termination of the SPA under any circumstance in which the Buyer is required to pay a termination fee to us, the Company will have the option, but not obligation, to require the Buyer to into such license agreement with Peerless Media Limited.

Annex A

STOCK PURCHASE AGREEMENT

by and among

ELEMENT PARTNERS, LLC

CLUB SERVICES, INC.

ALLIED ESPORTS MEDIA, INC.

and

ALLIED ESPORTS ENTERTAINMENT, INC.

January 19, 2021

Annex A Page Nos.
Article I	THE STOCK PURCHASE	A-1
1.1	Purchase and Sale of Acquired Equity Interests	A-1
1.2	Tournament Payment	A-1
1.3	Calculation of Consideration	A-2
1.4	Further Action	A-4

Article II	THE CLOSING	A-4
2.1	The Closing	A-4
2.2	Closing Deliveries	A-5
2.3	Closing Conditions	A-6
2.4	Payment of Closing Consideration	A-7
2.5	Payment of Post-Closing Adjustment to Consideration	A-7
2.6	Withholding Taxes	A-8

Article III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-8
3.1	Organization and Good Standing	A-8
3.2	Authority, Enforceability, and Noncontravention	A-8
3.3	Governmental Approvals	A-9
3.4	Conflicts	A-9
3.5	Company Capital Structure	A-9
3.6	Company Subsidiaries	A-10
3.7	No Changes	A-10
3.8	Accounts Receivables	A-10
3.9	Tax Matters	A-10
3.10	Real and Tangible Property; Sufficiency of Assets	A-13
3.11	Intellectual Property	A-13
3.12	Material Contracts	A-14
3.13	Service Provider Plans	A-15
3.14	Employment Matters	A-16
3.15	Company Authorizations	A-18
3.16	Privacy and Data Security	A-19
3.17	Litigation	A-19
3.18	Insurance	A-19
3.19	Compliance with Laws	A-19
3.20	Interested Party Transactions	A-19
3.21	No Brokers	A-19
3.22	Restrictions on Business Activities	A-20
3.23	Books and Records	A-20
3.24	Foreign Corrupt Practices	A-20
3.25	Environmental, Health and Safety Matters	A-20
3.26	Export Control and Economic Sanctions Laws	A-20
3.27	Customers and Suppliers	A-21
3.28	PPP Loan	A-21

Annex A-i

Annex A Page Nos.
Article IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER	A-22
4.1	Organization	A-22
4.2	Authority; No Violation	A-22
4.3	Consents and Approvals	A-22
4.4	Reports; Regulatory Matters	A-23
4.5	Parent SEC Reports	A-23
4.6	Company Financial Statements; Internal Financial Controls	A-24
4.7	Actions; Orders	A-25
4.8	Ownership of Acquired Equity Interests	A-25
4.9	State Takeover Laws	A-25
4.10	Opinion	A-25
4.11	Parent and Seller Information	A-25
4.12	Tax Withholding Information	A-25
4.13	No Other Representations or Warranties	A-25

Article V	REPRESENTATIONS AND WARRANTIES OF BUYER	A-26
5.1	Organization	A-26
5.2	Authority; No Violation	A-26
5.3	Consents and Approvals	A-26
5.4	Broker’s Fees	A-26
5.5	State Takeover Laws	A-26
5.6	Buyer Information	A-26
5.7	Actions; Orders	A-27
5.8	Sufficient Funds	A-27
5.9	No Arrangements with Management or Stockholders	A-27
5.10	Status of Buyer	A-27

Article VI	CONDUCT OF COMPANY BUSINESS	A-27
6.1	Conduct of Company Business	A-27
6.2	Restrictions on Company Activities	A-28

Article VII	ADDITIONAL AGREEMENTS	A-29
7.1	Closing Efforts	A-29
7.2	Regulatory and Other Matters	A-29
7.3	Access to Information	A-30
7.4	Stockholder Approval	A-31
7.5	Advice of Changes	A-31
7.6	No Solicitation	A-31
7.7	Takeover Statutes	A-33
7.8	Litigation	A-33
7.9	Indemnification	A-33
7.10	Tax Matters	A-34
7.11	PPP Loan Forgiveness	A-35
7.12	Support Agreements	A-36
7.13	Non-Competition and Non-Solicitation	A-36
7.14	Intercompany and Related Party Payments	A-37
7.15	Payment of Bonuses and Change of Control Payments	A-37
Annex A-ii

Annex A Page Nos.
Article VIII	SURVIVAL; INDEMNIFICATION	A-37
8.1	Survival of Representations, Warranties, Covenants and Agreements	A-37
8.2	Indemnification Obligations.	A-38
8.3	Indemnification Procedures	A-39
8.4	Indemnification Limitations	A-39
8.5	Purchase Price Adjustment	A-41
8.6	Effect of Investigation	A-41
8.7	Mitigation of Losses	A-41
8.8	Exclusive Remedies	A-41

Article IX	PRE-CLOSING TERMINATION OF AGREEMENT	A-41
9.1	Termination	A-41
9.2	Effect of Termination	A-42
9.3	Fees and Expenses	A-42
9.4	Termination Fees	A-42
9.5	WPT Brand License	A-43
9.6	Amendment	A-44
9.7	Extension; Waiver	A-44

Article X	GENERAL PROVISIONS	A-44
10.1	Certain Interpretations	A-44
10.2	Notices	A-44
10.3	Public Disclosure	A-45
10.4	Assignment; Third Party Beneficiaries	A-45
10.5	Severability	A-45
10.6	Remedies	A-46
10.7	Governing Law	A-47
10.8	Exclusive Jurisdiction	A-47
10.9	WAIVER OF JURY TRIAL	A-47
10.10	Entire Agreement	A-47
10.11	Counterparts	A-47

Annex A-iii

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description
Annex A	Certain Defined Terms

Exhibits	Description
Exhibit A	Form of Seller Stockholder Support Agreement
Exhibit B	Form WPT Brand License
Exhibit C	Form of Primo Vital Support Agreement
Exhibit D	Form of Ourgame Stockholder Support Agreement
Exhibit E	Amendment to Employment Agreement
Exhibit F	Restricted Business

Schedules	Description
Schedule 1.3	Pre-Closing Statement
Schedule 2.3(b)(iv)	Required Consents

Annex A-iv

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 19, 2021, is entered into by and among Element Partners, LLC, a Delaware limited liability company (“Buyer”), Club Services, Inc., a Nevada corporation (the “Company”), Allied Esports Media, Inc., a Delaware corporation, Allied Esports Media, Inc., a Delaware corporation (“Seller”), and Allied Esports Entertainment, Inc., a Delaware corporation (“Parent”). Buyer, the Company, Seller and Parent are collectively referred to herein as the “Parties” and each individually as a “Party.”

WITNESSETH

WHEREAS, Parent owns beneficially and of record 100% of the issued and outstanding equity interests of Seller, which owns beneficially and of record 100% of the issued and outstanding equity interests of the Company (the “Acquired Equity Interests”);

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Acquired Equity Interests (such purchase and sale, and the related transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the respective boards of directors of Parent and Seller have each approved and deemed expedient and in the best interests of Parent and Seller, respectively, and their respective stockholders, this Agreement and the Transactions and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the Transactions;

WHEREAS, on or prior to the date hereof, Parent, in its capacity as the sole stockholder of Seller, has adopted, authorized and approved this Agreement and the transactions contemplated hereby; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement for Buyer to enter into this Agreement and the Transactions, Buyer and the other parties thereto are entering into the Seller Stockholder Support Agreements.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

Article I
THE STOCK PURCHASE

1.1 Purchase and Sale of Acquired Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase (or cause one or more of its subsidiaries to purchase), and Seller shall sell, all of the Acquired Equity Interests in exchange for aggregate cash payments comprised of (a) $68.25 million in cash, consisting of a payment in the amount of $4.0 million payable upon the Parties’ execution of this Agreement (the “Initial Payment”) and $64.25 million payable upon the Closing (the “Closing Cash Payment”) and (b) the Tournament Payment (collectively with the Initial Payment and the Closing Cash Payment, the “Unadjusted Purchase Price”), as adjusted pursuant to the terms of this Article I, payable in accordance with the terms of this Agreement. The Initial Payment is non-refundable to Buyer for any reason except as set forth in Article IX.

1.2 Tournament Payment. On and subject to the terms of this Section 1.2, Buyer shall pay Seller an aggregate amount equal to the Tournament Payment.

(a) Definitions. For all purposes of this Agreement, “Tournament Payment” shall mean the following amounts, collectively:

(i) the amount equal to the lesser of (A) five percent (5%) of the aggregate entry fees from World Poker Tour-branded tournaments during the period beginning on the first day after the Closing and ending on the last day of the calendar quarter in which the Closing occurs (the “First Quarterly Payment Period”) or (B) by the amount by which $10 million exceeds any amounts offset from the Quarterly Tournament Payments pursuant to Section 8.4(c)(i) (the “First Quarterly Tournament Payment”);

Annex A-1

(ii) the amount equal to the lesser of (A) five percent (5%) of the aggregate entry fees from World Poker Tour-branded tournaments during each calendar quarter after the First Quarterly Payment Period (the “Subsequent Quarterly Payment Periods,” and together with the First Quarterly Payment Period, the “Quarterly Payment Periods”) or (B) the amount, which may be zero, by which $10 million exceeds the sum of (1) the First Quarterly Tournament Payment, (2) all Quarterly Tournament Payments on account of Subsequent Quarterly Payment Periods arising under (A) above prior to the date of such Tournament Payment (the “Subsequent Quarterly Tournament Payments,” and together with the First Quarterly Tournament Payment, the “Quarterly Tournament Payments”), and (3) amounts offset from the Quarterly Tournament Payments pursuant to Section 8.4(c)(i); and

(iii) the amount equal to the difference, which may be zero, between $10 million and an amount equal to the sum of (A) the aggregate amount of any Quarterly Tournament Payments theretofore actually made by Buyer to Seller under this Section 1.2 and (B) any amounts offset from the Quarterly Tournament Payments pursuant to Section 8.4(c)(i) (the “Final Tournament Payment”).

(b) Procedures. Not later than ninety (90) days after the end of each of the Quarterly Payment Period, Buyer shall prepare and deliver to Seller a statement setting forth its determination of the aggregate entry fees from World Poker Tour-branded tournaments during such period and Buyer’s calculation of the Quarterly Tournament Payment based thereon, together with such supporting documentation as may be reasonably necessary for Seller to verify and determine the amounts set forth therein (such statement, a “Tournament Statement”). Seller may review once during each calendar year any part or all of a Tournament Statements delivered during such calendar year, which review and resolution shall be subject to the provisions of Section 1.3(d), mutatis mutandis, and any disputes between Buyer and Seller with respect to any Tournament Statement or any amount payable to Seller in respect of the Quarterly Tournament Payments during such calendar year shall be resolved pursuant to the provisions of Section 1.3(e), mutatis mutandis.

(c) Payment Schedule. Buyer shall pay the amounts comprising the Tournament Payment at the times and in the manner set forth below:

(i) Buyer shall pay Seller, via wire transfer of immediately available funds to an account designated by Seller, each Quarterly Tournament Payment contemporaneously with delivery of the Tournament Statement to which the Quarterly Tournament Payment relates.

(ii) Buyer shall pay Seller, via wire transfer of immediately available funds to an account designated by Seller, the Final Tournament Payment, on the third anniversary of the Closing Date. Not later than concurrently with such payment, Buyer shall deliver to Seller a statement showing its calculation of the amount payable in respect of the Final Tournament Payment. Notwithstanding any other provision of this Section 1.2 or otherwise, the maximum aggregate amount payable by Buyer pursuant to this Section 1.2 shall be $10 million. For the purpose of clarification, Buyer’s payment of an aggregate of $10 million to Seller pursuant to this Section 1.2 shall immediately and automatically be deemed to resolve any pending disputes with respect to amounts payable under this Section 1.2; provided, that if Buyer’s payment to Seller of an aggregate of $10 million to Seller resolves any dispute or disputes between such Parties that is then pending with the Accounting Firm, Buyer and Seller shall, notwithstanding the provisions of Section 1.2(b) or Section 1.3(e), each pay to the Accounting Firm fifty percent (50%) of the accrued and unpaid aggregate fees and expenses of the Accounting Firm incurred in connection with such dispute or disputes deemed resolved pursuant to this Section 1.2(c)(ii).

1.3 Calculation of Consideration.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Company Cash” shall mean without duplication, as of the Determination Time and determined in accordance with the Applicable Accounting Principles, the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, which shall be (A) reduced by the amount of any drafts, checks and wires issued by the Company or any of its Subsidiaries but not yet cashed or cleared, any amounts paid by the Company or any of its Subsidiaries with respect to Taxes on the Closing Date (and any withholding Tax or other costs of repatriating any cash held by non-U.S. Subsidiaries), and any restricted cash (including any security deposits and cash posted for bonds, letters of credit or similar instruments, and amounts held in escrow), and (B) increased by the amount of all drafts, checks, incoming wires and other deposits made to the Company or any of its Subsidiaries but not yet credited or cleared.

Annex A-2

(ii) “Company Indebtedness” shall mean, without duplication, as of the Determination Time and determined in accordance with the Applicable Accounting Principles, an amount equal to the sum of all outstanding guaranties and indebtedness for borrowed money owed to third parties (whether short- or long-term, whether or not due and payable, to the extent they are owed or guaranteed by the Company or any Subsidiary), including all unfunded severance payment obligations, bank debt and notes, and all fees, expenses or termination payments, or accumulated interest in connection therewith, but excluding any outstanding principal, accrued interest and other amounts payable under the PPP Loan.

(iii) “Determination Time” shall mean 12:01 a.m. Pacific Time on the Closing Date, provided that the Determination Time with respect to Pre-Closing Taxes shall be 11:59 p.m. Pacific Time on the Closing Date.

(iv) “Total Closing Consideration” shall mean an amount equal to (A) the Total Consideration, minus (B) the Tournament Payment, minus (C) the Initial Payment.

(v) “Total Consideration” shall mean an amount equal to (A) the Unadjusted Purchase Price, plus (B) the Company Cash, if any, minus (C) any Transaction Expenses remaining unpaid at Closing, minus (D) any Company Indebtedness remaining unpaid at Closing, and minus (E) a good faith estimate of Pre-Closing Taxes to the extent not previously paid or satisfied.

(vi) “Transaction Expenses” shall mean, without duplication, whether or not payable prior to, on or after the Closing Date, all fees and expenses incurred by or on behalf of the Company or any Subsidiary, or for or with respect to which the Company or any Subsidiary has any obligation or liability, in connection with this Agreement and the Transactions and unpaid as of the Determination Time, including all fees and expenses incurred by the Company or any Subsidiary with respect to: (a) all third-party legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions; (b) Transaction Payroll Taxes, and (c) all sale, “stay-around,” retention, change of control, severance or similar bonuses or amounts that will become payable by the Company or any Subsidiary prior to the Closing with respect to employees, in connection with or as a result of the consummation of the Transactions. For the avoidance of doubt, Transaction Expenses shall be calculated without duplication of any amounts included in Company Indebtedness.

(b) Preparation and Delivery of Pre-Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer a certificate (the “Pre-Closing Statement”), executed by an officer of the Company, setting forth the Company’s good faith calculation of Total Consideration, showing in sufficient detail the applicable calculations and descriptions for each line item therein, including, without limitation, (i) the Company Cash, (ii) each item of any unpaid Company Indebtedness with a description of the nature of such Company Indebtedness and the Person to whom such Company Indebtedness is owed, and (iii) each item of unpaid Transaction Expenses, with a description of the nature of such Transaction Expenses and the Person to whom such Transaction Expenses are or were owed. The Pre-Closing Statement shall be accompanied by such supporting documentation, information and calculations as are necessary for Buyer to verify and determine the amounts set forth therein, as listed in Schedule 1.3. An illustrative example of the Pre-Closing Statement to be prepared by the Company and delivered to Buyer is set forth on Schedule 1.3.

(c) Preparation and Delivery of Post-Closing Statement. As promptly as practicable, but in no event later than 90 calendar days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a certificate (the “Post-Closing Statement”), executed by an officer of Buyer, setting forth Buyer’s good faith calculation of (i) the Company Indebtedness, (ii) the Transaction Expenses as of the Determination Time, (iii) the Pre-Closing Taxes as of the Determination Time, and (iv) the Company Cash, in each case, showing in reasonable detail the calculation thereof. The Post-Closing Statement shall be set out in accordance with the Pre-Closing Statement and on the basis delineated in Section 1.3(d).

(d) Review of Post-Closing Statement. Seller shall have 30 days following its receipt of the Post-Closing Statement (the “Review Period”) to review the Post-Closing Statement, and Buyer shall, promptly upon Seller’s request, provide relevant portions of books and records necessary for Seller to review the items set forth in the Post-Closing Statement during the Review Period. On or before the expiration of the Review Period, Seller shall deliver to Buyer a written statement accepting or disputing the Post-Closing Statement. In the event that Seller shall dispute the Post-Closing Statement, such statement shall include an itemization of Seller’s objections and the reasons therefor including any supporting documentation, information and calculations (such statement, a “Dispute Statement”). Any

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component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal. If Seller does not deliver a Dispute Statement to Buyer within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(e) Dispute Resolution. If Seller delivers a Dispute Statement during the Review Period, Buyer and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the 30 calendar days immediately following Buyer’s receipt of the Dispute Statement, or such longer period as Buyer and Seller may mutually agree in writing (the “Resolution Period”). Any such disputed items that are resolved by Buyer and Seller during the Resolution Period shall be in writing and shall be final and binding on the Parties and not subject to appeal. If Buyer and Seller do not resolve all such disputed items by the end of the Resolution Period, Buyer and Seller shall submit all items remaining in dispute with respect to the Dispute Statement to RSM US LLP or such other independent certified public accounting firm that is acceptable to both Buyer and Seller (the “Accounting Firm”) for review and resolution. The Accounting Firm shall make all calculations in accordance with the practices used in preparation of the Post-Closing Statement, shall determine only those items remaining in dispute between Buyer and Seller, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Buyer in the Post-Closing Statement or the amount of such disputed item as proposed by Seller in the Dispute Statement. Each of Buyer and Seller shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other Party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Buyer and Seller) of the disputed items within 15 calendar days of receipt of the disputed items, which determination shall be final and binding on the Parties and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted.

(f) Final Total Consideration. The Total Consideration, as deemed final and binding on the Parties pursuant to this Section 1.3, is referred to herein as the “Final Total Consideration.”

1.4 Further Action. If at any time from and after the Closing, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and its Subsidiaries, Buyer, Parent, Seller, and the officers and directors of the Company, the manager of Buyer and, if applicable, the officers and directors of Parent and Seller, are fully authorized in the name of their respective entities or otherwise to take, and shall take, all such lawful and necessary action.

Article II
THE CLOSING

2.1 The Closing. The Parties shall consummate the Transactions at a closing (the “Closing”) to take place electronically by the exchange of .PDF copies of documents as soon as practicable (but in no event more than three (3) Business Days) following the satisfaction or waiver of all of the conditions set forth in Section 2.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing), unless another date is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

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2.2 Closing Deliveries.

(a) Parent and Seller Closing Deliveries. At the Closing and subject thereto, Parent and Seller shall deliver (or cause to be delivered) to Buyer the following:

(i) all certificates held by Seller evidencing the Acquired Equity Interests, duly endorsed for transfer in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(ii) the written resignations of the directors and officers of the Company and WPT, duly executed by such directors and officers;

(iii) the Seller Stockholder Support Agreements, duly executed by the parties thereto other than Buyer;

(iv) unless previously delivered to Buyer pursuant to Section 7.12, the Ourgame Stockholder Support Agreements, duly executed by the parties thereto other than Buyer;

(v) unless previously delivered to Buyer pursuant to Section 7.12, the Primo Vital Support Agreement, duly executed by the parties thereto other than Buyer;

(vi) Payoff Letter(s) (each, a “Payoff Letter” and, collectively, the “Payoff Letters”) and Release(s) of Guarantees, in form and substance reasonably satisfactory to Buyer, with respect to the Company Indebtedness;

(vii) the written consent of Parent, in its capacity as the sole stockholder of Seller, adopting, authorizing and approving this Agreement and the Transactions, which consent constitutes the Seller Stockholder Approval;

(viii) a certificate, signed by an officer of Seller, certifying that true, complete and correct copies of the Fundamental Documents of the Company and each Subsidiary, as in effect on the Closing Date, are attached to such certificate;

(ix) a transition services agreement with respect to the services of certain employees of the Company and Parent after the Closing Date in a form mutually and reasonably agreed to by Parent and the Company duly executed by the parties thereto (the “Transition Services Agreement”); and

(x) an amendment of that certain Executive Engagement Agreement dated January 24, 2018, as amended by that certain Amendment 1 dated June 1, 2018, originally entered into by Ourgame and Adam Pliska and subsequently assigned by Ourgame to Parent pursuant to that certain Assignment and Assumption Agreement dated April 24, 2020 in the form attached as Exhibit E, duly executed by Parent, the Company and Mr. Pliska; and

(xi) such other documents and instruments as Buyer may reasonably request in order to effectively transfer to Buyer, and vest in Buyer full and marketable title in and to, the Acquired Equity Interests, free and clear of all liabilities and all Liens, including Encumbrance And Restriction Free Company Intellectual Property.

(b) Buyer Closing Deliveries. At the Closing and subject thereto, Buyer shall deliver (or cause to be delivered) the following:

(i) to Seller, a cash payment via wire transfer of immediately available funds in the aggregate amount of the Total Closing Consideration, to the account(s) of Seller designated on the Payment Spreadsheet;

(ii) to each of the applicable lender(s) under the respective Payoff Letters, the cash payments, in each case via wire transfer of immediately available funds, set forth in such Payoff Letter(s) and the Payment Spreadsheet in order to fully satisfy all outstanding Company Indebtedness to which such Payoff Letter(s) relate;

(iii) to the vendors owed any Transaction Expenses that have not been paid as of immediately prior to the Closing, cash payments via wire transfer of immediately funds in the respective amounts owed to such vendors and to their respective accounts designated in the Payment Spreadsheet;

(iv) the Seller Stockholder Support Agreements, duly executed by Buyer;

(v) unless previously delivered by Buyer to Parent and the signatories to the Ourgame Stockholder Support Agreements pursuant to Section 7.12, the Ourgame Stockholder Support Agreements, duly executed by Buyer; and

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(vi) unless previously delivered by Buyer to Parent and Ourgame pursuant to Section 7.12, the Primo Vital Support Agreement, duly executed by Buyer.

2.3 Closing Conditions.

(a) Mutual Conditions. The respective obligations of the Parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(i) Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(ii) No Injunctions or Restraints; Illegality. No Order or other Law preventing or making illegal the consummation of the Transactions shall be in effect.

(iii) No Litigation. There shall be no pending Action by any Governmental Entity (A) challenging the Transactions, seeking to restrain or prohibit the consummation of the Transactions or seeking to obtain from Parent and/or Seller any damages that are material in relation to Parent, Seller and their respective subsidiaries taken as a whole, or (B) seeking to prohibit Buyer from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries as a result of the Closing.

(b) Conditions to Obligations of Buyer. The obligation of Buyer to effect the Transactions is also subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of the following conditions:

(i) Representations and Warranties. Subject to the standard set forth in Section 2.3(d), the representations and warranties of Parent, Seller and the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to the foregoing effect.

(ii) Performance of Obligations of Seller and Parent. Each of Seller and Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Buyer shall have received a certificate signed on behalf of each of Seller and Parent by their respective Chief Executive Officer or the Chief Financial Officer to such effect.

(iii) No Parent, Seller or Company Material Adverse Effect. Between the date hereof and Closing, no Material Adverse Effect with respect to Parent, Seller or the Company shall have occurred and Buyer shall have received a certificate signed on behalf of each of Seller and Parent by their respective Chief Executive Officer or the Chief Financial Officer to such effect.

(iv) Third Party Consents. Buyer shall have received copies of the consents and approvals set forth on Schedule 2.3(b)(iv), duly executed by the Persons respectively giving the same.

(v) FIRPTA Certificate. Buyer shall have received a certificate from Seller certifying as to Seller’s status as a U.S. person in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(b), duly executed by Seller.

(vi) Parent and Seller Closing Deliveries. Each of Parent and Seller shall have made all of the Closing deliveries specified in Section 2.2(a).

(c) Conditions to Obligations of Parent and Seller. The obligation of Parent and Seller to effect the Transactions is also subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions:

(i) Representations and Warranties. Subject to the standard set forth in Section 2.3(d), the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Seller shall have received a certificate signed on behalf of Buyer by the Manager of Buyer to the foregoing effect.

(ii) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Seller shall have received a certificate signed on behalf of Buyer by the Manager of Buyer to such effect.

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(iii) Buyer Closing Deliveries. Buyer shall have made all of the Closing deliveries specified in Section 2.2(b).

(d) Standard. For purposes of Sections 2.3(b)(i) and 2.3(c)(i) only, no representation or warranty of the Company contained in Article III, or of Parent and Seller contained in Article IV, or of Buyer contained in Article V shall be deemed untrue, inaccurate or incorrect under this Agreement as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Seller or Parent, or Article V, in the case of Buyer, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company, Seller or Buyer, respectively (disregarding, except as it relates to Section 4.8, all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Sections 3.1(a), 3.2(a), 3.4(a), 3.5, 3.9, 3.21 and 3.28, in the case of the Company (the “Company Fundamental Representations”); Sections 4.2(a), 4.2(b)(i), 4.6(c), 4.8 and 4.11, and the last sentence of Section 4.6(b) in the case of Parent and Seller (the “Parent and Seller Fundamental Representations”); and Sections 5.1, 5.2(a), 5.2(b)(i), and 5.4, in the case of Buyer (the “Buyer Fundamental Representations” and collectively with the Company Fundamental Representations and Parent and Seller Fundamental Representations, the “Fundamental Representations”), shall be deemed untrue and incorrect if not true and correct in all respects (other than the representations and warranties of the Company contained in Sections 3.9 and 3.28, which shall be true and correct in all material respects).

(e) Frustration of Closing Conditions. Neither Parent or Seller, on the one hand, nor Buyer, on the other hand, may rely on the failure of any condition set forth in Section 2.3(a), Section 2.3(b), or Section 2.3(c), as applicable, to be satisfied if such failure was primarily caused by the Party relying on such failure to perform any of its material obligations under this Agreement.

2.4 Payment of Closing Consideration.

(a) Payment Spreadsheet. At least two (2) Business Days prior to the Closing, the Company shall deliver to Buyer a spreadsheet (the “Payment Spreadsheet”) setting forth the following information, in form and substance reasonably satisfactory to Buyer and accompanied by documentation reasonably satisfactory to Buyer in support of the information set forth therein:

(i) a calculation of the Total Consideration and all components thereof;

(ii) a listing of (A) each lender with respect to any Company Indebtedness to which a Payoff Letter relates, together with the aggregate amount payable to such lender and the wire transfer information for the account or accounts at which such lender is to receive such payment, in each case as set forth on the applicable Payoff Letter, and (B) each vendor owed any Transaction Expenses in connection with the Transactions, together with the aggregate amount payable to such vendor and the wire information for the account or accounts at which such vendor is to receive payment of such amount; and

(iii) with respect to Seller: (A) the name and address of Seller, (B) the number, class and series of all of the Company Equity Capital held by Seller, (C) the date of acquisition all of the Company Equity Capital held by Seller, (D) the aggregate Total Closing Consideration that Seller is entitled to receive pursuant to Section 1.3, (E) withholding Tax deducted and withheld under Section 2.6, (F) with respect to any shares of Company Equity Capital that are “covered securities” within the meaning of Treasury Regulations Section 1.6045-1(a)(15), the adjusted tax basis of such shares, and (G) wire information for the designated account or accounts at which Seller is to receive the Total Closing Consideration.

(b) No Liability. Notwithstanding anything to the contrary in this Section 2.4, none of Buyer, the Company and Seller shall be liable to any Person for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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2.5 Payment of Post-Closing Adjustment to Consideration.

(a) Positive Adjustment. If (i) the amount of the Final Total Consideration exceeds the amount of the Total Consideration, in each case, disregarding the Tournament Payment (such excess amount, the “Positive Adjustment Amount”), then within three (3) Business Days after the determination of the Final Total Consideration pursuant to Section 1.3, Buyer shall deliver to Seller an amount in cash equal to the Positive Adjustment Amount as set forth on the Payment Spreadsheet, in immediately available funds by wire transfer to an account designated by Seller in writing.

(b) Negative or No Adjustment. If (i) the amount of the Total Consideration exceeds the amount of the Final Total Consideration, in each case, disregarding the Tournament Payment (such excess amount, the “Negative Adjustment Amount”), then Seller shall deliver to Buyer an amount in cash equal to the portion of the Negative Adjustment Amount as set forth on the Payment Spreadsheet, in immediately available funds by wire transfer to an account designated by Buyer in writing.

(c) Tax Treatment. Any payment made under this Section 2.5, to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Total Consideration.

2.6 Withholding Taxes. The Company and Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or non-U.S. Tax Law or under any Laws or Orders. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure letter supplied by Parent, Seller and the Company to Buyer on the date of this Agreement (the “Disclosure Letter”) or in any other section, subsection or subclause of the Disclosure Letter if and to the extent that it is reasonably apparent that it applies to such other section, subsection or subclause of Article III and Article IV, the Company hereby represents and warrants to Buyer as follows:

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Nevada. The Company has the requisite power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has made available to Buyer true, correct and complete copies of its Fundamental Documents, each in full force and effect on the date of this Agreement (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed, nor has any Person proposed, any amendment to any of the Charter Documents.

(c) Section 3.1(c) of the Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of Directors of the Company and of the Board of Directors of each of the Subsidiaries and (ii) the names and titles of the officers of the Company and each of the Subsidiaries.

(d) Except as set forth on Section 3.1(d) of the Disclosure Letter, the Company and its Subsidiaries has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement.

3.2 Authority, Enforceability, and Noncontravention.

(a) The Company has all requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly

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authorized by all necessary action on the part of the Company (including the approval of the Board of Directors of the Company) and no further action is required on the part of the Company to authorize this Agreement or to consummate the Transactions.

(b) This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and binding obligations of the Company enforceable against it in accordance with its terms, subject to (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(c) The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Liens (other than Permitted Liens), on any of the properties or assets of the Company or any Subsidiary, or any of the Company Equity Capital or any equity interest of a Subsidiary, (ii) except as set forth in Section 3.2(c) of the Disclosure Letter, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Charter Documents or any resolution adopted by Seller (in its capacity as the Company’s sole shareholder) or the Board of Directors of the Company, (B) any Contract or (C) any Law, or (iii) contravene, conflict with or result in a violation of any Order to which the Company or any of the assets owned or used by the Company is subject.

3.3 Governmental Approvals. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

3.4 Conflicts. The execution and delivery by the Company of this Agreement, and the consummation of the Transactions, will not conflict with or result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents or Fundamental Documents of any Subsidiary, as amended, (b) any Material Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Law or Order applicable to the Company or any Subsidiary or any of their respective properties or assets (whether tangible or intangible). Section 3.4 of the Disclosure Letter sets forth all necessary consents, waivers and approvals of parties to any such Material Contracts as are required thereunder in connection with the Transactions, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company and the Subsidiaries, as the case may be, under such Material Contracts from and after the Closing.

3.5 Company Capital Structure.

(a) The authorized equity capital of the Company consists of two shares of common stock, $0.01 par value per share, of which two shares are issued and outstanding. All of the outstanding Company Equity Capital is held by Seller. All outstanding Company Equity Capital is duly authorized, validly issued, fully paid and non-assessable and is not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. The Company holds no treasury shares.

(b) All outstanding Company Equity Capital has been issued in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends with respect to any Company Equity Capital. The Company has no other equity interests authorized, issued or outstanding.

(c) Except as disclosed in Section 3.5(c) of the Disclosure Letter, none of the Company nor its Subsidiaries has adopted, sponsored or maintained any equity option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares, cash or otherwise).

(d) No bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary is outstanding as of the date of this Agreement (i) having the right to vote on any matters on which holders of Company Equity Capital may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting interests of the Company.

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(e) Except as disclosed in Section 3.5(c) of the Disclosure Letter, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized equity appreciation, phantom unit, profit participation, or other similar rights with respect to the Company or any Subsidiary (whether payable in shares, cash or otherwise). There are no voting trusts, proxies, or other agreements or understandings with respect to the voting interests of the Company or any Subsidiary, and there are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Equity Capital or equity interests of any Subsidiary.

3.6 Company Subsidiaries. Other than WPT, Peerless Holdings and Peerless (each, a “Subsidiary”), the Company does not own, directly or indirectly, any of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body of any corporation, limited liability company, partnership, association, joint venture or other business entity. Each Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the power to own its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the outstanding equity interests of each Subsidiary are owned of record and beneficially, directly or indirectly, by the Company. All outstanding equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Fundamental Documents of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws.

3.7 No Changes. Since the Balance Sheet Date through the date of this Agreement, except as set forth on Section 3.7 of the Disclosure Letter, or in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the Transactions, (a) no Material Adverse Effect has occurred, and (b) neither the Company nor any Subsidiary has taken any action that would be prohibited by Section 6.2 if proposed to be taken after the date of this Agreement.

3.8 Accounts Receivables. The accounts receivable of the Company and its Subsidiaries reflected in the Financials arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or, to the Company’s Knowledge, are collectible in the book amounts thereof, less an amount not in excess of the allowances for doubtful accounts provided for in the Financials. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP. None of the accounts receivable of the Company or any Subsidiary shown on the Financials is subject to any asserted claim of offset, recoupment, setoff or counter-claim. Except as set forth on Section 3.8(i) of the Disclosure Letter, no Person has any Lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Section 3.8(ii) of the Disclosure Letter sets forth an aging of the Company’s and the Subsidiaries’ accounts receivable in the aggregate and by customer as of November 30, 2020, and indicates the amounts of allowances for doubtful accounts and warranty returns. Each account receivable is free and clear of all Liens (other than Permitted Liens). No accounts receivable of the Company and the Subsidiaries are subject to asserted warranty claims by customers.

3.9 Tax Matters.

(a) Parent, Seller, the Company and its Subsidiaries have timely filed all returns, estimates, information statements and reports including any schedules or attachments thereto or any amendments thereof (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their operations, as

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applicable, and all such Tax Returns are true, complete and correct in all material respects. All Taxes required to have been paid by or with respect to the Company or any of its Subsidiaries have been timely paid. The Company and its Subsidiaries have delivered or made available to Parent accurate and complete copies of all income or other material Tax Returns of or with respect to the Company or any of its Subsidiaries filed since January 1, 2015.

(b) Each of the Company and its Subsidiaries: (i) has timely deducted and withheld all required amounts from its employees, agents, shareholders, contractors and other third parties and timely remitted such amounts to the appropriate Governmental Entity; (ii) has timely filed all withholding Tax Returns; and (iii) has complied with all laws with respect to withholding Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, and 1446 of the Code or similar provisions under any non-U.S. Law).

(c) Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business. Neither the Company nor any of its Subsidiaries is liable for any Pre-Closing Taxes that are due and payable.

(d) There are no jurisdictions in which the Company or any of its Subsidiaries is required to file a Tax Return other than the jurisdictions in which Parent, Seller, the Company or its Subsidiaries, as applicable, has filed Tax Returns. Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch, permanent establishment, place of control and management or other place of business in that jurisdiction. No claim has ever been made by a Governmental Entity in a jurisdiction where Parent, Seller, the Company or any of its Subsidiaries does not file Tax Returns that the Company or its Subsidiary, as applicable, is or may be required to file a Tax Return in, or be subject to Tax by, that jurisdiction.

(e) There are no extensions of time currently in effect or requested by or on behalf of the Company or any of its Subsidiaries with respect to dates on which any Tax Returns are due to be filed by Parent, Seller, the Company or any of its Subsidiaries. None of Parent, Seller, the Company nor any of its Subsidiaries has waived or consented to the extension of any statute of limitations in respect of Taxes, which waiver or extension is still outstanding.

(f) None of Parent, Seller, the Company nor any of its Subsidiaries is the subject of any audit, examination or other proceeding by any Governmental Entity with respect to Taxes concerning or attributable to the Company, its Subsidiaries or their operations, and to the Company’s Knowledge, no such proceeding is pending or threatened with respect to the Company or any of its Subsidiaries. None of Parent, Seller, the Company nor any of its Subsidiaries has received from any Governmental Entity notice indicating an intent to open such proceeding. There are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable (and for which there are full and adequate accruals in accordance with GAAP).

(g) None of Parent, Seller, the Company nor any of its Subsidiaries has received any written notice of a proposed adjustment, deficiency, or underpayment of Taxes from any Governmental Entity.

(h) The Company and each of its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of: (i) any change in accounting method made prior to the Closing; (ii) any deferred intercompany gain or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of U.S. state (including any deferred intercompany stock account pursuant to Cal. Code Regs., tit. 18 section 25106.5-1), local or non-U.S. law) in connection with a transaction consummated on or prior to the Closing Date; (iii) any installment sale or other open transaction disposition made on or prior to the Closing Date; (iv) any prepaid amount received outside the ordinary course of business on or prior to the Closing Date; (v) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; or (vi) the application of Section 965 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law). None of Parent, Seller, the Company has made an election pursuant to Section 965(h) of the Code (or any corresponding or similar provision of U.S. state, local, or non-U.S. Law) relating to the Company or its Subsidiaries or their operations.

(i) Neither the Company nor any of its Subsidiaries has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes transactions contemplated in this Agreement.

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(j) No power of attorney granted by or with respect to the Company or any of its Subsidiaries for Taxes is currently in force.

(k) No ruling with respect to Taxes has been requested by or on behalf of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) The Company and each of its Subsidiaries are in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company or any Subsidiary are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(n) The Company and each of its Subsidiaries are not, and have never been, a party to a “Listed Transaction” or a “Reportable Transaction,” as defined in Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of U.S. state, local, or non-U.S. Laws. The Company and each Subsidiary has disclosed on its Tax Returns or those of Parent or Seller any Tax reporting position taken in any Tax Return which reasonably could be expected to result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of U.S. state, local, or non-U.S. Law). Neither the Company nor any of its Subsidiaries has consummated or participated in, nor is the Company or any of its Subsidiaries currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(o) Parent, Seller, the Company and each of its Subsidiaries use the accrual method of accounting for income Tax purposes.

(p) The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive. Buyer and its Affiliates will not be liable to any Governmental Entity after the Closing for any amount benefitting the Company or any of its Subsidiaries before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom).

(q) The Company has (i) paid all payroll or employment Taxes and made all required deposits of such Taxes when due, determined without regard to any provisions of the 2020 Tax Acts, and (ii) not applied for or received any credits of any payroll or employment Taxes described in the 2020 Tax Acts.

(r) No non-U.S. Subsidiary of the Company holds assets that could constitute U.S. property within the meaning of Section 956 of the Code or has participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

(s) Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 362(e)(2)(c) of the Code to reduce the stock basis of any Subsidiary in connection with any transaction to which Section 362(e)(2) of the Code applied.

(t) Prior to and as of the Closing Date, Peerless Holding has no or nominal aggregated current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) that have not been previously taxed.

(u) The settlement, discharge or satisfaction prior to the Closing of all (i) obligations or amounts due, payable, or outstanding, including but not limited to intercompany payables or receivables, between the Company or any Subsidiary, on the one hand, and Seller, Parent or any of their subsidiaries or Affiliates (excluding the Company and the Subsidiaries), on the other hand, and (ii) other obligations or amounts due, payable, or outstanding from the Company or any Subsidiary to any Related Party, has not and will not as of the Closing Date reduce (x) the inside basis (other than amortization or depreciation in the ordinary course of business) of any intangibles or any other assets of Peerless Holdings and Peerless or (y) the outside basis of Peerless Holdings.

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3.10 Real and Tangible Property; Sufficiency of Assets.

(a) Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Section 3.10 of the Disclosure Letter lists, as of the date of this Agreement, all real property currently leased or subleased by the Company and any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (the “Leased Real Property”). The Company has made available to Buyer true, correct, and complete copies of all leases, lease guaranties, subleases, and other agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property, including all modifications, amendments and supplements thereto (collectively, the “Lease Agreements”). The Company and any Subsidiary have adequate rights of ingress and egress into any real property used in the operation of their respective businesses. Each of the Company and the Subsidiaries has good, marketable and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, reflected on the Financials or acquired after the Balance Sheet Date, except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except for Permitted Liens and those Liens set forth on Section 3.10(a) of the Disclosure Letter. As of the date of this Agreement, all such tangible properties, assets, and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear, as necessary for the conduct of the business of the Company and such Subsidiaries as currently conducted. All properties used in the operations of the Company or any Subsidiary are reflected on the Financials to the extent required under GAAP to be so reflected.

(b) The Company and its Subsidiaries collectively have valid or marketable title, free of Liens (except Permitted Liens), in all tangible and intangible properties and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted. None of Parent, Seller, or any of their Affiliates (other than the Company and its Subsidiaries) or their respective predecessors conducts or has conducted any poker-related business or has or has had any financial or other interest in any Person that conducts or has conducted such business.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Letter lists all of the Company Intellectual Property. For purposes of this Agreement, “Company Intellectual Property” means and constitutes all Intellectual Property used, held for use and/or needed by the Company and any Subsidiary to operate their businesses as such businesses are conducted as of the date of this Agreement, whether such Intellectual Property Rights are owned or purported to be owned by the Company or any Subsidiary or are subject to a Company Intellectual Property License. As of the date of this Agreement, no item of Company Intellectual Property is invalid or unenforceable.

(b) The Company and the Subsidiaries, as applicable: (i) own all right, title and interest in all Company Intellectual Property, free and clear of all Liens other than Permitted Liens set forth in Section 3.11(b) of the Disclosure Letter; and (ii) have the right to use, sell, license and dispose of, and have the right to bring actions for the infringement, misappropriation or other violation of any rights in, the Company Intellectual Property (subject, in the case of any Company Intellectual Property that is subject to a Company Intellectual Property License, to the terms of such license) (collectively referred to as “Encumbrance And Restriction Free”).

(c) The Company and each of its Subsidiaries has a policy requiring all its employees, independent contractors and consultants engaged in the creation of any Technology for the Company or such Subsidiary to execute an assignment Contract substantially in the form of the Company’s standard form, a true, correct and complete copy of which has been provided to Buyer, and each such employee, independent contractor and contractor has entered into such agreement with the Company or the applicable Subsidiary.

(d) Neither the Company Products and Services nor the operation of the business of the Company or any Subsidiary as conducted as of the date of this Agreement infringes upon or misappropriates the Intellectual Property Rights of any other Person.

(e) There is no Action currently pending or, to the Knowledge of the Company, threatened prior to the date of this Agreement by any other Person against the Company or any Subsidiary with respect to any alleged infringement or misappropriation by the Company or such Subsidiary of the Intellectual Property Rights of a third Person. As of the date of this Agreement, to the Knowledge of the Company, there is no Action currently pending or threatened prior to

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the date of this Agreement challenging the registrability, validity, or enforceability of, or contesting the Company’s or any Subsidiary’s ownership, or rights in or use of, any Company Intellectual Property. As of the date of this Agreement, neither the Company nor any Subsidiary is maintaining any Action or has threatened Action against other Persons for infringement or misappropriation of Company Intellectual Property.

(f) Neither the Company nor any Subsidiary has distributed with any Company Product or Service any Open Source Materials in a manner that has resulted in any obligation to license software authored by the Company or any Subsidiary.

(g) None of the Company and the Subsidiaries, nor any other Person acting on their behalf, is currently obligated to disclose, deliver, or maintain with any escrow agent any source code to any software in or related to any Company Product, and neither the execution of this Agreement or the consummation of the Transactions will result in any obligation to deliver or disclose any source code to any software that is in or related to any Company Product to any third Person.

3.12 Material Contracts.

(a) Section 3.12(a) of the Disclosure Letter identifies any Contract that has not expired or terminated as of the date of this Agreement (x) to which the Company or any Subsidiary is a party or (y) by which the Company or any Subsidiary or any of their respective assets is or may become bound, in each case as of the date of this Agreement:

(i) Any sports programming, network television, or similar Contract;

(ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $250,000 annually;

(iii) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iv) any Lease Agreements involving Leased Real Property;

(v) any Contract under which the Company or any Subsidiary made aggregate payments in excess of $250,000 annually (other than employment-related Contracts);

(vi) any Contract for capital expenditures in excess of $10,000 in the aggregate;

(vii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 annually;

(viii) any Contract (A) with any of its officers, directors, employees or shareholders or any member of their immediate families or other closely related Persons or (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length;

(ix) any Contract pursuant to which another Person made aggregate payments to the Company or any Subsidiary in excess of $250,000 annually;

(x) any Contract providing for the acquisition of any Person or other business enterprise or division thereof (whether by merger, consolidation, sale of equity, purchase of assets or otherwise);

(xi) any Contract that provides for the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or any Subsidiary has an obligation (contingent or otherwise);

(xii) any Contract under which the Company has incurred Indebtedness with a principal or notional amount in excess of $50,000;

(xiii) any settlement agreement for an amount in excess of $50,000 or with obligations that remain in effect;

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(xiv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;

(xv) any Contract under which the Company or any Subsidiary has licensed any Company Intellectual Property to a third Person, other than Contracts made in the ordinary course of business and that involved payments to the Company or a Subsidiary of less than $250,000;

(xvi) any Contract that grants any currently operative (A) most favored customer pricing provisions for the benefit of any third Person or (B) covenant that expressly limits the freedom of the Company or any Subsidiary to operate in any line of business or geographic region, in each case of (A) and (B) other than any such Contract that may be canceled without liability to the Company or such Subsidiary; or

(xvii) any Contract, or group of Contracts with a third Person (or group of affiliated third Persons) other than Lease Agreements, the termination or breach of which by the third Person would reasonably be expected to have a material impact on the Company and its Subsidiaries taken as a whole and is not disclosed pursuant to Section 3.12(a)(i) through Section 3.12(a)(xvi).

(b) The Company and the Subsidiaries have made available true and complete copies of each Contract disclosed pursuant to Section 3.12(a) (such Contracts, the “Material Contracts”). As of the date of this Agreement, each of the Company and the Subsidiaries is not in material breach or default under any Material Contract. As of the date of this Agreement, to the Knowledge of the Company, no other party thereto is in material breach or default under any Material Contract. Assuming the due authorization, execution and delivery by the other parties thereto, each Material Contract constitutes the valid and binding obligation of the Company and the Subsidiaries, as applicable, and the other parties thereto, enforceable against the Company and the Subsidiaries, as applicable, and the other parties thereto in accordance with its terms, except as such enforceability may be subject to (i) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) general principles of equity.

3.13 Service Provider Plans.

(a) Schedule. Section 3.13(a) of the Disclosure Letter lists, as of the date of this Agreement, each Company Service Provider Plan, including, without limitation, all amounts owed or payable to employees of the Company or any Subsidiary with respect to performance awards or remuneration of any kind with respect to services provided by any such employee in 2020 (the “2020 Bonus Payments”) and all change of control payments or similar payments of any kind owed or payable with respect to the Transactions (the “Change of Control Payments”). Neither the Company nor any of its ERISA Affiliates has made any plan or commitment (whether written or oral) to establish, adopt or enter into any new Company Service Provider Plan, or to modify any Company Service Provider Plan (except to the extent required by applicable Law).

(b) Service Provider Plan Compliance. Each Company Service Provider Plan has, been established and maintained in accordance with its terms and all applicable Laws. The Company and its ERISA Affiliates have performed all obligations required to be performed by them under each Company Service Provider Plan. Each Company Service Provider Plan intended to be qualified under Section 401(a) of the Code has timely obtained a favorable determination letter (or opinion letter, if applicable) from the IRS as to its qualified status under the Code or has a remaining period of time under applicable U.S. Treasury Department regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Service Provider Plan. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits and administrative expenses) against any Company Service Provider Plan or the assets thereof. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor or any other Governmental Entity with respect to any Company Service Provider Plan. The Company and its ERISA Affiliates are not subject to any penalty or Tax with respect to any Company Service Provider Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, nor to the Knowledge of the Company, has any Service Provider committed any breach of fiduciary duty imposed by Title I of ERISA.

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(c) No Pension Plans, Etc. Neither the Company nor any of its ERISA Affiliates maintains, establishes, sponsors, participates in, or contributes to, any (i) employee benefit plan subject to Section 412 of the Code or Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA (in each case under clause (ii) and (iii), whether or not subject to ERISA), or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d) No Post-Employment Obligations. No Company Service Provider Plan provides post-termination or retiree life insurance, health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

(e) Effect of Transaction. The execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Service Provider Plan that will or may result in (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, or (ii) the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code with respect to any Service Provider. There is no Contract to which the Company or any Subsidiary is a party or by which any of them is bound to compensate any Service Provider for excise Taxes paid pursuant to Section 4999 or Section 409A of the Code.

(f) Section 409A. Each Company Service Provider Plan that is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is currently and has been maintained in operational and documentary compliance with Section 409A.

3.14 Employment Matters.

(a) The Company has made available a complete and accurate list of all current Company and Subsidiary employees as of the date of this Agreement, on a redacted basis where required by Law (the “Company Employee List”), which reflects each such employee’s (including any temporary employees): (i) name and employee identification number, (ii) date(s) of hire, (iii) position or job title, (iv) full-time or part-time status, (v) classification as either exempt or non-exempt from the overtime requirements under any Law, (vi) annual base salary or hourly wage rate, as applicable, (vii) total target bonus or commission, earned, and total for which they remain eligible, as applicable, (viii) any other compensation payable or material fringe benefits for which each such employee is eligible, including housing allowance, deferred compensation, or commission arrangements, vacation/paid time off entitlement and amount accrued, travel pay and car entitlement, if applicable, sick leave entitlement and accrual, recuperation pay entitlement and accrual, (ix) extent of notice period to which such employee is entitled in advance of termination, if any, except as required by applicable Law; (x) state and country, if applicable, of employment, and (xi) whether the employee is on leave (and if so, the date on which such leave commenced and the date of expected return to work, if known). Except as set forth on Section 3.14(a) of the Disclosure Letter, the services provided by all employees are terminable at the will of the Company or applicable Subsidiary and any such termination would result in no liability to the Company or applicable Subsidiary. The Company and the Subsidiaries have not made any promises or commitments to any of their employees, whether in writing or not, with respect to any future changes or additions to any of their compensation or benefits. Other than as provided in the Company Employee List, (A) there are no other employees employed by the Company or any Subsidiary, and (B) all current and former employees of the Company and the Subsidiaries have signed an employment agreement, offer letter, standard employee proprietary information and invention assignment agreement, or similar agreement substantially in the form or forms delivered or made available to Buyer. No employee is entitled (whether by virtue of any law, contract or otherwise) to any benefits, entitlement or compensation that is not set forth in the Company Employee List or Section 3.13(a) of the Disclosure Letter or that should be reclassified as part of their determining salary for all intent and purposes, including for the social contributions. As of the date of this Agreement, there is no Person who has accepted an offer of employment made by the Company or any Subsidiary but whose employment has not yet started. Except as set forth in the Company Employee List, no senior management level employee of the Company or any Subsidiary has been dismissed in the last 12 months prior to the date of this Agreement.

(b) The Company and the Subsidiaries have made available to Buyer a complete and accurate list of all their current contractors, including the following for each such contractor (i) total compensation, (ii) the location where such Company or Subsidiary contractor performs services, (iii) the initial date of such individual’s engagement, (iv) the term of engagement and any notice period related to the termination of such engagement, (v) a summary of the services provided, and (vi) any prior periods of service provided by such contractor to the Company or any Subsidiary.

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Except as set forth on the Company Employee List as a temporary employee, neither the Company nor any Subsidiary engages any personnel through manpower agencies. Every contractor has signed a standard proprietary information and invention assignment agreement.

(c) The Company and the Subsidiaries have paid in full to its employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of employees.

(d) Except as set forth on Section 3.14(d) of the Disclosure Letter, none of the Company and the Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Labor Agreement”). As of the date of this Agreement, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or the Subsidiaries. No Labor Agreement is being negotiated by the Company or the Subsidiaries. As of the date of this Agreement, there is no strike, lockout, slowdown, or work stoppage against the Company or the Subsidiaries pending or threatened that may interfere with the respective business activities of the Company or the Subsidiaries. There are no claims or proceedings pending, or to the Company’s Knowledge, threatened, against the Company or any Subsidiary with respect to any labor dispute, grievance, arbitration, discrimination complaint or litigation relating to labor matters, including violation of any U.S. federal, state, local or non-U.S. labor, safety or employment laws, charges of unfair labor practices or discrimination complaints within the meaning of the National Labor Relations Act.

(e) Neither the Company nor any of its Subsidiaries has implemented any relocation, “plant closing” or “mass layoff” of associates of the Company or any of its Subsidiaries that would trigger the Worker Adjustment and Retraining Notification Act or any other similar applicable Law, rule or regulation of any Governmental Entity, and no layoffs are currently contemplated that could reasonably be expected to result in a violation of such laws or regulations.

(f) Since January 1, 2016, the Company and the Subsidiaries are in compliance with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, anti-discrimination in employment, anti-harassment, anti-retaliation, benefits, leaves, disability rights or benefits, pay equity, employee privacy, employment and reemployment rights of members of the uniformed services, unemployment insurance, the collection and payment of social security Taxes and/or applicable withholdings, plant closings and layoffs, employee health and safety, and collective bargaining).

(g) There are no material liabilities of the Company or its Subsidiaries relating to workers’ compensation benefits that are not fully insured against by a third-party insurance carrier. With respect to each Company employment plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(h) Except as set forth on Section 3.14(h) of the Disclosure Letter, in the last five years, no allegations of harassment (including sexual harassment), employment discrimination, or retaliation have been made against any employee, and neither the Company nor any Subsidiary has entered into any settlement agreement related to the allegation of harassment (including sexual harassment), employment discrimination, retaliation, or misconduct by any employee.

(i) To the Company’s Knowledge, no current Company or Subsidiary employee is in violation of any term of any employment agreement, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business or to the use of trade secrets or proprietary information of others. To the Company’s Knowledge, no current Company or Subsidiary contractor is in violation of any term of any invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement or any restrictive covenant to a former employer relating to the right of any such Company or Subsidiary contractor to be providing services to the Company or any Subsidiary because of the nature of the business or to the use of trade secrets or proprietary information of others. No current Company or Subsidiary employee has given notice to the Company or the Subsidiary and, to the Knowledge of the Company, no current Company or Subsidiary employee, intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the current Company and Subsidiary employees is in accordance with the Law and neither the Company nor any Subsidiary has any obligation to provide a written prior notice prior to terminating

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the employment of any current Company or Subsidiary employee or to provide any severance or other termination payment upon the termination of any current Company or Subsidiary employee’s employment except, in each case, as required by applicable Law or as set forth on Section 3.14(i) of the Disclosure Letter. As of the date hereof, neither the Company nor any Subsidiary has, and to the Knowledge of the Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Buyer to make an offer of employment or engagement to any present or former employee or contractor of the Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise, whether written or not) to any present or former employee or contractor of the Company or any Subsidiary of any terms or conditions of employment with Buyer following the Closing. As of the date hereof, (A) no Company or Subsidiary employee is on a statutory or non-statutory leave of absence or has given notice of his or her intention to go on a leave of absence, and (B) the termination of the employment of any Company or Subsidiary employee is not prohibited and does not require a special permit under Laws as a result of his or her personal or leave status or otherwise.

(j) Other than as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement, the consummation of the Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, except as set forth on Section 3.14(j) of the Disclosure Letter, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) increase or otherwise enhance any amount of compensation or benefits otherwise payable by the Company or any Subsidiary thereof, (iii) result in the acceleration of the time of payment, funding or vesting of any such amount of compensation or benefits, except as required under Section 411(d)(3) of the Code, (iv) require any contributions or payments to fund any obligations to any present or former employee, contractor or director of the Company or any Subsidiary under any Company Service Provider Plan, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary thereof to any Person.

(k) Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business, consistent with past practice). There are no pending claims against the Company or any Subsidiary under any workers’ compensation plan or policy or for short or long term disability, other than routine sick leave entitlements.

(l) The Company and its Subsidiaries have been in compliance with all applicable Laws relating to (i) the verification of identity and employment authorization of individuals in the United States and (ii) the employment of Persons subject to the U.S. visa program. All statements made in connection with visa applications for employees sponsored by the Company or any Subsidiary are true.

(m) Neither the Company nor any Subsidiary currently engages any employee or contractor, whose employment or engagement, to the Knowledge of the Company, requires special visas, licenses or permits. Neither the Company nor any Subsidiary has entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence on behalf of such employee or prospective employee.

(n) Each of the Company and each Subsidiary has complied with all Laws regarding the 2019 novel coronavirus (COVID-19), including all applicable federal, state and local Orders (whether in the United States or any other jurisdiction) regarding shelters-in-place or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding their service providers. As of the date hereof, all service providers of the Company or any applicable Subsidiary are reasonably able to conduct their duties remotely.

3.15 Company Authorizations. Each material consent, license, permit, grant or other authorization which is required for the operation of the business of the Company and its Subsidiaries as currently conducted or for any interest in any of the assets or properties of the Company or any Subsidiary (collectively, the “Company Authorizations”) has been issued or granted to the Company or such Subsidiary and is in full force and effect. Each of the Company and the Subsidiaries is in compliance in all material respects with all such Company Authorization. As of the date of this Agreement, to the Company’s Knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any Company Authorization is pending or threatened. All of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any written notice or other written communication from any Governmental Entity regarding (a) any actual or possible violation of any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (b) any actual or possible revocation,

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withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

3.16 Privacy and Data Security. Each of the Company and the Subsidiaries is in compliance with applicable Laws relating to privacy and data protection, and its applicable posted privacy policies, with respect to its collection, use, maintenance, and disclosure of personally identifiable information and personal data of natural persons (“Personal Data”). Each of the Company and the Subsidiaries maintains commercially reasonable administrative, physical, and technical security measures designed to protect Personal Data it holds or maintains from data security breaches resulting in loss of such Personal Data, or unauthorized access, use, acquisition, modification, or disclosure of such Personal Data (each, a “Data Security Breach”). As of the date of this Agreement, the Company has not in the past three years suffered any Data Security Breach, except for any such Data Security Breach that did not have a material adverse impact on the Company and its Subsidiaries taken as a whole.

3.17 Litigation. As of the date of this Agreement, except as set forth on Section 3.17 of the Disclosure Letter, there is no private or governmental Action by or before any Governmental Entity pending or, to the Company’s Knowledge, threatened, against the Company, any Subsidiary, or any of their respective assets or properties or any of their respective directors, officers, or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). There is no inquiry or investigation of any Governmental Entity pending or, to the Company’s Knowledge, threatened against or affecting the Company, any Subsidiary, or any of their respective assets or properties (including any inquiry as to the qualification of the Company or any Subsidiary to hold or receive any Company Authorization). There is no unresolved Order against the Company or any Subsidiary, any of their respective assets or properties, or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). Neither the Company nor any Subsidiary is in default with respect to any Order of any Governmental Entity Known to or served in writing upon the Company or any Subsidiary. Neither the Company nor any Subsidiary has any Action pending against any other Person.

3.18 Insurance. All insurance policies maintained by the Company and the Subsidiaries are in full force and effect and all premiums due and payable thereon have been timely paid, and the none of the Company or any Subsidiary is not in breach or default of any such insurance policies. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and the Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Copies of all such insurance policies have been made available to Buyer. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.19 Compliance with Laws. Each of the Company and the Subsidiaries is in material compliance with, is not in material violation of, and has not received any written notices of violation which have not been remedied with respect to, any applicable Laws with respect to the conduct of its business, or the ownership or operation of its business.

3.20 Interested Party Transactions. Except as set forth on Section 3.20 of the Disclosure Letter, no officer, director of the Company or any Subsidiary (nor, to the Knowledge of the Company, any immediate family member of any of such Persons or of any employee or shareholder of the Company or any Subsidiary) (each, an “Interested Party”), has (a) any interest in any Person which furnishes or sells services, products, technology or Intellectual Property Rights that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, (b) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party; provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.20.

3.21 No Brokers. Neither the Company nor any Subsidiary is or will be obligated for any finder’s or broker’s fee or commission in connection with this Agreement or the Transactions with respect to any Person engaged by Parent, Seller, the Company or any Subsidiary.

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3.22 Restrictions on Business Activities. There is no Contract binding upon the Company or any Subsidiary or any Order issued by a Governmental Entity with respect to the Company or any Subsidiary, which has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing the conduct of business by the Company or any Subsidiary as currently conducted by the Company or the Subsidiaries.

3.23 Books and Records. The Company made available to Buyer true, correct and complete copies of (a) all documents identified on the Disclosure Letter, (b) the Charter Documents and the Fundamental Documents of each Subsidiary, (c) the complete minute books containing records of all material proceedings, consents, actions and meetings of the Board of Directors of the Company, committees of the Board of Directors of the Company and the Company shareholder, and (d) the shareholders register, journal and other records reflecting all share issuances and transfers and all share option and warrant grants and agreements of the Company. The minute books of the Company made available to Buyer contain a true, correct and complete summary of all resolutions of the Board of Directors of the Company and of the Company shareholder, or actions by written consent since the time of incorporation of the Company through the date hereof. There has not been any violation of any of the provisions of the Charter Documents, including all amendments thereto, and the Company has not taken any action that is inconsistent with any resolution adopted by the Company shareholder or the Board of Directors of the Company. The books, records and accounts of the Company (x) are true, correct and complete in all material respects, and (y) have been maintained in accordance with reasonable business practices on a basis consistent with prior years.

3.24 Foreign Corrupt Practices. None of the Company, its Subsidiaries, their respective directors, officers, and employees, and, to the Knowledge of the Company, any agents or any Company shareholder acting on its behalf, has (i) taken any action directly or indirectly in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person (including any Governmental Entity (or employee or Representative thereof), government owned or controlled enterprise, public international organization, political party and candidate for public office) private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for business or Contracts secured, (B) to pay for favorable treatment for business or Contracts secured, (C) to obtain special concessions or for special concessions already obtained, (D) to improperly influence or induce any act or decision, (E) to secure any improper advantage, or (F) in violation of applicable Law (including the U.S. Foreign Corrupt Practices Act) or (ii) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company. The Company has established adequate internal controls and procedures to promote and achieve compliance with the U.S. Foreign Corrupt Practices Act and with the representation and warranty contained in the first sentence of this Section 3.24 and has made available to Buyer all such documentation. The Company has not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Entity, or received written notice that it is the subject of any legal proceedings or governmental inquires or received any written notice or citation from any Governmental Entity related to alleged violations of applicable criminal law including anti-bribery and anti-money laundering laws such as the U.S. Foreign Corrupt Practices Act.

3.25 Environmental, Health and Safety Matters. Neither the Company nor any Subsidiary is in material violation of any applicable Law relating to the environment or occupational health and safety, and no expenditures are required in order to comply with any such applicable Law. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Knowledge of the Company, by any other Person on any property owned, leased or used by the Company in violation of applicable Law. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials that are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or non-U.S. applicable Law that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

3.26 Export Control and Economic Sanctions Laws.

(a) The Company, its Subsidiaries, their respective directors, officers, and employees, and, to the Knowledge of the Company, any agents acting on their behalf, have conducted its international business transactions, including its export, re-export and import transactions, in accordance in all respects with applicable provisions of import, export control, and economic sanctions laws and regulations, including but not limited to those of the United States. Without limiting the foregoing: (i) the Company and its Subsidiaries have obtained all necessary export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software

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and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending legal proceedings or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, and (iv) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims.

(b) Neither the Company nor any of its Subsidiaries is, or has at any time been, done business, directly or indirectly, in a country subject to an embargo by the United States (currently Cuba, Iran, Syria, North Korea, and the Crimea region of the Ukraine), or conducted any business related to any U.S. embargoed country. Neither the Company nor any of its Subsidiaries is, or has at any time been, done business, directly or indirectly, including as a counterparty to any commercial agreement, with any Person who is listed on or otherwise covered by any sanctions persons list, administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, and the United Nations.

3.27 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding disputes concerning Company Products and Services with any customer or distributor who, in the year ended December 31, 2019 or the nine-month period ended on the Balance Sheet Date, was one of the 10 largest sources of revenues for the Company and the Subsidiaries, on a consolidated basis, based on amounts paid or payable during such periods (each, a “Significant Customer”), and to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed in Section 3.27(a) of the Disclosure Letter. Neither the Company nor any Subsidiary has been notified in writing by any Significant Customer that such customer shall not continue as a customer of the Company or any Subsidiary (or Buyer or its Affiliates) after the Closing or that such customer intends to terminate, allow to expire, or adversely modify existing Contracts with the Company or any Subsidiary (or Buyer or its Affiliates).

(b) Neither the Company nor any Subsidiary has any outstanding dispute concerning services provided by any supplier who, in the year ended December 31, 2019 or the nine-month period ended on the Balance Sheet Date, was one of the 10 largest suppliers of services to the Company and the Subsidiaries, on a consolidated basis, based on amounts paid or payable during such periods (each, a “Significant Supplier”), and to the Knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed in Section 3.27(b) of the Disclosure Letter. Neither the Company nor any Subsidiary has been notified in writing by any Significant Supplier that such supplier shall not continue as a supplier to the Company or any Subsidiary (or Buyer or its Affiliates) after the Closing or that such supplier intends to terminate, allow to expire, or adversely modify existing Contracts with the Company or any Subsidiary (or Buyer or its Affiliates).

3.28 PPP Loan.

(a) Each of the certifications made by the Company or WPT in connection with the PPP Loan were true and correct when made, and remain true and correct, and WPT properly applied for the PPP Loan in accordance with the terms of the Small Business Act, the CARES Act and any other applicable Law. WPT (i) satisfies all of the criteria for the PPP Loan under the Paycheck Protection Program set forth in the Small Business Act (including Sections 7(a)(36)(D) and 7(a)(36)(G) of the Small Business Act), the CARES Act and any other applicable Law, (ii) has complied with the requirements of the PPP Loan and all applicable requirements of the Paycheck Protection Program, the Small Business Act, the CARES Act and any other applicable Law with respect to the PPP Loan, including with respect to use of the proceeds of the PPP Loan, (iii) maintained and maintains all records required to be retained or submitted in connection with the forgiveness of the PPP Loan, and (iv) has submitted an application for forgiveness with respect to amounts outstanding under the PPP Loan with the lender of the PPP Loan and the U.S. Small Business Administration (the “Forgiveness Application”). Each of the certifications made by the Company or WPT in connection with the Forgiveness Application were true and correct when made, and remain true and correct, and WPT properly prepared and submitted the Forgiveness Application and applied for forgiveness of the entirety of the indebtedness under the PPP Loan in accordance with the terms of the Small Business Act, the CARES Act and any other applicable Law. None of Parent, Seller, the Company or WPT or any other Subsidiary has received any communication from the lender of the PPP Loan, the U.S. Small Business Administration, or any Affiliate or Representative thereof that the Forgiveness Application will not be approved or that otherwise relates to the PPP Loan or the Forgiveness Application.

(b) The original principal amount of the PPP Loan was $685,300, and, as of the date hereof, the aggregate amount outstanding under the PPP Loan remains $685,300.

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Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the Disclosure Letter, or in any other section, subsection or subclause of the Disclosure Letter if and to the extent that it is reasonably apparent that it applies to such other section, subsection or subclause, Parent and Seller hereby jointly represent and warrant to Buyer as follows:

4.1 Organization. Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of Parent and Seller has the proper power to own its properties and to carry on its business as currently being conducted. Each of Parent and Seller has made available to the Company a true and correct copy of its Fundamental Documents. Each of Parent and Seller are not in material violation of any of the provisions of its Fundamental Documents.

4.2 Authority; No Violation.

(a) Each of Parent and Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the board of directors of each of Parent and Seller. The board of directors of each of Parent and Seller has determined that the Transactions are advisable and in the best interests of such Party and its stockholders, recommended that such Party’s stockholders approve the Transactions, and has directed that this Agreement and the Transactions be submitted to such Party’s stockholders for approval and adoption by written consent of such stockholders, together with the recommendation of each such board of directors that such Party’s stockholders approve and adopt this Agreement and the Transactions (collectively, the “Board Recommendation”) and has adopted a resolution to the foregoing effect. Except for (i) the approval and adoption of this Agreement by the affirmative vote or written consent of the holders of Parent Common Stock representing a majority (in voting power) of the outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”) and (ii) the approval and adoption of this Agreement and the transactions contemplated hereby by Parent as the sole stockholder of Seller, no other corporate proceedings on the part of Parent or Seller are necessary to approve the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Parent and Seller, enforceable against Parent and Seller in accordance with its terms, except as may be limited by (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(b) Neither the execution and delivery of this Agreement by Parent and Seller nor the consummation by Parent and Seller of the Transactions, nor compliance by Parent and Seller with any of the terms or provisions of this Agreement, will (i) violate any provision of the Fundamental Documents of Parent or Seller, or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any Law applicable to Parent or Seller or any of their respective subsidiaries (other than the Company and its Subsidiaries), properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent, Seller or any of their respective subsidiaries (other than the Company and its Subsidiaries) under, any of the terms, conditions or provisions of any Contract to which Seller, Parent or any of their respective subsidiaries (other than the Company and its Subsidiaries) is a party or by which any of them or any of their respective properties or assets is bound.

4.3 Consents and Approvals.

(a) Except for (i) the filing with the SEC of a proxy or consent solicitation statement (as amended or supplemented from time to time, including the form of proxy or consent card, the “Proxy Statement”) to be delivered to the stockholders of Parent in order to obtain the Parent Stockholder Approval, (ii) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions pursuant to the Exchange Act, and (iii) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market or any other applicable self-regulatory organization (“SRO”) (collectively as

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the “Seller Regulatory Approvals”), no other consents, authorizations, approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution and delivery by Parent and Seller of this Agreement or the consummation by Parent and Seller of the Transactions.

(b) Except for receipt of the Parent Stockholder Approval, the Seller Stockholder Approval, the matters covered in the immediately preceding Section 4.3(a) and as set forth on Section 4.3(b) of the Disclosure Letter, no consents or approvals of, or notices to, any Person are necessary in connection with the execution and delivery by Parent or Seller of this Agreement or the consummation by Parent and Seller of the Transactions.

4.4 Reports; Regulatory Matters.

(a) Each of Parent, Seller and their respective subsidiaries (other than the Company and its Subsidiaries) has timely filed all reports, registration statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since August 9, 2019 with (i) the SEC, (ii) The Nasdaq Stock Market, and (iii) any other applicable SRO or Governmental Entity, and all other reports and statements required to be filed by them since August 9, 2019, including any report or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any SRO or Governmental Entity (the “Governmental Reports”), and have paid all fees and assessments due and payable in connection therewith. No SRO or Governmental Entity has initiated since August 9, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of Seller, investigation into the business, disclosures or operations of Parent, Seller or any of their respective subsidiaries. Since August 9, 2019, no SRO or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent or Seller, investigation into the business, disclosures or operations of Parent, Seller or any of their respective subsidiaries. There is no unresolved, or, to Seller’s Knowledge, threatened comment or stop order by any SRO or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent, Seller or any of their respective subsidiaries (other than the Company and its Subsidiaries). Since August 9, 2019, there have been no formal or informal inquiries by, or disagreements or disputes with, any SRO or Governmental Entity with respect to the business, operations, policies or procedures of Parent, Seller or any of their respective subsidiaries (other than normal examinations conducted by a SRO or Governmental Entity in the ordinary course of business of Parent, Seller and their respective subsidiaries). All Governmental Reports complied in all material respects with applicable Law as in effect at the time they were filed and did not at the time there were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of Parent, Seller or any of their respective subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since August 9, 2019 a recipient of any supervisory letter from, or since August 9, 2019 has adopted any policies, procedures or board resolutions at the request or suggestion of, any SRO or Governmental Entity that currently restricts in any material respect the conduct of its business or to Seller’s knowledge that, upon consummation of the Transactions, would restrict in any material respect the conduct of the business of Buyer or any of its subsidiaries (including the Company), or that in any material manner relates to its credit, risk management or compliance policies, its internal controls, its management or its business (each item in this sentence, a “Seller Regulatory Agreement”), nor have Parent or Seller or any of their respective subsidiaries been advised since August 9, 2019 by any SRO or Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Seller Regulatory Agreement.

4.5 Parent SEC Reports. Parent has filed on the Electronic Data Gathering, Analysis, and Retrieval database (EDGAR system) of the SEC each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Seller or any of its subsidiaries pursuant to the Securities Act or the Exchange Act since August 9, 2019 (as may be amended, the “Parent SEC Reports”) and prior to the date of this Agreement and (b) communication mailed by Seller to its stockholders since August 9, 2019 and prior to the date of this Agreement. No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all of Parent SEC

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Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Company Financial Statements; Internal Financial Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries included in the Parent SEC Reports filed on and after August 9, 2019, (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. No independent public accountant of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature whatsoever required by GAAP to be reserved for in a balance sheet (whether absolute, accrued, contingent or otherwise and whether due or to become due) or of which Seller has Knowledge, except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 (including any notes thereto), and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of such balance sheet.

(c) Without limiting Section 4.6(b), (A) except for the PPP Loan, there is no Indebtedness not set forth in the Payoff Letter(s) and the Payment Spreadsheet, and (B) the amounts reflected on the Payment Spreadsheet in respect of Transaction Expenses collectively constitute the full amount necessary to satisfy all Transaction Expenses that are unpaid as of immediately prior to the Closing.

(d) Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Seller by others within those entities in connection with the reports it files under the Exchange Act.

(e) Since August 9, 2019, the principal executive officer and the principal financial officer of Seller have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market. The principal executive officer and the principal financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each Parent SEC Document filed by Parent. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) As used in this Agreement, (i) “Year-End Financials” refers to the audited consolidated balance sheets of Parent and subsidiaries as of December 31, 2019 and the related audited consolidated statements of operations, cash flow and changes in shareholder’s equity for the 12 months then ended, each as included in the Parent SEC Reports, (ii) “Balance Sheet Date” refers to the unaudited consolidated balance sheet of Parent and its subsidiaries as of September 30, 2020 included in the Parent SEC Reports, (iii) the “Interim Financials” refers to the unaudited consolidated balance sheet of Parent and its subsidiaries as of September 30, 2020 and the related unaudited consolidated statements of operations, cash flow and changes in shareholder’s equity for the nine months then ended, each as included in the Parent SEC Reports, and (iv) the “Financials” refers to the Year-End Financials and the Interim Financials, collectively.

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4.7 Actions; Orders. There is no Action by or before any Governmental Entity pending or, to the Knowledge of Seller, threatened against Parent or Seller that would reasonably be expected to be, individually or in the aggregate, materially adverse to Parent’s or Seller’s ability to perform its obligations hereunder.

4.8 Ownership of Acquired Equity Interests. Except as set forth on Section 4.8 of the Disclosure Letter, Seller has good and valid title to the Acquired Equity Interests, free and clear of all Liens. Upon delivery of the Acquired Equity Interests at Closing pursuant to this Agreement and receipt of payment therefor by Seller, Buyer will acquire good and valid title in respect of such Acquired Equity Interests. Other than the Acquired Equity Interests, none of Parent or Seller or their respective Affiliates holds any options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interest of the Company or any of its Subsidiaries to Parent, Seller or their respective Affiliates. Neither Parent nor Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting interests of the Company or any of its Subsidiary, nor any agreement relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Equity Capital or equity interests of any Subsidiary.

4.9 State Takeover Laws. The board of directors of each of Parent and Seller has unanimously approved this Agreement, the Seller Stockholder Support Agreements, each ancillary document entered into in connection with any of the foregoing, and the Transactions as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law or any similar anti-takeover provision in the Fundamental Documents of Parent (any such laws, “Takeover Statutes”).

4.10 Opinion. The board of directors of each of Parent has received the opinion of Shot Tower Securities LLC to the effect that, subject to certain assumptions, limitations, qualifications and other matters, the Total Consideration is fair, from a financial point of view, to Seller; it being agreed that Buyer is not entitled to rely upon such opinion.

4.11 Parent and Seller Information. The Proxy Statement and each other application, notification or other document filed with any other SRO or Governmental Entity in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, with the exception of the information provided by Buyer in writing specifically for inclusion therein. The Proxy Statement as it relates to Parent, Seller and their respective subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.12 Tax Withholding Information. Any and all information made available to Buyer by or on behalf of Seller for purposes of enabling Buyer to determine the amount to be deducted and withheld from the consideration payable to Seller pursuant to this Agreement under applicable Law is true, correct and complete in all respects.

4.13 No Other Representations or Warranties. Except for the representations and warranties contained in Article III and Article IV (including the related portions of the Disclosure Letter) and in any document or instrument delivered to Buyer in connection with this Agreement, none of Parent, Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, Parent or Seller. Without limiting the generality of the foregoing, none of the Company, Parent, Seller or any other Person has made or makes, and Buyer hereby expressly disclaims reliance upon, any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of Parent, Seller, the Company or its Subsidiaries, including any information made available in the electronic data room maintained by Parent for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Buyer or its Representatives, or in any other form in connection with the Transactions. Notwithstanding the foregoing, nothing contained in this Section 4.13 is intended or will be deemed or construed to affect the representations and warranties contained in Article III and Article IV (including the related portions of the Disclosure Letter) or Buyer’s right to rely thereon.

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Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parent, the Company and Seller as follows:

5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has the proper power to own its properties and to carry on its business as currently being conducted.

5.2 Authority; No Violation.

(a) Buyer has full limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by Buyer and no other proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Parent and Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the Transactions, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Organizational Documents, or (ii) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained and/or made, (A) violate any Law applicable to Buyer or any of its properties or assets, or (B) except as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, agreement or other instrument or obligation to which Buyer is a party or by which Buyer’s properties or assets is bound.

5.3 Consents and Approvals.

(a) Except for (i) any notices, consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any SRO (the “Buyer Regulatory Approvals”), no other consents, authorizations approvals, or exemptions from, or notices to, or filings with, any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Transactions.

(b) Except for matters covered in the immediately preceding Section 5.3(a), no consents or approvals of any Person are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the Transactions.

5.4 Broker’s Fees. None of Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions.

5.5 State Takeover Laws. None of Buyer nor any of its Affiliates or associates (as defined in the DGCL) has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of Parent, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Buyer nor any of its Affiliates or associates owns (directly or indirectly, beneficially or of record) any Parent Common Stock and none of Buyer nor any of its Affiliates holds any rights to acquire any Parent Common Stock except pursuant to this Agreement.

5.6 Buyer Information. The information relating to Buyer that is provided by Buyer or its Representatives for inclusion in the Proxy Statement, or in any application, notification or other document filed with any other SRO or Governmental Entity in connection with the Transactions, will not contain any untrue statement of a material fact or

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omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, including, with respect to the Proxy Statement, at the time the Proxy Statement is first mailed to Parent’s stockholders or at the time of any amendment or supplement thereof.

5.7 Actions; Orders. There is no Action by or before any Governmental Entity pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse impact on Buyer’s ability to satisfy its obligations hereunder. Neither Buyer nor any of its subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a material adverse impact on Buyer’s ability to consummate the Transactions and to satisfy its obligations hereunder.

5.8 Sufficient Funds. As of the date hereof and at the Closing, Buyer has and will have sufficient immediately available funds to pay all of the amounts required to be provided by Buyer for the consummation of the Transactions, including the payment of the aggregate Total Closing Consideration and the payment of all associated costs and expenses of the Transactions.

5.9 No Arrangements with Management or Stockholders. Other than this Agreement, and the Seller Stockholder Support Agreements, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, in each case that are binding, between Buyer or any of its Affiliates, on the one hand, and any member of the management or the board of directors of Parent or Seller, or any stockholder of Parent, on the other hand, relating to the Transactions or the operations of the Company or its Subsidiaries following Closing. To the actual knowledge of Buyer, neither Buyer nor its beneficial owners are Connected Persons of Ourgame.

5.10 Status of Buyer. Buyer is a “sophisticated” investor and/or an “accredited” investor as that term is defined in Rule 501 of Regulation D under the Securities Act, and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and is able to bear the economic risk associated with the purchase of the Acquired Equity Interests.

Article VI
CONDUCT OF COMPANY BUSINESS

6.1 Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (the “Pre-Closing Period”), except as expressly permitted or required by this Agreement or as expressly set forth in Section 6.1 of the Disclosure Letter or otherwise consented to by Buyer in writing in its sole discretion, the Company and the Subsidiaries shall use their reasonable best efforts to operate and conduct their respective businesses in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted (subject to any changes to the operation of such business as a result of the 2019 novel coronavirus (COVID-19) and Orders affecting such businesses as a result thereof) and, to the extent consistent with such business, preserve intact the present business organizations of the Company and the Subsidiaries, keep available the services of the present officers of the Company and the Subsidiaries and preserve the relationships of the Company and the Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and the Subsidiaries at the Closing. Without limiting the foregoing, from the date hereof until the Closing Date, the Company and its Subsidiaries will:

(a) continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(b) pay its Indebtedness, Taxes and accounts payable when due;

(c) promptly provide Buyer true, correct and complete copies of any written communications (including emails), and promptly inform Buyer of any oral communications, received on and after the date hereof from the lender of the PPP Loan, the U.S. Small Business Administration, or any Representative of the foregoing with respect to the PPP Loan, including, without limitation, the Forgiveness Application, and use commercially reasonable efforts to provide Buyer the opportunity to review, comment on and approve any responses; and

(d) subject to complying with the provisions of Section 6.1(c), use commercially reasonable efforts to promptly, completely and accurately respond to any communications received on and after the date hereof from the lender of the PPP Loan, the U.S. Small Business Administration, or any Representative of the foregoing with respect to the PPP Loan, including, without limitation, the Forgiveness Application.

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6.2 Restrictions on Company Activities. During the Pre-Closing Period, except as expressly contemplated by this Agreement or as expressly set forth in Section 6.1 of the Disclosure Letter, Parent and the Company shall not and shall cause each Subsidiary to not, without the prior written consent of Buyer in its sole discretion:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the Fundamental Documents of Parent or any Subsidiary; provided that the foregoing shall not prohibit Parent from taking any of the foregoing actions to the extent that such action would not, and would not reasonably be expected to, individually or in the aggregate, adversely affect the Parent’s ability to satisfy those conditions set forth in Section 2.3(a) or 2.3(b);

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, equity interests or property) in respect of any Company Equity Capital or equity interests of any Subsidiary, or split, combine or reclassify any Company Equity Capital or equity interests of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for interests of Company Equity Capital or equity interests of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any interests of Company Equity Capital or equity interests of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Equity Capital or equity interests of any Subsidiary);

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Equity Capital, or equity interests of Parent or any Subsidiary or other equity-based awards (whether payable in cash, equity interests or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities; provided that the foregoing shall not prohibit Parent from (i) issuing any Parent Common Stock pursuant to the terms of any outstanding securities convertible into, exercisable or exchangeable for Parent Common Stock that are outstanding as of the date of this Agreement, or (ii) taking any of the foregoing actions to the extent that such action would not, and would not reasonably be expected to, individually or in the aggregate, adversely affect the Parent’s ability to satisfy those conditions set forth in Section 2.3(a) or 2.3(b);

(d) (i) make any payments to any Company or Subsidiary employees (other than any payment of accrued standard base salary or wages and benefits in accordance with the Company’s or a Subsidiary’s standard payroll practices and employment agreements) or forgive or issue any loans, (ii) hire any officers or any Company or Subsidiary employees (other than hiring a Company or Subsidiary employee to replace the employment of any Company or Subsidiary employee who terminated his or her employment (but not, for the avoidance of doubt, any employee terminated by the Company or a Subsidiary) with compensation substantially similar), (iii) terminate the employment (other than for cause), or change the title, office or position, reduce the responsibilities of any Company or Subsidiary employee, or make any increase to the compensation or benefits of any Company or Subsidiary employee (other than scheduled changes in accordance with existing employment agreements), (iv) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor of the Company or a Subsidiary, including to provide for any increase in the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of the foregoing, or (v) grant any bonus, incentive compensation or other awards or otherwise establish, enter into, amend, modify, terminate, or take any action to accelerate the vesting or payment of any existing compensation or benefits under any Company Service Provider Plan;

(e) transfer or license from any Person any rights to any Intellectual Property or transfer or license to any Person any Company Intellectual Property other than nonexclusive licenses from third parties or to customers granted in the ordinary course of business, or transfer or provide or agree to provide (on a contingent basis or otherwise) a copy of any Company software source code any Person;

(f) enter into any Contract primarily for payments by or to the Company or any Subsidiary in excess of $250,000 that would constitute a Material Contract, or violate, terminate, adversely amend, or otherwise adversely modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any Material Contracts in excess of $250,000;

(g) form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

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(h) acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any Subsidiary or, in case, any business enterprise or division thereof outside the ordinary course of the business of the Company or any Subsidiary, as the case may be, and consistent with past practice;

(i) incur or commit to any new Indebtedness or make any pre-payments on existing Indebtedness (including Company Indebtedness) in excess of $25,000 individually or $50,000 in the aggregate;

(j) make or commit to any capital expenditures, capital additions or capital improvements in excess of $50,000 individually or $100,000 in the aggregate;

(k) except as set forth in Section 7.9(c), change the amount of, or terminate, any insurance coverage;

(l) commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Buyer prior to the filing of such a suit;

(m) adopt or change accounting methods or practices other than as required by GAAP or in the ordinary course of business;

(n) make or change any Tax election, file any Tax Return unless such Tax Return has been provided to Buyer for Buyer’s review and approval, amend any Tax Return, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(o) cancel, release or waive any claims or rights held by the Company or any Subsidiary, except in the ordinary course of business consistent with past practice; or

(p) take, commit, or agree in writing or otherwise to take, any of the actions described in clause (a) through (o) of this Section 6.2.

Article VII
ADDITIONAL AGREEMENTS

7.1 Closing Efforts. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other Party or Parties to effect the Transactions set forth in Article I, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions for the purpose of securing to the Parties the benefits contemplated by this Agreement. In addition to the foregoing, neither Buyer, on the one hand, nor the Company or Seller, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Transactions or the ability of such Party to fully perform its obligations under this Agreement.

7.2 Regulatory and Other Matters.

(a) The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Transactions, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Parent and Seller, on the one hand, and Buyer, on the other hand, shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable Law relating to the confidentiality of information, all information relating to Parent, Seller and/or their subsidiaries, or Buyer, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as reasonably practicable. The Parties shall consult with each other with respect to the obtaining of all

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permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each Party will keep the others apprised of the status of matters relating to completion of the Transactions. Notwithstanding the foregoing, in no event shall Buyer be obligated to pay any fee, Taxes or grant any concession in connection with delivering notices to third parties or obtaining any consents from third parties in connection with the Transactions.

(b) Without in any way limiting Section 7.2(a), as promptly as reasonably practicable after the date of this Agreement, Parent shall prepare (with Buyer’s reasonable cooperation), and use its commercially reasonable efforts to file, within five (5) Business Days following the date of this Agreement, the preliminary Proxy Statement with the SEC, which Proxy Statement shall comply with the rules and regulations promulgated by the SEC. No filing of, or amendment or supplement to, the Proxy Statement as it relates to Buyer or the Transactions will be made by Parent without providing Buyer a reasonable opportunity to review and comment thereon, which comments Parent will consider for inclusion in good faith. In connection with the foregoing, each of Buyer and Parent shall, upon request, furnish, and cause its accountants and other agents and service providers to furnish, to the other and the other’s agents, all information concerning itself and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and the disclosure requirements thereof. Parent shall advise Buyer promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall promptly provide Buyer with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. Parent shall promptly provide responses, or additional information, to the SEC with respect to all comments or requests received with respect to the Proxy Statement and use its commercially reasonable efforts to promptly file any amendments or supplements to the Proxy Statement. If, at any time prior to the Closing, any information relating to Parent or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by Parent or Buyer that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and Parent shall promptly file with the SEC an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, shall disseminate the same to stockholders of Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any Party hereunder or otherwise affect the remedies available hereunder to any Party. Parent shall cause the Proxy Statement to be mailed to its stockholders as of the record date as promptly as reasonably practicable once the Proxy Statement is cleared by the SEC (which shall include upon the expiration of the ten (10) day period following the filing the preliminary Proxy Statement in the event the SEC does not review the Proxy Statement), and the Proxy Statement, in definitive form, is filed with the SEC.

(c) To the extent permitted by applicable Law, each of Buyer and Seller shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such Party to believe that there is a reasonable likelihood that any required Buyer Regulatory Approval or Seller Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

7.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Law relating to the confidentiality of information, and existing confidentiality agreements to which Parent, Seller or the Company is bound, Parent and Seller shall, and shall cause each of their subsidiaries to, afford to the Representatives of Buyer, reasonable access, during normal business hours during the period prior to the Closing, to the properties, books, contracts, commitments, management employees and records of Parent, Seller and their subsidiaries, and, during such period, Parent and Seller shall, and shall cause their subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that such Party is not permitted to disclose under applicable Law) and (ii) all other information concerning its poker-related business, properties and personnel as Buyer may reasonably request. None of Parent, Seller or their subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such Party or its subsidiaries or contravene any

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applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Parent shall file with the SEC all periodic reports required to be filed by it between the date hereof and the Closing Date. Each such filing shall be prepared in accordance with the applicable forms, rules and regulations of the SEC and shall satisfy the standard set forth in Section 4.5 for Parent SEC Reports.

(c) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Parent and West Edge Tech Services dated September 28, 2020 (the “Confidentiality Agreement”).

(d) No investigation by a Party or its Representatives shall affect the representations and warranties of the any other Party set forth in this Agreement.

7.4 Stockholder Approval.

(a) As promptly as reasonably practicable following Parent’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform Seller that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), Parent shall use its commercially reasonable efforts to solicit from its stockholders proxies or consents in favor of the Parent Stockholder Approval and take all other action necessary or advisable to secure the Parent Stockholder Approval. In furtherance of the foregoing, Parent shall, not later than five (5) Business days after the filing with the SEC of the definitive Proxy Statement, engage a nationally recognized proxy solicitation firm to assist Parent in the solicitation of proxies or consents as contemplated by this Section 7.4(a).

(b) Except as expressly permitted in Section 7.6(e) and 7.6(f), neither the board of directors of Parent nor any committee thereof shall (i) fail to include the Board Recommendation in the Proxy Statement, (ii) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify the Board Recommendation, (iii) fail to reaffirm the Board Recommendation or fail to publicly state that the Transactions are in the best interests of Parent’s stockholders, within ten (10) Business Days after Buyer requests in writing that such action be taken, (iv) fail to publicly announce, within ten (10) Business Days after a tender offer or exchange offer relating to the securities of Parent shall have been commenced, an unqualified statement disclosing that the board of directors of Parent rejection of such tender offer or exchange offer, (v) take or resolve to take any other action or make any other public statement inconsistent with the Board Recommendation, or (vi) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (any action described the foregoing (i) through (vi) being referred to as an “Adverse Recommendation Change”).

7.5 Advice of Changes. Each of Buyer, on the one hand, and Parent and Seller, on the other hand, shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it, or (b) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement that would result in the conditions to Closing set forth in Section 2.3 not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

7.6 No Solicitation.

(a) Subject to Section 7.6(d), Parent shall, and shall cause Seller and its subsidiaries and the respective Representatives of Parent, Seller and such subsidiaries to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

(b) Until the earlier of the Closing or termination of this Agreement, Parent shall, as promptly as reasonably practicable, and in any event within two (2) Business Days of receipt by Parent, Seller or their respective subsidiaries or any of the Representatives of Parent, Seller or such subsidiaries of any Competing Proposal, any inquiry or request for nonpublic information that would reasonably be expected to lead to a Competing Proposal, deliver to Buyer a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal or inquiry or request

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for nonpublic information (to the extent not prohibited by any applicable confidentiality agreement existing prior to the date of this Agreement), (ii) the material terms and conditions of any such Competing Proposal, and (iii) copies of any draft agreements or other written materials setting forth the terms of such Competing Proposal, inquiry or request for nonpublic information. Parent shall (A) keep Buyer reasonably informed of any and all discussions, negotiations or developments in respect of and the status and details of any such Competing Proposal, inquiry or request and all discussions, modifications, developments or proposed modifications thereto on a prompt basis, and (B) provide Buyer with copies of all correspondence and all drafts and other versions of all letters of intent, memorandums of understanding, acquisition agreements, merger agreements, joint venture agreements, partnership agreements, commitment letters or similar or related documents or agreements, in each case, on a prompt basis (and in any event, for each of clauses (A) and (B), within two (2) Business Days).

(c) Except as otherwise provided in this Agreement (including Section 7.6(d)), until the earlier of Closing or termination of this Agreement, Parent and Seller shall not, and shall cause their respective subsidiaries and the Representatives of Parent, Seller and such subsidiaries not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage the making of any proposal or offer with respect to a Competing Proposal or (ii) engage in negotiations or substantive discussions with, or furnish any information to, or enter into any agreement, arrangement or understanding with, any Third Party relating to a Competing Proposal or any inquiry or proposal that could reasonably be expected to lead to a Competing Proposal; provided however, that notwithstanding the foregoing, (A) Parent and Seller may inform Persons of the provisions contained in this Section 7.6, and (B) Parent shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any Third Party with respect to Parent in order to allow such Third Party to confidentially submit a Competing Proposal.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the Parent Stockholder Approval is obtained, in the event that Parent, Seller or any of their subsidiaries (or their respective Representatives) receives a Competing Proposal from any Third Party, (i) Parent and Seller and their respective representatives may contact such Third Party to clarify any ambiguous terms and conditions thereof (without the board of directors of Parent being required to make the determination in clause (ii) of this Section 7.6(d)) and (ii) Parent, Seller and the respective boards of directors of Parent and Seller (and their respective Representatives) may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Third Party making such Competing Proposal and its Representatives if the board of directors of each of Parent and Seller determines in good faith (after consultation with its outside financial advisors and legal counsel) that (A) such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and (B) failure to consider such Competing Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Parent and Seller under applicable Law; provided, that (x) such Competing Proposal did not result from any breach of any of the provisions set forth in this Section 7.6, (y) prior to furnishing any material non-public information concerning Parent, Seller or their respective subsidiaries, Parent and Seller receive from such Third Party a confidentiality agreement containing confidentiality terms that are not less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Competing Proposals (and related communications) to Parent or the board of directors of Parent) (an “Acceptable Confidentiality Agreement”) and (z) Parent shall (subject to the terms of any confidentiality agreement existing prior to the date hereof) simultaneously furnish or make available to Buyer any material non-public information concerning Parent, Seller or their respective subsidiaries that Parent or Seller furnishes to any Third Party given such access that was not previously made available to Buyer or its Representatives.

(e) The respective boards of directors of Parent and Seller shall not (i) effect an Adverse Recommendation Change, or (ii) approve or recommend, or allow Parent or Seller to execute or enter into, any letter of intent, memorandum of understanding, acquisition agreement, merger agreement, joint venture agreement, partnership agreement, commitment letter or similar or related document or agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement); provided however, that notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Parent Stockholder Approval, the boards of directors of Parent and Seller may (A) other than in response to a Competing Proposal, make an Adverse Recommendation Change if the board of directors of Parent determines in good faith (after consultation with its outside financial advisor and legal counsel) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, or (B) if Parent, Seller or any of their respective subsidiaries (or the Representatives of such Persons) has received a Competing Proposal that the boards of directors of Parent and Seller have determined in good faith (after consultation with their respective outside financial advisors and legal counsel), constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit Parent and/or

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Seller to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement in accordance with Section 9.1(f), but in each case only after providing the Notice of Adverse Recommendation or Notice of Superior Proposal, as applicable, and complying with Section 7.6(f).

(f) Notwithstanding anything to the contrary in this Agreement, no Adverse Recommendation Change may be made and no termination of this Agreement pursuant to Section 9.1(f) may be effected, in each case until 5:00 p.m. Pacific Time on the third (3rd) Business Day following Buyer’s receipt of written notice from Parent and Seller advising Buyer that Parent and Seller intend to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) or that termination of this Agreement pursuant to Section 9.1(f) may occur (a “Notice of Superior Proposal”) and specifying the material terms and conditions of any such Superior Proposal. At the option of Buyer, Parent and Seller shall negotiate in good faith with Buyer during such period to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal. In determining whether to make an Adverse Recommendation Change or in determining whether a Competing Proposal constitutes a Superior Proposal, the boards of directors of Parent and Seller shall take into account any revisions to the terms of this Agreement proposed in writing by Buyer in response to a Notice of Adverse Recommendation or a Notice of Superior Proposal. Any material amendment to such Superior Proposal shall require a new Notice of Superior Proposal and Parent and Seller shall be required to comply again with the requirements of this Section 7.6(f); provided, however, that the notice period for subsequent notices shall end at 5:00 p.m. Pacific Time on the third (3rd) Business Day after receipt of such subsequent notice.

(g) Nothing in this Agreement shall restrict Parent from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a), or Item 1012(a) of Regulation M-A, each promulgated under the Exchange Act, or otherwise making disclosure if, in the good faith judgment of the board of directors of Parent, failure to make such disclosure is reasonably likely to be inconsistent with the fiduciary duties of the board of directors of Parent under applicable Law (it being agreed that a “stop, look and listen” communication by the board of directors of Parent to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by Parent that describes Parent’s receipt, as applicable, of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure or communication would otherwise have under this Agreement.

7.7 Takeover Statutes. The Parties shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Transactions, and (b) if any such Takeover Statute is or becomes applicable to the Transactions, to take all action necessary so that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Transactions.

7.8 Litigation. Parent shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Parent, Seller, the Company or the Subsidiaries and/or the directors or executive officers of Parent, Seller the Company or the Subsidiaries relating to the Transactions. Each of Parent, Seller and the Company agrees that it shall not, and shall not cause or permit the Subsidiaries to, settle or offer to settle any litigation commenced on or after the date hereof against Parent, Seller, the Company, the Subsidiaries and/or the directors or executive officers of Parent, Seller, the Company or the Subsidiaries by any stockholder of Parent, Seller, the Company or Subsidiaries relating to this Agreement or the Transactions or otherwise, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

7.9 Indemnification.

(a) By Company and its Subsidiaries. From and after the Closing, Buyer will cause the Company and its Subsidiaries to indemnify and hold harmless each present and former director or officer of the Company and such Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Person” and collectively, the “D&O Indemnified Persons”) from any losses, costs or expenses relating to any Action related to such present or former director’s or officer’s service to the Company or any of such Subsidiaries in such capacity to the same extent as set forth in the Fundamental Documents of the Company or any indemnification agreements of the Company in effect on the date hereof and disclosed in Section 7.9 of the Disclosure Letter. In the event of any such Action, Buyer and the D&O Indemnified Person shall cooperate with each other in the defense of any such Action.

(b) Survival of Indemnification. To the fullest extent permitted by the existing Charter Documents of the Company, from and after the Closing, all rights to indemnification now existing in favor of the D&O Indemnified

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Persons (including the right to advancement of expenses) with respect to their activities as such prior to or on the date of the Closing, as provided in each of the respective Charter Documents or indemnification agreements of the Company in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(c) Insurance. Upon the election of Parent, Parent may obtain a non-cancellable “tail” insurance policies (“Tail Insurance Policies”) with a claims period of at least six (6) years from and after the Closing Date from insurance carriers with the same or better claims-paying ability ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the Persons who are or were prior to the Closing, covered by the Parent’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Parent’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the Transactions). If Parent acquires the Tail Insurance Policies, all of the fees and expenses incurred in connection with obtaining the Tail Insurance Policies, shall be borne 50% by Seller, on the one hand, and 50% by Buyer, on the other hand.

(d) Successors. In the event that after the date of Closing, the Company or any of its Subsidiaries or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Company, any of its Subsidiaries or Buyer, as the case may be, shall assume the obligations set forth in this Section 7.9.

(e) Benefit. The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other Representatives and cannot be amended in a manner adverse to a D&O Indemnified Person without such person’s consent. The Parties agree that each D&O Indemnified Person (including his or her heirs, executors or administrators and his or her other Representatives) is intended to be, and shall be, a third party beneficiary of this Agreement for the purpose of this Section 7.9.

7.10 Tax Matters.

(a) Income Tax Returns. Seller shall prepare, or cause to be prepared, and shall file or cause to be filed, all income Tax Returns of or with respect to the Company and any of its Subsidiaries for which items of income, gain, loss and deduction flow-through to Seller for all taxable periods ending on or prior to the Closing Date, whether required to be filed prior to, on or after the Closing Date (“Income Tax Returns”). Such Income Tax Returns shall be prepared in accordance with applicable Law and consistent with past practices. Buyer shall provide Seller upon request reasonable access to the books and records of the Company and its Subsidiaries necessary to prepare and file such Income Tax Returns. Seller shall permit Buyer to review and comment on each such Income Tax Return during a reasonable period prior to filing and shall consider in good faith Buyer’s reasonable comments. The Parties agree that all payments of Transaction Expenses shall be treated as deductible in Seller’s Income Tax Returns to the maximum extent permitted by applicable Law.

(b) Tax Returns for Pre-Closing Tax Periods. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company required to be filed after the Closing Date, and shall timely remit to the appropriate taxing authority, or cause the timely remittance of, all Taxes reflected on such Tax Returns, subject to Buyer’s right to indemnification pursuant to Section 8.2(a).

(c) Straddle Period. For purposes of this Agreement, in the case of any Tax period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, sales, use, receipts, or other similar items of the Company for the Tax period or portion of a period ending on or prior to the Closing Date (each, a “Pre-Closing Tax Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and the amount of any other Taxes of the Company

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for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(d) Transfer Taxes. All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees imposed or levied by reason of, in connection with or attributable to the Transactions (“Transfer Taxes”) shall be borne by Seller. The Party responsible for filing any Tax Return with respect to Transfer Taxes shall pay the Transfer Taxes when due and, at Seller’s expense, will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, if required by applicable Law. The Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation, as necessary.

(e) Tax Refunds and Benefits. Any Tax refunds that are actually received by Buyer, the Company or its Subsidiaries, and any amounts credited against Taxes to which Buyer, the Company or its Subsidiaries actually become entitled, that relate to Pre-Closing Tax Periods, shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within ten (10) Business Days after receipt or entitlement thereto (in each case, net of (i) any Taxes of Buyer, the Company or its Subsidiaries attributable to such refund or credit; (ii) any reasonable out-of-pocket costs of Buyer or the Company or its Subsidiaries incurred in connection with obtaining such refund, and (iii) amounts required by Law to be withheld from such payment to Seller, if any); provided, however, that Seller will promptly repay to Buyer any amount received by Seller pursuant to this Section 7.10(e), together with any related interest and/or penalties, in the event Buyer, the Company or its Subsidiaries are subsequently required to return such Tax refund to the applicable Governmental Authority or such Tax credit is subsequently disallowed or otherwise nullified.

(f) Cooperation. Seller shall cooperate, as and to the extent reasonably requested by Buyer, in connection with (i) the filing of any Tax Returns of or with respect to the Company or its operations, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company or its operations. Such cooperation shall include retaining and providing records and information that are reasonably relevant to the matters described in the previous sentence, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Buyer shall have the right to initiate discussions with any Governmental Entity to enter into any voluntary disclosure agreement with any Governmental Entity for any Pre-Closing Taxes. In the event Buyer initiates such discussions, or any Governmental Entity initiates discussions with Buyer or the Company with respect to any payment for alleged Pre-Closing Taxes, Buyer shall control the discussions and settlement process, and shall keep Seller reasonably informed as to the status thereof. Neither Buyer nor the Company shall enter into any voluntary disclosure or settlement agreement that requires the payment of any Pre-Closing Taxes by Seller or Parent (whether directly to any Governmental Entity or as a result of any claim hereunder by Buyer), without the prior written consent of Seller, which will not be unreasonably withheld, conditioned or delayed. All out-of-pocket costs and expenses (including any costs and expenses of counsel and other professionals and reasonable out-of-pocket expenses) paid by Buyer or the Company in connection with the foregoing shall be paid by Seller.

(g) Tax Elections. Seller shall (i) file, or cause to filed, an election pursuant to Treasury Regulation 1.1502-36(d)(6)(i)(A) with Seller’s relevant Income Tax Return to reduce to the maximum extent permitted under the Unified Loss Rule of Treasury Regulation 1.1502-36 (the “ULR Rules”) its Tax basis in the shares of the Company’s stock so as to eliminate or minimize to the maximum extent permitted under the ULR Rules any reduction in the tax basis of the assets or other Tax attributes of the Company that would otherwise occur without such election in connection with the Transactions; (ii) not file, or cause to be filed, an election pursuant to Treasury Regulation 1.1502-36(d)(6)(i)(B) or 1.1502-36(d)(6)(i)(C) to reattribute any of the Company’s Tax attributes; and (iii) not file any other election or take any other action, or fail to file any other election or take any other action, if such election or action, or the failure to make such election or take such action, could reasonably be expected to have a material adverse impact on the Company’s assets, including tax basis and other Tax attributes, in the Post-Closing Tax Period.

7.11 PPP Loan Forgiveness.

(a) From and after the Closing and until the PPP Maturity Date, upon reasonable advance notice, Buyer shall provide Seller with reasonable access to all management-level personnel of the Company having knowledge of matters relating to the PPP Loan, all books and records to the extent relating to the PPP Loan and all filings and

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communications between or among the Company or Buyer, on the one hand, and the lender of the PPP Loan, the U.S. Small Business Administration or any other Governmental Entity, on the other hand, with respect to the PPP Loan or the application for forgiveness with respect to amounts outstanding under the PPP Loan.

(b) Within three (3) Business Days after the date on which either (x) Seller or Parent or (y) Buyer or the Company receives a copy of the final written confirmation from the lender of the PPP Loan and/or the U.S. Small Business Administration of the amount of the PPP Loan that is officially forgiven in accordance with applicable Law and pursuant to the PPP Loan (any such written confirmation, a “PPP Loan Forgiveness Confirmation”), Parent or Buyer, as applicable, shall provide the other Party with a copy of such PPP Loan Forgiveness Confirmation.

(c) If the PPP Loan Forgiveness Confirmation for all of the PPP Loan obligations is not received by the PPP Maturity Date, then the Company shall pay off and fully satisfy all outstanding principal, interest and fees on account of the PPP Loan (less any amounts forgiven pursuant to the PPP Loan Forgiveness Confirmation) on the PPP Maturity Date, in which event Buyer shall be entitled to indemnification therefor pursuant to the PPP Indemnification; provided, that if, after the PPP Maturity Date and after Buyer actually receives such indemnification from Parent and/or Seller (including, for the purpose of clarification, by way of setoff against the Tournament Payment), the Company or any of its Affiliates actually receives reimbursement from either the lender of the PPP Loan and/or the U.S. Small Business Administration for any amounts previously paid by the Company to the lender of the PPP Loan pursuant to the PPP Indemnification, then the Company shall pay, and Buyer shall cause the Company to pay, to Seller an amount equal to the lesser of (x) the amount of such reimbursement received by the Company or (y) the amount of such indemnification received by Buyer.

7.12 Support Agreements. Each of Parent and Seller shall use reasonable efforts to cooperate with Buyer to obtain executed copies of the Ourgame Stockholder Support Agreements and the Primo Vital Support Agreement, from each party thereto other than Buyer as promptly as possible after the date of this Agreement (and, with respect to the Ourgame Stockholder Support Agreements, not later than one (1) Business Day after the date hereof). As promptly as possible after the receipt by Parent or Seller from any signatory to the Ourgame Stockholder Support Agreements or from all of the signatories of the Primo Vital Support Agreement (in each case, other than Buyer and Parent) of such signatory’s (or signatories’, as the case may be) executed counterpart of such agreement, (a) Parent shall execute its counterpart of the Ourgame Stockholder Support Agreements or the Primo Vital Support Agreement, as the case may be and (b) Parent or Seller, as the case may be, shall deliver, or cause to be delivered, to Buyer such executed counterpart, together with Parent’s executed counterpart of such agreement. Promptly after its receipt of any such executed counterpart of the Ourgame Stockholder Support Agreements, Buyer shall execute the Ourgame Stockholder Support Agreements and deliver, or cause to be delivered, its executed counterpart of such agreement to Parent (and Parent shall promptly deliver, or cause to be delivered, to the signatory thereto whose executed counterpart was previously delivered to Parent, a correct copy of Buyer’s and Parent’s respectively executed counterparts of such agreement). Promptly after its receipt of such executed counterparts of the Primo Vital Stockholder Support Agreement, Buyer shall execute the Primo Vital Support Agreement and deliver, or cause to be delivered, its executed counterpart of such agreement to Parent (and Parent shall promptly deliver, or cause to be delivered, to Primo Vital a correct copy of Buyer’s and Parent’s respectively executed counterparts of such agreement).

7.13 Non-Competition and Non-Solicitation. For a period of five (5) years after the Closing Date (the “Restricted Period”), each of Parent and Seller shall not, and shall not cause or permit any of their Affiliates (which, for the purposes of this Section 7.13, shall not include the Company and its Subsidiaries) (collectively, Parent, Seller and such Affiliates being referred to as the “Covered Persons”) to, directly or indirectly, in any capacity whatsoever, alone or through or in connection with any Person:

(a) engage in, or manage, operate or control, or participate in the ownership, management, operation or control of, provide consulting services to, have any equity or other interest in, lend money to or permit the use of its name by, any other Person that is engaged in or proposes to engage in, or which at the time is engaged in or proposes to engage in, anywhere in the world, the Restricted Business.

(b) (i) divert or attempt to divert (by solicitation, diversion, contact or otherwise) from Buyer, the Company or its Affiliates (collectively, the Company and such Affiliates and any of their respective successors being referred to individually as a “Protected Person” and collectively as the “Protected Persons”) any business with any customer, prospective customer or account of any of the Protected Persons related to the Restricted Business; (ii) accept the business of any customer, prospective customer or account of any of the Protected Persons, whether or not solicited

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by any of the Covered Persons, related to the Restricted Business; or (iii) solicit, cause or induce or attempt to solicit, any broker, salesperson, distributor, supplier, vendor, representative, agent or other Person transacting business with any of the Protected Persons to change or terminate their relationship or association with any of the Protected Persons.

(c) call upon any individual who is an employee of any of the Protected Persons and is involved in the Restricted Business for the purpose or with the intent of soliciting such employee away from or out of the employ of any of the Protected Persons, or employ or offer employment to any such employee (other than employees of the Protected Persons in connection with such employees’ provision of transition services to Parent or Seller after the Closing Date pursuant to the Transition Services Agreement) as an independent contractor, employee or other service provider unless such individual will have ceased to be employed by any of the Protected Persons for a period of at least one (1) year prior thereto. Notwithstanding the foregoing, the Covered Persons shall be free to conduct general, non-directed solicitation advertisements or web postings for employment, invite individuals to connect on LinkedIn or similar websites or utilize an independent employment search firm who has been instructed not to target employees of any of the Protected Persons.

(d) The Restricted Period will automatically be extended for an additional period of time equal to any period during which any of the Covered Persons is found to be in breach of its obligations under this Section 7.13.

(e) The covenants of Parent and Seller set forth in this Agreement constitute a material inducement for Buyer to execute, deliver and consummate this Agreement and are an essential element of the Transactions and, but for such covenants, Buyer would not have executed and delivered this Agreement and would not have been willing to consummate the Transactions. Each of Parent and Seller acknowledges that the restrictions contained in this Agreement are reasonable in nature, scope, and duration for the purpose of preserving for Buyer’s benefit the proprietary rights, going business value and goodwill of the business of the Company and its Subsidiaries.

7.14 Intercompany and Related Party Payments. Parent and Seller shall settle, discharge or satisfy, or cause to be settled, discharged or satisfied, in full prior to the Closing all (a) obligations or amounts due, payable or outstanding, including but not limited to intercompany payables or receivables, between the Company or any Subsidiary, on the one hand, and Seller, Parent or any of their subsidiaries or Affiliates (excluding the Company and the Subsidiaries), on the other hand, and (b) any other amounts due, payable or outstanding from the Company or any Subsidiary to any Related Party.

7.15 Payment of Bonuses and Change of Control Payments. Parent and Seller shall settle, discharge or satisfy, or cause to be settled, discharged or satisfied, in full prior to the Closing all performance awards or remuneration of any kind with respect to services provided by any past or present employee of the Company or any Subsidiary for all periods prior to Closing (excluding, for the sake of clarity, any accrued PTO for such employees), including, without limitation, the 2020 Bonus Payments and any change of control payments owed to any past or present employee of the Company or any Subsidiary including, without limitation, the Change of Control Payments.

Article VIII
SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Buyer, Parent, Seller and the Company contained in this Agreement shall survive the Closing and shall terminate on the date that is eighteen (18) months after the Closing Date and shall thereafter be of no further force or effect; provided, however, that (a) the Fundamental Representations shall survive the Closing and shall terminate on the third (3rd) anniversary of the Closing Date, and (b) the foregoing survival periods shall not limit any indemnification claims to the extent based on fraud; and provided, further, that any representation or warranty that is the subject of an indemnification claim asserted in accordance with this Article VIII within the applicable survival period specified in this Section 8.1 shall survive until such claim is finally resolved in accordance with this Article VIII. The covenants and agreements of Buyer, Seller and the Company contained in this Agreement shall terminate at the Closing except that such covenants and agreements which by their terms survive the Closing shall so survive the Closing in accordance with their respective terms. For the purpose of clarification, the survival periods are intended to supersede any statute of limitations or similar time limitation that may otherwise apply to any Action based on any breach of the representations, warranties, covenants or agreements stated in this Agreement.

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8.2 Indemnification Obligations.

(a) Indemnification by Seller Indemnifying Party. Subject to the limitations set forth in this Article VIII and otherwise in accordance with this Article VIII, from and after the Closing, Parent and Seller (the “Seller Indemnifying Party”) shall, jointly and severally, indemnify Buyer, and (after the Closing) the Company and its Subsidiaries, and the respective Representatives of Buyer and (after the Closing) the Company and any of its Subsidiaries (the “Buyer Indemnified Parties”) for (1) any Losses suffered or incurred and paid by each such Buyer Indemnified Party to the extent resulting from or arising out of any breach of, or inaccuracy in, any (A) Company Fundamental Representation or Parent and Seller Fundamental Representation as of the date hereof or as of the Closing, or (B) representation or warranty made by the Company in Article III or Parent and Seller in Article IV of this Agreement (other than any Company Fundamental Representation or Parent and Seller Fundamental Representation) as of the date hereof or as of the Closing, (2) any Losses suffered or incurred and paid by each such Buyer Indemnified Party to the extent resulting from or arising out of (i) the failure by the Company to perform or comply with any covenant or agreement of the Company contained in this Agreement to the extent required to be performed prior to the Closing Date or (ii) the failure by Parent or Seller to perform or comply with any covenant or agreement of Parent or Seller contained in this Agreement, (3) fraud of Parent, Seller, or (prior to the Closing Date) the Company, (4) (i) any amounts paid by the Company to the lender under the PPP Loan pursuant to Section 7.11(c) and/or (ii) the failure to obtain the prior written consent from the lender of the PPP Loan or the U.S. Small Business Administration with respect to the Transactions or any violation of the Small Business Act, the CARES Act or any other applicable Law with respect to any such failure (the “PPP Indemnification”), (5) with respect to any breach or alleged breach of any Company Service Provider Plan by Seller, Parent, or any Affiliate thereof (other than any such breach or alleged breach by the Company or its Subsidiaries after the Closing) and (6) except to the extent such amount is taken into account in determining the Final Total Consideration, (i) any and all Taxes imposed on the Company or any Subsidiary for any Pre-Closing Tax Period (including, for the avoidance of doubt, Taxes imposed on the Company or any Subsidiary and attributable to or resulting from any item of income in, or the exclusion of any item of deduction from, Taxable income for any Post-Closing Tax Period in connection with any deferred intercompany gain or any excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of U.S. state (including but not limited to, any deferred intercompany stock account pursuant to Cal. Code Regs., tit. 18 section 25106.5-1), local or non-U.S. law) in connection with a transaction consummated on or prior to the Closing Date), (ii) any and all Taxes of Seller (including, for the avoidance of doubt, Taxes imposed on any deemed dividends under Section 951 through Section 965 (including Section 951A) of the Code and the rules and Treasury Regulations promulgated thereunder), (iii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation, (iv) any and all Taxes of any Person (other than the Company or any Subsidiary) imposed on the Company or any Subsidiary as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business the principal purpose of which is not the sharing of taxes) or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (v) any and all Taxes attributable to any increase in taxable income (including attributable to cancellation of indebtedness income) attributable to forgiveness, cancellation or reduction of the PPP Loan; (vi) any and all Taxes related to any deferral of withholding and remittance of Applicable Taxes with respect to Applicable Wages pursuant to IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes) and (vii) any and all Transfer Taxes.

(b) Indemnification by Buyer Indemnifying Party. Subject to the limitations set forth in this Article VIII and otherwise in accordance with this Article VIII, from and after the Closing, Buyer and the Company (the “Buyer Indemnifying Party,” and together with the Seller Indemnifying Party, each an “Indemnifying Party”) agrees, jointly and severally, to indemnify Parent, Seller and their Representatives (the “Seller Indemnified Parties,” and together with Buyer Indemnified Parties, each the “Indemnified Parties”) for any Losses suffered or incurred and paid by each such Seller Indemnified Party to the extent resulting from (1) any breach of, or inaccuracy in, any (i) Buyer Fundamental Representation as of the date hereof or as of the Closing, or (ii) representation or warranty made by Buyer in Article V of this Agreement (other than any Buyer Fundamental Representation) as of the date hereof or as of the Closing, (2) any failure by Buyer prior to the Closing Date to perform or comply with any covenant or agreement of Buyer contained in this Agreement, and (3) fraud of Buyer.

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8.3 Indemnification Procedures.

(a) If an Indemnified Party becomes aware of a claim, whether between the Parties or a Third Party Claim, for which it is or may be entitled to indemnification for Losses under this Article VIII, in order to be entitled to indemnification under this Article VIII for such Losses, the Indemnified Party shall promptly give notice to the Indemnifying Party of such claim by providing an Officer’s Certificate to the Indemnifying Party, together with all documents and materials supporting such claim as are reasonably available to the Indemnified Party; provided, that the failure by the Indemnified Party to provide such notice of any such claim shall not affect the Indemnifying Party’s obligations under this Article VIII with respect to such claim except to the extent the Indemnifying Party is actually prejudiced thereby.

(b) Following notice of a claim (other than a Third Party Claim, which will be governed by Section 8.3(c)) for indemnification under this Agreement in accordance with Section 8.3(a), the Indemnifying Party shall have 30 days (such 30-day period, the “Dispute Period”) to respond to such claim. The Indemnified Party shall make available to the Indemnifying Party all the material information related to such claim relied upon by, or in the possession or control of, the Indemnified Party to substantiate such claim. If the Indemnifying Party disagrees with the validity of all or a portion of such claim made by the Indemnified Party or the amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party shall deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is given within the Dispute Period or if Parent provides notice to the Indemnified Party that it does not have a dispute with respect to such claim, such claim will be deemed approved and consented to by the Indemnifying Party (such claim being referred to herein as an “Undisputed Claim”). If a Dispute Notice is given within the Dispute Period and the Indemnified Party and the Indemnifying Party do not agree to the validity or amount of such disputed claim, no payment on the disputed portion of the claim will be made to the Indemnified Party until such dispute is resolved, whether by adjudication of such matter, agreement between the Indemnified Party and the Indemnifying Party or otherwise.

(c) If requested in writing by the Indemnified Party concurrently or within twenty (20) days after the Indemnifying Party’s receipt of notice from the Indemnified Party of a Third Party Claim, the Indemnifying Party, on behalf of the Indemnified Party, shall undertake the defense of any Third Party Claim, by counsel or other Representatives qualified to undertake and assist with such defense of the Indemnifying Party’s own choosing and at the Indemnifying Party’s expense. If the Indemnifying Party does not timely undertake the defense of the Third Party Claim after receiving the foregoing proper notice, Indemnified Party shall, at the Indemnifying Party’s expense, undertake the defense of any Third Party Claim on behalf of the Indemnifying Party. The Party not undertaking the defense of the Third Party Claim (whether Buyer and the Company, on the one hand, or Parent and Seller, on the other hand) may participate in the defense of such Third Party Claim and may retain its own counsel in each jurisdiction for which such Party reasonably determines counsel is required. The Party undertaking the defense of the Third Party Claim shall use all reasonable efforts to defend such claim and shall consult with and consider in good faith any recommendation made by the other Party or its counsel regarding the strategy for defense of such Third Party Claim; provided, however, that neither Party may settle, compromise, or otherwise dispose of any such Third Party Claim without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.

(d) Any Undisputed Claim or any other claim pursuant to this Article VIII (including a Third Party Claim) that is finally resolved hereunder, whether by adjudication of such matter, agreement between the Indemnified Party (or the Indemnifying Party on behalf of the Indemnified Party), on the one hand, and the Indemnifying Party, on the other hand, shall be an “Approved Indemnification Claim”. For the avoidance of doubt, in no event shall any Indemnifying Party have any obligation to indemnify any Indemnified Parties pursuant to this Article VIII for a claim that is not an Approved Indemnification Claim.

8.4 Indemnification Limitations.

(a) The maximum aggregate Losses indemnifiable by the Indemnifying Party hereunder shall in no event exceed the amount of Final Total Consideration (the “Indemnification Cap”); provided, however, that (i) the maximum aggregate Losses indemnifiable by the Seller Indemnifying Party pursuant to Section 8.2(a)(1)(B) shall be limited to $8,000,000 (the “Non-Fundamental Claim Cap”), (ii) the maximum aggregate Losses indemnifiable by the Buyer Indemnifying Party pursuant to Section 8.2(b)(1)(ii) shall be limited to the Non-Fundamental Claim Cap and (iii) the amount of any such Losses resulting from fraud by any Indemnifying Party or the PPP Indemnification shall not be subject to the Indemnification Cap or the Non-Fundamental Claim Cap.

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(b) Notwithstanding anything to the contrary herein, (i) no Buyer Indemnified Party shall be entitled to recover for Losses pursuant to Section 8.2(a)(1)(B) unless and until the Buyer Indemnified Parties have incurred Losses pursuant to this Article VIII in excess of $1,000,000 in the aggregate (the “Basket Amount”), after which the Buyer Indemnified Party shall, subject to any other applicable provisions of this Article VIII, be entitled to recover all such Losses in excess of the Basket Amount and (ii) no Seller Indemnified Party shall be entitled to recover for Losses pursuant to Section 8.2(b)(1)(ii) unless and until the Seller Indemnified Parties have incurred Losses pursuant to this Article VIII in excess of the Basket Amount, after which the Seller Indemnified Party shall, subject to any other applicable provisions of this Article VIII, be entitled to recover all such Losses in excess of the Basket Amount.

(c) Notwithstanding anything to the contrary contained herein:

(i) any Losses recoverable by any Buyer Indemnified Party hereunder in respect of an Approved Indemnification Claim shall first be satisfied by offsetting the amount of such Losses against any then unpaid portion of the Tournament Payment, and, to the extent such offset amount is insufficient to completely satisfy the indemnification obligations of Parent and Seller in respect of such Losses, such Buyer Indemnified Party shall, subject to any other applicable provisions of this Article VIII, be entitled to recover the remaining portion of such Losses from Parent and Seller on a joint and several basis. Any such amounts offset against any part or all of the Tournament Payment pursuant to this Section 8.4(c)(i) (A) shall be reflected in a written notice prepared by Buyer and delivered to Parent reasonably promptly following Buyer’s application of such offset and (B) shall be deemed paid to Seller for all purposes of Section 1.2 and deemed paid by Parent and Seller in respect of their indemnification obligations with respect to the Losses to which such offset amount relates.

(ii) any Losses recoverable hereunder shall be reduced in amount by any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Party in connection with such Losses and the Indemnified Parties shall use commercially reasonable efforts to realize such benefits, proceeds, payments or reimbursements;

(iii) the amount of Losses on account of any claims arising under this Article VIII shall be calculated net of any Tax benefits actually realized by the Indemnified Party in the taxable period in which such Loss is incurred;

(iv) an Indemnified Party will be deemed to realize a net Tax benefit in the taxable period in which such Loss is incurred by such Indemnified Party to the extent that the liability for Taxes of such Indemnified Party for such taxable period, calculated with such Loss excluded, exceeds the actual liability for Taxes of such Indemnified Party for such taxable period, calculated with such Loss included;

(v) if any recovery is made pursuant to Section 8.4(c)(ii) or any Tax benefit is actually realized pursuant to Section 8.4(c)(iii), in each case with respect to any Loss for which the Indemnified Party has been indemnified hereunder, then a refund equal to the amount of such recovery or actual Tax benefit shall be made promptly to the Indemnifying Party that made or directed such indemnification payments to such Indemnified Party;

(vi) the amount of any Losses subject to recovery under this Article VIII shall exclude any amounts taken into account in the calculation of the Final Total Consideration, including any Positive Adjustment Amount payable hereunder;

(vii) for the purposes of this Article VIII, any breach, violation, inaccuracy or omission of any representation, warranty, covenant or agreement, shall be determined without regard to any (A) qualifications to the representations, warranties, covenants and agreements with respect to materiality, including for “material,” “in all material respects,” and “Material Adverse Effect,” or similar qualifications, and (B) update of or modification to the Disclosure Letter made or purported to have been made on or after the date of this Agreement; and

(viii) for the purposes of calculating the amount of any Losses resulting from, arising out of, relating to, imposed upon or incurred by any Indemnified Party by reason of any breach, violation, inaccuracy or omission of any representation, warranty, covenant or agreement, any (A) qualifications to the representations, warranties, covenants and agreements with respect to materiality, including for “material,” “in all material respects,” and “Material Adverse Effect,” or similar qualifications, and (B) update of or modification to the Disclosure Letter made or purported to have been made on or after the date of this Agreement shall be disregarded.

(d) For the avoidance of doubt, no Indemnified Party shall be entitled to be indemnified under this Article VIII more than once for the same Losses.

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8.5 Purchase Price Adjustment. Any payment pursuant to this Article VIII (including, for the purpose of clarification, any amounts offset against the Tournament Payment pursuant to Section 8.4(c)) shall be treated as an adjustment to the Total Consideration for all Tax purposes to the fullest extent permitted by Law.

8.6 Effect of Investigation. The representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 2.3.

8.7 Mitigation of Losses. Upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise to a Loss for which it seeks or intends to seek indemnification hereunder, each Indemnified Party shall, and shall cause its Affiliates to, take such actions to mitigate such Loss as may be required under applicable Law.

8.8 Exclusive Remedies. Except as otherwise provided in Article IX in the event of the termination of this Agreement prior to the Closing, each of Parent, Seller, the Company, and Buyer acknowledges and agrees that its and their sole and exclusive remedy (and the sole and exclusive remedy of any other Seller Indemnified Party or Buyer Indemnified Party, as the case may be) with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (including, for the avoidance of doubt, for fraud), shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each of Parent and Seller, on behalf of themselves and any other Seller Indemnified Party, Buyer, on behalf of any other Buyer Indemnified Party, and the Company, hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (including, for the avoidance of doubt, for fraud) it may have against Buyer and its Affiliates, or against Parent or Seller and their Affiliates (other than, after the Closing, the Company), as the case may be, and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled pursuant to Section 10.6. Each of Parent, Seller, the Company and Buyer expressly acknowledges and agrees that, with respect to the release of claims as set forth above, it expressly waives all rights under Section 1542 of the California Civil Code. That section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Article IX
PRE-CLOSING TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Parent Stockholder Approval:

(a) by mutual consent of Parent, Seller and Buyer in a written instrument authorized by the board of directors of each of Parent, Seller and Buyer;

(b) by either Parent and Seller, on the one hand, or Buyer, on the other hand, if any Governmental Entity that must grant a Seller Regulatory Approval or a Buyer Regulatory Approval listed on Schedule 2.3(a)(ii) denies approval of the Transactions and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(c) by either Parent and Seller, on the one hand, or Buyer, on the other hand, if the Transactions shall not have been consummated on or before March 31, 2021 (the “Outside Date”); provided, however, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 2.3(b) or 2.3(c), as the case may be;

(d) by either Parent and Seller, on the one hand, or Buyer, on the other hand (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein),

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if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, Parent or Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Parent and Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 2.3(b) or 2.3(c), as the case may be, and which is not cured within 30 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Buyer, (i) at any time after the board of directors of Parent and Seller shall have effected an Adverse Recommendation Change prior to receipt of the Parent Stockholder Approval, or (ii) in the event Parent and/or Seller shall have materially breached any of their obligations under Section 7.6;

(f) by Parent and Seller, in the event that: (i) Parent or Seller shall have received a Superior Proposal, (ii) subject to the obligations of Parent and Seller under Section 7.6(f), the respective boards of directors of Parent and Seller or any authorized committees thereof shall have authorized Parent and Seller to enter into a definitive agreement to consummate the transaction contemplated by such Superior Proposal, and (iii) concurrently with the termination of this Agreement, Parent and Seller pays, on a joint and several basis, to Buyer the Initial Termination Fee contemplated by Section 9.4 and Parent and Seller enter into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; or

(g) by Buyer at any time prior to the Outside Date.

The Party or Parties desiring to terminate this Agreement pursuant to any of clauses (b) through (g) of this Section 9.1 shall give written notice of such termination to the other Party or Parties in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become void and have no effect, and none of Parent, Seller, Buyer, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, provided, that (a) Sections 7.3(c), 9.2, 9.3, 9.4, 9.5 and Article X shall survive any termination of this Agreement and such termination shall not affect any Party’s rights or obligations under any of such sections of this Agreement, and (b) except as provided in Section 10.6(b), neither Parent nor Seller shall be relieved or released from any liabilities or damages arising out of its knowing and intentional breach of any provision of this Agreement (which, for this purpose, shall mean an act or failure to act undertaken by the breaching Party who had actual knowledge, or should have had knowledge, and intention that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement).

9.3 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses.

(b) In the event that (i) this Agreement is terminated pursuant to Section 9.1(c), (ii) Parent and Seller shall have failed to obtain or receive, before the time of termination, each of the following duly executed by each party thereto other than Buyer: the Ourgame Stockholder Support Agreements, the Seller Stockholder Support Agreements, and the Primo Vital Support Agreement, (iii) Parent shall have failed to obtain the Parent Stockholder Approval and (iv) Buyer is not in material breach of its representations, warranties, covenants or agreements hereunder at the time of such termination, then Parent and Seller will, on a joint and several basis, (x) pay to Buyer, as its sole recourse (but subject to its right to receive a Tail Termination Fee in accordance with Section 9.4(b)) in connection with the termination of this Agreement in accordance with Section 9.1(c), no later than two (2) Business Days after receipt of supporting documentation evidencing the Buyer Expenses, an amount in cash equal to the Buyer Expenses to the account or accounts designated by Buyer (the “Expense Reimbursement”), and (y) reimburse to Buyer the Initial Payment simultaneously with the payment of the Expense Reimbursement. Each of the Parties acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the Transactions, without which, the Parties would not enter into this Agreement.

9.4 Termination Fees.

(a) In the event that this Agreement is terminated pursuant to Section 9.1(e) or Section 9.1(f), Parent and Seller, on a joint and several basis, will (i) pay to Buyer, as its sole recourse in connection with termination of this

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Agreement in accordance with Section 9.1(e) or Section 9.1(f), as applicable, a fee in an amount equal to $3,000,000 (the “Initial Termination Fee”), and (ii) reimburse to Buyer the Initial Payment simultaneously with the payment of the Initial Termination Fee. The Initial Termination Fee shall be payable no later than two (2) Business Days after the date on which this Agreement is terminated by Buyer pursuant to Section 9.1(e) and immediately prior to the time of and as a condition to termination by Parent and Seller pursuant to Section 9.1(f).

(b) In the event that (i) this Agreement is terminated pursuant to Section 9.1(c), (ii) prior to such termination, a Competing Proposal shall have been made to Parent, Seller or any of their respective subsidiaries (or the respective Representatives of Parent, Seller, or any such subsidiary) and disclosed to stockholders of Parent, or a Competing Proposal shall have been made to the stockholders of Parent generally, or any Person shall have publicly announced an intention (whether or not conditional) to make a Competing Proposal after the date of this Agreement and before the date this Agreement is terminated, (iii) within twelve (12) months after the date of such termination, Parent, Seller and/or any of their respective subsidiaries enters into a definitive agreement with respect to a Competing Proposal (or transaction that would have constituted a Competing Proposal if made prior to the termination of this Agreement) or consummates a Competing Proposal (the “Tail Transaction”) and (iv) such Tail Transaction is consummated, then, Parent and Seller will, on a joint and several basis, as its sole recourse in connection with the termination of this Agreement in accordance with Section 9.1(c) (but subject to Buyer’s rights under Section 9.3(b) with respect to Buyer’s right to receive an Expense Reimbursement in connection with the termination of this Agreement in accordance with Section 9.1(c)), reimburse to Buyer the Initial Payment and pay to Buyer a fee in an amount equal to $3,000,000 (the “Tail Termination Fee”) (less, if applicable, any Expense Reimbursement previously paid in accordance with the provisions of Section 9.3(b)); provided that such reimbursement shall be made and such fee shall be paid simultaneously and not later than two (2) Business Days after the date on which Parent, Seller, or one or more of its subsidiaries, consummates such Competing Proposal.

(c) In the event that this Agreement is terminated (i) by Parent and Seller pursuant to Section 9.1(d) or by Buyer pursuant to Section 9.1(g), Buyer shall pay Parent, as the sole recourse of Parent and Seller in connection with termination of this Agreement in accordance with Section 9.1(d) or Section 9.1(g), a fee in an amount equal to $3,000,000 (the “Non-Performance Fee”) or (ii) by Buyer pursuant to Section 9.1(d), Parent shall, as the sole-recourse of Buyer in connection with termination of this Agreement in accordance with Section 9.1(d), pay Buyer the Non-Performance Fee and reimburse to Buyer the Initial Payment simultaneously with the payment of the Non-Performance Fee. The Non-Performance Fee shall be payable no later than two (2) Business Days after the date on which this Agreement is terminated by Parent and Seller pursuant to Section 9.1(d) or Section 9.1(g), or by Buyer pursuant to Section 9.1(d), as the case may be.

(d) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (ii) the Initial Termination Fee, the Tail Termination Fee, and the Non-Performance Fee are not penalties, but are liquidated damages, in a reasonable amount that will compensate Buyer, in the circumstances in which the Initial Termination Fee or the Tail Termination Fee is payable, or Parent and Seller, in the circumstances in which the Non-Performance Fee are payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (iii) without these agreements, the Parties would not enter into this Agreement, (iv) in the event that Parent and/or Seller shall fail to pay or reimburse, as applicable, the Initial Termination Fee, Tail Termination Fee, Expense Reimbursement or Initial Payment, or Buyer shall fail to pay the Non-Performance Fee, in each instance when due, and, in order to obtain such payment, Parent and Seller or Buyer, as the case may be, commences a suit that results in a final, non-appealable judgment against Parent and/or Seller or Buyer, as the case may be, Parent and Seller, on a joint and several basis, shall pay to Buyer, or Buyer shall pay to Parent, as the case may be, costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the Initial Termination Fee, Tail Termination Fee, Expense Reimbursement, Initial Payment or Non-Performance Fee (as applicable) at a rate equal to five percent (5%) commencing on the date such payment was required to be made through the date of payment and (v) in no event shall Parent and Seller be required to pay both the Initial Termination fee and Tail Termination Fee, and in no event shall Parent and Seller be obligated to pay an Initial Termination Fee or a Tail Termination Fee more than once.

9.5 WPT Brand License. If any termination of this Agreement pursuant to Section 9.1 (except for any termination in which Buyer is required to pay a Non-Performance Fee), Buyer shall enter into, and Parent and Seller shall cause Peerless to enter into, the WPT Brand License. If any termination of this Agreement by Parent and Seller in which

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Buyer is required to pay a Non-Performance Fee occurs, Parent shall have the right, but not the obligation (such right to be exercised by Parent, if at all, by delivering written notice to Buyer pursuant to Section 10.2 within ninety (90) days after such termination), to require that Buyer enter into the WPT Brand License with Peerless.

9.6 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by the respective boards of directors of Parent, Seller and Buyer, at any time before or after receipt of the Parent Stockholder Approval; provided, however, that after receipt of the Parent Stockholder Approval, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.7 Extension; Waiver. At any time prior to the Closing, Seller, Parent and the Company, on the one hand, and Buyer, on the other hand, by action taken or authorized by their respective Board of Directors or manager(s), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement of the other Party or Parties or (c) waive compliance with any of the agreements or conditions contained in this Agreement of the other Party or Parties. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party or Parties, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article X
GENERAL PROVISIONS

10.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or schedule, such reference shall be to an Annex, Exhibit or schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein (including in the glossary hereto) shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)     if to Buyer, to:

Element Partners, LLC

950 Tower Lane, Suite 1125

Foster City, CA 94404

Attention: Daniel Maor

with a copy (which shall not constitute notice) to:

Loeb& Loeb LLP

10100 Santa Monica Boulevard, Suite 2200

Los Angeles, California 90067

Attention: Steven E. Hurdle, Jr.

Email: shurdle@loeb.com

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(b)     if to the Company (prior to the Closing) to:

Club Services, Inc.

c/o Allied Esports Entertainment, Inc.

17877 Von Karman Avenue, Suite 300

Irvine, California 92614

Attention: Frank Ng, Chief Executive Officer

Email: Frank@alliedesports.com

if to Parent or Seller to:

Allied Esports Entertainment Inc.

17877 Von Karman Avenue, Suite 300

Irvine, California 92614

Attention: Frank Ng, Chief Executive Officer

Email: Frank@alliedesports.com

with copies (which shall not constitute notice) to:

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-4140

Attention: Bradley A. Pederson

Email: Bradley.pederson@maslon.com

10.3 Public Disclosure. Neither the Company, Buyer, Parent, or Seller nor any of their respective Representatives shall issue any statement or communication to any third Person (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other Party except that Parent may disclose the Transactions in a press release or in a Current Report on Form 8-K, subject, in the case of a press release, to the reasonable review of Buyer.

10.4 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of Parent, Seller, or the Company (whether by operation of law or otherwise) without the prior written consent of Buyer, and neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by Buyer (whether by operation of law or otherwise) without the prior written consent of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective permitted successors and assigns. Except as provided in Section 7.9(e), this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement. Each of Parent, Seller, the Company, and Buyer hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement (including the provisions of Section 7.9(e)), and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including, without limitation, the right to rely upon such representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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10.6 Remedies.

(a) Each of Parent, Seller, and the Company hereby agrees that irreparable damage would occur in the event that any provision of this Agreement was not performed by Parent, Seller or the Company in accordance with its specific terms or was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, each of Parent, Seller and the Company agrees that, in the event of any breach or threatened breach by Parent, Seller, or the Company of any covenants or obligations set forth in this Agreement, Buyer shall be entitled to an injunction or injunctions, specific performance or other equitable relief, without proof of damages or otherwise, to prevent or restrain such breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of Parent, Seller and the Company hereby agrees not to raise any objections to the availability to Buyer of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance by Parent, Seller or the Company with, the covenants and obligations under this Agreement. Each of Parent, Seller, and the Company further agrees that (i) by seeking the remedies provided for in this Section 10.6(a), Buyer shall not in any respect waive its right to seek any other form of relief that may be available to Buyer under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.6(a) are not available or otherwise are not granted, (ii) nothing set forth in this Section 10.6(a) shall require Buyer to institute any proceeding for (or limit Buyer’s right to institute any proceeding for) specific performance under this Section 10.6(a) prior or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.6(a) or anything set forth in this Section 10.6(a) restrict or limit Buyer’s right to terminate this Agreement in accordance with Section 9.1 or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) the right of specific performance and other equitable relief set forth in this Section 10.6 are an integral part of the transactions contemplated by this Agreement and without that right, Buyer would not have entered into this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Section 10.6 or in any other provision of this Agreement (including Section 9.2 or any provision of Article VIII), the Parties expressly acknowledge and agree that:

(i) the remedies set forth in Section 9.3(b) and Section 9.4(b), if applicable, shall be the sole and exclusive remedies available to Buyer in the event this Agreement is terminated under Section 9.1(c);

(ii) the remedies set forth in Section 9.4(a), if applicable, shall be the sole and exclusive remedies available to Buyer in the event this Agreement is terminated under Section 9.1(e) or Section 9.1(f);

(iii) the remedies set forth in Section 9.4(c), if applicable, shall be the sole and exclusive remedies available to (A) Parent and Seller in the event this Agreement is terminated by Parent and Seller under Section 9.1(d) or by Buyer pursuant to Section 9.1(g) and (B) Buyer in the event this Agreement is terminated by Buyer pursuant to Section 9.1(d); and

(iv) the receipt by Buyer of (i) the Tail Termination Fee in the event this Agreement is terminated under Section 9.1(c) and payment of the Expense Reimbursement and reimbursement of the Initial Payment, if applicable, or (ii) the Initial Termination Fee and reimbursement of the Initial Payment in the event this Agreement is terminated under Section 9.1(e) or Section 9.1(f), shall be deemed to be full and final payment for any and all losses or damages suffered or incurred by Buyer or any of its respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Buyer nor any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Seller, the Company or any of its Affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination. The receipt by Parent of the Non-Performance Fee in the event this Agreement is terminated by Parent and Seller under Section 9.1(d) or by Buyer pursuant to Section 9.1(g) shall be deemed to be full and final payment for any and all losses or damages suffered or incurred by Parent, Seller, the Company or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Seller, the Company nor any of their respective Affiliates or any other

Annex A-46

Person shall be entitled to bring or maintain any other claim, action or proceeding against Parent, Seller, the Company or any of their respective Affiliates arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.8 Exclusive Jurisdiction. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Transactions or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each Party agrees not to commence any legal proceedings related hereto except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party is entitled pursuant to any final judgment of any court having jurisdiction.

10.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

10.10 Entire Agreement. This Agreement, the Annexes, Exhibits and schedules hereto, the Disclosure Letter, the Confidentiality Agreement, and the documents and instruments and other agreements among the Parties referenced herein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter of this Agreement, including the nonbinding proposal entered into between Parent and Buyer on December 2, 2020, as amended from time to time.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.Docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered, sufficient to bind the Parties to the terms and conditions of this Agreement, and otherwise valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

Annex A-47

IN WITNESS WHEREOF, Buyer has caused this Agreement to be executed as of the date first written above.

BUYER
Element Partners, LLC,
a Delaware limited liability company

By:	/s/ Daniel Maor
Name:	Daniel Maor
Title:	Manager

Signature Page to Stock Purchase Agreement

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

COMPANY

Club Services, Inc.,
a Nevada corporation

By:	/s/ David Polgreen
Name:	David Polgreen
Title:	Treasurer

Signature Page to Stock Purchase Agreement

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IN WITNESS WHEREOF, Parent has caused this Agreement to be executed as of the date first written above.

PARENT

Allied Esports Entertainment, Inc.

By:	/s/ Frank Ng
Name:	Frank Ng
Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement

Annex A-50

IN WITNESS WHEREOF, Seller has caused this Agreement to be executed as of the date first written above.

SELLER

Allied Esports Media, Inc.,
a Delaware corporation

By:	/s/ Frank Ng
Name:	Frank Ng
Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement

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Annex A
CERTAIN DEFINED TERMS

“2020 Tax Acts” means The Families First Coronavirus Response Act (Pub. L. 116-127), CARES Act and any executive Order deferring the withholding or payment of any payroll Taxes in connection with the 2019 novel coronavirus (COVID-19) and includes any Treasury Regulations, notice (including, but not limited to Notice 2020-32 and Notice 2020-65) or other official guidance promulgated or issued under or in connection with either of the foregoing.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Applicable Accounting Principles” means GAAP, applied in a manner consistent with the preparation of the Financials.

“Applicable Taxes” means such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local Tax Law).

“Applicable Wages” means such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local Tax Law).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Los Angeles, California are authorized or obligated by Law or executive Order to close.

“Buyer Expenses” means an amount equal to Buyer’s documented out-of-pocket expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of Agreement and the Transactions (including, without limitation, all reasonable outside attorneys’, accountants’, consultants’ and investment bankers’ fees and expenses), but subject to a maximum of $1,000,000; provided that, for the avoidance of doubt, in no event shall Buyer Expenses include any internally allocated costs of Buyer.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Capital” means two shares of the Company’s common stock, par value $0.01 per share.

“Company Intellectual Property Licenses” means all Contracts, including licenses, sublicenses, agreements and permissions, by which the Company or any Subsidiary uses Intellectual Property owned by a third party, or a third party uses Intellectual Property owned by the Company or any Subsidiary, in each case other than licenses of off-the-shelf software commercially available on standard terms.

“Company Products and Services” means all products, content and services sold, distributed or provided directly by the Company or any Subsidiary or through the Company’s or any Subsidiary’s licensees as of the date of this Agreement.

“Company Service Provider Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Service Provider, with respect to which the Company or any ERISA Affiliate has any liability or obligation, including any International Service Provider Plan.

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“Competing Proposal” means any inquiry, proposal or offer made by any Third Party to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions (including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) regarding any direct or indirect, complete or partial, acquisition of Parent, Seller, the Company or any of their respective subsidiaries and/or the poker-related business of Parent, Seller or their respective subsidiaries, but excluding the acquisition of equity interests or assets of Parent, Seller or their respective subsidiaries (other than the Company and the Subsidiaries that own or operate such poker-related business) to the extent solely comprising the esports business of Parent, in each case other than the Transactions.

“Connected Persons” means (i) a director, chief executive or substantial shareholder of Ourgame, (ii) an individual who was a director of Ourgame or any of its subsidiaries in the prior 12 months, (iii) an associate (as defined under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited) of any of the Persons identified in items (i) and (ii), or (iv) a non wholly-owned direct or indirect subsidiary of Ourgame (and any of its subsidiaries) where any director, chief executive or substantial shareholder of Ourgame, individually or together, can exercise or control the exercise of 10% or more of the voting power at that subsidiary’s general or annual meeting.

“Contract” means any legally binding contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Forgiven Amount” means, as of any date of determination, an amount equal to the portion of the PPP Loan and any interest thereon that is forgiven, in each case to the extent specified in the applicable PPP Loan Forgiveness Confirmation; provided, that if no portion of the PPP Loan and any interest thereon is forgiven as of such date, then the “Forgiven Amount” shall be equal to zero.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time including any amendments thereto. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws, each as may be amended from time to time.

“GAAP” means United States generally accepted accounting principles as of the date of this Agreement, consistently applied.

“Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

“Indebtedness” means, with respect to any Person, any of the following, without duplication: (a) any indebtedness of such Person for borrowed money, including any and all any termination, pre-payment, balloon or similar fees or payments (including penalties) resulting from the pre-payment of any indebtedness in connection with the Transactions, (b) any indebtedness of such Person evidenced by notes, bonds or debentures, (c) any obligations of such Person under any leases which are required to be classified as capitalized leases under GAAP, (d) any unfunded severance payment obligations of such Person, and (e) any guaranty by such Person of any indebtedness of any other Person of a type described in clauses (a) through (d) above. Notwithstanding the foregoing, Indebtedness shall exclude (i) any trade payables and other current liabilities arising in the ordinary course of business, (ii) any operating or lease obligations (other than capitalized leases described in clause (c) of this definition), or (iii) any Transaction Expenses.

“Intellectual Property” means Intellectual Property Rights and Technology.

Annex A-53

“Intellectual Property Rights” means any and all of the rights arising under any of the following, in any jurisdiction throughout the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) original works of authorship, any copyright rights therein, copyright registrations and applications, and renewals thereof; (c) trademarks, service marks, trade names, trade dress, logos, designs and other indicia of source, and registrations, and applications, and renewals thereof, including all goodwill associated with any of the foregoing; (d) all forms and types of financial, business, scientific, technical, economic, or engineering information that the owner has taken reasonable measures to keep secret and from which the owner derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information; (e) Internet domain names, including any websites represented by those domain names; (f) any social media accounts, including any handles associated with such social media accounts; and (g) and all rights and remedies against past, present and future infringement, misappropriation or other violation of any of the forgoing and the right to receive proceeds therefrom.

“International Service Provider Plan” means each Company Service Provider Plan or Service Provider Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Service Providers who perform services outside the United States.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means with respect to Parent, Seller, or the Company, the knowledge as of the date hereof of Anthony Hung, Deborah Frazzetta, Frank Ng, Adam Pliska, and David Polgreen, in each case after reasonable inquiry under the circumstances.

“Law” means any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Losses” means all claims (whether or not, in the case of an actual or potential claim by a third-party, such third party is successful on the merits of such claim), losses, liabilities, damages, fees, costs, interest, awards, judgments, penalties and expenses, settlements, including (i) any Taxes imposed on any indemnification payments made by an Indemnifying Party to an Indemnified Party pursuant to Article VIII or (ii) actually incurred costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals; provided that “Losses” shall exclude any punitive damages (except to the extent paid or awarded to any Third Party).

“Material Adverse Effect” means any occurrence, change, event, effect or development that, individually, or taken together with all other occurrences, changes, events, effects or developments, (a) has or would reasonably be likely to have a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets or business of the Company and its Subsidiaries taken as a whole; provided, however, that, with respect to this subsection (a), the determination of whether a “Material Adverse Effect” exists or has occurred shall not include effects on the foregoing to the extent attributable to (i) changes, after the date hereof, in GAAP or other regulatory accounting requirements, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industry in which the Company and its Subsidiaries operate, (iii) changes, after the date hereof, in global or national political conditions or general economic or market conditions, (iv) conditions arising out of acts of terrorism, war, sabotage, military actions, weather conditions, natural disasters, the 2019 novel coronavirus (COVID-19) and Orders affecting such businesses as a result thereof, or other force majeure events, (v) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso), (vi) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Buyer’s written consent, or (vii) any stockholder litigation against Parent, Seller, their respective subsidiaries and/or the directors or executive officers of Parent, Seller or their respective subsidiaries relating to the Transactions except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change are disproportionately adverse to the condition (financial or otherwise), results of operations,

Annex A-54

properties, assets or business of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate, (b) with respect to either Parent or Seller, on the one hand, or Buyer, on the other hand, has or would reasonably be expected to prevent or materially delay or impair the ability of Parent or Seller, or Buyer, as the case may be, to timely consummate the Transactions.

“Officer’s Certificate” means a certificate signed by any executive officer of Buyer or Parent, as applicable: (i) stating that an Indemnified Party has actually suffered or incurred and paid Losses and the amount of such Losses, (ii) specifying the provision of Section 8.2 pursuant to which such Indemnified Party is seeking indemnification, and (iii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was actually suffered or incurred and paid, and the facts and circumstances supporting such Indemnified Party’s claim for indemnification.

“Open Source Materials” means any third Person software generally distributed publicly in source code form under any license that is listed at http://www.opensource.org/licenses or that complies with the Open Source Definition available at http://opensource.org/osd. Open Source Material includes software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Apache License, or BSD License.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity that is binding upon the subject Person.

“Ourgame” means Ourgame International Holdings Limited.

“Ourgame Stockholder Support Agreements” means the Deed Of Irrevocable Undertaking, substantially in the form of Exhibit D hereto, to be entered into among Buyer and by Persons holding equity securities of Ourgame constituting a majority of the voting power of the outstanding equity securities of Ourgame.

“Parent Common Stock” shall mean the common stock, par value $.0001 per share, of Parent.

“Paycheck Protection Program” means the temporary loan program added to the Small Business Administration’s 7(a) Loan Program by the CARES Act, as may be amended from time to time, as well as any regulations promulgated thereunder, and any guidance, guidelines, FAQs, or other instructions or interpretation issued by the Small Business Administration with respect to the program.

“Peerless” means Peerless Media Limited, a Gibraltar company limited by shares.

“Peerless Holdings” means Peerless Media Holdings Limited, a Gibraltar company limited by shares.

“Permitted Liens” means any of the following: (a) Liens for Taxes not yet due and payable; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law (other than Tax Law); (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (g) other than with respect to Company Intellectual Property, liens or other defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or its Subsidiaries; (h) Liens the existence of which are disclosed in the Financials or the Disclosure Letter; (i) statutory, common law or contractual liens of landlords; and (j) with respect to Intellectual Property, those restrictions set forth in Section 3.11(b) of the Disclosure Letter.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period or portion thereof beginning after the Closing Date.

Annex A-55

“PPP Loan” means the Indebtedness evidenced by that certain Promissory Note, dated May 18, 2020, issued by WPT to CommerceWest Bank.

“PPP Maturity Date” means the earlier of (i) the date on which the PPP Loan is repaid and/or forgiven in full and (ii) May 18, 2022, provided that if the maturity date of the PPP Loan is extended beyond May 18, 2022, the foregoing date shall be deemed to be the extended maturity date.

“Pre-Closing Taxes” means any Taxes of the Company or any of its Subsidiaries attributable to a taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Primo Vital” means Primo Vital Limited, a British Virgin Islands limited company.

“Primo Vital Support Agreement” means the Support Agreement in the form of Exhibit C hereto, to be entered into among (a) Buyer, (b) Parent, (c) Ourgame and (d) Primo Vital, which is a subsidiary of Ourgame.

“Related Party” means any Person who directly or indirectly holds a beneficial interest in Parent.

“Representatives” means Affiliates, directors, officers, employees, equityholders, agents or other representatives of a Person.

“Restricted Business” means any business involving the game of poker or the variants thereof listed in Exhibit F, including (i) organizing, hosting, operating, promoting, and/or conducting tournaments, competitions, exhibitions, and other events relating to poker, whether for land-based, television, online or mobile audiences or participants, (ii) broadcasting or distributing, and authorizing or licensing other Persons to broadcast or distribute, footage and other audio, visual, digital, and/or print content relating to such tournaments, competitions, exhibitions, and other events set forth in (i), (iii) organizing, hosting, operating, promoting, and/or conducting clubs or organizations related to poker, and (iv) developing, manufacturing, distributing, promoting, marketing, and selling, and authorizing or licensing other Persons to develop, manufacture, distribute, promote, market or sell, products and merchandise, including cards, attire, furnishings, memorabilia, and other items of any kind or description, in each case relating to poker.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Stockholder Approval” means the affirmative vote or written consent of the holders of the outstanding shares of Seller representing a majority (in voting power) of the outstanding capital stock of Seller.

“Seller Stockholder Support Agreements” means the Voting Agreements, substantially in the form of Exhibit A hereto, to be entered into among Buyer, Parent (in its capacity as the sole stockholder of Seller), and by each of the following stockholders of Parent: Lyle Berman, Roy Choi, Judson Hannigan, Anthony Hung, Knighted Pastures, LLC, Frank Ng, and Adam Pliska.

“Service Provider” means any current or former employee, consultant, independent contractor or director of the Company, its Subsidiaries, or any ERISA Affiliate.

“Service Provider Agreement” means each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, or other Contract providing for compensation or benefits between the Company, or any ERISA Affiliate and any Service Provider.

“Small Business Act” means the Small Business Act (15 U.S.C. 636(a)) after giving effect to the implementation of the CARES Act.

“Superior Proposal” means a bona fide written Competing Proposal made by a Third Party that the board of directors of Parent determines in good faith, after consultation with its outside financial advisors and legal advisors, and taking into account the terms and conditions of such proposal, the party making such proposal, the conditions to, likelihood of, and anticipated timing of, consummation of such Competing Proposal, and all other material legal, financial, regulatory and other aspects of such Competing Proposal, (a) is reasonably likely to be consummated without undue delay relative to the Transactions, taking into account all financial, legal, regulatory and other aspects of such offer, and (b) is more favorable to Parent’s stockholders from a financial point of view than the Transactions,

Annex A-56

taken as a whole (including any revisions to the terms of this Agreement committed to by Buyer to Parent and Seller in writing in response to such Competing Proposal made to Parent, Seller or their respective subsidiaries or the respective Representatives of such Persons under the provisions of Section 7.6(f)).

“Tax” means (i) any income, alternative or add-on minimum tax, gross income, estimated, direct, indirect, gross receipts, built-in gains, sales, use, ad valorem, value added, transfer, franchise, local, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of law.

“Technology” means any or all of the following but not the Intellectual Property Rights therein or associated therewith: (a) published and unpublished works of authorship, including audiovisual works, computer programs, literary works, maskworks, architectural designs and sound recordings; (b) inventions and discoveries, including articles of manufacture, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; and (c) tangible embodiments of information, including algorithms, customer lists, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.

“Third Party” means a third party (or group of Persons) that is not a Party or any Affiliate of any Party.

“Third Party Claim” means any claim or other assertion of liability by a Third Party which may give rise to a claim pursuant to Article VIII.

“Transaction Payroll Taxes” means the employer portion of any payroll Taxes arising from the payment of any of the Total Consideration or other compensatory amounts paid in connection with the Transactions.

“WPT” means WPT Enterprises, Inc.

“WPT Brand License” means the license agreement by and between WPT and Buyer, in the form of Exhibit B hereto.

Annex A-57

INDEX OF OTHER DEFINED TERMS

2020 Bonus Payments	3.13(a)
2020 Tax Acts	Annex A
Acceptable Confidentiality Agreement	7.6(d)
Accounting Firm	1.3(e)
Acquired Equity Interests	Recitals
Action	Annex A
Adverse Recommendation Change	7.4(b)
Affiliate	Annex A
Agreement	Preamble
Applicable Accounting Principles	Annex A
Applicable Taxes	Annex A
Applicable Wages	Annex A
Approved Indemnification Claim	8.3(c)
Balance Sheet Date	4.6(f)
Basket Amount	8.4(b)
Board Recommendation	4.2(a)
Business Day	Annex A
Buyer	Preamble
Buyer Expenses	Annex A
Buyer Fundamental Representations	2.3(d)
Buyer Indemnified Parties	8.2(a)
Buyer Indemnifying Party	8.2(b)
Buyer Regulatory Approvals	5.3(a)
CARES Act	Annex A
Change of Control Payments	3.13(a)
Charter Documents	3.1(b)
Closing	2.1
Closing Cash Payment	1.1
Closing Date	2.1
COBRA	Annex A
Code	Annex A
Company	Preamble
Company Authorizations	3.15
Company Cash	1.3(a)(i)
Company Employee List	3.14(a)
Company Equity Capital	Annex A
Company Fundamental Representations	2.3(d)
Company Indebtedness	1.3(a)(ii)
Company Intellectual Property	3.11(a)
Company Intellectual Property Licenses	Annex A
Company Products and Services	Annex A
Company Service Provider Plan	Annex A
Competing Proposal	Annex A
Confidentiality Agreement	7.3(c)
Conflict	3.4
Contract	Annex A
Covered Persons	7.13
D&O Indemnified Person	7.9(a)
D&O Indemnified Persons	7.9(a)
D&O Insurance	7.9(c)

Annex A-58

Data Security Breach	3.16
Determination Time	1.3(a)(iii)
DGCL	Annex A
Disclosure Letter	Article III
Dispute Notice	8.3(b)
Dispute Period	8.3(b)
Dispute Statement	1.3(d)
Encumbrance And Restriction Free	3.11(b)
ERISA	Annex A
ERISA Affiliate	Annex A
Exchange Act	Annex A
Expense Reimbursement	9.3(b)
Export Approvals	3.26(a)
Final Total Consideration	1.3(f)
Final Tournament Payment	1.2(a)(iii)
Financials	4.6(f)
First Quarterly Payment Period	1.2(a)(i)
First Quarterly Tournament Payment	1.2(a)(i)
Forgiven Amount	Annex A
Forgiveness Application	3.28(a)
Fundamental Documents	Annex A
Fundamental Representations	2.3(d)
GAAP	Annex A
Governmental Entity	Annex A
Governmental Reports	4.4(a)
Hazardous Materials	3.25
Income Tax Returns	7.10(a)
Indebtedness	Annex A
Indemnification Cap	8.4(a)
Indemnified Parties	8.2(b)
Indemnifying Party	8.2(b)
Initial Payment	1.1
Initial Termination Fee	9.4(a)
Intellectual Property	Annex A
Intellectual Property Rights	Annex A
Interested Party	3.20
Interim Financials	4.6(f)
International Service Provider Plan	Annex A
IRS	Annex A
Knowledge	Annex A
Known	Annex A
Labor Agreement	3.14(d)
Law	Annex A
Lease Agreements	3.10(a)
Leased Real Property	3.10(a)
Lien	Annex A
Losses	Annex A
Material Adverse Effect	Annex A
Material Contract	3.12(a)
Negative Adjustment Amount	2.5(b)
Non-Fundamental Claim Cap	8.4(a)

Annex A-59

Non-Performance Fee	9.4(c)
Notice of Adverse Recommendation	7.6(f)
Notice of Superior Proposal	7.6(f)
Officer’s Certificate	Annex A
Open Source Materials	Annex A
Order	Annex A
Ourgame	Annex A
Ourgame Stockholder Support Agreements	Annex A
Outside Date	9.1(c)
Parent	Preamble
Parent and Seller Fundamental Representations	2.3(d)
Parent Common Stock	Annex A
Parent SEC Reports	4.5
Parent Stockholder Approval	4.2(a)
Parties	Preamble
Party	Preamble
Paycheck Protection Program	Annex A
Payment Spreadsheet	2.4(a)
Payoff Letter	2.2(a)(vi)
Peerless	Annex A
Peerless Holdings	Annex A
Permitted Liens	Annex A
Person	Annex A
Personal Data	3.16
Positive Adjustment Amount	2.5(a)
Post-Closing Statement	1.3(c)
Post-Closing Tax Period	Annex A
PPP Indemnification	8.2(a)
PPP Loan	Annex A
PPP Loan Forgiveness Confirmation	7.12(c)
PPP Maturity Date	Annex A
Pre-Closing Period	6.1
Pre-Closing Statement	1.3(b)
Pre-Closing Tax Period	7.10(c)
Pre-Closing Taxes	Annex A
Primo Vital	Annex A
Primo Vital Support Agreement	Annex A
Protected Person	7.13(b)(i)
Proxy Statement	4.3(a)
Related Party	Annex A
Representatives	Annex A
Resolution Period	1.3(e)
Restricted Business	Annex A
Restricted Period	7.13
Review Period	1.3(d)
Sarbanes-Oxley Act	Annex A
SEC	Annex A
Section 409A	3.13(f)
Securities Act	Annex A
Seller	Preamble
Seller Indemnified Parties	8.2(b)

Annex A-60

Seller Indemnifying Party	8.2(a)
Seller Regulatory Agreement	4.4(b)
Seller Regulatory Approvals	4.3(a)
Seller Stockholder Approval	Annex A
Seller Stockholder Support Agreements	Annex A
Service Provider	Annex A
Service Provider Agreement	Annex A
Significant Customer	3.27(a)
Significant Supplier	3.27(b)
Small Business Act	Annex A
SRO	4.3(a)
Straddle Period	7.10(c)
Subsequent Quarterly Tournament Payments	1.2(a)(ii)
Subsidiary	3.6
Superior Proposal	Annex A
Tail Insurance Policies	7.9(c)
Tail Termination Fee	9.4(b)
Tail Transaction	9.4(b)
Takeover Statutes	4.9
Tax	Annex A
Tax Incentive	3.9(p)
Tax Returns	3.9(a)
Technology	Annex A
Third Party	Annex A
Third Party Claim	Annex A
Total Closing Consideration	1.3(a)(iv)
Total Consideration	1.3(a)(v)
Tournament Payment	1.2(a)
Tournament Statement	1.2(b)
Transaction Expenses	1.3(a)(vi)
Transaction Payroll Taxes	Annex A
Transactions	Recitals
Transfer Taxes	7.10(d)
Transition Services Agreement	2.2(a)(ix)
ULR Rules	7.10(g)
Unadjusted Purchase Price	1.1
Undisputed Claim	8.3(b)
WPT	Annex A
WPT Brand License	Annex A
Year-End Financials	4.6(f)

Annex A-61

EXHIBIT A
FORM OF SELLER STOCKHOLDER SUPPORT AGREEMENT

[See attached]

Annex A-A-1

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT, dated as of January 19, 2021 (this “Agreement”), by and among Element Partners, LLC, a Delaware limited liability company (“Buyer”), and the stockholders of Allied Esports Entertainment, Inc., a Delaware corporation (“Parent”), identified as the signatories hereto (collectively, the “Principal Stockholders,” and each a “Principal Stockholder”).

WHEREAS, in connection with and concurrently with the execution of this Agreement, Buyer, Club Services, Inc., a Nevada corporation, (“Company”), Allied Esports Media, Inc., a Delaware corporation (“Seller”), and Parent are entering into a Stock Purchase Agreement, dated as of January 19, 2021 (as may be amended from time to time, the “Purchase Agreement”), which provides for, among other things, the sale by Seller to Buyer of 100% of the issued and outstanding equity interests of the Company in accordance with the terms of the Purchase Agreement;

WHEREAS, Buyer would not enter into the Stock Purchase Agreement unless each Principal Stockholder were to enter into this Agreement;

WHEREAS, each Principal Stockholder is the record and Beneficial Owner of the number of Owned Shares (as defined herein) set forth opposite such Principal Stockholder’s name on Schedule I hereto;

WHEREAS, the respective boards of directors of Parent and Seller have each approved and deemed expedient and in the best interests of the Parent and Seller, respectively, and their respective stockholders, the Purchase Agreement and the transactions contemplated hereby and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the transactions contemplated hereby;

WHEREAS, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Parent Common Stock entitled to vote thereon is required to approve the adoption of the Purchase Agreement; and

WHEREAS, as a stockholder of Parent, each Principal Stockholder will benefit from the Purchase Agreement.

NOW, THEREFORE, in consideration of Buyer’s entry into the Purchase Agreement, each Principal Stockholder agrees with each other and Buyer as follows:

1. Certain Definitions. Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Purchase Agreement. For purposes of this Agreement:

(a) “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those shares of Parent Common Stock which such Principal Stockholder has the right to acquire within 60 days.

(b) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Los Angeles, California are authorized or obligated by Law or executive order to close.

(c) “Family Group” means, with respect to a Principal Stockholder that is a natural Person, such Person’s spouse, descendants (whether natural or adopted), or siblings.

(d) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

(e) “Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

(f) “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

(g) “Permitted Transferee” means, with respect to a Principal Stockholder, (i) any member of such Principal Stockholder’s Family Group; (ii) the estate or any of the heirs or legatees of such Principal Stockholder upon such Person’s death; and (iii) any trust established and maintained for the benefit of (A) any Principal Stockholder that is a natural Person or (B) any member of such Stockholder’s Family Group.

Annex A-A-2

(h) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

2. Representations and Warranties of Principal Stockholders. Each Principal Stockholder represents and warrants as follows:

(a) He, she or it is the Beneficial Owner of the number of shares of Parent Common Stock set forth opposite his, her or its name on Schedule I attached hereto (the “Owned Shares”), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever, other than those created by this Agreement, as described on Schedule I attached hereto, or under applicable federal or state securities laws, and with full and sole power to vote the Owned Shares without the consent or approval of any other Person;

(b) Except for the Owned Shares set forth on Schedule I, he, she or it does not Beneficially Own any other Parent Common Stock or hold any securities convertible into or exchangeable for Parent Common Stock and has no other voting rights with respect to any such securities;

(c) Except as set forth on Schedule I hereto, he, she or it is the record holder of the Owned Shares entitled to vote or to execute written consents with respect to such Owned Shares;

(d) This Agreement has been duly executed by such Principal Stockholder and constitutes the valid and legally binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, except as may be limited by (x) the Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity;

(e) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, such Principal Stockholder’s certificate of formation or limited liability company agreement or other organizational documents (if such Principal Stockholder is not an individual), or any Law, contract, instrument, arrangement or agreement by which such Principal Stockholder is bound;

(f) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy of such Principal Stockholder contained herein do not, and performance of this Agreement by such Principal Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign;

(g) The execution, delivery and performance of this Agreement by such Principal Stockholder and the proxy of such Principal Stockholder contained herein does not create or give rise to any right in such Principal Stockholder or, to such Principal Stockholder’s knowledge, in any other signatory hereto or any other person, with respect to the Owned Shares or any other security of Parent (including, without limitation, voting rights and rights to purchase or sell any shares of Parent Common Stock or other securities of Parent) pursuant to any stockholders’ agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 6 of this Agreement;

(h) He, she or it understands and acknowledges that Buyer is entering into the Purchase Agreement in reliance upon his, her or its execution and delivery of the Parent Stockholder Approval and this Agreement, and he, she or it has read the Purchase Agreement carefully and fully understands the terms and provisions thereof; and

(i) The representations and warranties by each Principal Stockholder in Section 2(a) made herein are qualified in their entirety by the effects of applicable community property Law and the Laws affecting the rights of marital partners generally.

For all purposes of this Agreement, Owned Shares shall include any shares of Parent as to which record or Beneficial Ownership is acquired by a Principal Stockholder after the execution hereof.

Annex A-A-3

3. Covenant to Vote.

(a) Each Principal Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 12 hereof:

(i) provided that (x) Buyer has delivered written notice to such Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) because Buyer is not voting the Owned Shares subject to the Proxy, such Principal Stockholder will execute and timely deliver (or expeditiously cause to be executed and timely delivered) any written consent with respect to all of his, her or its Owned Shares), and such Principal Stockholder shall not thereafter revoke, withdraw, modify or amend such written consent, or (y) Buyer has delivered written notice to such Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) prior to any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock because Buyer is not voting the Owned Shares subject to the Proxy, such Principal Stockholder shall appear at each such meeting or otherwise expeditiously cause all of his, her or its Owned Shares called to vote upon to be counted as present thereat for purposes of establishing a quorum and vote or consent (or expeditiously cause to be voted or consented) such Owned Shares, as follows:

(1) in favor of the approval of the adoption of the Purchase Agreement and the transactions contemplated thereby, including the Transaction, and otherwise in such manner as may be necessary or appropriate to consummate the transaction contemplated by the Purchase Agreement (including the Parent Stockholder Approval), and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate to effect the foregoing;

(2) in favor of the adoption of the Purchase Agreement, in favor of the Transactions, and otherwise in such manner as may be necessary or appropriate to consummate the transactions contemplated by the Purchase Agreement (including the Parent Stockholder Approval); and

(3) against any action, agreement or arrangement (a) related to or in furtherance of any Competing Proposal, (b) that would or could be reasonably be expected to result in a breach of any covenant, obligation, agreement, representation or warranty of Seller, Parent or (prior to Closing) the Company pursuant to the Purchase Agreement, (c) that would or could be reasonably be expected to result in any condition to Seller’s, Parent’s or (prior to Closing) the Company’s obligations under the Purchase Agreement not being completed in full and timely including, without limitation, any action that could breach or reasonably be expected to breach any representation, warranty or covenant in the Purchase Agreement, or (d) that would reasonably be expected to be inconsistent with or frustrate the purposes of the Stock Purchase Agreement or this Agreement (each of items 3(a)(i)(3)(a) through (d), a “Prohibited Act”).

(ii) Such Principal Stockholder shall not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any Prohibited Act, whether by written consent or at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock.

(b) Each Principal Stockholder hereby revokes any and all previous proxies with respect to such Principal Stockholder’s Owned Shares.

(c) Each Principal Stockholder who has a spouse on the date of this Agreement shall cause such Principal Stockholder’s spouse to execute and deliver to Buyer a spousal consent in the form of Exhibit A hereto (a “Spousal Consent”) contemporaneously with such Principal Stockholder’s execution of this Agreeement, pursuant to which the spouse acknowledges that he or she has read and understood this Agreement and agrees to be bound by its terms and conditions. If any Principal Stockholder should marry or engage in a Marital Relationship following the date of this Agreement, such Principal Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within three (3) Business Days thereof.

4. Irrevocable Proxy. Each Principal Stockholder hereby irrevocably appoints Buyer and any designee of Buyer, each of them individually, each such Principal Stockholder’s proxy and attorney-in-fact for and on behalf of such Principal Stockholder pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, as amended, with full power of substitution and resubstitution, to attend and to vote and act on each such

Annex A-A-4

Principal Stockholder’s behalf and in each such Principal Stockholder’s name, place and stead with respect to such Principal Stockholder’s Owned Shares, at any annual, special or other meeting of the stockholders of Parent, and at any adjournment or postponement of any such meeting, held during the term of this Agreement, and to act by written consent (including the execution and delivery of any written consent) with respect to each such Principal Stockholder’s Owned Shares, in all events and at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. Each Principal Stockholder affirms that this proxy is coupled with an interest, shall be irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 12 hereof. Each Principal Stockholder affirms that this irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Buyer entering into the Purchase Agreement and that such irrevocable proxy is given to secure the obligations of such Principal Stockholder under Section 3(a) hereof. Each Principal Stockholder agrees to expeditiously take and shall expeditiously take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy including, without limitation, issuing, expeditiously executing and delivering any directions or legal proxies to the applicable record holder of such Principal Stockholder’s Owned Shares. Except in order to vote the Owned Shares in accordance with Section 3(a), each Principal Stockholder covenants and agrees not to grant any subsequent proxy with respect to such Principal Stockholder’s Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

5. Limitations on Transfer. Until the termination of this Agreement pursuant to Section 12 hereof, each Principal Stockholder agrees that he, she or it will not, without the prior written consent of Buyer, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares except as specifically permitted on Schedule I, or any securities convertible into or exchangeable for common stock of Parent, and (b) take any action that would prohibit, prevent or preclude such Principal Stockholder from performing its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares, provided, however, that a Principal Stockholder may transfer any of its Owned Shares to a Permitted Transferee without the prior written consent of Buyer if such Permitted Transferee executes a counterpart of this Agreement agreeing to be bound by this Agreement and agrees in writing to hold such Owned Shares (or interest in such Owned Shares) subject to all of the terms and provisions of this Agreement, provided that the Principal Stockholder shall remain liable under this Agreement in all respects. Until the termination of this Agreement pursuant to Section 12 hereof, each Principal Stockholder further covenants and agrees not to request that Parent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Principal Stockholder’s Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Buyer and Parent may notify Parent’s transfer agent of the terms hereof. Until the termination of this Agreement pursuant to Section 12 hereof, each Principal Stockholder agrees, if requested by Buyer, that such Principal Stockholder shall tender its Owned Shares for the inscription of a legend consistent with this Agreement.

6. Consent to this Agreement. Each Principal Stockholder hereby consents, for purposes of any stockholders’ agreement or other agreement or commitment among the stockholders of Parent, to the execution, delivery and performance of this Agreement by each other Principal Stockholder (and waives any rights such Principal Stockholder would otherwise have pursuant to any such stockholders’ agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). Each Principal Stockholder further consents and authorizes Buyer and Parent to publish and disclose in the Proxy Statement (including all documents filed with the United States Securities and Exchange Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

7. Specific Performance. Each Principal Stockholder agrees that irreparable damage to Buyer would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by each Principal Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at Law or in equity, and that each Principal Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

Annex A-A-5

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile).

9. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Buyer shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Buyer.

10. No Waiver. The failure of Buyer to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any Principal Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Buyer of its right to exercise any such or other right, power or remedy or to demand such compliance.

11. Stockholder Capacity. Each Principal Stockholder is executing this Agreement solely in his or its capacity as owner of the Owned Shares and not in its fiduciary capacity as a director or officer of Parent. Nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his capacity as an officer or director of Seller, Parent or the Company.

12. Termination. This Agreement shall terminate upon the earlier to occur of (a) the Closing Date, (b) the date of termination of the Stock Purchase Agreement in accordance with its terms, and (c) the material reduction of the amount of the Unadjusted Purchase Price or the amount of the Tournament Payment. Nothing in this Section 12 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination hereof. From and after the date of termination of this Agreement, this Agreement will be of no further force or effect, and the rights and obligations of each of the Principal Stockholders hereunder shall terminate.

13. No Agreement as Director or Officer. Each Principal Stockholder makes no agreement or understanding in this Agreement in such Principal Stockholder’s capacity as a director or officer of Parent or any of its direct or indirect subsidiaries (if such Principal Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Principal Stockholder in such Principal Stockholder’s capacity as such a director or officer, including in exercising rights under the Stock Purchase Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Principal Stockholder from exercising such Principal Stockholder’s fiduciary duties as an officer or director to Parent, its direct and indirect subsidiaries and their respective stockholders.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the parties at the addresses set below the signature of such party to this Agreement (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

16. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

17. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Principal Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Buyer.

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18. Entire Agreement. This Agreement (together with the Purchase Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

19. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

[Signature page(s) follows]

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IN WITNESS WHEREOF, Buyer and each Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

BUYER

Element Partners, LLC, a Delaware limited liability company

By:
Name:
Title:

Address for Notice:

Element Partners, LLC

Attention:
Email:

with a copy (which shall not constitute notice) to:

Attention:
Email:

[Execution Page to Stockholder Voting Agreement]
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IN WITNESS WHEREOF, Buyer and each Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

PRINCIPAL STOCKHOLDERS

[ ]

Address for Notice:

Attention:
Email:

[Execution Page to Stockholder Voting Agreement]

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EXHIBIT A

FORM OF SPOUSAL CONSENT

[SEE ATTACHED]

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SPOUSAL CONSENT

I, the undersigned, being the spouse of ____________________, a stockholder of Allied Esports Entertainment, Inc., a Delaware corporation, hereby acknowledge that I have read and hereby approve that certain Stockholder Voting Agreement dated as of January 19, 2021 in favor of Element Partners, LLC, a Delaware limited liability company (the “Voting Agreement”). I hereby agree to be irrevocably bound by the Voting Agreement and that any community property interest that I may have in the Owned Shares shall be similarly bound by the Voting Agreement. I hereby appoint my spouse, ___________________, as my attorney-in-fact with respect to the exercise of any rights or the performance of any obligations under the Voting Agreement.

Date: January 19, 2021

Signature:
Name (Printed):

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Schedule I

Principal Stockholder	Owned Shares

TOTAL

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EXHIBIT B

FORM WPT BRAND LICENSE

[See attached]

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BRAND LICENSE AGREEMENT

This BRAND License Agreement (this “Agreement”) is made on _____________, 2021 (the “Effective Date”).

BETWEEN

(1)    Peerless Media Ltd., a Gibraltar private limited company, with its principal offices located at 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614 (“Licensor”);

AND

(2)    Element Partners, LLC, a limited liability company incorporated in Delaware, with its principal offices located at 950 Tower Lane, Suite 1125, Foster City, California 94404 (“Licensee”).

WHEREAS:

(A)    Licensor owns or licenses all intellectual property rights associated with the World Poker Tour and its related name, style, look and feel, including the Licensed Property (as defined in Section 1.1 hereof);

(B)    Licensee wishes to utilize the Licensed Property to market, promote and operate the Services in the Territory (each as defined herein);

(C)    In order for Licensee to operate the Services, Licensee desires to take, and Licensor desires to grant, a license to use the Licensed Property on the terms set forth herein.

NOW IT IS AGREED as follows:

1. LICENSED PROPERTY

1.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts during the Term (as defined in Section 13.1 hereof), a non-transferable, non-assignable right and license to use that certain intellectual property identified on Exhibit A, attached hereto and incorporated herein by reference (the “Licensed Property”), solely in connection with the marketing, promotion and operation of the Services in the Territory, on an exclusive basis (the “Brand License”).

1.2 Restrictions and Limitations.

(A) Reservation of Rights. Licensee hereby acknowledges and agrees that (i) the Licensed Property has or potentially may have, many uses; (ii) the Brand License granted to Licensee is a limited field-of-use license and Licensee may use the Licensed Property only in connection with the Services and for no other use; and (iii) Licensor reserves and retains all other rights to the Licensed Property not expressly licensed to Licensee hereunder. Notwithstanding anything to the contrary contained in this Agreement, but subject to the last provision of this Sub-section regarding Licensee’s potential concerns about the quality of services or marketing below affecting the goodwill associated with the Licensed Property in the Territory, Licensor specifically reserves the right to use itself, or to license third party(s) to use, the Licensed Property for purposes in connection with promotions, co-promotions, and commercial tie-ins for the World Poker Tour tours, Sinclair Broadcast Group (or other telecasting networks) and/or member casinos or event sponsors, so long as such uses are for purposes other than any relating to the Services. Licensor and its affiliates or third-party partners shall not be in breach of this Agreement by virtue of (i) continuing to market its own existing websites through its own channels or through third party agents or affiliates, so long as such marketing is for purposes unrelated to the Services, or (ii) registering any customer, and/or accepting bets or wagers from customers in respect of real money gambling outside of the Territory or permitting any third party to do so in connection with the Licensed Property, to the extent such customers manage to register themselves or place wagers from within the Territory, so long as Licensor or its affiliates or the applicable third party utilizes geo-blocking software with respect to customers in the Territory. Should Licensee reasonably believe that Licensor’s or a third party licensee’s provision of goods or services in connection with the Licensed Property, or its promotion or marketing of such goods or services in connection with the Licensed Property, as provided for above, is likely to adversely affect the goodwill Licensee has established or is working to establish in connection with the Licensed Property in the Territory, Licensee may raise

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such concerns with Licensor under, and the parties will seek to resolve the concern in accordance with, the provisions of Section 11. However, the concern will not be taken to arbitration and, if the parties are unable to reach agreement on how the concern should be addressed, Licensor’s reasonable commercial decision regarding such concern will be final.

(B) Rights Excluded. Licensee specifically understands and agrees that no rights are granted herein with respect to any trademarks, logos, copyrights or other intellectual property rights owned or licensed by Licensor other than those specifically set forth on Exhibit A, it being understood that all rights in and to said properties are reserved exclusively to Licensor.

(C) No Right to Sublicense. Licensee shall not be entitled to sublicense any of its rights under this Agreement (other than to Approved Operators as set forth and defined in Section 2.1 hereof, and only to the extent such Approved Operators agree to abide by the terms of this Agreement as if they were a party hereto). Licensee agrees and acknowledges that it is responsible and liable for all acts, errors or omissions of any Approved Operator as if they were Licensee’s acts and/or omissions.

(D) No Liens. The Licensee shall not allow the Licensed Property to become the subject of any charge, lien or security interest.

1.3 Brand Guidelines.

(A) As soon as is practicable after the Effective Date, Licensor’s and Licensee’s respective representatives will discuss Licensor’s Style Guide attached hereto as Exhibit B, as well as any additional brand guidelines for the effective use of the Licensed Property as provided by Licensor from time to time (the “Brand Guidelines”).

(B) Licensee will use its best efforts to ensure that the Services and any marketing or promotional material utilized in connection with the Services do not violate the Brand Guidelines, and are not used to promote any business other than the Services.

2. Services

2.1 Generally. Licensee will operate a real-money online poker gaming service in connection with the Licensed Property (the “Services”), either directly or via agreement with third party operators approved in advance and in writing by Licensor (“Approved Operators”), in the Asian territories (which shall exclude Australia and India) set forth on Exhibit C hereof, as adjusted from time to time by mutual agreement of the parties (the “Territory”).

2.2 Operations. Licensee will be responsible for all aspects of the management and operation of the Service and shall use commercially reasonable efforts to ensure that the Services are managed and operated and are as competitive as the similarly situated real money online gaming products offered in the Territory, including in terms of its acquisition marketing (directly and through affiliates), customer relationship management, payments and customer service.

2.3 Domains. Licensee agrees and acknowledges that Licensor will remain the registered owner of all domain names utilized in connection with providing the Services that consist of, include or are confusingly similar to any of the Licensed Property, although during the Term, Licensee will be responsible for the upkeep and maintenance of such domains and the costs and expenses in connection therewith.

2.4 Duties. Licensee will provide the Services in accordance with the duties set forth in Section 4.1 hereof.

3. PAYMENT TERMS

3.1 Payment. In exchange for the Brand License, for each twelve-month period during the Term, Licensee hereby agrees to pay to Licensor as follows (the “Net Revenue Share”):

(A) In the first 12 months of the term (i.e., ______, 2021 to _______ 2022 (“Year One”)), the greater of (i) twenty percent (20%) of Net Revenue (as defined below), or (ii) Four Million US Dollars ($4,000,000) (the “Year One Minimum Payment”).

(B) In the second 12 months of the term (i.e., ______, 2022 to _______ 2023 (“Year Two”)), the greater of (i) twenty percent (20%) of Net Revenue (as defined below), or (ii) Six Million US Dollars ($6,000,000) (the “Year Two Minimum Payment”).

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(C) In the third 12 months of the term (i.e., ______, 2023 to _______ 2024 (“Year Three”)), the greater of (i) twenty percent (20%) of Net Revenue (as defined below), or (ii) Eight Million US Dollars ($8,000,000) (the “Year Three Minimum Payment”).

“Net Revenue” means Gross Revenue less (i) bonuses; (ii) jackpot contributions; (iii) fraud or charge-backs; and (iv) applicable taxes. “Gross Revenue” means the percentage of stakes charged to players for participation in a poker game on the Services (i.e., rake) from the total stakes received from players accessing the Services. Licensee agrees that it will consult with Licensor on a regular basis to ensure that any bonuses, jackpot contributions or other player marketing or promotional endeavors are commercially reasonable and acceptable to Licensor.

3.2 Net Revenue Share Payments. Commencing on _______, 2021 and on the last day of each calendar month thereafter during the Term, Licensee shall pay to Licensor the total amount of Net Revenue Share due and payable to Licensor under this Agreement that was generated and received during the immediately preceding calendar month.

(A) Net Revenue Share Shortfall. If, on [December 1]1 during each of Year One, Two and Three (as defined in Section 3.1 hereof) of the Term, Licensee hasn’t made Net Revenue Share payments equaling the Minimum Payment for that applicable year, Licensee will remit, at least three (3) business days prior to [December 31]2 of the applicable year during the Term, the shortfall amount between the Minimum Payment for the applicable year and the aggregate Net Revenue Share fees paid in the applicable year during the Term.

(B) Payment Terms. All payments shall be payable by wire transfer of immediately available funds, in the currency in which such sums were earned (unless another currency is specified by Licensor, in which case Licensor will pay the actual, market-based costs associated with required currency conversions), to an account specified by Licensor in advance. All payments to be made by Licensee to Licensor pursuant to this Agreement shall be made free and net of any deduction or withholding, including of a tax nature, unless Licensee is legally obliged to make said deduction or withholding on account of taxes, in which case the sum to be paid by the Licensee in respect of which such deduction or withholding is required shall be increased to the extent necessary to ensure that after making said deduction or withholding Licensor receives (free from all liability in respect of the deduction or withholding) a net sum equal to that which it would have received if the deduction or withholding had not been made or need not have been made. All late payments shall be subject to a late payment charge calculated at the rate of two percent (2%) per month on all outstanding amounts from the date such payments are due until the date of payment to Licensor. However, if the amount of such late payment charge exceeds the maximum permitted by law for such a charge, it shall be reduced to such maximum amount. Licensor’s right hereunder to interest on late payments shall not preclude Licensor from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to Licensee’s failure to make timely remittances. If Licensee is prohibited, due to legal or monetary restrictions, from remitting any amounts due to Licensor in a timely manner, Licensee shall promptly provide to Licensor written notice and evidence of such restrictions. In such event, Licensee shall, upon Licensor’s instruction, do any one or more of the following: (i) deposit all or a portion of such amounts in one or more accounts in the name of Licensor; (ii) pay all or a portion of such amounts to such persons or entities designated by Licensor; and/or (iii) deposit all or a portion of such amounts in a Licensor-approved interest bearing account of Licensee, with such amounts and the resulting accrued interest payable to Licensor on the date such restrictions terminate.

(C) Records and Financial Reports. Licensee shall keep full, complete and accurate books of account and records (collectively, “records”) covering all transactions relating to the subject matter of this Agreement in sufficient detail to enable the Net Revenue Share fees payable hereunder to be determined and verified.

(1) No later than thirty (30) days after the end of each calendar quarter during the Term, Licensee shall submit to Licensor a written report, certified by an authorized representative of Licensee, that contains an accurate and detailed computation of the Net Revenue Share earned during the immediately preceding calendar quarter (the “Quarterly Report”). Each such Quarterly Report shall contain information in sufficient detail to determine the accuracy of the Net Revenue Share payments that were made or are due and payable for the prior calendar quarter pursuant to this Agreement. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof within sixty (60) days after receipt of receiving the Quarterly Report. If, based on its review of a Quarterly Report,

____________

1        NTD: Insert date that is 30 days prior to the end of such period.

2        NTD: Insert date that is one day before end of such period.

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Licensor reasonably believes inconsistencies or mistakes exist in connection with the information in the Report or Licensee’s payments, it will immediate notify Licensee in writing of the alleged inconsistencies or mistakes and supply information and supporting materials sufficient to explain the bases of the claim and the calculations used to compute each alleged inconsistency or mistake. Licensee will have fourteen (14) days from receipt of such information to evaluate the information supplied by Licensor and notify Licensor in writing of whether and to what extent it agrees with Licensor’s conclusions and calculations and, in the event it does not completely agree, provide Licensor with the same types of supporting information and materials Licensor provided in support of its above claim of inconsistency or mistake.

(2) In the event Licensee agrees with Licensor’s assessment, it shall pay such deficiency to Licensor within 30 (thirty) days of its receipt of Licensor’s notice of the inconsistency or mistake. In the event the parties do not agree on the existence or amount of any inconsistency or mistake, the parties shall follow the dispute resolution steps outlined in Section 11 below.

(D) Licensee shall permit the records mandated by Section 3.2 above to be examined at any time up to two (2) times per calendar year (up to a period of no more than eighteen (18) months after the expiration or termination of this Agreement) by authorized representatives of Licensor, including such independent auditors as Licensor may designate, upon three (3) business days written notice and during usual business hours, to verify to the extent necessary the payments required hereunder, and Licensor and its representatives shall use reasonable efforts to minimize any disruptions to Licensee’s business. Licensee agrees to use reasonable efforts not to cause or permit any interference with Licensor or nominees of Licensor in the performance of their duties. If Licensor reasonably believes inconsistencies or mistakes exist in Licensee’s documentation or in Licensee’s calculation of any payment amount owed under this Agreement, it and then the parties will follow the steps outlined in Section 3.2.C. If the adjustment is more than Ten Thousand Dollars ($10,000) in favor of Licensor, then the out-of-pocket costs of such examination shall be borne by Licensee. Such records shall be maintained by Licensee for a period of not less than eighteen (18) months following the expiration or termination of this Agreement.

(E) Accounting; No Avoidance. It is expressly understood and agreed by the parties hereto that all computations relating to determination of the amount of Net Revenue Share fees due and payable pursuant to this Agreement shall be made in accordance with recognized and generally accepted accounting principles as reflected in the practice of certified independent public accountants of national reputation practicing in the United States. Furthermore, Licensee hereby agrees to take no actions the purpose of which is to avoid paying the Net Revenue Share fees due under this Agreement.

4. DUTIES OF THE PARTIES.

4.1 Licensee Duties. Licensee agrees to fulfill the following duties during the Term:

(A) Reasonable Commercial Efforts. Subject to Licensor’s decisions under Section 3 that individually or in the aggregate affect Licensee’s efforts, Licensee shall exercise its reasonable commercial efforts, in accordance with Applicable Law (as defined in Section 4.1(B) below), to vigorously and effectively operate, market, and promote the Services throughout the entire Term. Licensee acknowledges and agrees that it will use the Licensed Property as the branding for the Services and make the Services available for broad customer use as soon as is practicable after the Effective Date, but in no event later than six (6) months thereafter (the “Launch Date”). Licensor will be given an opportunity to review the Services a reasonable amount of time before they are launched to ensure Licensor has adequate time to make such review and Licensee has adequate time to make any agreed-upon changes in advance of the Launch Date.

(B) Standard of Performance in Operations; Applicable Law. Licensee shall at all times act in a manner consistent with the fair trade, fair competition and business ethics standards in connection with providing the Services that are observed by similarly situated real money online gaming services in the Territory and will comply with all Applicable Law. “Applicable Law” means (as amended, supplemented or replaced from time to time) any laws, rules, regulations, orders, directives and other requirements issued by any governmental or official government sanctioned legislative body, regulatory body or exchange in each country in the Territory that has jurisdiction and authority over the activities of a party, including without limitation the performance of each party’s obligations set forth in this Agreement and with respect to Licensee, performance of the Services. Licensee shall make available adequate human

Annex A-B-5

resources required for the full and proper performance of the Services at a level commensurate with similarly situated real money online gaming services in the Territory. Licensee will be responsible for ensuring the Services are blocked for persons located outside of the Territory.

(C) Copyright Notice. Licensee will provide a legally sufficient copyright notice on any material advertising, marketing, promoting, displaying or describing the Services incorporating any of the Licensed Property including, without limitation, any marketing materials bearing any reproduction of the Licensed Property, by causing the following to be imprinted, prominently, irremovably and legibly, on all such materials © 20__ WPT Enterprises, Inc. (the year date shall be as instructed in writing by Licensor).

(D) Trademark Notice. Licensee will provide a legally sufficient trademark notice by causing the letters TM or the symbol ®, as specified by Licensor and permitted by controlling law, to be imprinted irremovably, legibly, and directly after the trademark, each time such trademark identified in Exhibit A is used in connection with the Services and/or on any material advertising, marketing, promoting, displaying or referencing the Services. Licensee will display the following statement at least once on each version of the above materials: “___________ [insert mark] is a trademark of WPT Enterprises, Inc. used with permission. All rights reserved.” (The use of the letters TM or the symbol ® shall be as instructed in writing by Licensor and permitted by controlling law).

(E) Privacy Obligations. “User Data” means and any and all information provided to or collected by Licensee or its affiliates or Approved Operators in the course of Licensee’s performance under this Agreement that can be used to identify or authenticate a living individual’s identity (including, without limitation, names, addresses, telephone numbers, e-mail addresses, IP addresses traceable to an individual, financial/payment information, and other personal identifiers). Licensor shall: (1) keep and maintain all User Data in strict confidence, using such degree of care as is appropriate to avoid unauthorized access, use or disclosure; and (2) install and maintain all safeguards to protect User Data from unauthorized access, destruction, use, modification or disclosure that fully comply with the laws, regulations, ordinances and other official rules of each country in the Territory and accepted industry practices in each country in the Territory. Licensee will respond to all requests from individuals exercising their rights under the applicable Privacy Laws (as defined below) in relation to the User Data processed by Licensee. Licensee shall promptly inform Licensor whenever it knows or reasonably believes a security breach has occurred that involves or potentially involves User Data and, at Licensee’s sole cost and expense, investigate and remediate any such occurrence as required by Applicable Law. Upon expiration or termination of this Agreement, at Licensor’s option, Licensee shall (i) promptly deliver all User Data to Licensor that it is permitted to transfer to Licensor (in a format reasonably acceptable to Licensor) under controlling Privacy Laws and in a format reasonably acceptable to Licensor, provided such format is consistent with process(es) and in format(s) required by controlling Privacy Laws; or (ii) destroy all copies of User Data and deliver to Licensor a signed written certification from an officer of Licensee stating that all User Data has been so destroyed. The term “Privacy Laws” means, collectively, all applicable federal, state, and foreign privacy and data protection laws, including but not limited to EU 2016/679 General Data Protection Regulation and California Consumer Privacy Act of 2018 (CCPA).

4.2 Licensor Duties. Licensor agrees to fulfill the following duties during the Term:

(A) Licensor will provide reasonable assistance and cooperation requested by Licensee in connection with Licensee’s provision of the Services.

(B) Licensor will continue to develop and promote its Licensed Property and work with Licensee to assist in the marketing and promotion of the Services through Licensor’s promotion and marketing channels to the extent such marketing and promotion would not violate Applicable Law.

5. Approvals and Quality Control.

5.1 Definition and Process. “Approval” or “Approved” shall mean Licensor’s prior written consent, which, other that as expressly provided for herein, may be given or withheld in Licensor’s sole discretion. Licensee shall send any request for approval to Licensor in writing in accordance with the notice provisions in Section 14.8. Licensor shall be deemed to have granted its approval if it does not approve or deny such request in writing in accordance with the notice provisions in Section 14.8 within the lesser of thirty (30) days following it receipt of such request or any other applicable period expressly set forth in this Section 5. All Approvals and requests for Approvals shall be provided in accordance with this Section 5.

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5.2 Quality. Licensee shall perform the Services at a high level of quality and standard in order to maintain the good name and reputation of Licensor and the Licensed Property, which will be substantially equivalent to those standards used by Licensor for the services Licensor offers in connection with the Licensed Property in the operation of its business in the ordinary course. Licensor shall have the right, at any time, to reasonably modify or supplement the quality standards to be maintained by Licensee by providing written notice thereof. Without limiting the generality of the foregoing, Licensee shall at all times act in a manner consistent with the business reasonable standards of fair trade, fair competition and business ethics exercised by similarly situated real money online gaming services in the Territory in connection with the exercise of Licensee’s rights and the performance of its obligations hereunder.

5.3 Artwork. No Artwork, including, but not limited to, materials advertising, marketing, promoting, displaying or describing any Service shall be used or distributed by Licensee without Licensor’s prior Approval, including, without limitation, any public statements (such as press releases) regarding this Agreement or the Services.

Licensor shall approve or disapprove each piece of Artwork in writing within five (5) business days of receipt, which approval shall not unreasonably be withheld. Any Artwork Licensor does not approve or disapprove of in writing within the above five (5) business day period shall be deemed approved and may be used as planned by Licensee. If Licensee disagrees with the revisions or modifications Licensor demands, in whole or in part, it may avail itself of the informal dispute resolution provisions in Section 11 below. After samples of any Artwork have been approved by Licensor, Licensee may not change them without further Approval. Notwithstanding the foregoing sentence, modifications of approved Artwork do not require re-approval if the modifications do not constitute material changes. For purposes of this Section, a material change includes, for example, the addition or deletion of substantive content, substantive editing of content, altering any of the Licensed Property from the presentations mandated by the Style Guide in Exhibit B hereto, and material changes to the look or feel of the Artwork. Any such changed Artwork as described in the previous two sentences shall be considered Derivative Works (as such term is defined in Section 8.5(a) hereof). If Licensor requests that changes or modifications be made to any Artwork submitted to Licensor for its Approval, Licensee will make such changes or modifications unless, in its commercially reasonable judgment, such changes or modifications will violate Applicable Law, be injurious to the Services or Licensee or the success of either. If Licensee declines to make the changes or modifications Licensor has requested, Licensee will not use the materials until the disagreement has been resolved to the satisfaction of the parties and/or pursuant to the provisions of Section 11 below. Furthermore, the exercise of Licensor’s rights of Approval or disapproval shall not be deemed to affect, limit or alter, or otherwise deprive Licensor of the benefit of, any of Licensee’s representations, warranties, or obligations hereunder. “Artwork” as used herein shall include, without limitation, all pictorial, graphic, visual, audio, audio-visual, digital, literary, animated, artistic, dramatic, sculptural, musical or any other type of, copyrightable works, whether finished or not, including, but not limited to, animation, drawings, designs, sketches, images, illustrations, film, video, software, object code, source code, music text, stories, visuals, scripts, voiceovers, logos, one-sheets, promotional pieces, packaging, display materials, printed materials, photographs, notes, shot logs, character profiles and translations, produced by Licensor or for Licensor that consist of or contain any of the Licensed Property.

5.4 Style Guide. The use of the Licensed Property must at all times comply with the specifications set forth in the Style Guide attached hereto as Exhibit B and incorporated herein by reference.

6. Insurance.

6.1 Licensee agrees to obtain and maintain, at Licensee’s sole cost and expense, errors and omissions insurance and a policy of insurance insuring against those risks customarily covered under comprehensive general liability policies, including without limitation, “product liability” and “completed operations” from a well-recognized insurance company applicable to any claims, liabilities, damages, costs or expenses arising out of the Services and the use of the Licensed Property hereunder. The policies shall name Licensor and its affiliates as additional insureds. Licensee further warrants that it will abide by all applicable employment laws in the countries in the Territory in which Licensee operates including, as applicable, but not limited to, the maintenance of workers compensation insurance at the statutory levels required by each relevant country in the Territory for all individuals working on providing the Services. Licensee agrees to submit a certificate to Licensor evidencing such workers compensation coverage prior to commencement of such Services.

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7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSOR.

7.1 Ownership; Authority. Licensor owns all right, title and interest in and to the Licensed Property enumerated in Exhibit A, and Licensee’s use of the Licensed Property as provided for in this Agreement will not infringe any intellectual property rights or any other proprietary rights of any third-party. Licensor has the authority to enter into this Agreement and entering into this Agreement does not violate or conflict with any agreement, right or obligation existing between Licensor and any other person, firm, corporation or other legal entity. This Agreement constitutes a valid and binding obligation of Licensor, enforceable in accordance with its terms. Licensor will not grant a license to any third party that in any manner impinges on the rights granted to Licensee hereunder and will not otherwise enter into any agreement that will breach this Agreement.

7.2 Disclaimer of Warranties. SUBJECT TO THE PROVISIONS OF SECTIONS 7.1 AND 9, THE LICENSED PROPERTY IS PROVIDED “AS IS” WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY STATUTE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SYSTEM INTEGRATION, TITLE, NON-INFRINGEMENT, OR ANY WARRANTIES THAT MAY ARISE OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. LICENSEE SPECIFICALLY AGREES THAT LICENSOR SHALL NOT BE LIABLE FOR LOSSES OR LIABILITIES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH USE OF THE LICENSED PROPERTY PROVIDED HEREUNDER. LICENSOR NEITHER ASSUMES NOR AUTHORIZES ANY PERSON OR ENTITY TO ASSUME FOR IT ANY LIABILITY. LICENSEE ACKNOWLEDGES AND AGREES THAT IT HAS RELIED ON NO WARRANTIES WITH RESPECT TO THE LICENSED PROPERTY OTHER THAN THE EXPRESS WARRANTIES (IF ANY) IN THIS AGREEMENT.

7.3 Liability Limitations. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN NO EVENT SHALL LICENSOR OR ITS AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, OR AGENTS BE LIABLE TO THE LICENSEE (OR ANY PERSON CLAIMING THROUGH THE LICENSEE) FOR ANY DIRECT (EXCEPT IN THE EVENT OF LICENSOR’S BREACH OF SECTION 7.1) INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES ARISING OUT OF OR RELATING IN ANY WAY TO THE LICENSED PROPERTY OR THIS AGREEMENT, IRRESPECTIVE OF WHETHER LICENSOR WAS ADVISED, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

7.4 Non-Compete. Licensor acknowledges and agrees that during the Term it will not offer any poker-related gaming service(s) that include(s) real money poker, or social poker that involves the potential for members, subscribers or other participants to reap financial or other rewards of value (e.g. real cash or prizes) won as a result of such participant’s successful results at the poker table (such social poker hereinafter called “Social Money Poker”) in the Territory, whether on its own or through third parties. Notwithstanding the foregoing, Licensee agrees and acknowledges that Licensor currently offers, markets and promotes, and it will continue to offer, market and promote, its current ClubWPT subscription product (including the social/play chip poker product contained therein), and will continue to license, market and promote its brand in connection with social/play chip poker with other third parties (e.g., PlayWPT, Zynga) (collectively, “Social Poker”), provided such Social Poker is not Social Money Poker and it is not offered, marketed or promoted in connection with or on the same platform as real money poker or Social Money Poker. Licensee agrees and acknowledges that a Social Poker product that provides (i) a rewards or points or similar program, or (ii) giveaways, contests or other methods for winning prizes, with such rewards, points or prizes given on a basis other than players’ successful results at the poker table, will not be considered a Social Money Poker product. Notwithstanding the foregoing, Licensor will not expand the Social Poker services it offers in the Territory during the Term. Further, the parties agree that Licensee may raise concerns about the goodwill associated with the WPT Licensed Property as used in connection with Licensor’s above products in accordance with the last sentence of Section 1.2(A) above.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSEE.

8.1 Ownership; Authority. Licensee has the authority to enter into this Agreement and entering into this Agreement does not violate or conflict with any agreement, right or obligation existing between Licensee and any other person, firm or corporation. This Agreement constitutes a valid and binding obligation of Licensee, enforceable in accordance with its terms.

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8.2 No Rights Created. Licensee hereby agrees that nothing in this Agreement shall give to Licensee any right, title or interest in (i) the Licensed Property, except as provided in this Agreement; or (ii) other Licensor-owned intellectual property, including trademarks, logos and copyrights.

8.3 Compliance With Law. The parties hereby agree to comply with all Applicable Laws and regulations and other orders, in connection with entering into, consummating, and performing this Agreement. For clarity and the avoidance of doubt, such actions with regard to Licensee include its (i) use of the Licensed Property and (ii) performance of the Services.

8.4 Non-Compete. Other than Licensee’s provision of the Services in accordance with this Agreement, Licensee shall not, during the Term, host, organize, advertise, promote, distribute, sell or enter into a co-marketing or similar agreement with other poker tour brands, including, but not limited to, the World Series of Poker (generally, “WPT Competitors”) in the Territory. In the event Licensee violates the above provision, or in the event that any substantial holder of the a financial or equity interest in any WPT Competitor acquires or otherwise comes to hold a controlling financial or equity interest in Licensee, Licensor shall have the right to terminate this Agreement on not less than thirty (30) days’ notice to Licensee. Furthermore, Licensee agrees and acknowledges that during the Term, neither Licensee or its affiliates or any Approved Operators will utilize the Licensed Property, including in connection with offering the Services, in connection with any Social Poker offering or offering similar to ClubWPT in any way in the Territory. Nothing in this Agreement shall be interpreted as a limitation on Licensee’s right to engage in a lawful profession, trade or business, as protected by California Business & Professions Code Section 16600 et seq.

8.5 Protection of Intellectual Property Rights.

(A) Use of Intellectual Property. Licensee hereby agrees (i) not to use any other trademark, service mark, logo, name, style, or identification on or in connection with any Licensed Property without Licensor’s prior Approval in each case; (ii) that Licensor or an Affiliate is the owner of the Licensed Property and that Licensee has no ownership or beneficial right or interest in or to the Licensed Property other than those rights set forth in this Agreement; (iii) not to take any action that would prejudice or interfere with the validity or ownership of the Licensed Property; (iv) not to use any trademark, service mark, logo, name, style or identification which is a variant, colorable imitation, translation and/or simulation of the Licensed Property and/or any such items that are confusingly similar thereto; (v) not to seek registration of any of the trademarks part of the Licensed Property or any variant, colorable imitation, translation and/or simulation thereof anywhere in the world; (vi) that upon the expiration or termination of the Brand License under this Agreement, to immediately cease all use of the Licensed Property. Licensee shall not dispute or contest, directly or indirectly, Licensor’s ownership of or rights in the Licensed Property or the validity thereof, nor shall Licensee assist others in doing so. Licensee further agrees that any and all derivative works based on the Licensed Property, including, without limitation, Artwork (collectively, “Derivative Works”) shall be owned in its entirety exclusively by Licensor and considered a work-made-for-hire for Licensor as a work specifically ordered and/or commissioned by Licensor, and therefore Licensor shall be the author and copyright owner thereof for all purposes throughout the universe. Furthermore, any and all goodwill arising from the use of the Licensed Property shall inure to the benefit of Licensor. Licensee hereby irrevocably assigns to Licensor any and all ownership, beneficial, trademark, goodwill or other rights or interests which Licensee has, or may have at any point in time, in the Licensed Property and all Derivative Works. Licensee hereby agrees to execute all necessary documents to reflect the assignment set forth in the preceding sentence, and hereby irrevocably appoints Licensor as its agent and attorney-in-fact to execute such assignment documents on its behalf. All of the obligations under this section shall survive any expiration or termination of this Agreement.

(B) Ownership Rights. Licensee acknowledges that the Licensed Property is unique and original and that Licensor is the owner thereof. Licensee hereby agrees that the Licensed Property is, and shall remain, the property of Licensor, and that Licensee obtains no right, title, interest or license in or to any of such Licensed Property except for the limited rights set forth in this Agreement. Licensee shall not dispute or contest, directly or indirectly, Licensor’s ownership of the Licensed Property, Licensor’s exclusive right to use the Licensed Property, subject to this Agreement, validity of any trademarks, copyrights or logos included in the Licensed Property, or Licensor’s ownership thereof, nor shall Licensee assist others in doing so. All use of the Licensed Property under this Agreement inures solely to the benefit of Licensor.

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(C) Intellectual Property Protection.

(1) Licensor retains all rights to file trademark and copyright applications and obtain registrations with regard to the Licensed Property. Licensor retains, in its sole discretion, all decisions regarding intellectual property matters, including but not limited to whether to file, where and when to file, whether to defend or abandon, and whether to maintain trademark and copyright registrations and applications. At Licensor’s request and at Licensor’s cost, Licensee shall cooperate with Licensor in the prosecution of any applications to register any trademarks, service marks or other identifications of source in connection with the Services in each country in the Territory. Notwithstanding the forgoing provisions in this Sub-section, as soon as is practicable after the Effective Date but in no event more than fourteen (14) days thereafter, Licensor will file trademark applications for each trademark, service mark and other identification of source that constitutes Licensed Property for all of the Services in each country in the Territory to the extent Licensor does not already own such registrations. This provision shall also apply to any marks, products and services the parties may subsequently agree to add to this Agreement. The parties will equally share in the costs and expenses of such filings.

(2) Each party will notify the other party of any apparent infringement of or challenge to any of the Licensed Property in the Territory or claim by any person of any right to any of the Licensed Property in the Territory (“Violation”) promptly after such information comes to the notifying Party’s attention. Licensor will have the sole right to determine what action, if any, to take with respect to any such infringement, unfair use or claim of right and shall be under no obligation to take any action at Licensee’s request. Licensee shall cooperate with Licensor at Licensor’s expense, in preventing or stopping any infringement or unfair use of the Licensed Property by any third party and defending against any claim of right. Subject to payment of any of Licensee’s reasonable, pre-approved expenses incurred in connection with Licensee’s participation in such action, any monetary recoveries from such enforcement proceedings or settlements will go to Licensor. In the event Licensor elects not to take action with regard to a Violation, then Licensee may, with Licensor’s prior written consent (which will not unreasonably be withheld), take such action at Licensee’s own expense. Licensor agrees to cooperate in any such action at Licensee’s expense, and Licensee will keep Licensor reasonably informed of the status of such action and will cooperate with Licensor’s counsel with respect to strategy, tactics and actions. Licensee will not settle any claims or actions without Licensor’s prior written approval, which will not unreasonably be withheld. Subject to payment of any of Licensor’s reasonable, pre-approved expenses incurred in connection with Licensor’s participation in any such action, any monetary recoveries from such enforcement proceedings or settlement will go to Licensee.

8.6 Miscellaneous. Licensee represents and warrants that (i) Licensee shall not use the Licensed Property or the Services in a manner derogatory to Licensee or its Affiliates; (ii) Licensee shall not alter the Licensed Properties or manipulate any of the image(s) and/or element(s) or other features thereof in a manner other than that Approved by Licensor; (iii) Licensee shall not use Licensor’s names or logos related to the Licensed Property for any purpose except as Approved in connection with this Agreement; (iv) Licensee shall not use the Licensed Property for any purpose not specifically set forth herein or in a manner that may impair the goodwill or reputation of Licensor or its Affiliates; (v) except as expressly provided in this Agreement, Licensee shall not authorize any third party to use the Licensed Property; (vi) Licensee’s use and exploitation of any materials that contain or are Derivative Works based on any of the Licensed Property and are created by or for Licensee for the advertising, promotion or provision of the Services shall not violate or infringe upon the trademark, trade name, copyright, patent, or other property right, right of privacy or publicity, moral rights of authors or any other right of any person, firm, corporation or other entity; provided, however, that this representation and warranty shall not apply to materials constituting Licensed Property; (vii) Licensee shall not include the name, logo or trademark of a third party on the Licensed Property or in connection with operating the Services, or any advertising or promotional materials related to the Licensed Property or operation of the Services without the prior written Approval of Licensor; (viii) the Licensed Property and Licensee’s operation of the Services and Licensee’s conduct thereof and therein do not and shall not violate any Applicable Law (including, but not limited to, any law related to gaming); and (ix) Licensee will advise Licensor in writing of the existence of any facts that Licensee in good faith believes would constitute a “Default” (as defined herein) by Licensee as soon as such facts become known to Licensee.

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9. INDEMNIFICATION.

9.1 Indemnification Obligations. The parties agree to indemnify, defend and hold harmless (“Indemnify”) the other party, its Affiliates and Approved Operators, and the partners, officers, directors, members, employees, agents and representatives thereof (each an “Indemnified Party”), against and from any claim, demand, action, proceeding, loss, liability, cost and expense (including court costs and reasonable fees of attorneys, accountants and other professionals) (each a “Claim” and collectively, the “Claims”) incurred or suffered by the other party arising out of or relating to:

(A) In the case of Licensee, Licensee’s breach of any material term of this Agreement or any representation and warranty made herein. Licensee shall Indemnify Licensor and any related Indemnified Party against all Claims arising out of Licensee’s, Approved Operators’ or their respective agents or end users’ use or distribution of the Licensed Property other than as allowed under this Agreement.

(B) In the case of Licensor, Licensor’s breach of any material term of this Agreement or any representation and warranty made herein. Licensor shall Indemnify Licensee and any related Indemnified Party against all Claims arising out of Licensee’s use of the Licensed Property as permitted by this Agreement.

9.2 Procedure for Indemnification. If any third party makes a Claim, or notifies an intention to make a Claim, the indemnifying party shall have the right to: (a) employ attorneys to institute or defend any Claim, which attorneys must be reasonably acceptable to the indemnified party, (b) take any other reasonably appropriate steps to protect all rights and interests at issue; and/or (c) settle in good faith or in any other manner dispose of any Claim and satisfy any judgment that may be rendered, except that no settlement or disposition of any such Claim may be effected or committed by the indemnifying party without the prior written consent of the indemnified party, which consent may not be unreasonably withheld. The indemnified party shall have the right to participate in, but not control, the defense of any such Claim at the cost and expense of the indemnified party. If the indemnifying party does not commence the defense of any Claim promptly following written notice thereof, the indemnified party shall have the right to retain separate counsel and to take any other action necessary to represent its interests at the sole cost and expense of the indemnifying party.

10. Confidentiality.

10.1 Nondisclosure. Each party shall treat as confidential all Confidential Information provided by the other party or to which the party has access under the terms of or in fulfillment of this Agreement, shall not use such Confidential Information except to exercise its express rights and perform its obligations under this Agreement, and shall not disclose such Confidential Information to any third party except (i) as reasonably necessary in connection with a proceeding to resolve a dispute under this Agreement, (ii) pursuant to the order or requirement of a court, administrative agency, or other governmental body or stock exchange and (iii) under confidentiality obligations consistent with this Agreement, in connection with the exercise of its rights and performance of its obligations and exploitation of its rights under this Agreement; provided, however, that in each case (i) and (ii) above, the disclosing party shall provide prompt notice thereof to the other party to enable that party to seek a protective order or otherwise prevent, protect or restrict such disclosure. Without limiting the foregoing, each party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of any of the Confidential Information and take all commercially reasonable actions to prevent any further inadvertent disclosure or unauthorized use. Each party shall be responsible for any breach of the terms hereof by any of its personnel, representatives, Affiliates, agents and/or sublicensees to whom or to which such Confidential Information was disclosed. “Confidential Information” shall mean any confidential and proprietary information disclosed pursuant to this Agreement or the subject matter thereof by either party to the other party or to which either party otherwise has access to.

10.2 Exceptions. Notwithstanding the above, each party shall not be liable to the other party with regard to any Confidential Information which:

(A) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the disclosing party, as demonstrated by a written record in existence at the time of disclosure;

(B) was known to the disclosing party, without restriction, at the time of disclosure, as demonstrated by a written record in existence at the time of disclosure;

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(C) was independently developed by the disclosing party without any use of the Confidential Information, as demonstrated by files created contemporaneously with such independent development; or

(D) becomes known to the disclosing party, without restriction, from a source other than the other party without breach of this Agreement by the disclosing party and not otherwise in violation of the other party’s rights.

10.3 Confidentiality of Agreement. Each party shall be entitled to disclose the existence of this Agreement, but agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party by either party; provided, however, that each party may disclose the terms and conditions of this Agreement:

(A) as required by any court or other governmental or regulatory body;

(B) as otherwise required by Applicable Law;

(C) to legal counsel of the parties;

(D) in confidence, to a party’s professional advisors, accountants, banks, and financing sources and their advisors;

(E) pursuant to a press release or statement approved in advance in writing by the other party;

(F) in connection with the enforcement of this Agreement or rights under this Agreement; or

(G) in confidence under non-disclosure agreement, in connection with an actual or proposed merger, acquisition, or material business transaction directly related to the portion of the business related to the Licensed Property.

11. Allegations of Breach and Dispute Resolution Procedures. In the event Licensor believes that Licensee’s or any Approved Operator’s provision of a Licensed Service or its marketing of the Licensed Service is not in material compliance with Section 5 above, or if either party believes the other party is in material breach of Section(s) 7.4 or 8.4, or in the event of the violation of any other provision in this Agreement the party alleging breach will promptly notify the other party in writing of the alleged breach and provide a description of the alleged breach in the notice. Within ten (10) business days after the allegedly breaching party’s receipt of the above notice, a representative of each party with authority to bind that party will confer as to: (i) whether a violation has occurred or is occurring; (ii) if so, what action on what schedule the breaching party must take to remedy the breach; and (iii) in the case of Licensee’s breach of Section 5 or Licensor’s breach of Section 7.4, whether such party must cease offering the Services or halt and/or withdraw the complained of marketing from the market until the violation has been cured. If the parties are unable to agree as to the existence of and/or remedy for an alleged breach during the above conference, they may agree to further discussions or either party may elect to submit the matter to arbitration under the provisions of Section 12 below.

12. Arbitration.

(A) Any dispute, claim or controversy between the parties arising out of, under or in connection with this License, or the matters contemplated hereby, whether in contract, tort, equity or otherwise, and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this License or otherwise (collectively, an “Arbitration Claim”), will be resolved by binding arbitration.

(B) Any arbitration proceeding instituted in accordance with this Section will be conducted by JAMS (or any like organization successor thereto) (“JAMS”) in Los Angeles, California, before one (1) JAMS arbitrator. The arbitration will be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. The arbitrator will be chosen from a list of three (3) or more names submitted by JAMS to the parties in accordance with the applicable JAMS rules for selecting arbitrators and the proposed arbitrators will, to the extent possible, have relevant arbitration experience in the subject matter of the arbitration. The arbitration proceeding will be conducted in as expedited a manner as is then permitted by the commercial arbitration rules (formal or informal) of JAMS. The arbitrator’s decision may include equitable relief, and any arbitration award will include an award of costs and reasonable attorneys’ fees in an allocation between the parties to be determined by the arbitrator (including the

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arbitrators’ compensation and costs and reimbursement of any collection costs). Pending an award of costs and fees hereunder, each party to any arbitration hereunder will pay (i) its own expenses in connection therewith; and (ii) fifty percent (50%) of the arbitrators’ fees and costs.

(C) Both the foregoing agreement to arbitrate any Arbitration Claims, and the results, determinations, findings, judgments and awards rendered through such arbitration, will be final and binding on the parties and may be specifically enforced through legal proceedings in accordance with Section 14.3 below.

13. Term and Termination.

13.1 Term. The initial term of this Agreement shall commence on the Effective Date and expire on _________, 2024 (the “Term”),3 unless terminated earlier pursuant to the terms of this Agreement. This Agreement will automatically renew for an additional three (3) year term on the same terms set forth herein, unless either party notifies the other party in writing that it does not wish to renew at least thirty (30) days prior to the end of the then-current Term.

13.2 Licensor’s Right to Terminate. Licensor shall have the right to terminate this Agreement upon fourteen (14) days written notice and without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement, in law, in equity, or otherwise, in relation to any one or more of the following events, which may have material adverse effect (the “Defaults”) and Licensee does not substantially comply with any agreement reached by the parties under Section 11 or any relevant order of the arbitrator issued under Section 12 within the timeframe set forth in such agreement or order:

(A) Any of Licensee’s representations or warranties hereunder fails to be true and accurate at any time during the Term;

(B) Licensee fails to make any payments when such payments are due;

(C) Licensee fails to comply with any Applicable Laws in any country in the Territory where such non-compliance may materially adversely affect the Services or the goodwill (or other value) associated with any of the Licensed Property, or if an official vested with appropriate authority in a country in the Territory finds that Licensee is using any of the Licensed Property in contravention of Applicable Laws in that country or in a manner likely to cause harm to the relevant consuming public in a country in the Territory. In any such instance, the application of Section 12 and any resulting termination will be limited to the Country in which the violation of Applicable Law has occurred, except if the violation has occurred in China, in which case, Licensor may terminate either (i) with respect to China, or (ii) the entire Agreement, in its sole discretion.

(D) If (i) Licensee becomes insolvent; (ii) Licensee is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Licensee (except for involuntary bankruptcy proceedings which are dismissed within ninety (90) days); (iii) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of Licensee; (iv) a resolution shall have been passed to wind up Licensee other than a resolution for the solvent reconstruction or reorganization of Licensee; (v) a resolution shall have been passed by Licensee or Licensee’s directors to make an application for an administration order or to appoint an administrator; or (vi) Licensee proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of Licensee’s creditors or makes or suspends making payments to Licensee’s creditors generally or Licensee submits to any type of voluntary arrangement with respect to the foregoing; (the above such events, generally, an “Insolvency Event”);

(E) Licensee’s exploitation of the Licensed Property in the Territory (as delivered to Licensee by Licensor) other than as permitted under this Agreement, violates or infringes upon the intellectual property rights (including, but not limited to, trademark, trade name, copyright, patent, civil or property right, right of privacy or publicity, moral rights of authors or any other right) of any person, firm, corporation or other entity; or constitutes a libel, slander or defamation of any person, firm, corporation or other entity;

(F) Whether prior to or after the execution of this Agreement, Licensee makes any material misrepresentation or omits to state a material fact necessary to make any material statement not misleading, or Licensee fails to inform Licensor in writing of any later discovered information that would make a prior statement or representation by Licensee materially misleading;

____________

3        NTD: To be the date that is the 3 year anniversary of the Effective Date.

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(G) Licensor or Licensee is made aware or reasonably anticipates that any part of the Services or continuation of this Agreement is illegal, infringes or otherwise violates any rights of any third party, or will likely lead to any regulatory or other governmental action in any part of the Territory or will likely lead to any governmental action or series of governmental actions that would result in a material negative impact on the Licensor’s reputation or good standing by virtue of licensing the Licensed Property to Licensee, provided however, that the parties first seek advice from outside counsel jointly retained by the parties as to the best course of action and the parties discuss and attempt to agree on a course of action. If, after the above consultation and advice, Licensor maintains its decision to terminate this Agreement as to such Licensed Property for the Services or an aspect of the Services and such decision is upheld, in whole or in part, through the dispute resolution process in Section 11, Licensor (in consultation with Licensee) will work to implement the termination on terms that (1) have the least adverse effect on Licensee’s rights hereunder; and (2) where applicable, provide Licensee with the longest phase-out period commercially and legally practicable; or

(H) According to publicly promulgated laws and regulations by applicable authority, one or more provisions of this Agreement, or an affiliation with Licensee, or individuals employed by Licensee, is likely to jeopardize any gaming regulatory license or permit held or applied for by Licensor or any affiliate.

13.3 Licensor’s Regulatory Termination. In the event Licensor desires to terminate part (i.e., as to a Service or a Licensed Property) or all of this Agreement based on Section 13.2(C), (G) or (H), it will notify Licensee in writing pursuant to the provisions of Section 13.2 above. Within the fourteen (14) day notice period prescribed by Section 13.2 above, Licensee will notify Licensor in writing as to whether or not it accepts Licensor’s termination. If Licensee does not accept the termination, the parties shall submit the issue to arbitration under Section 12 above. If the arbitrator rules that Licensor’s termination was reasonable, it will go into effect fourteen (14) days after JAMS’s decision. If JAMS rules that Licensor’s termination was not reasonable, then (a) if such ruling is at any time prior to the last calendar day of Year One, Licensor may not terminate, or (b) if such ruling is at any time from and after the last calendar day of Year One, Licensor may either not terminate or, if it goes ahead with the termination (subject to the fourteen (14) day period provided in the above sentence), it (i) may not thereafter enter into an arrangement competitive to the Service in the applicable Territory for the remaining Term and (ii) shall pay to Licensee the Non-Default Termination Fee on or before the Non-Default Termination Date pursuant to Section 13.4 below.

13.4 Licensor’s Non-Default Termination. In addition to the above-referenced termination rights of Licensor, Licensor has the right, at any time after the last calendar day of Year One, upon thirty (30) days written notice to Licensee, to terminate this Agreement for any reason (a “Non-Default Termination”). In the event of such Non-Default Termination, Licensor will pay to Licensee, within seven (7) days of the termination date set forth in the applicable notice (the “Non-Default Termination Date”), an amount equal to Two Million US Dollars ($2,000,000) (the “Non-Default Termination Fee”). If Licensor exercises its right to a Non-Default Termination, and as of the Non-Default Termination Date, Licensee has not yet paid Licensor the pro rata Net Revenue Share for the period of the then current calendar year this Agreement has been in effect, Licensee acknowledges and agrees that it will pay to Licensor the above pro-rata share. Any such payment can be netted against the Non-Default Termination Fee. To the extent Licensor exercises its right to a Non-Default Termination during Year Two, Licensee will have no obligation to pay the Year Three Minimum Payment to Licensor.

13.5 Licensee’s Right to Terminate. Licensee shall have the right to terminate this Agreement upon fourteen (14) days written notice and without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement, in law, in equity, or otherwise, upon the occurrence of any one or more of the following events and Licensor does not substantially comply with any agreement reached by the parties under Section 11 or any relevant order of the arbitrator issued under Section 12 within the timeframe set forth in such agreement or order:

(A) If Licensor materially breaches any provision of this Agreement;

(B) If Licensor has an Insolvency Event;

(C) If any of Licensor’s representations or warranties hereunder fails to be true and accurate at any time during the Term;

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(D) Whether prior to or after the execution of this Agreement, Licensor makes any material misrepresentation or omits to state a material fact necessary to make any material statement not misleading, or Licensor fails to inform Licensee in writing of any later discovered information that would make a prior statement or representation by Licensor materially misleading;

(E) A party is made aware or reasonably anticipates that the Licensed Property, as delivered on the Effective Date, is illegal, infringes or otherwise violates any rights of any third party, provided however, that the parties first seek advice from outside counsel jointly retained by the parties as to the best course of action and the parties discuss and attempt to agree on a course of action. If, after the above consultation and advice, Licensee maintains its decision to terminate this Agreement as to such Licensed Property for the Services or an aspect of the Services, and such decision is upheld, in whole or in part, through any relevant order of the arbitrator issued under Section 12.

13.6 Effect of Termination. If this Agreement is terminated in its entirety, then Licensee’s rights under the Brand License set forth in Section 1.1 shall immediately terminate, provided, however, solely to enable an orderly transition or winding-down of Licensee’s use of the Licensed Property, Licensee, upon notice to Licensor, may continue use the Licensed Property for not longer than sixty (60) days after termination to market and provide services under the Licensed Property, subject to the continued obligation by Licensee make payments to Licensor that would be required under the terms of the Agreement. Notwithstanding the above provision, no such post-termination use will be permitted to the extent such use would violate Applicable Law or the Agreement has been terminated for a violation of the Quality Standards and Licensee has had the opportunity to cure such violation pursuant to the provisions of Section 11.

13.7 Survival of Certain Terms. The provisions of Sections 8, 9, 10, 11, 12, 13.4 13.6, and 14 of this Agreement shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

14. Miscellaneous.

14.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective permitted successors and assigns. Any amendment or waiver effected in accordance with this Section 14.1 shall be binding upon the parties and their respective successors and assigns.

14.2 Successors and Assigns. Licensee shall not assign any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of Licensor. Any attempt by Licensee to assign its rights or obligations under this Agreement in breach of this Section 14.2 shall be void and of no effect. Licensor may assign this agreement to any of its Affiliates, or to a third party in the event of a merger, acquisition, or sale of all or substantially all of the assets of Licensor. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.3 Litigation.

(A) Pursuant to the terms of this Agreement, Licensee agrees that there shall be no right to enjoin the exhibition of any World Poker Tour television episodes or any parts or elements thereof, the World Poker Tour poker tournament events, or any ClubWPT or WPT-related online games, or to obtain any other form of equitable or injunctive relief, any right to which is hereby waived.

(B) If the parties’ agreement to arbitrate all Claims is found invalid or inapplicable for any reason, or if a party seeks to enforce an arbitrator’s decision, such litigation will be conducted pursuant to the provisions of Section 14.4 below.

14.4 Governing Law; Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including any dispute or claim relating to non-contractual obligations) shall be governed by and construed in accordance with the laws of the State of California. The state and federal courts in the County of Orange, California, have exclusive jurisdiction to settle any dispute or claim (“Action”) arising out of, or in connection with, this Agreement or its subject matter or formation (including any dispute or claim relating to non-contractual

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obligations). Each party irrevocably waives any right that it may have to object to an action being in such courts on the grounds of venue, on the grounds that an action has been brought in an inappropriate or inconvenient forum or that such courts do not have jurisdiction.

14.5 Attorney’s Fees. In the event of any dispute between the parties hereto arising out of the subject matter of this Agreement, the out-of-pocket costs, expenses, and reasonable attorney’s fees of the prevailing party incurred in resolving or settling the dispute shall be paid by the other party in addition to any other relief or damages to which the prevailing party may be entitled.

14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any signature page to this Agreement (or any amendment thereto) transmitted electronically (e.g., a Tagged Image Format File (“TIFF”) or Portable Document Format (“PDF”)) shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

14.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

14.8 Notices. All notices, consents and other communications required or permitted by this Agreement shall be in writing and shall be sent as follows to the following address (or to such other address as a party may designate by notice to the other party), (a) by personal delivery, in which case notice shall be deemed to have been given on the date of delivery; (b) by UPS, Federal Express, DHL or other nationally-recognized overnight delivery service, in which case notice shall be deemed to have been given the first Business Day after deposit of such notice with such service; (c) by facsimile with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b), in which case notice shall be deemed to have been given on the day of the facsimile transmission as set forth in a facsimile log; or (d) by electronic mail with a copy of such notice sent on the same date by the means set forth in the foregoing clause (b), in which case notice shall be deemed to have been given on the day of the electronic mail transmission as set forth in the body of such electronic mail transmission:

If to Licensor, to:

Marked: Personal and Confidential

Peerless Media Ltd.

17877 Von Karman Avenue, Suite 300

Irvine, CA 92614

Attention: Adam Pliska and David Polgreen

Facsimile: 949-225-2602

Email: Adam.Pliska@wpt.com

David.Polgreen@wpt.com

with a copy (which shall not constitute notice) to:

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402-4140

Attention: Bradley A. Pederson

Email: Bradley.pederson@maslon.com

If to Licensee, to:

Marked: Personal and Confidential

Element Partners, LLC

950 Tower Lane, Suite 1125

Foster City, CA 94404

Attention: Daniel Maor

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with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

10100 Santa Monica Boulevard, Suite 2200

Los Angeles, California 90067

Attention: Steven E. Hurdle, Jr.

Email: shurdle@loeb.com

14.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

14.10 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

14.11 Entire Agreement. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled. All Exhibits to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference.

14.12 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[Signature Page Follows]

Annex A-B-17

AS WITNESS duly authorized representatives of each of the parties have executed and delivered this Agreement as of the date first set forth above.

LICENSOR:	LICENSEE:
PEERLESS MEDIA LTD.	ELEMENT PARTNERS, LLC
By:	By:
Name:	Name:
Title:	Title:

-Signature Page to Brand License Agreement-

Annex A-B-18

EXHIBIT A

Licensed Property

(i)     The name “World Poker Tour”, “WPT” and its related name, style, look and feel, which includes the logos and trademarks below:

(ii)     any other intellectual property of Licensor that Licensor agrees, in its sole discretion, could be used in connection with the Services.

Annex A-B-19

EXHIBIT B

Style Guide

Provided separately on FTP or CD-Rom

Annex A-B-20

EXHIBIT C

Territory

Brunei

China

Indonesia

Japan

Laos

Malaysia

Philippines

Singapore

South Korea

Taiwan

Thailand

Vietnam

Annex A-B-21

EXHIBIT C

FORM OF PRIMO VITAL SUPPORT AGREEMENT

[See attached]

Annex A-C-1

Exhibit C

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT, dated as of January 19, 2021 (this “Agreement”), by and between Element Partners, LLC, a Delaware limited liability company (“Buyer”), and a stockholder of Allied Esports Entertainment, Inc., a Delaware corporation (“Parent”), identified as the signatory hereto (the “Principal Stockholder”).

WHEREAS, in connection with the execution of this Agreement, Buyer, Club Services, Inc., a Nevada corporation, (“Company”), Allied Esports Media, Inc., a Delaware corporation (“Seller”), and Parent entered into a Stock Purchase Agreement dated January 19, 2021 (as may be amended from time to time, the “Purchase Agreement”), which provides for, among other things, the sale by Seller to Buyer of 100% of the issued and outstanding equity interests of the Company in accordance with the terms of the Purchase Agreement;

WHEREAS, Buyer would not enter into the Stock Purchase Agreement unless the Principal Stockholder were to enter into this Agreement;

WHEREAS, the Principal Stockholder is the record and Beneficial Owner of the number of Owned Shares (as defined herein) set forth opposite the Principal Stockholder’s name on Schedule I hereto;

WHEREAS, the respective boards of directors of Parent and Seller have each approved and deemed expedient and in the best interests of the Parent and Seller, respectively, and their respective stockholders, the Purchase Agreement and the transactions contemplated hereby and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the transactions contemplated hereby;

WHEREAS, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Parent Common Stock entitled to vote thereon is required to approve the adoption of the Purchase Agreement; and

WHEREAS, as a stockholder of Parent, the Principal Stockholder will benefit from the Purchase Agreement.

NOW, THEREFORE, in consideration of Buyer’s entry into the Purchase Agreement, the Principal Stockholder agrees with Buyer as follows:

1. Certain Definitions. Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Purchase Agreement. For purposes of this Agreement:

(a) “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those shares of Parent Common Stock which the Principal Stockholder has the right to acquire within 60 days.

(b) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Los Angeles, California are authorized or obligated by Law or executive order to close.

(c) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.

(d) “Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

(e) “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

(f) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

Annex A-C-2

2. Representations and Warranties of the Principal Stockholder. The Principal Stockholder represents and warrants as follows:

(a) He, she or it is the Beneficial Owner of the number of shares of Parent Common Stock set forth opposite his, her or its name on Schedule I attached hereto (the “Owned Shares”), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever, other than those created by this Agreement or under applicable federal or state securities laws, and with full and sole power to vote the Owned Shares without the consent or approval of any other Person;

(b) Except for the Owned Shares set forth on Schedule I, he, she or it does not Beneficially Own any other Parent Common Stock or hold any securities convertible into or exchangeable for Parent Common Stock and has no other voting rights with respect to any such securities;

(c) Except as set forth on Schedule I hereto, he, she or it is the record holder of the Owned Shares entitled to vote or to execute written consents with respect to such Owned Shares;

(d) This Agreement has been duly executed by the Principal Stockholder and constitutes the valid and legally binding obligation of the Principal Stockholder, enforceable against the Principal Stockholder in accordance with its terms, except as may be limited by (x) the Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity;

(e) The execution, delivery and performance of this Agreement by the Principal Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, the Principal Stockholder’s certificate of formation or limited liability company agreement or other organizational documents (if the Principal Stockholder is not an individual), or any Law, contract, instrument, arrangement or agreement by which the Principal Stockholder is bound;

(f) The execution, delivery and performance of this Agreement by the Principal Stockholder and the proxy of the Principal Stockholder contained herein do not, and performance of this Agreement by the Principal Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign;

(g) The execution, delivery and performance of this Agreement by the Principal Stockholder and the proxy of the Principal Stockholder contained herein does not create or give rise to any right in the Principal Stockholder or, to the Principal Stockholder’s knowledge, in any other person, with respect to the Owned Shares or any other security of Parent (including, without limitation, voting rights and rights to purchase or sell any shares of Parent Common Stock or other securities of Parent) pursuant to any stockholders’ agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 5 of this Agreement;

(h) He, she or it has read the Purchase Agreement carefully and fully understands the terms and provisions thereof; and

(i) The representations and warranties by the Principal Stockholder in Section 2(a) made herein are qualified in their entirety by the effects of applicable community property Law and the Laws affecting the rights of marital partners generally.

For all purposes of this Agreement, Owned Shares shall include any shares of Parent as to which record or Beneficial Ownership is acquired by a Principal Stockholder after the execution hereof.

3. Covenant to Vote.

(a) The Principal Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 11 hereof:

(i) provided that (x) Buyer has delivered written notice to the Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) because Buyer is not voting the Owned Shares subject to the proxy of the Principal Stockholder contained herein, the Principal Stockholder will execute and timely deliver (or expeditiously cause to be executed and timely delivered) any written consent with respect to all of his, her or its

Annex A-C-3

Owned Shares, and the Principal Stockholder shall not thereafter revoke, withdraw, modify or amend such written consent, or (y) Buyer has delivered written notice to the Principal Stockholder with an instruction to vote as set forth in this Section 3(a)(i) prior to any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock because Buyer is not voting the Owned Shares subject to the proxy of the Principal Stockholder contained herein, the Principal Stockholder shall appear at each such meeting or otherwise expeditiously cause all of his, her or its Owned Shares called to vote upon to be counted as present thereat for purposes of establishing a quorum and vote or consent (or expeditiously cause to be voted or consented) such Owned Shares, as follows:

(1) in favor of the approval of the adoption of the Purchase Agreement and the transactions contemplated thereby, including the Transactions, and otherwise in such manner as may be necessary or appropriate to consummate the transaction contemplated by the Purchase Agreement (including the Parent Stockholder Approval), and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate to effect the foregoing;

(2) in favor of the adoption of the Purchase Agreement, in favor of the Transactions, and otherwise in such manner as may be necessary or appropriate to consummate the transactions contemplated by the Purchase Agreement (including the Parent Stockholder Approval); and

(3) against any action, agreement or arrangement (a) related to or in furtherance of any Competing Proposal, (b) that would or could be reasonably be expected to result in a breach of any covenant, obligation, agreement, representation or warranty of Seller, Parent or (prior to Closing) the Company pursuant to the Purchase Agreement, or of any Principal Stockholder in this Agreement, (c) that would or could be reasonably be expected to result in any condition to Seller’s, Parent’s or (prior to Closing) the Company’s obligations under the Purchase Agreement not being completed in full and timely including, without limitation, any action that could breach or reasonably be expected to breach any representation, warranty or covenant in the Purchase Agreement, or (d) that would reasonably be expected to be inconsistent with or frustrate the purposes of the Stock Purchase Agreement or this Agreement (each of items 3(a)(i)(3)(a) through (d), a “Prohibited Act”).

(ii) The Principal Stockholder shall not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any Prohibited Act, whether by written consent or at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Parent Common Stock.

(b) The Principal Stockholder hereby revokes any and all previous proxies with respect to its Owned Shares.

4. Irrevocable Proxy. The Principal Stockholder hereby irrevocably appoints Buyer and any designee of Buyer, each of them individually, each the Principal Stockholder’s proxy and attorney-in-fact for and on behalf of the Principal Stockholder pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, as amended, with full power of substitution and resubstitution, to attend and to vote and act on each the Principal Stockholder’s behalf and in each the Principal Stockholder’s name, place and stead with respect to the Principal Stockholder’s Owned Shares, at any annual, special or other meeting of the stockholders of Parent, and at any adjournment or postponement of any such meeting, held during the term of this Agreement, and to act by written consent (including the execution and delivery of any written consent) with respect to each the Principal Stockholder’s Owned Shares, in all events and at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. The Principal Stockholder affirms that this proxy is coupled with an interest, shall be irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement pursuant to Section 11 hereof. The Principal Stockholder affirms that this irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Buyer Entering into the Purchase Agreement and that such irrevocable proxy is given to secure the obligations of the Principal Stockholder under Section 3(a) hereof. The Principal Stockholder agrees to expeditiously take and shall expeditiously take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy including, without limitation, issuing, expeditiously executing and delivering any directions or legal proxies to the applicable record holder of the Principal Stockholder’s Owned Shares. Except in order to vote the Owned Shares in accordance with Section 3(a), the Principal Stockholder covenants and agrees not to grant any subsequent proxy with respect to the Principal Stockholder’s Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

Annex A-C-4

5. Consent to this Agreement. The Principal Stockholder hereby consents, for purposes of any stockholders’ agreement or other agreement or commitment among the stockholders of Parent, to the execution, delivery and performance of this Agreement by each other Principal Stockholder (and waives any rights the Principal Stockholder would otherwise have pursuant to any such stockholders’ agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). The Principal Stockholder further consents and authorizes Buyer and Parent to publish and disclose in the Proxy Statement (including all documents filed with the United States Securities and Exchange Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

6. Specific Performance. The Principal Stockholder agrees that irreparable damage to Buyer would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Principal Stockholder and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which it is entitled at Law or in equity, and that the Principal Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile).

8. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Buyer shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Buyer.

9. No Waiver. The failure of Buyer to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any Principal Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Buyer of its right to exercise any such or other right, power or remedy or to demand such compliance.

10. Stockholder Capacity. The Principal Stockholder is executing this Agreement solely in his or its capacity as owner of the Owned Shares and not in its fiduciary capacity as a director or officer of Parent. Nothing herein shall prohibit, prevent or preclude the Principal Stockholder from taking or not taking any action in his capacity as an officer or director of Seller, Parent or the Company.

11. Termination. This Agreement shall terminate upon the earlier to occur of (a) the Closing Date and (b) the date of termination of the Stock Purchase Agreement in accordance with its terms. Nothing in this Section 11 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination hereof.

12. No Agreement as Director or Officer. The Principal Stockholder makes no agreement or understanding in this Agreement in the Principal Stockholder’s capacity as a director or officer of Parent or any of its direct or indirect subsidiaries (if the Principal Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by the Principal Stockholder in the Principal Stockholder’s capacity as such a director or officer, including in exercising rights under the Stock Purchase Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict the Principal Stockholder from exercising the Principal Stockholder’s fiduciary duties as an officer or director to Parent, its direct and indirect subsidiaries and their respective stockholders.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the parties at the addresses set below the signature of such party to this Agreement (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Annex A-C-5

15. Non-exclusive Jurisdiction. Any matter, claim or dispute arising out of or in connection with this Agreement shall be subject to the non-exclusive jurisdiction of the Hong Kong courts.

16. Process Agent. Without prejudice to any other mode of service allowed under any relevant law, the Principal Stockholder agrees to irrevocably appoint Ourgame International Holdings Limited as its process agent in Hong Kong (the “Process Agent”) and agrees that for service of process in relation to any proceedings before the Hong Kong courts any document could be served upon the Process Agent, at the following address, 31/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (or such other address of the Process Agent as may be notified to the Buyer from time to time).

17. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

18. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Principal Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Buyer.

19. Entire Agreement. This Agreement (together with the Purchase Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

20. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

[Signature page(s) follows]

Annex A-C-6

IN WITNESS WHEREOF, Buyer and the Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

BUYER
Element Partners, LLC,
a Delaware limited liability company
By:
Name:
Title:

Address for Notice:
Element Partners, LLC

Attention:
Email:

with a copy (which shall not constitute notice) to:
Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Attention: Steven E. Hurdle, Jr.
Email: shurdle@loeb.com

Annex A-C-7

IN WITNESS WHEREOF, Buyer and the Principal Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

PRINCIPAL STOCKHOLDER
For and on behalf of Primo Vital Limited

Director
Address for Notice:

Attention:
Email:
Acknowledged by Ourgame International Holdings Limited
For and on behalf of Ourgame International Holdings Limited

Director

Annex A-C-8

Schedule I

Principal Stockholder	Owned Shares
Primo Vital Limited, a company incorporated in the British Virgin Islands with limited liability and having its registered office at	11,986,523	**

TOTAL

____________

** Shares held in street name.

Annex A-C-9

EXHIBIT D

FORM OF OURGAME STOCKHOLDER SUPPORT AGREEMENT

[See attached]

Annex A-D-1

Exhibit D

DEED OF IRREVOCABLE UNDERTAKING

STRICTLY PRIVATE & CONFIDENTIAL

To: Element Partners, LLC (the “Buyer”)

2021

Attn: Board of Directors

Dear Sir/Madam

Re: Ourgame International Holdings Limited (stock code: 06899) (the “Company”)

We, [•], a company incorporated in [•] with limited liability and having its registered office at [•], refer to the announcement of the Company published on the Stock Exchange’s website dated          2021 in relation to the Disposal (the “Announcement”). Save where otherwise defined in this Deed, capitalized terms used in this Deed take the same meanings ascribed to them in the Announcement.

1       Definitions

For the purpose of this Deed,

1.1    “CCASS Participant” shall mean a person admitted to participate in Central Clearing and Settlement System as a direct clearing participant or general clearing participant, a custodian participant or an investor participant who may be an individual or joint individuals or a corporation;

1.2    “Existing Shares” shall have the meaning ascribed to it in Clause 2.1(a);

1.3    “Shares” shall mean the ordinary shares in the share capital of the Company; and

1.4    “Stock Exchange” shall mean The Stock Exchange of Hong Kong Limited.

2       Representations and Warranties

2.1    We hereby represent and warrant as at the date of this Deed, that:

(a)     we beneficially own, control or have direction over [•] issued Shares (the “Existing Shares”), free and clear of any lien, charge, mortgage, encumbrance or any third party rights whatsoever; and

(b)    we have full power and authority to execute and deliver this Deed, give the undertakings contained herein, and to perform the obligations hereunder.

3       Undertakings

We hereby irrevocably and unconditionally undertake to the Buyer that subject to compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited:

3.1    unless otherwise instructed by the Buyer, we shall exercise, or irrevocably instruct our broker, custodian or nominee who is, or has in turn deposited the Existing Shares with, a CCASS Participant, to exercise or procure the exercise of the voting rights attached to the Existing Shares at a general meeting of the Company to be convened (including any adjournment thereof) to vote in person or by proxy in favour of any resolution (by way of poll) which is necessary to implement or otherwise relates to the Disposal (including any resolution that may impact on the fulfilment of any condition of the Disposal), and if applicable, for the above purpose, if requested by the Buyer in writing at least two days in advance of the above meetings, we will deliver signed proxy forms for voting for the resolutions to be proposed at the relevant general meeting, and will not revoke such proxy forms and will not attend the relevant meetings.

Annex A-D-2

3.2    to the extent that any of the Existing Shares are not registered in our name, we shall irrevocably instruct our broker, custodian or nominee who is, or has in turn deposited the Existing Shares with, a CCASS Participant, to procure the registered holder(s) thereof to take such actions as shall be necessary for Clause 3.1 to be complied with in full.

4       Miscellaneous

4.1    We consent to the issue of any announcement(s) and/or circular by the Company (if required) incorporating references to us and to this Deed. We undertake to provide the Buyer and the Company with all such further information in relation to our interest and that of any person connected with us as the Buyer or the Company may require in order to comply with the rules and requirements (and requests, if applicable) of the Stock Exchange, and any other legal or regulatory requirements for inclusion in the Company’s announcement(s) and circular(s).

4.2    We agree to this Deed being made available for inspection by the Stock Exchange if required.

4.3    We have read the Announcement and the latest draft circular of the Company in relation to the Disposal carefully and fully understands the information and the resolutions thereof.

4.4    This Deed shall take effect from the date of this Deed, and our obligations under this Deed shall terminate after the date of the forthcoming general meeting (or any adjournment thereof) of the Company in relation to, among other things, the approval of the Disposal.

4.5    We agree that damages may not be an adequate remedy for breach of this Deed and acknowledge that the Buyer may be entitled to seek remedies of specific performance and other equitable relief for breach of this Deed.

4.6    Any date, time or period referred to in this Deed shall be of the essence except to the extent to which we and the Buyer agree in writing to vary any date, time or period, in which event the varied, date, time or period shall be of the essence.

4.7    This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

4.8    Any matter, claim or dispute arising out of or in connection with this Deed shall be subject to the non-exclusive jurisdiction of the Hong Kong courts.

4.9    Without prejudice to any other mode of service allowed under any relevant law, we agree to irrevocably appoint Ourgame International Holdings Limited as our process agent in Hong Kong (the “Process Agent”) and agree that for service of process in relation to any proceedings before the Hong Kong courts any document could be served upon the Process Agent, at the following address, 31/F, Tower Two, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong (or such other address of the Process Agent as may be notified to the Buyer from time to time).

4.10  We do not intend to confer any rights under this Deed upon any third party other than the Buyer. The Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) shall not apply to this Deed.

Annex A-D-3

IN WITNESS WHEREOF this Deed has been executed on the day and year first above written.

EXECUTED AND DELIVERED AS A DEED by	)
[•], [title]	)
for and on behalf of	)
[•]	)
in the presence of:	)

Annex A-D-4

EXHIBIT E

AMENDMENT TO EMPLOYMENT AGREEMENT

[See attached]

Annex A-E-1

AMENDMENT 2 TO EXECUTIVE ENGAGEMENT AGREEMENT

This AMENDMENT 2 TO EXECUTIVE ENGAGEMENT AGREEMENT (this “Amendment”) is dated as of ___________, 2021 (the “Effective Date”), by and among Allied Esports Entertainment, Inc., a Delaware corporation (“AESE”), Adam J. Pliska (“Employee”), and Club Services, Inc., a Nevada corporation (the “Company”). AESE, Employee and the Company are collectively referred to as the “Parties” and each is a “Party”.

A. On January 24, 2018, Employee entered into an Executive Engagement Agreement (the “Original Agreement”) with Ourgame International Holdings Limited (“Ourgame”). On June 1, 2018, pursuant to Amendment 1 to Executive Engagement Agreement (“Amendment 1”), the Original Agreement was amended in order to, among other things, add Trisara Ventures, LLC as a party. On April 24, 2020, pursuant to an Assignment and Assumption of Employment Agreement (the “Assignment and Assumption Agreement,” and the Original Agreement, as amended by Amendment 1, the Assignment and Assumption Agreement and this Amendment, the “Employment Agreement”), among other things, AESE assumed the obligations of Ourgame under the Employment Agreement, Trisara Ventures, LLC ceased to be a party to the Employment Agreement, and the Original Agreement, as amended by Amendment 1, was further amended.

B. As of immediately prior to the Effective Date, (i) AESE wholly owns Allied Esports Media, Inc., a Delaware corporation (“Seller”); (ii) Seller wholly owns the Company; (iii) the Company wholly owns WPT Enterprises, Inc., a Nevada corporation (“WPT”); (iv) WPT wholly owns Peerless Media Holdings Limited, a Gibraltar company limited by shares (“Peerless Holdings”); and (v) Peerless Holdings wholly owns Peerless Media Limited, a Gibraltar company limited by shares (“Peerless” and collectively, the “AESE Group”).

C. AESE, Seller, the Company, and Element Partners, LLC, a Delaware limited liability company (“Buyer”), entered into that certain Stock Purchase Agreement dated January 19, 2021, (the “Purchase Agreement”) pursuant to which, at the Closing (as defined therein), Seller agreed to sell to Buyer 100% of the issued and outstanding equity interests of the Company resulting in Buyer being the sole owner of the Company and the indirect sole owner of WPT, Peerless Holdings and Peerless.

D. Pursuant to the Purchase Agreement, this Amendment is required to be executed and delivered at the “Closing” (as defined in the Purchase Agreement) in order to, among other things, replace AESE as a party to the Employment Agreement with the Company, extend the term of Employee’s employment by one (1) year, and for Employee to release AESE of any ongoing obligations under the Employment Agreement, each as described in this Amendment; and

E. The Closing has occurred on the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment No. 1. Each reference to the “Company” in the Employment Agreement is hereby amended to mean “Club Services, Inc., a Nevada corporation.”

2. Amendment No. 2. Section 2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Except for and subject to the terms herein (e.g„ the guaranteed 5-year Lock Up and Guaranteed Period), this Agreement provides for at-will employment. The term shall be for an initial five (5) year guaranteed period and thereafter may be terminated by either Party, for any reason or no reason, upon written notice to the other Party.”

3. Amendment No. 3. Section 5(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“This Agreement shall be guaranteed for a period of five (5) years (“Lock Up and Guaranteed Period”). The Company agrees to all provisions in this Agreement and Employee agrees to provide work for the Company in a full time capacity.”

Annex A-E-2

4. Novation. From and after the Effective Date, (a) the Company hereby agrees and undertakes to perform the obligations of AESE under the Employment Agreement and agrees to be bound by the terms and conditions of the Employment Agreement in all respects as if the Company were named as a party to the Employment Agreement in place of AESE, (b) AESE shall no longer be liable for any obligations owed to Employee under the Employment Agreement for any obligations that arise on and after the Effective Date, and (c) Employee acknowledges and consents to the foregoing.

5. Governing Law; Venue. This Amendment shall be governed by the laws of the State of California without regard to its conflicts-of-law principles. The Parties expressly acknowledge and agree that any judicial action to enforce any right of any Party under this Amendment may be brought and maintained in the State of California, and the Parties consent to the jurisdiction of the courts of the State of California, County of Orange, and the federal courts located in the Central District of the State of California. Accordingly, the Parties hereby submit to the process, jurisdiction and venue of any such court. Each Party hereby waives, and agrees not to assert, any claim that it is not personally subject to the jurisdiction of the foregoing courts in the State of California or that any action or other proceeding brought in compliance with this Section is brought in an inconvenient forum.

6. Counterparts. This Amendment may be executed in counterparts, all of which taken together shall constitute one agreement binding on the Parties. Facsimile and electronically transmitted signatures shall be valid and binding to the same extent as original signatures. In making proof of this Amendment, it will be necessary to produce only one copy signed by the Party to be charged.

[Signature page(s) follows]

Annex A-E-3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

ALLIED ESPORTS ENTERTAINMENT, INC.
By:
Name:	Frank Ng
Its:	CEO
EMPLOYEE

Adam J. Pliska
CLUB SERVICES, INC.
By:
Name:
Its:

[Signature Page to Amendment 2 to Executive Engagement Agreement]

Annex A-E-4

EXHIBIT F

RESTRICTED BUSINESS

1.      No Limit Hold’em (all forms, including, but not limited to, bounty, 6-max or survivor tournaments)

2.      Pot Limit Hold’em

3.      Pot Limit Omaha

4.      Omaha 8/or Better

5.      Stud 8/or Better

6.      Limit Hold’em

7.      Razz

8.      Stud

9.      HORSE (Hold’em/Omaha 8/Razz/Stud/Stud 8)

10.    Pot Limit 8/or Better

11.    Triple Draw

12.    No Limit Single Draw

13.    Pai Gow

Annex A-F-1

Annex B

Opinion of Shot Tower Securities, LLC

January 12, 2021

Board of Directors

Allied Esports Entertainment Inc.

17877 Von Karman Avenue

Suite 300

Irvine, California 92614

Board of Directors,

You have requested our opinion as to the fairness, from a financial point of view, to Allied Esports Entertainment Inc. (“Allied”), as ultimate beneficial owner, through its 100% ownership of Allied Esports Media, Inc., of Club Services, Inc. (“WPT” or the “Company”) of the consideration to be paid to Allied through the acquisition of the Company (the “Transaction”) by Element Partners, LLC (the “Acquiror”). Pursuant to Stock Purchase Agreement (the “Agreement”), by and among the Company, the Acquiror, Allied and a subsidiary of Allied, the Acquiror will purchase from Allied all of the issued and outstanding equity interests of the Company, and Allied will receive consideration of $68,250,000 in cash (the “Consideration”) at closing. In addition, pursuant to the Agreement, the parties will enter into a revenue sharing agreement based upon a certain percentage of future WPT-branded revenue, which if earned, would be paid within three years of closing (the “Contingent Consideration”).

Shot Tower Securities LLC (“Shot Tower”, we or us), as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, recapitalizations, and valuations for corporate and other purposes. Although Shot Tower has not during the two-year period prior to the date hereof provided investment banking services to Allied, WPT, or the Acquiror, we may provide such services in the future for which we would expect to receive compensation. We will receive a fee from Allied for our services in rendering this opinion. No portion of our fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Transaction. Allied has also agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement. Neither we nor our affiliates hold any beneficial interest in either Allied, the Company, or the Acquiror.

In connection with preparing our opinion, we have (i) reviewed a substantially complete draft of the Agreement dated December 15, 2020; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information of certain other companies we deemed relevant and reviewed the current and historical market prices of Allied’s Common Stock and certain publicly traded securities of other companies; (iv) reviewed certain internal financial analyses and forecasts of the Company prepared by Company management relating to its businesses; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of providing this opinion.

In addition, we have held discussions with members of the management of the Company and Allied with respect to certain aspects of the Transaction, the Company, the historical and projected financial and operating performance, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we deemed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information reviewed by us including information that was publicly available or was furnished to or verbally presented to us by the Company. With your consent, we have not independently verified the accuracy or completeness of any such information and, pursuant to our engagement letter with Allied, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency, or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which the analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. In addition, we have also assumed that the Transaction will occur January 2021.

Annex B-1

We have further assumed that no Contingent Consideration will be earned or paid in arriving at our conclusions in this opinion. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the substantially complete draft thereof furnished to us and as described in discussions with representatives of the Company. We have also assumed that the representations and warranties made by the Company in the Agreement are and will be true and correct in all respects material to our analysis. We are not legal, regulatory, or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to Allied in the Transaction and we express no opinion as to the underlying business decision by Allied or Company to engage in the Transaction or as to the fairness of any consideration paid in connection with the Transaction to any other stakeholders of the Company. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to Allied in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Common Stock of Allied will trade at any future time.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to Allied in the Transaction is fair, from a financial point of view. Our opinion does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Consideration, the form or structure of the Transaction (including any alternative transaction structures) or any terms, aspects or implications of any agreement, arrangement or understanding entered into in connection with or contemplated by the Transaction or otherwise.

The issuance of this opinion has been approved by a fairness opinion committee of Shot Tower Securities LLC. It is understood that this opinion is intended for the benefit and use of the Board of Directors of Allied (in its capacity as such) in connection with its evaluation the Transaction. This opinion does not constitute a recommendation as to the course of action that the Board or Allied should pursue in connection with the Transaction, or otherwise address the merits of the underlying decision by Allied to engage in the Transaction, including in comparison to other strategies, strategic alternatives, or transactions that might be available to Allied or WPT or in which Allied might engage or consider. This opinion does not constitute a recommendation to any shareholder of either Allied or the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of Allied but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

Shot Tower Securities LLC

Annex B-2

Opinion of Shot Tower Securities, LLC

Pursuant to an engagement letter dated December 1, 2020, Allied Esports Entertainment Inc. (“Allied”) formally retained Shot Tower Securities LLC (“Shot Tower”) to conduct an analysis of the fairness, from a financial point of view, of the consideration to be paid to Allied as ultimate beneficial owner, through its 100% ownership of Allied Esports Media, Inc., of Club Services, Inc. (“WPT” or the “Company”) through the acquisition of the Company (the “Transaction”) by Element Partners, LLC (the “Acquiror”).

In arriving at its opinion, Shot Tower, among other things:

•        reviewed an executed version of the Proposal to Acquire the Poker-Related Business and Assets of AESE dated December 2, 2020;

•        reviewed a substantially complete draft dated December 15, 2020 of the merger agreement (the “Agreement”);

•        reviewed certain publicly available business and financial information concerning WPT and the industries in which it operates;

•        compared the financial and operating performance of WPT with publicly available information concerning certain other companies Shot Tower deemed relevant and reviewed the current and historical market prices of Allied’s common stock and certain publicly traded securities of other companies;

•        reviewed certain internal financial forecasts prepared by the management of WPT and Allied, relating to WPT’s various lines of business; and

•        performed such other financial studies and analyses and considered such other information as Shot Tower deemed appropriate for the purposes of its opinion.

In addition, Shot Tower held discussions with certain members of the management of WPT and Allied with respect to certain aspects of the Transaction, and the current business operations and future prospects and operations of WPT and certain other matters Shot Tower believed necessary or appropriate to its inquiry.

In giving its opinion, Shot Tower relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished by or discussed with WPT and Allied. With Allied’s permission, Shot Tower assumed no responsibility to independently verify any such information or its accuracy or completeness and, pursuant to Shot Tower’s engagement letter with Allied, Shot Tower did not assume any obligation to undertake any such independent verification. Shot Tower did not conduct nor was it provided with any valuation or appraisal of any assets or liabilities, nor did Shot Tower evaluate the solvency of WPT under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to Shot Tower or derived therefrom, Shot Tower assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of WPT to which such analyses or forecasts relate. Shot Tower expressed no view as to such analyses or forecasts or the assumptions on which they were based. In addition, Shot Tower also assumed that the Transaction will occur January 2021. Shot Tower assumed that the Transaction will be consummated as described in the Agreement, and that the definitive merger agreement would not differ in any material respect from the version thereof provided to Shot Tower. Shot Tower also assumed that the representations and warranties made by WPT and Allied in the merger agreement were and will be true and correct in all respects material to its analysis. Shot Tower is not a legal, regulatory or tax expert and any aspects thereof are strictly excluded from our opinion. Shot Tower further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company.

Shot Tower’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Shot Tower as of, the date of this opinion. Shot Tower does not have any obligation to update, revise, or reaffirm its opinion, which is limited to the fairness, from a financial point of view, of the consideration to be paid to Allied in connection with the Transaction. Shot Tower did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of WPT, Allied, the Acquiror or any of their respective subsidiaries, and Shot Tower was not furnished with any such evaluation or appraisal. Shot Tower has expressed no opinion as to the fairness of any consideration

Annex B-3

to the holders of any other class of securities, creditors or other constituencies of Allied or the underlying decision by Allied to engage in the Transaction. Furthermore, Shot Tower expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons, relative to the Consideration to be paid to Allied in the Transaction or with respect to the fairness of any such compensation. Shot Tower expressed no opinion as to the price at which Allied common stock or any class of securities will trade at any future time or as to the impact of the transaction on the solvency or viability of WPT, Allied, or the Acquiror nor their ability to pay their respective obligations when they come due.

In accordance with customary investment banking practice, Shot Tower employed generally accepted valuation methodologies in connection with its opinion. The following is a summary of the material financial analyses utilized by Shot Tower in connection with rendering its opinion and does not purport to be a complete description of the analyses or data analyzed by Shot Tower. Solely considering the data and summary descriptions set forth below without considering a full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Shot Tower’s analyses.

Public Trading Multiples

Using publicly available information and equity research analysts’ estimates, Shot Tower calculated the ratio of a firm’s enterprise value (calculated as the market value of common stock, plus any debt and minority interest, less cash and cash equivalents) to analysts’ estimates for EBITDA for December 31, 2021 (the “EV/2021 EBITDA”) for a group of companies deemed to be comparable to WPT’s various businesses. Because there are no public companies with a directly comparable collection of businesses as those of WPT, for purposes of its opinion, Shot Tower analyzed the trading multiples of three groups of companies deemed to be comparable to each subset of WPT’s business, i) content networks; ii) regional casinos and gaming operations; and iii) online gaming applications.

Based on the results of this analysis and other factors which Shot Tower considered appropriate based on its experience and judgment, Shot Tower selected an EV/2021 EBITDA multiple reference range of 9.0x – 11.0x. Applying this range to WPT’s estimated 2021 EBITDA projection provided by management, the analysis indicated an enterprise value for WPT of $56.9 million to $69.5 million. This range was compared to the Consideration of $68.25 million, excluding any Contingent Consideration to be received by Allied through any future revenue sharing arranging with the Acquiror.

Discounted Cash Flow Analysis

In valuing WPT, Shot Tower conducted a discounted cash flow analysis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money by discounting those cash flows earned in the future to their “present value.” The “unlevered free cash flows” refers to a calculation of those future cash flows of an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the one or more future cash flows streams generated by the asset and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions, estimates of investment risk, the opportunity cost of capital and other appropriate factors. Shot Tower derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s indicative capital structure, the cost of debt, future marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

Based upon the forecast for WPT provided by the Company and our discussions with both Company and Allied management, Shot Tower calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2020 through 2023 under existing tax rates (effective federal tax rate of 21% and an assumed effective California state rate of 8.84%). Management’s provided forecast includes earnings from a real money gaming (“RMG”) operation, a business in which the Company does not currently operate in a meaningful way. In addition to the lack of current and historical RMG earnings, we understand there are substantial regulatory and geographic risks associated with this business line, as the majority of the projected earnings in the forecast are derived from a single jurisdiction subjecting these revenues to a single regulatory regime. While WPT feels comfortable with these projections through 2023, management believes that the sustainability of this revenue stream becomes more tenuous in subsequent years.

Annex B-4

As WPT is not currently engaged in RMG and the high level of uncertainty given the potential for the business line to be materially harmed through regulatory decree, we have excluded cash flow from RMG in determining terminal year cash flows.

For purposes of the foregoing analysis, Shot Tower calculated a range of terminal values of WPT at the end 2023 using the perpetuity growth rate and terminal EBITDA methods. Shot Tower selected terminal perpetuity growth rates ranging from 2.50% to 4.50%. The unlevered free cash flows in the terminal year were calculated excluding RMG, based on the projections provided by Allied management. Shot Tower selected terminal EBITDA multiples ranging from 9.0x to 11.0x. The terminal year EBITDA was calculated excluding RMG, based on the projections provided by Allied management. The range of terminal values as well as all interim cash flows were then discounted to present values using a discount rate of 16.0%, which was chosen by Shot Tower based upon an analysis of the weighted average cost of capital of WPT, taking into account macro-economic assumptions, estimates of risk, a hypothetical capital structure for WPT based upon the future cash flows implied by management’s forecast and other appropriate factors, including the assumed long term equity risk premium and assumed company size premium. Based on the foregoing, this analysis indicated an implied enterprise value range for WPT of $47.5 million to $51.5 million based upon the perpetuity growth method and $63.3 million to $72.0 million utilizing the terminal EBITDA method, as compared to the Consideration of $68.25 million, excluding the potential for any Contingent Consideration to be received by Allied in the future.

Investor Returns Analysis

Shot Tower conducted an analysis to determine how a hypothetical institutional investor may value WPT through a private market transaction for the entire WPT business, based upon a required return threshold and an indicative capital structure. In completing this analysis, in addition to its experience and judgement, Shot Tower relied upon the forecast provided by WPT as well as discussions with both WPT and Allied management. The investor returns analysis is highly subjective due to the differing parameters upon which market participants base their investment decisions. Moreover, this analysis assumes an acquisition of WPT in its entirety in a private transaction; a market which by its nature is illiquid and opaque. However, despite its inherent limitations, in our experience, the investor returns analysis can be instructive in determining an overall valuation for an asset.

The investor returns analysis is based on the same WPT and Allied management forecast used in the discounted cash flow analysis. Based upon its review of the public trading comparables and the derived EBITDA multiple range, Shot Tower assumed an exit multiple of range of 9.0x – 11.0x 2023 forecasted EBITDA (excluding RMG), and a required rate of return ranging from 17.5% to 22.5%. This methodology derived a valuation range for WPT of $49.7 million to $62.1 million as compared to the Consideration of $68.25 million, again excluding the potential benefit of any Contingent Consideration to be received by Allied in the future.

Sum of the Parts Analysis

For operating companies with a collection of sizeable but distinct business units, a summation of the valuations of each business unit individually can be instructive in determining the overall value of the collective enterprise. Shot Tower valued each of WPT’s disparate businesses separately in order to conduct a sum-of-the-parts valuation. For this valuation, Shot Tower analyzed WPT’s i) Tour; ii) Club WPT; and iii) future Real Money Gaming business separately. On a combined basis, the Company’s existing businesses (Tour and Club WPT) were valued in a range of $41.9 million to $42.3 million, while the future RMG business was valued in a range of $0.2 million to $20.2 million depending upon whether the metric for the analysis was fiscal year 2020 budgeted EBITDA or projected fiscal year 2021 EBITDA. Based upon a number of factors, including its overall judgement concerning where each component would fall within its individual valuation range as well as which metric would be used to value the business, Shot Tower derived an overall sum-of-the-parts valuation range for all of WPT of $50.3 million to $61.0 million.

Annex B-5

Selected Transaction Analysis

Using publicly available information, Shot Tower reviewed selected transactions that involved the sale of whole businesses deemed to be comparable to some or all of the businesses in which WPT operates. Specifically, Shot Tower reviewed the following transactions involving companies in the gaming industry.

Target	Acquiror	Date
The Stars Group Inc.	Flutter Entertainment PLC	May 2020
Stride Gaming PLC	The Rank Group PLC	October 2019
Atlas LLC	Flutter Entertainment PLC	February 2019
Cherry AB	Audere Est Facere AS; Bridgepoint Advisers Limited; Klein Group AS ; Prunus Avium Ltd	February 2019
Mr Green & Co	William Hill PLC	January 2019
Sky Betting and Gaming	The Stars Group Inc.	July 2018
Snaitech S.p.A.	Pluto (Italia) S.p.A	Jun 2018
Scripps Networks Interactive, Inc.	Discovery Communications, Inc.	March 2018
Big Fish Games, Inc.	Aristocrat Technologies, Inc.	January 2018
32Red PLC	Kindred Group PLC	June 2017
NetPlay TV	Betsson AB	March 2017
8Ball Games Limited	Stride Gaming PLC	August 2016
bwin.party digital entertainment Limited	GVC Holdings PLC	February 2016
ITV PLC	Liberty Global	July 2014

Using publicly available information, Shot Tower calculated, for each selected transaction, the ratio of the target company’s transaction value to the target company’s EBITDA for the twelve-month period (“LTM”) prior to announcement of the applicable transaction (“EV/LTM EBITDA”). This analysis resulted in a mean EV/LTM EBITDA of 13.3x and a median EV/LTM EBITDA of 13.2x.

Based on the results of this analysis, Shot Tower selected a multiple reference range of 11.0x – 15.0x and applied it to WPT’s assumed LTM EBITDA as of December 31, 2020. The analysis indicated an implied valuation range for WPT of $48.0 million to $65.5 million, which was compared to the Consideration of $68.25 million.

Other Analysis

Historical Trading Ranges.    Shot Tower reviewed the trading range of Allied’s common stock, its implied market capitalization, and its implied enterprise value (calculated as the market value of common stock, plus any debt and minority interest, less cash and cash equivalents) since its first day of trading following the acquisition by Black Ridge Acquisition on August 9, 2019. As parent company of WPT, Allied owns brands and assets other than WPT and Allied’s enterprise value represents the total value of the parent company. Over the period August 9, 2019 through December 15, 2020, Allied enterprise value ranged from a high of $170.6 million to a low of $31.1 million and was calculated to be $59.4 million on December 15, 2020, the final day of the period analyzed. This was compared to the Consideration of $68.25 million (excluding any additional amounts to be received as part of the Contingent Consideration) for only the WPT business, as opposed to Allied in its entirety inclusive of WPT and Allied’s Esports assets, including its HyperX in person and mobile events and competition battlegrounds and content generation hubs through Allied’s Esports Property Network. The historical trading ranges are presented for reference purposes only and were not relied upon for valuation purposes.

Analyst Price Targets.    Shot Tower sought to review the price targets prepared by certain equity research analysts for Allied’s common stock in order to determine an implied future enterprise value for Allied; however, research coverage of Allied is limited and no price targets were available for review. The analyst price targets, or lack thereof, are presented for reference purposes only and were not relied upon for valuation purposes.

Owned Intellectual Property.    Shot Tower considered the value of WPT’s owned intellectual property rights associated with the WPT brand, video content, and production music. Based upon the segmented historical financial information and forecast provided by management, Shot Tower determined that revenue derived from the intellectual

Annex B-6

property has historically been under $2 million annually (over the period analyzed) and is forecast to remain at these levels through 2023. In Shot Tower’s judgement, this catalog of IP rights is unlikely to derive a value higher than that that of the overall operating business. The earnings from WPT’s intellectual property are presented for reference purposes only and were not relied upon for the purposes of the valuation.

Miscellaneous

The foregoing summary of certain material financial analyses does not represent a complete description of the analyses or data prepared or analyzed by Shot Tower. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Shot Tower believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Shot Tower with respect to the actual value of WPT. The order of analyses described does not represent the relative importance or weight given to those analyses by Shot Tower. In arriving at its opinion, Shot Tower did not attribute particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Shot Tower considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon financial forecasts of future results are inherently uncertain, as they are subject to numerous factors and future events beyond the control of the parties and their advisors. Accordingly, the forecasts and analyses used or made by Shot Tower may not be indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. Moreover, Shot Tower’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which WPT or its businesses actually could be acquired or sold. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved (in this instance WPT) and other factors that could affect the companies compared to WPT and the transactions compared to the Transaction.

As a part of its investment banking business, Shot Tower and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, private placements, and valuations for corporate and other purposes. Shot Tower was selected to conduct this fairness opinion on behalf of WPT with respect to the Transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with WPT and the industries in which it operates. Shot Tower received a fee from Allied of $200,000 for the delivery of its opinion. Shot Tower will receive no other compensation in connection with the Transaction and our fee is not contingent upon the consummation of the Transaction, any particular conclusion set forth in its opinion, or any other factor.

Annex B-7

Annex C

Consent Card

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail ALLIED ESPORTSENTERTAINMENT, INC. Consents submitted electronically over the Internet or mailed must be received by 5:00 p.m., Eastern Time, on April 9, 2021. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to submit your consent. Have your consent card available when you access the above website. Follow the prompts to submit your consent. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE CONSENT CARDIF YOU ARE VOTING ELECTRONICALLY. FOLD HERE DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED Please mark your votes like this WRITTEN CONSENT THE BOARD OF DIRECTORS RECOMMENDS CONSENT TO PROPOSAL 1(BY CHECKING THE “FOR” BOX). RESOLVED, that the Stock Purchase Agreement dated January 19, 2021 by and among the Company, Allied Esports Media, Inc. (together with the Company, the “Selling Parties”), Club Services, Inc. and Element Partners, LLC, and the transactions contemplated thereby whereby the Selling Parties will sell 100% of the outstanding capital stock of Club Services, Inc. to Element Partners, LLC, be adopted, authorized and approved in all respects. FOR AGAINST ABSTAIN By signing and returning this Written Consent Card, the undersigned stockholder will be deemed to have voted all shares of capital stock owned by the undersigned in the manner directed above with respect to the proposed amendment. If the undersigned stockholder signs and returns this consent but does not check a box, the undersigned will be deemed to have consented FOR approval of Proposal 1. CONTROL NUMBER Signature Signature, if held jointly Date, 2021 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Annex C-1

Notice of Consent Solicitation The Consent Solicitation Statement and Written Consent Cardare available at:https://www.cstproxy.com/alliedesportsent/cs2021 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED 17252 Allied Esports Proxy Card _REV5 Back WRITTEN CONSENT THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THIS WRITTEN CONSENT IS SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED ESPORTS ENTERTAINMENT, INC. THE UNDERSIGNED HEREBY REVOKES ANY CONSENT OR CONSENTS HERETOFORE GIVEN. THIS CONSENT MAY BE REVOKED AT ANY TIME UP UNTIL UNREVOKED CONSENTS APPROVING PROPOSAL 1 HAVE BEEN SUBMITTED BY THE HOLDERS OF A MAJORITY OF THE COMPANY’S ISSUED AND OUTSTANDING CAPITAL STOCK AS OF THE RECORD DATE. The undersigned, being a stockholder of Allied Esports Entertainment, Inc., a Delaware corporation (the “Company”), as of January 28, 2021 (the “Record Date”), acknowledges receipt of the Notice of Consent Solicitation dated February 1, 2021 and Consent Solicitation Statement and hereby consents (by checking the FOR box) or withholds consent (by checking the AGAINST or ABSTAIN box) to the approval of the sale by the Company of 100% of the outstanding capital stock of Club Services, Inc., as follows: (Continued and to be marked, dated and signed, on the other side)

Annex C-2